Exhibit 99.1

ACTAVIS plc

TABLE OF CONTENTS

2013 REVISED SECTIONS OF OUR ANNUAL REPORT ON FORM 10-K

FOR THE YEAR ENDED DECEMBER 31, 2013

		PAGE

PART I
ITEM 1.	Business	1
ITEM 1A.	Risk Factors	27
ITEM 2.	Properties	63

PART II
ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	65
ITEM 7A.	Quantative and Qualitative Disclosures About Market Risk	101
ITEM 9A.	Controls and Procedures	102

PART IV
ITEM 15.	Exhibits, Financial Statement Schedules	104

ITEM 1.	BUSINESS

Company History

Actavis plc (formerly known as Actavis Limited) was incorporated in Ireland on May 16, 2013 as a private limited company and re-registered effective September 18, 2013 as a public limited company. It was established for the purpose of facilitating the business combination between Actavis, Inc. and Warner Chilcott plc (“Warner Chilcott”). On October 1, 2013, pursuant to the transaction agreement dated May 19, 2013 among Actavis, Inc., Warner Chilcott, Actavis plc, Actavis Ireland Holding Limited, Actavis W.C. Holding LLC (now known as Actavis W.C. Holding Inc.) and Actavis W.C. Holding 2 LLC (now known as Actavis W.C. Holding 2 Inc.) (“MergerSub”), (i) Actavis plc acquired Warner Chilcott (the “Warner Chilcott Acquisition”) pursuant to a scheme of arrangement under Section 201, and a capital reduction under Sections 72 and 74, of the Irish Companies Act of 1963 where each Warner Chilcott ordinary share was converted into 0.160 of an Actavis plc ordinary share (the “Company Ordinary Shares”), or $5,833.9 million in equity consideration, and (ii) MergerSub merged with and into Actavis, Inc., with Actavis, Inc. as the surviving corporation in the merger (the “Merger” and, together with the Warner Chilcott Acquisition, the “Transactions”). Following the consummation of the Transactions, Actavis, Inc. and Warner Chilcott became wholly-owned subsidiaries of Actavis plc. Each of Actavis, Inc.’s common shares was converted into one Company Ordinary Share. Effective October 1, 2013, through a series of related-party transactions, Actavis plc contributed its indirect subsidiaries, including Actavis Inc. to Warner Chilcott Limited, a separate wholly-owned registrant.

The issuance of the Company Ordinary Shares in connection with the Transactions was registered under the Securities Act of 1933, as amended, pursuant to Actavis plc’s registration statement on Form S-4 (File No. 333-189402) filed with the Securities and Exchange Commission and declared effective on July 31, 2013.

Pursuant to Rule 12g-3(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Actavis plc is the successor issuer to Actavis, Inc. and to Warner Chilcott. The Company’s Ordinary Shares are deemed to be registered under Section 12(b) of the Exchange Act, and Actavis plc is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder. The Company’s Ordinary Shares were approved for listing on the New York Stock Exchange (“NYSE”) and trade under the symbol “ACT”.

On October 31, 2012, Watson Pharmaceuticals, Inc. completed the acquisition of the Actavis Group for a cash payment of €4.2 billion, or approximately $5.5 billion, and contingent consideration of 5.5 million newly issued shares of Actavis, Inc., which have since been issued (the “Actavis Group Acquisition”). Watson Pharmaceuticals, Inc.’s Common Stock was traded on the NYSE under the symbol “WPI” until close of trading on January 23, 2013, at which time Watson Pharmaceuticals, Inc. changed its corporate name to “Actavis, Inc.” and changed its ticker symbol to “ACT.”

On November 17, 2014, Actavis plc and Allergan, Inc. (“Allergan”) announced that they have entered into a definitive agreement under which Actavis plc will acquire Allergan for a combination of $129.22 in cash and 0.3683 Actavis plc ordinary shares for each share of Allergan common stock. Based on the closing price of Actavis shares on November 14, 2014, the transaction is valued at approximately $66.0 billion. The addition of Allergan’s therapeutic franchises in Ophthalmology, Neurosciences and Medical Aesthetics/Dermatology/Plastic Surgery will complement Actavis’ existing Central Nervous System, Gastroenterology, Women’s Health and Urology franchises. The combined company will also benefit significantly from Allergan’s global brand equity and consumer awareness of key products, including BOTOX® and RESTASIS®. The transaction also expands our presence, market and product reach across 100 international markets, with strengthened commercial positions across Canada, Europe, Southeast Asia and other high-value growth markets, including China, India, the Middle East and Latin America. Refer to “NOTE 23 – Subsequent Events” in the accompanying “Notes to Consolidated Financial Statements” in this document for a description of the agreement to combine the two companies.

On November 17, 2014, Actavis plc announced that it has successfully completed its tender offer to purchase all outstanding shares of Durata Therapeutics, Inc. (“Durata”), an innovative pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Actavis purchased all outstanding shares of Durata for $23.00 per share in cash, or approximately $675.0 million in the aggregate, and one contingent value right (“CVR”) per share, entitling the holder to receive additional cash payments of up to $5.00 per CVR if certain regulatory or commercial milestones related to Durata’s lead product DALVANCE™ are achieved. Refer to “NOTE 23 – Subsequent Events” in the accompanying “Notes to Consolidated Financial Statements” in this document for a description of the agreement to combine the two companies.

On July 2, 2014, the Company completed an agreement to acquire Furiex Pharmaceuticals, Inc. (“Furiex”) in an all-cash transaction (the “Furiex Acquisition”) valued at $1,156.2 million (including the assumption of debt) and up to approximately $360.0 million in a CVR that may be payable based on the designation of eluxadoline, Furiex’s lead product, as a controlled drug following approval, if any, which had an acquisition accounting fair value of $88.0 million on the date of acquisition (included in the value of $1,156.2 million). Refer to “NOTE 23 – Subsequent Events” in the accompanying “Notes to Consolidated Financial Statements” in this document for a description of the transaction.

On July 1, 2014, the Company acquired Forest Laboratories, Inc. (“Forest”) for $30.9 billion including outstanding indebtedness assumed of $3.3 billion, equity consideration of $20.6 billion, which includes outstanding equity awards, and cash consideration of $7.1 billion (the “Forest Acquisition”). Forest marketed a portfolio of branded drug products and developed new medicines to treat patients suffering from diseases principally in the following therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, anti-infective, and cystic fibrosis. Refer to “NOTE 23 – Subsequent Events” in the accompanying “Notes to Consolidated Financial Statements” in this document for a description of the transaction.

References throughout to “we,” “our,” “us,” the “Company” or “Actavis” refer to financial information and transactions of Watson Pharmaceuticals, Inc. prior to January 23, 2013, Actavis, Inc. from January 23, 2013 until October 1, 2013 and Actavis plc subsequent to October 1, 2013.

References throughout to “ordinary shares” refer to Actavis Inc.’s Class A common shares, par value $0.0033 per share, prior to the consummation of the Transactions and to the Company’s ordinary shares, par value $0.0001 per share, since the consummation of the Transactions.

Revision

In the third quarter of 2014, in connection with the Forest Acquisition, the Company again realigned its global strategic business structure. Prior to the realignment, the Company operated and managed its business as two distinct operating segments: Actavis Pharma and Anda Distribution. Under the new global strategic business structure, the Company organized its business into three operating segments: North American Brands, North American Generics and International and Anda Distribution. The North American Brands segment includes patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products within North America. The North American Generics and International segment includes certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products within North America. Also included in this segment are international revenues that include patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products, certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products, over the counter products and revenues from our third party Medis business. The Anda Distribution segment distributes generic and brand pharmaceutical products manufactured by third parties, as well as by the Company, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. The Anda Distribution segment operating results exclude sales of products developed, acquired, or licensed by the North American Brands and North American Generics and International segments. The Company has revised its previously filed financial statements for this change. These revisions do not impact the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of comprehensive (loss)/income, the consolidated statement of cash flows or the consolidated statement of stockholders’ equity.

Business Overview

Actavis is a leading integrated global specialty pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, branded generic, brand name (“brand”, “branded” or “specialty brand”), biosimilar and over-the-counter (“OTC”) pharmaceutical products. We also develop and out-license generic pharmaceutical products primarily in Europe through our Medis third-party business.

The Company has operations in more than 60 countries throughout North America (The United States of America (“U.S.”), Canada, and Puerto Rico) and the rest of world, including Europe (Europe, Russia, Commonwealth of Independent States (“CIS”), and Turkey), MEAAP (Middle East, Africa, Australia, and Asia Pacific) and Latin America (together with North America, the “Americas”). The U.S. remains our largest commercial market and represented more than half of total net revenues for each of 2013 and 2012. As of December 31, 2013, we marketed approximately 250 generic pharmaceutical product families and approximately 45 brand pharmaceutical product families in the U.S. and distributed approximately 12,725 stock-keeping units (“SKUs”) through our Anda Distribution Division.

Our principal executive offices are located at 1 Grand Canal Square, Docklands, Dublin 2, Ireland and our administrative headquarters are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054. Our Internet website address is www.actavis.com. We do not intend this website address to be an active link or to otherwise incorporate by reference the contents of the website into this report. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments thereto are available free of charge on our Internet website. These reports are posted on our website as soon as reasonably practicable after such reports are electronically filed with the U.S. Securities and Exchange Commission (“SEC”). The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room or electronically through the SEC website (www.sec.gov). Within the Investors section of our website, we provide information concerning corporate governance, including our Corporate Governance Guidelines, Board Committee Charters and Composition, Code of Conduct and other information. Refer to “ITEM 1A. RISK FACTORS-CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” in this document.

Transactions Accounted for As Business Acquisitions

Acquisition of Warner Chilcott

On October 1, 2013, pursuant to the agreement dated May 19, 2013, we completed the Warner Chilcott Acquisition for a transaction value, including the assumption of debt, of $9.2 billion. Warner Chilcott was a leading specialty pharmaceutical company focused on women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. The Warner Chilcott Acquisition expands our presence in specialty brands. Warner Chilcott’s financial results included in this report do not include the financial results of Warner Chilcott for any of the periods or at any of the dates presented prior to October 1, 2013.

Medicines360

On June 11, 2013, we entered into an exclusive license agreement with Medicines360 to market, sell and distribute Medicines360 LNG20 intrauterine device (“LNG20”) in the U.S. and in Canada for a payment of approximately $52.3 million. According to the terms of the agreement, we are also required to pay Medicines360 certain regulatory and sales based milestone payments totaling up to nearly $125.0 million plus royalties. Medicines360 retained the rights to market the product in the U.S. public sector, including family planning clinics that provide services to low-income women. LNG20, originally developed by Uteron Pharma S.P.R.L. in Belgium (now a subsidiary of the Company), is designed to deliver 20 mcg of levonorgestrel per day for the indication of long-term contraception, and is currently in Phase III clinical trials in the U.S. Pending U.S. Food and Drug Administration (“FDA”) approval, the LNG20 product could be launched in the U.S. as early as 2014.

Metronidazole 1.3% Vaginal Gel

On May 1, 2013, we entered into an agreement to acquire the worldwide rights to Valeant Pharmaceuticals International, Inc.’s (“Valeant”) metronidazole 1.3% vaginal gel antibiotic development product, a topical antibiotic for the treatment of bacterial vaginosis. Under the terms of the agreement, we will acquire the product upon FDA approval for approximately $57.0 million, which includes upfront ($1.0 million) and certain milestone payments ($11.0 million) and guaranteed royalties for the first three years of commercialization. Upon FDA approval, or receipt of product launch quantity, we will account for this transaction using the acquisition method of accounting. In the event of generic competition on metronidazole 1.3%, and should we choose to launch an authorized generic product, we would share the gross profits of the authorized generic with Valeant.

Acquisition of Uteron Pharma SA

On January 23, 2013, the Company completed the acquisition of Belgium-based Uteron Pharma SA. The acquisition was consummated for a cash payment of $142.0 million, plus assumption of debt and other liabilities of $7.7 million and up to $155.0 million in potential future milestone payments (the “Uteron Acquisition”). The Uteron Acquisition expanded the Company’s pipeline of Women’s Health products including two potential near term commercial opportunities in contraception and infertility, and one novel oral contraceptive. Several additional products in earlier stages of development were also included in the acquisition. This transaction is consistent with our growth strategy, which is focused on expanding our branded product portfolio globally.

Acquisition of Actavis Group

On October 31, 2012, we completed the Actavis Group Acquisition. Actavis Group was a privately held generic pharmaceutical company specializing in the development, manufacture and sale of generic pharmaceuticals. Actavis plc’s consolidated financial statements included in this report do not include the financial results of the Actavis Group for any of the periods or at any of the dates presented prior to November 1, 2012. With the acquisition of Actavis Group, the Company became the third largest global generics pharmaceutical company with operations in more than 60 countries. The acquisition expanded the Company’s core leadership position in modified release, solid oral dosage and transdermal products into semi-solids, liquids and injectables. The result is a broader and more diversified global product portfolio, and an expanded development pipeline. As of December 31, 2013, the combined company had approximately 195 Abbreviated New Drug Applications (“ANDAs”) pending at the FDA.

Acquisition of Ascent Pharmahealth Ltd.

On January 24, 2012, we completed the acquisition of Ascent Pharmahealth Ltd. (“Ascent”), the Australian and Southeast Asian generic pharmaceutical business of Strides Arcolab Ltd, for AU$376.6 million in cash, or approximately $392.6 million, including working capital adjustments. As a result of the acquisition, the Company enhanced its commercial presence in Australia and we gained a selling and marketing capability in Southeast Asia through Ascent’s line of branded generic and OTC products.

Acquisition of Specifar Pharmaceuticals

On May 25, 2011, we completed the acquisition of Specifar Pharmaceuticals, a privately-held multinational generic pharmaceutical company for €400.0 million, or approximately $561.7 million in cash, subject to a net of working capital adjustment of €1.5 million, or approximately $2.2 million. As a result of the acquisition, we enhanced our commercial presence in key European markets through Specifar’s portfolio of approved products. The transaction also gave the Company a strong branded-generic commercial presence in the Greek pharmaceutical market.

Other Business Development Activities

Actavis completed additional business development activities to expand its North American Brands and North American Generics and International development and commercial capabilities.

North American Generics and International Business Development

Palau Pharma S.A. Agreement

On August 1, 2013, we entered into a purchase agreement with Palau Pharma S.A. (“Palau”) to acquire worldwide product rights to develop and commercialize albaconazole for the treatment of candidiasis. We simultaneously entered into a manufacturing and supply agreement with Palau for the supply of clinical and commercial quantities of the products. In connection with the execution of the agreements, we paid an upfront non-refundable payment of €10.0 million, or $13.4 million to Palau, which was recorded as research and development

(“R&D”) expense in the year ended December 31, 2013. The agreement also provides for certain future milestone payments up to €18.0 million in the aggregate, upon the successful completion of Phase III trials of the products and regulatory approvals.

Zovirax ® Ointment and Cream

On April 5, 2013, we entered into an agreement with Valeant to be the exclusive marketer and distributor of the authorized generic version of Valeant’s Zovirax® ointment (acyclovir 5%) product. Under the terms of the agreement, Valeant will supply a generic version of Valeant’s Zovirax® ointment product and we will market and distribute the product in the U.S. Additionally, we were granted the exclusive right by Valeant to co-promote Zovirax® cream (acyclovir 5%) to obstetricians and gynecologists in the U.S. and we granted Valeant the exclusive right to co-promote our Cordran® Tape (flurandrenolide) product in the U.S. Under the terms of the agreement related to the co-promotion of Zovirax® cream, we will utilize our existing sales and marketing structure to promote the product and we will receive a co-promotion fee from sales generated by prescriptions written by our defined targeted physician group. The fees earned under the Zovirax cream co-promotion arrangement will be recognized in other revenues in the period earned. Under the terms of the Cordran® Tape co-promotion agreement, Valeant will utilize its existing Dermatology sales and marketing structure to promote the product, and will receive a co-promotion fee on sales. The fees paid to Valeant under the Cordran® Tape arrangement will be recognized in the period incurred as selling and marketing expenses.

Generic Concerta® and Lidoderm®

The Company’s two most significant products in 2013 were the authorized generics of Concerta® (methylphenidate) and Lidoderm® (lidocaine topical patch 5%), which on a combined basis comprised 16% of the North American Generics and International Segment’s revenues. These products are sold pursuant to exclusive marketing arrangements.

In November 2010, we entered into an exclusive agreement with Ortho-McNeil-Janssen Pharmaceuticals, Inc. (“OMJPI”) to market the authorized generic version of Concerta® (methylphenidate). Under the terms of the agreement, the product is supplied by OMJPI. We launched our authorized generic of Concerta® on May 1, 2011. Under the terms of our agreement with OMJPI, we agreed to pay a royalty to OMJPI based on the gross profit of product revenues as defined in the agreements. During 2012, the royalty payable to OMJPI ranged from 50% to 55% of sales. In 2013, our royalty payable on sales of methylphenidate ER declined to 30% when a third party competitor launched a competing bioequivalent product. The change in royalty was a one-time event and was applied on a strength-by-strength basis following the launch of the first third party generic competitor. This royalty includes the cost of the product supplied by OMJPI. The agreement with OMJPI expires on December 31, 2014 and is subject to normal and customary early termination provisions. The agreement with OMJPI has been accounted for as a distribution arrangement. Accordingly, we recorded the net sales of the authorized generic product in the period earned and reflected the cost of product sold and the royalty payments to OMJPI in costs of goods sold in the period incurred.

We entered into an agreement with Endo Pharmaceuticals Inc. (“Endo”) and Teikoku Seiyaku Co., Ltd to settle all outstanding patent litigation related to our generic version of Lidoderm®. Lidoderm® is a local anesthetic indicated to relieve post-shingles pain. Per the terms of the agreement, on September 15, 2013, we launched our generic version of Lidoderm® (lidocaine topical patch 5%) to customers in the U.S. more than two years before the product’s patents expire. Under applicable Hatch Waxman rules, we believe we are entitled to 180 days of marketing exclusivity. Additionally, under the terms of the agreement, we received and distributed branded Lidoderm® prior to the launch of the generic version of Lidoderm®.

North American Brands Business Development

License and supply agreement with Merck for Oxytrol® OTC

In November 2007, the Company entered into a license and supply agreement for Oxytrol® with Merck, Inc. Under terms of the agreement, Actavis will supply the Oxytrol® product to Merck and Merck will package, distribute, sell and market the product over-the-counter in the U.S. for the treatment of over active bladder in women (“OAB”). The agreement entitles Actavis to retain marketing rights for the prescription Oxytrol® product. After conducting numerous clinical trials, Merck submitted the application in March of 2012 and received FDA approval on January 25, 2013 as the first OTC product for the treatment of OAB.

Amgen Collaboration

In December 2011, we entered into a collaboration agreement with Amgen Inc. (“Amgen”) to develop and commercialize, on a worldwide basis, biosimilar versions of Herceptin®, Avastin®, Rituxan/Mab Thera®, and Erbitux® (the “Amgen Collaboration Agreement”). Amgen has assumed primary responsibility for developing, manufacturing and initially commercializing the oncology antibody products. As of December 31, 2013, the Company will contribute up to $312.4 million in co-development costs over the remaining course of development, including the provision of development support, and will share product development risks. In addition, we will contribute our significant expertise in the commercialization and marketing of products in highly competitive specialty and generic markets, including helping effectively manage the lifecycle of the biosimilar products. The collaboration products are expected to be sold under a joint Amgen/Actavis label. We will initially receive royalties and sales milestones from product revenues. The collaboration will not pursue biosimilars of Amgen’s proprietary products.

Global Licensing Agreement for Biosimilar Herceptin®

On July 13, 2012, the Company entered into a global license agreement with Synthon, obtaining an exclusive license to its trastuzumab molecule, which is being developed as a biosimilar to Herceptin®. Actavis subsequently contributed the product to the Company’s biosimilar collaboration with Amgen. Amgen and Actavis will assume all responsibility for worldwide development and commercialization of biosimilar trastuzumab, including Phase III clinical trials and global manufacturing. The agreement entitles Synthon to an initial payment and the opportunity to receive a milestone payment and royalties on net sales. Synthon will also receive compensation for transitional support activities provided under the agreement.

Amendment to Sanofi Collaboration Agreement

On October 28, 2013, Warner Chilcott Company, LLC (“WCCL”), our indirect wholly-owned subsidiary, and Sanofi-Aventis U.S. LLC (“Sanofi”) entered into an amendment (the “Sanofi Amendment”) to the global collaboration agreement as amended (the “Collaboration Agreement”) to which WCCL and Sanofi are parties. WCCL and Sanofi co-develop and market Actonel® and Atelvia® (risedronate sodium) on a global basis, excluding Japan.

Pursuant to the Sanofi Amendment, the parties amended the Collaboration Agreement with respect to Actonel® and Atelvia® in the U.S. and Puerto Rico (the “Exclusive Territory”) to provide that, in exchange for the payment of a lump sum of $125.0 million by WCCL to Sanofi in the year ended December 31, 2013, WCCL’s obligations with respect to the global reimbursement payment, which represented a percentage of Actavis’ net sales as defined, as it relates to the Exclusive Territory for the year ended December 31, 2014 shall be satisfied in full. The Sanofi Amendment did not and does not apply to or affect the parties’ respective rights and obligations under the Collaboration Agreement with respect to (i) 2013 or (ii) territories outside the Exclusive Territory.

Disposals

Actavis (Foshan) Pharmaceuticals Co., Ltd. Assets Held for Sale

During the year ended December 31, 2013, we held our Chinese subsidiary, Actavis (Foshan) Pharmaceuticals Co., Ltd. (“Foshan”), for sale. On January 24, 2014, we completed an agreement with Zhejiang Chiral Medicine Chemicals Co., Ltd to acquire our interest in Foshan (the “Foshan Sale”). We intend to continue further commercial operations in China in collaboration with our preferred business partners. As a result of the transaction, we recognized an impairment on the net assets held for sale of $8.4 million in the year ended December 31, 2013.

Western European Assets Held for Sale

During the year ended December 31, 2013, we held for sale our North American Generics and International commercial infrastructure in France, Italy, Spain, Portugal, Belgium, Germany and the Netherlands, including products, marketing authorizations and dossier license rights. We believe that the potential divestiture allows the Company to focus on faster growth markets including Central and Eastern Europe, and other emerging markets which we believe will enhance our long-term strategic objectives. On January 17, 2014, we announced our intention to enter into an agreement with Aurobindo Pharma Limited to sell these businesses. The transaction was conditional on certain antitrust approvals and completion of employee consultation processes. As a result of the transaction, the Company recognized an impairment on the net assets held for sale of $34.3 million in the year ended December 31, 2013.

Sale of Changzhou Watson Pharmaceuticals Co., Ltd

On November 27, 2013, we sold our Changzhou Watson Pharmaceuticals Co., Ltd (“Changzhou”) business to Great Harmony Enterprises Limited, a Hong Kong Company, for a total consideration of $8.0 million (the “Changzhou Sale”). As a result of the sale, we recorded a gain of $2.3 million in other income (expense) in the year ended December 31, 2013.

Rugby OTC Business

On October 29, 2012, we sold our Rugby Group, Inc. (“Rugby”) OTC pharmaceutical products and trademarks to The Harvard Drug Group, L.L.C. (“Harvard”) for $116.6 million (the “Rugby Sale”). Under the terms of the agreement, Harvard acquired the Rugby trademark and all rights to market, sell and distribute OTC products and nicotine gum products sold under the trademark. We retained all rights to manufacture, sell and distribute all store-branded OTC and nicotine gum products, as well as other non-Rugby OTC products in our portfolio. We retained ownership of our nicotine gum ANDAs, as well as nicotine gum manufacturing facilities. Also, as part of the transaction, we entered into a supply and license agreement with Harvard under which we manufacture and supply nicotine gum products sold under the Rugby and Major labels. Major is Harvard’s existing private label brand.

Sale of Moksha8 Ownership

On October 22, 2012, we sold our investment in Moksha8 Pharmaceuticals, Inc. (“Moksha8”) for $46.6 million (the “Moksha8 Sale”). Simultaneously, we expanded our ongoing sales and marketing collaboration with Moksha8 by granting a license to Moksha8 for five new branded generic products to be developed for the Brazilian and Mexican markets in exchange for defined milestones and sales royalties. We retained generic marketing rights in each market for all products licensed to Moksha8. As a result of the sale, we recorded a gain of $28.8 million in other income (expense) in the year ended December 31, 2012. During the year ended December 31, 2013, we terminated the agreement with Moksha8, resulting in a loss of $4.0 million.

Business Description

Prescription pharmaceutical products in the U.S. generally are marketed as either generic or brand pharmaceuticals. Generic pharmaceutical products are bioequivalents of their respective brand products, or in cases of protein-based biologic therapies, biosimilar, and provide a cost-efficient alternative to brand products. Brand pharmaceutical products are marketed under brand names through programs that are designed to generate physician and consumer loyalty. Through our Anda Distribution Segment, we distribute pharmaceutical products, primarily generics, which have been commercialized by us and others, to pharmacies and physicians’ offices.

As a result of the differences between the types of products we market and/or distribute and the methods by which we distribute these products, we operate and manage our business in three distinct operating segments: North American Brands, North American Generics and International and Anda Distribution. The North American Brands segment includes patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products within North America. The North American Generics and International segment includes certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products within North America. Also included in this segment are international revenues that include patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products, certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products, over the counter products and revenues from our third party Medis business. The Anda Distribution segment distributes generic and brand pharmaceutical products manufactured by third parties, as well as by the Company, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. The Anda Distribution segment operating results exclude sales of products developed, acquired, or licensed by the North American Brands and North American Generics and International segments.

Business Strategy

We apply three key strategies to achieve growth for our North American Brands and North American Generics and International businesses: (i) internal development of differentiated and high-demand generic and specialty brands products, including, in certain circumstances as it relates to generics, challenging patents associated with these products, (ii) establishment of strategic alliances and collaborations and (iii) acquisition of products and companies that complement our current business. The Company also develops and out licenses generic pharmaceutical products through its Medis third party business. Our Medis third-party business has a broad portfolio of more than 175 developed products for out licensing to approximately 330 customers, primarily in Europe. Our Anda Distribution business distributes products for approximately 400 suppliers and is focused on providing next-day delivery and responsive service to its customers. Our Anda Distribution business also distributes a number of generic and brand products in the U.S. Growth in our Anda Distribution business will be largely dependent upon FDA approval of new generic products in the U.S. and expansion of our base of suppliers.

Based upon business conditions, our financial strength and other factors, we regularly reexamine our business strategies and may change them at any time. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business” in this document.

North American Brands Segment

Newly developed pharmaceutical products normally are patented or have market exclusivity and, as a result, are generally offered by a single provider when first introduced to the market. We market a number of branded products to physicians, hospitals, and other markets that we serve. In October 2013, as a result of the Warner Chilcott Acquisition, we began promoting a number of additional brand products, including, but not limited to, Actonel®, Asacol® HD, Atelvia®, Delzicol®, Doryx®, Estrace® Cream, Enablex®, Lo Loestrin® Fe and Minastrin® 24 Fe. In April 2012, we launched Gelnique 3%™ (oxybutynin), a clear, odorless topical gel that has been shown to be an effective and safe treatment for OAB. Gelnique 3%™ was obtained through an exclusive licensing agreement with Antares Pharma, Inc. Net revenues in our North American Brands segment were $1,062.5 million, $478.2 million, and $432.1 million, or approximately 12.2%, 8.1% and 9.4% of our total net revenues in the years ended December, 31, 2013, 2012, and 2011, respectively. Typically, our brand products realize higher profit margins than our generic products. As a result of the Forest Acquisition, we began promoting additional products in the year ending December 31, 2014, including, but not limited to Bystolic ®, Canasa®, Carafate®, Daliresp ®, Fetzima ®, Linzess ®, Namenda ®, Namenda XR ®, Telflaro ® and Viibryd ®.

Other revenue, which consists primarily of royalties, milestone receipts, commission income and revenue from licensing arrangements totaled $67.5 million, $70.4 million and $72.7 million of our total North American Brands segment net revenue for the years ended December 31, 2013, 2012 and 2011, respectively.

North American Brands Strategy

Our North American Brands business is focused on maintaining a leading position within North America, and in particular, the U.S. market.

As of December 31, 2013, we marketed our brand products through approximately 3,500 active sales professionals in the world. Our sales and marketing efforts focused on physicians, specifically urologists, obstetricians, dermatologists, gastroenterologists and gynecologists, who specialize in the diagnosis and treatment of particular medical conditions. Each group offers products to satisfy the unique needs of these physicians. We believe this focused sales and marketing approach enables us to foster close professional relationships with specialty physicians, as well as cover the primary care physicians who also prescribe in selected therapeutic areas. We believe that the current structure of sales professionals is very adaptable to the additional products we plan to add to our brand portfolio, particularly in the therapeutic category of women’s health.

We have maintained an ongoing effort to enhance efficiencies and reduce costs in our manufacturing operations.

Brand Product Portfolio

As of December 31, 2013, our portfolio of approximately 45 brand pharmaceutical product families included the following key products:

Actavis Brand Product	Active Ingredient	Therapeutic Classification
Actonel®	Risedronate	Osteoporosis
Androderm®	Testosterone (transdermal patch)	Male testosterone replacement
Asacol® HD	Mesalamine	Ulcerative Colitis
Atelvia®	Risedronate	Osteoporosis
Crinone®	Progesterone	Progesterone supplementation
Delzicol®	Mesalamine	Ulcerative Colitis
Doryx®	Doxycycline hyclate	Acne
Enablex®	Darifenacin	Overactive bladder
Estrace® Cream	Estradiol	Hormone Therapy
Generess® Fe	Ethinyl estradiol and norethindrone	Oral contraceptive
INFeD®	Iron dextran	Hematinic
Kadian®	Morphine sulfate	Opioid analgesic
Lo Loestrin® Fe	Ethinyl estradiol and norethindrone	Oral contraceptive
Minastrin® 24 Fe	Ethinyl estradiol and norethindrone	Oral contraceptive
Oxytrol®	Oxybutnin (transdermal patch)	Overactive bladder
Rapaflo®	Silodosin	Benign prostatic hyperplasia
Trelstar®	Triptorelin pamoate injection	Prostate cancer

Our key promoted products were Actonel®, Androderm®, Asacol® HD, Atelvia®, Crinone®, Delzicol®, Doryx®, Enablex®, Estrace® Cream, Generess® Fe, Lo Loestrin® Fe, Minastrin® 24 Fe, Rapaflo® and Trelstar®. Our North American Brands segment also receives other revenues consisting of co-promotion revenue and royalties. We promote AndroGel® on behalf of Abbvie Inc.

North American Generics and International Segment

Actavis is a leader in the development, manufacturing and sale of generic, branded generic and OTC pharmaceutical products. In certain cases where patents or other regulatory exclusivity no longer protect a brand product, or other opportunities might exist within North America, Actavis seeks to introduce generic counterparts to the brand product. These generic products are bioequivalent to their brand name counterparts and are generally sold at significantly lower prices than the brand product. Our portfolio of generic products includes products we have developed internally and products licensed from and distributed for third parties. Also included in this segment are international revenues, which include patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products, certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products, over the counter products and revenues from our third party Medis business. Within the Company’s North American Generics and International reporting segment, the United States is the largest contributing market. While our U.S. business will continue to be the dominant source of revenue for the Company, based on our current portfolio we would expect international revenue to represent an increasing percentage of total revenues in future periods due to the Actavis Group Acquisition in October 2012, and the Warner Chilcott acquisition in October 2013.

Net revenues in our North American Generics and International segment accounted for $6,418.2 million, $4,450.3 million, and $3,376.1 million, or approximately 74.0%. 75.2% and 73.6% of our total net revenues in the years ended December 31, 2013, 2012 and 2011, respectively. Within this segment approximately 61.0%, 78.0%, and 87.2% of 2013, 2012 and 2011 net revenue came from our North American Generic unit, respectively.

North American Generics and International Strategy

Our North American Generics and International business is focused on maintaining a leading position within both the North America, and in particular, the U.S. market and our key international markets and strengthening our global position by offering a consistent and reliable supply of quality brand and generic products.

Our strategy in the U.S. is to develop pharmaceuticals that are difficult to formulate or manufacture or will complement or broaden our existing product lines. Internationally, we seek to grow our market share in key markets while expanding our presence in new markets. We plan to accomplish this through new product launches, filing existing products overseas and in-licensing products through acquisitions and strategic alliances.

We have maintained an ongoing effort to enhance efficiencies and reduce costs in our manufacturing operations.

Generic Product Portfolio

As of December 31, 2013, our U.S. portfolio of approximately 250 generic pharmaceutical product families included the following key products:

Actavis Generic Product	Comparable Brand Name	Therapeutic Classification

Amethia™	Seasonique®	Oral contraceptive

Bupropion hydrochloride ER	Wellbutrin XL®	Anti-depressant

Buprenorphine HCI, Naloxone HCI	Suboxone®	Anti-depressant

Desonide lotion and cream	Desowen®	Dermatology

Doxycycline hyclate	Vibramycin®	Antibiotic

Dronabinol	Marinol®	Antiemetic

Duloxetine HCI	Cymbalta®	Anti-depressant

Enoxaparin sodium	Lovenox®	Anticoagulant

Fentanyl transdermal system	Duragesic®	Analgesic/narcotic combination

Glipizide ER	Glucotrol XL®	Anti-diabetic

Hydrocodone bitartrate/ acetaminophen	Lorcet®, Lorcet® Plus, Lortab®, Norco®/Anexsia®, Maxidone®, Vicodin®, Vicodin ES®, Vicodin HP®	Analgesic

Levalbuterol inhaltion solution	Xopenex® Inhalation Solution	Broncodiolator

Lidocaine topical patch 5%	Lidoderm®	Anesthetic

Methylphenidate ER	Concerta®	Hypertension, attention-deficit/ hyperactivity disorder

Metoprolol succinate	Toprol XL®	Anti-hypertensive

Microgestin® /Microgestin® Fe	Loestrin®/Loestrin® Fe	Oral contraceptive

Mixed Amphetamine Salts ER	Adderall XR® CII	Hypertension, attention-deficit/ hyperactivity disorder

Modafinil	Provigil®	Sleep disorder

Morphine sulfate	Kadian®	Analgesic

Next Choice One Dose™	Plan B One-Step®	Emergency oral contraceptive

Potassium	Micro-K®, K-Dur®	Hypokalemia

Permethrin	Elimite	Dermatology

Valsartan	Diovan®	Hypertension

In the U.S., we predominantly market our generic products to various drug wholesalers, mail order, government and national retail drug and food store chains utilizing a small team of sales and marketing professionals. We sell our generic prescription products primarily under the “Watson Laboratories”, “Watson Pharma” and “Actavis Pharma” labels, and our OTC generic products under private label. In early 2013, following the renaming of Watson Pharmaceuticals, Inc. to Actavis, Inc., efforts began to change the underlying “Watson” subsidiary and legal entity names to an “Actavis” name.

During 2013, on a combined business, we expanded our generic product line with the launch of approximately 700 generic products globally. Key U.S. generic launches in 2013 included generic versions of Lidoderm® (lidocaine topical patch 5%), Suboxone® (buprenorphine HCL / nalaxone HCL), Diovan® (valsartan), Provigil® (modafinil), Desowen® (desonide lotion and cream) and Cymbalta® (duloxetine HCI).

Operations in Key International Markets

Approximately 39.0%, 22.0% and 12.8% of our North American Generics and International revenue was derived outside of North America in 2013, 2012 and 2011, respectively, primarily in Western Europe and Australia.

Research and Development

We devote significant resources to the R&D of brand products, generic products, biosimilars and proprietary drug delivery technologies. We incurred R&D expenses of approximately $616.9 million, $402.5 million and $306.6 million in the years ended December 31, 2013, 2012 and 2011, respectively. We are presently developing a number of products through a combination of internal and collaborative programs.

Our R&D strategy focuses on the following product development areas:

•	the application of proprietary drug-delivery technology for new product development in specialty areas;

•	the acquisition of mid-to-late development-stage brand drugs and biosimilars;

•	off-patent drugs that are difficult to develop or manufacture, or that complement or broaden our existing product lines; and

•	the development of sustained-release, semi-solid, liquid, oral transmucosal, transdermal, gel, injectable, and other drug delivery technologies and the application of these technologies to proprietary drug forms.

We conduct R&D through a network of 17 global R&D centers. As of December 31, 2013, we conducted the majority of our R&D activities in Davie and Weston, Florida; Salt Lake City, Utah; Elizabeth, New Jersey; Owings Mills, Maryland and Mumbai, India.

As of December 31, 2013, we had more than 195 ANDAs on file in the U.S. Refer to the “Government Regulation and Regulatory Matters” section below for a description of our process for obtaining FDA approval for our products. Refer to “ITEM 1A. RISK FACTORS — Risks Relating to Investing in the Pharmaceutical Industry — Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development, manufacturing and distribution capabilities” in this document.

As of December 31, 2013, we were developing a number of brand products, some of which utilize novel drug-delivery systems, through a combination of internal and collaborative programs including the following:

Project/Product	Potential Indication / Disease Area	Business Franchise	Formulation/ Route of Administration	Current Phase
Albaconazole VVC	Vulvovaginal candidiasis	Women’s Health		II
E4/Progestin OC	Oral Contraception	Women’s Health	Solid oral dose	II
WC3055 Udenafil BPH	BPH + Erectile Dysfunction	Urology	Solid oral dose	II
WC3035 Sarecycline	Moderate to severe acne	Dermatology	Solid oral dose	II
Oxybutynin Hyperhidrosis	Hyperhidrosis	Dermatology		II
Albaconazole Onychomycosis	Onychomycosis	Dermatology		II

Esmya®-Fibroids (US)	Treatment of signs and symptoms of uterine fibroids	Women’s Health	Solid oral dose	III
Diafert™	Improve embryo selection in IVF	Women’s Health	Testing kit	III
WC3011 E2 Vaginal Cream	Hormone therapy	Women’s Health	Vaginal cream/gel	III

Project/Product	Potential Indication / Disease Area	Business Franchise	Formulation/ Route of Administration	Current Phase
WC3043 Udenafil ED	Erectile Dysfunction	Urology	Solid oral dose	III
Amg/Act Herceptin®	HER2 positive malignancies	Biologic	Intravenous vial	III
Amg/Act Avastin®	Various malignancies	Biologic	Intravenous vial	III
rFSH	Development of multiple follicles in ART program (IVF)	Biologic	Subcutaneous injectable pen	III
WC2055 Doxycycline NextGen	Doxycycline class labeling, including moderate/severe acne	Dermatology	Solid oral dose	III

We also have a number of products in development as part of our life-cycle management strategy on our existing product portfolio.

Biosimilars

In July 2010, the Company entered into an exclusive, worldwide licensing agreement with Itero Biopharmaceuticals, Inc. (“Itero”), a venture-backed specialty biopharmaceutical company, to develop and commercialize Itero’s recombinant follicle stimulating hormone (“rFSH”) product. In 2012, the product began clinical development as a biosimilar molecule for in vitro fertilization. Under the terms of the agreement, Actavis paid Itero an undisclosed licensing fee and will make additional payments based on the achievement of certain development and regulatory performance milestones. Upon successful commercialization, Actavis will also pay Itero a percentage of net sales or net profits in various regions of the world. Actavis assumed responsibility for all future development, manufacturing, and commercial expenses related to Itero’s rFSH product.

In December 2011, we entered into the Amgen Collaboration Agreement. The Company will contribute co-development costs over the remaining course of development, including the provision of development support, and will share product development risks. At December 31, 2013, Actavis’ maximum potential remaining co-development obligation under this agreement was $312.4 million. In addition, we will contribute our significant expertise in the commercialization and marketing of products in highly competitive specialty and generic markets, including helping effectively manage the lifecycle of the biosimilar products. The collaboration products are expected to be sold under a joint Amgen/Actavis label. We will initially receive royalties and sales milestones from product revenues. The collaboration will not pursue biosimilars of Amgen’s proprietary products.

Anda Distribution Segment

Our Anda Distribution business primarily distributes generic and selected brand pharmaceutical products, vaccines, injectables and OTC medicines to independent pharmacies, alternate care providers (hospitals, nursing homes and mail order pharmacies), pharmacy chains and physicians’ offices. Additionally, we sell to members of buying groups, which are independent pharmacies that join together to enhance their buying power. We believe that we are able to effectively compete in the distribution market, and therefore optimize our market share, based on three critical elements: (i) competitive pricing, (ii) high levels of inventory for approximately 12,725 SKUs for responsive customer service that includes, among other things, next day delivery to the entire U.S., and (iii) well established telemarketing relationships with our customers, supplemented by our electronic ordering capabilities. While we purchase most of the approximate 12,725 SKUs in our Anda Distribution operations from third party manufacturers, we also distribute our own products and our collaborative partners’ products. We are the only U.S. pharmaceutical company that has meaningful distribution operations with direct access to independent pharmacies.

Revenue growth in our distribution operations will primarily be dependent on the launch of new products, offset by the overall level of net price and unit declines on existing distributed products and will be subject to changes in market share.

We presently distribute products from our facilities in Weston, Florida, Groveport, Ohio, and Olive Branch, Mississippi. In 2012, we completed construction of the 234,000 square foot distribution facility in Olive Branch, Mississippi and over time, we expect to relocate our Groveport, Ohio distribution operations to this new facility.

Financial Information About Segments and Geographic Areas

The Company evaluates segment performance based on segment contribution. Segment contribution for North American Brands, North American Generics and International, and Anda Distribution represents segment net revenues less cost of sales (excluding amortization and impairment of acquired intangibles including product rights), selling and marketing expenses and general and administrative expenses. The Company does not evaluate total assets, capital expenditures, R&D expenses, amortization, goodwill impairments, loss on assets held for sale and loss on asset sales, impairments and contingent consideration adjustment, net by segment as not all such information has been accounted for at the segment level, or such information has not been used by all segments.

Customers

In our North American Brands and North American Generics and International operations, we sell our generic and brand pharmaceutical products primarily to drug wholesalers, retailers and distributors, including national retail drug and food store chains, hospitals, clinics, mail order, government agencies and managed healthcare providers such as health maintenance organizations and other institutions. In our Anda Distribution business, we distribute generic and brand pharmaceutical products to independent pharmacies, alternate care providers (hospitals, nursing homes and mail order pharmacies), pharmacy chains, physicians’ offices and buying groups.

Sales to certain of our customers accounted for 10% or more of our annual net revenues during the past three years. The acquisitions of Warner Chilcott and Actavis, and the related change in the mix of global sales resulting from these acquisitions had the impact of lowering overall concentration risk for us. The following table illustrates any customer, on a global basis, which accounted for 10% or more of our annual net revenues in any of the past three fiscal years and the respective percentage of our net revenues for which they account for each of the last three years:

Customer	2013	2012	2011
McKesson Corporation	11%	14%	14%

Walgreens	9%	16%	16%

McKesson and certain of our other customers comprise a significant part of the distribution network for pharmaceutical products in North America. As a result, a small number of large, wholesale distributors and large chain drug stores control a significant share of the market. This concentration may adversely impact pricing and create other competitive pressures on drug manufacturers. Our Anda Distribution business competes directly with our large wholesaler customers with respect to the distribution of generic products.

The loss of any of these customers could have a material adverse effect on our business, results of operations, financial condition and cash flows. Refer to “ITEM 1A. RISK FACTORS — Risk Relating to Investing in the Pharmaceutical Industry — Sales of our products may continue to be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.” in this document.

Competition

The pharmaceutical industry is highly competitive. In our North American Brands and North American Generics and International businesses, we compete with different companies depending upon product categories, and within each product category, upon dosage strengths and drug delivery systems. Such competitors include the major brand name and generic manufacturers of pharmaceutical products. In addition to product development, other competitive factors in the pharmaceutical industry include product quality and price, reputation and service and access to proprietary and technical information. It is possible that developments by others will make our products or technologies noncompetitive or obsolete.

We actively compete in the generic pharmaceutical industry. Revenues and gross profit derived from the sales of generic pharmaceutical products tend to follow a pattern based on certain regulatory and competitive factors. As patents and regulatory exclusivity for brand name products expire or are successfully challenged, the first off-patent manufacturer to receive regulatory approval for generic equivalents of such products is generally able to achieve significant market penetration. As competing off-patent manufacturers receive regulatory approvals on similar products, market share, revenues and gross profit typically decline, in some cases dramatically. Accordingly, the level of market share, revenues and gross profit attributable to a particular generic product normally is related to the number of competitors in that product’s market pricing and the timing of that product’s regulatory approval and launch, in relation to competing approvals and launches. Consequently, we must continue to develop and introduce new products in a timely and cost-effective manner to maintain our revenues and gross profit. In addition to competition from other generic drug manufacturers, we face competition from brand name companies in the generic market. Many of these companies seek to participate in sales of generic products by, among other things, collaborating with other generic pharmaceutical companies or by marketing their own generic equivalent to their brand products as Authorized Generics. Our major competitors include Teva Pharmaceutical Industries, Ltd., Mylan Inc. and Sandoz, Inc. (a division of Novartis AG). Refer to “ITEM 1A. RISK FACTORS — Risks Related to Investing in the Pharmaceutical Industry — The pharmaceutical industry is highly competitive and our future revenue growth and profitability are dependent on our timely development and launches of new products ahead of our competitors” in this document.

Competing in the brand product business requires us to identify and bring to market new products embodying technological innovations. Successful marketing of brand products depends primarily on the ability to communicate their effectiveness, safety and value to healthcare professionals in private practice, group practices and receive formulary status from managed care organizations. We anticipate that our brand product offerings will support our existing areas of therapeutic focus. Based upon business conditions and other factors, we regularly reevaluate our business strategies and may from time to time reallocate our resources from one therapeutic area to another, withdraw from a therapeutic area or add an additional therapeutic area in order to maximize our overall growth opportunities. Our competitors in brand products include major brand name manufacturers of pharmaceuticals. Many of our competitors have been in business for a longer period of time, have a greater number of products on the market and have greater financial and other resources than we do. If we directly compete with them for certain contracted business, such as the Pharmacy Benefit Manager business, and for the same markets and/or products, their financial strength could prevent us from capturing a meaningful share of those markets.

In our Anda Distribution business, we compete with a number of large wholesalers and other distributors of pharmaceuticals, including McKesson Corporation, AmerisourceBergen Corporation and Cardinal Health, Inc., which distribute both brand and generic pharmaceutical products to their customers. These same companies are significant customers of our North American Brands and North American Generics and International business. As generic products generally have higher gross margins than brand products for a pharmaceutical distribution business, each of the large wholesalers, on an increasing basis, are offering pricing incentives on brand products if the customers purchase a majority of their generic pharmaceutical products from the primary wholesaler. As we do not offer as broad a portfolio of brand products to our customers as some of our competitors, we are at times competitively disadvantaged. Increased competition in the generic industry as a whole may result in increased price erosion in the pursuit of market share. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business — Our Anda Distribution operations compete directly with significant customers of our generic and brand businesses” in this document.

Manufacturing, Suppliers and Materials

As of December 31, 2013, we manufactured many of our own finished products at our plants including major manufacturing sites in Athens, Greece; Barnstaple, UK; Birzebbugia, Malta; Corona, California; Davie, Florida; Nerviano, Italy; Dupnitsa, Bulgaria; Elizabeth, New Jersey; Goa, India; Hafnarfjordur, Iceland; Lincolnton, North Carolina; Fajardo, Puerto Rico; Weiderstadt, Germany and Salt Lake City, Utah. We have implemented several cost reduction initiatives, which included the transfer of several solid dosage products from our Corona, California facility to other facilities throughout our manufacturing network and the ongoing implementation of an operational excellence initiative at certain of our manufacturing facilities. We have also announced our intent to close our Pharmapack, Netherlands facility in 2014 and Lincolnton, North Carolina manufacturing facility by 2015 (which has subsequently been sold), moving the production of certain prescription products to our Salt Lake City, Utah facility and contracting with third parties for the manufacture of certain OTC products. Our manufacturing facilities also include additional plants supporting local markets and alternative dosage forms. For a more complete list of manufacturing facilities please refer to “ITEM 2. PROPERTIES” in this document.

We have development and manufacturing capabilities for raw material and active pharmaceutical ingredients (“API”) and intermediate ingredients to support our internal product development efforts in our Coleraine, Northern Ireland and Ambernath, India facilities. Our Ambernath, India facility also manufactures API for third parties.

Our manufacturing operations are subject to extensive regulatory oversight and could be interrupted at any time. Our Corona, California facility is currently subject to a consent decree of permanent injunction. Refer to “ITEM 1A. RISK FACTORS — Risks Relating to Investing in the Pharmaceutical Industry — Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development, manufacturing and distribution capabilities.” Also refer to Legal Matters in “NOTE 21 — Commitments and Contingencies” in the accompanying “Notes to Consolidated Financial Statements” in this document.

In addition, we are dependent on third parties for the supply of the raw materials necessary to develop and manufacture our products, including the API and inactive pharmaceutical ingredients used in many of our products. We are required to identify the supplier(s) of all the raw materials for our products in the drug applications that we file with the FDA. If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, we would be required to qualify a substitute supplier with the FDA, which would likely interrupt manufacturing of the affected product. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some raw materials are available only from a single source and, in many of our drug applications, only one supplier of raw materials has been identified, even in instances where multiple sources exist.

Further we obtain a significant portion of our raw materials from foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, customs clearance, various import duties, foreign currency risk and other government clearances. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of our products. In addition, any changes in patent laws in jurisdictions outside the U.S. may make it increasingly difficult to obtain raw materials for R&D prior to the expiration of the applicable U.S. or foreign patents. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business — If we are unable to obtain sufficient supplies from key manufacturing sites or suppliers that in some cases may be the only source of finished products or raw materials, our ability to deliver our products to the market may be impeded” in this document. Refer to “ITEM 1A — RISK FACTORS — Risks Relating to Investing in the Pharmaceutical Industry — The supply of APIs into Europe may be negatively affected by recent regulations promulgated by the European Union” in this document.

Patents and Proprietary Rights

We believe patent protection of our proprietary products is important to our business. Our success with our brand products will depend, in part, on our ability to obtain, and successfully defend if challenged, patent or other proprietary protection for such products. We currently have a number of U.S. and foreign patents issued or pending. However, the issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. Accordingly, our patents may not prevent other companies from developing similar or functionally equivalent products or from successfully challenging the validity of our patents. If our patent applications are not approved or, even if approved, if such patents are circumvented or not upheld in a court of law, our ability to competitively market our patented products and technologies may be significantly reduced. Also, such patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by competitors, in which case our ability to commercially market these products may be diminished. From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially market such products may be inhibited or prevented. Patents covering our Estrace® Cream, Androderm®, Femhrt® and INFed® products have expired and we have no further patent protection on these products.

We also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our partners, customers, employees and consultants. It is possible that these agreements will be breached or will not be enforceable in every instance, and we will not have adequate remedies for any such breach. It is also possible that our trade secrets will otherwise become known or independently developed by competitors.

We may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how or to determine the scope and validity of the proprietary rights of others. Litigation concerning patents, trademarks, copyrights and proprietary technologies can often be protracted and expensive and, as with litigation generally, the outcome is inherently uncertain.

Pharmaceutical companies with brand products are suing companies that produce off-patent forms of their brand name products for alleged patent infringement or other violations of intellectual property rights which may delay or prevent the entry of such a generic product into the market. For instance, when we file an ANDA in the U.S. seeking approval of a generic equivalent to a brand drug, we may certify under the Drug Price Competition and Patent Restoration Act of 1984 (the “Hatch-Waxman Act”) to the FDA that we do not intend to market our generic drug until any patent listed by the FDA as covering the brand drug has expired, in which case, the ANDA will be approved by the FDA no earlier than the expiration or final finding of invalidity of such patent(s). On the other hand, we could certify that we believe the patent or patents listed as covering the brand drug are invalid and/or will not be infringed by the manufacture, sale or use of our generic form of the brand drug. In that case, we are required to notify the brand product holder or the patent holder that such patent is invalid or is not infringed. If the patent holder sues us for patent infringement within 45 days from receipt of the notice, the FDA is then prevented from approving our ANDA for 30 months after receipt of the notice unless the lawsuit is resolved in our favor in less time or a shorter period is deemed appropriate by a court. In addition, increasingly aggressive tactics employed by brand companies to delay generic competition, including the use of Citizen Petitions and seeking changes to U.S. Pharmacopeia, have increased the risks and uncertainties regarding the timing of approval of generic products.

Litigation alleging infringement of patents, copyrights or other intellectual property rights may be costly and time consuming. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business — Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products” and Legal Matters in “NOTE 21 — Commitments and Contingencies” in the accompanying “Notes to Consolidated Financial Statements” in this document.

Government Regulation and Regulatory Matters

United States

All pharmaceutical manufacturers, including Actavis, are subject to extensive, complex and evolving regulation by the federal government, principally the FDA, and to a lesser extent, by the U.S. Drug Enforcement Administration (“DEA”), Occupational Safety and Health Administration and state government agencies, as well as by various regulatory agencies in foreign countries where our products or product candidates are being manufactured and/or marketed. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other federal statutes and regulations govern or influence the testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale and distribution of our products. In our international markets, the approval, manufacture and sale of pharmaceutical products is similar to the United States with some variations dependent upon local market dynamics.

FDA approval is required before any dosage form of any new drug, including an off-patent equivalent of a previously approved drug, can be marketed. The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming and costly, and the extent to which it may be affected by legislative and regulatory developments cannot be predicted. We are dependent on receiving FDA and other governmental approvals prior to manufacturing, marketing and shipping new products. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business — If we are unable to successfully develop or commercialize new products, our operating results will suffer.” and “— Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development, manufacturing and distribution capabilities” in this document.

All applications for FDA approval must contain information relating to product formulation, raw material suppliers, stability, manufacturing processes, packaging, labeling and quality control. There are generally two types of applications for FDA approval that would be applicable to our new products:

•	NDA. We file a New Drug Application (“NDA”) when we seek approval for drugs with active ingredients and/or with dosage strengths, dosage forms, delivery systems or pharmacokinetic profiles that have not been previously approved by the FDA. Generally, NDAs are filed for newly developed brand products or for a new dosage form of previously approved drugs.

•	ANDA. We file an ANDA when we seek approval for off-patent, or generic equivalents of a previously approved drug.

For innovative, or non-generic, new drugs, an FDA-approved NDA is required before the drug may be marketed in the United States. The NDA must contain data to demonstrate that the drug is safe and effective for its intended uses and that it will be manufactured to appropriate quality standards. In order to demonstrate safety and effectiveness, an NDA generally must include or reference pre-clinical studies and clinical data from controlled trials in humans. For a new chemical entity, this generally means that lengthy, uncertain and rigorous pre-clinical and clinical testing must be conducted. For compounds that have a record of prior or current use, it may be possible to utilize existing data or medical literature and limited new testing to support an NDA. Any pre-clinical testing that we wish to rely upon for FDA action must comply with the FDA’s good laboratory practice and other requirements. Clinical testing in human subjects must be conducted in accordance with the FDA’s good clinical practice and other requirements. In order to initiate a clinical trial, the sponsor must submit an Investigational New Drug Application (“IND”) to the FDA or meet one of the narrow exemptions that exist from the IND requirement.

The FDA can, and does, reject NDAs, require additional clinical trials, or grant approvals on a restricted basis only, even when product candidates performed well in clinical trials. In addition, the FDA may approve an NDA subject to post-approval studies or monitoring requirements, or require that other risk management measures be utilized in connection with the product. There are also requirements to conduct pediatric trials for all new NDAs and supplements to NDAs, unless a waiver or deferral applies.

Similarly, FDA approval of an ANDA is required before we may begin marketing an off-patent or generic equivalent of a drug that has been approved under an NDA, or a previously unapproved dosage form of a drug that has been approved under an NDA. The ANDA approval process generally differs from the NDA approval process in that it does not typically require new preclinical and clinical studies; instead, it relies on the clinical studies establishing safety and efficacy conducted for the previously approved NDA drug. The ANDA process, however, typically requires data to show that the ANDA drug is bioequivalent to the previously approved drug. “Bioequivalence” compares the bioavailability of one drug product with another and, when established, indicates whether the rate and extent of absorption of a generic drug in the body are substantially equivalent to the previously approved drug. “Bioavailability” establishes the rate and extent of absorption, as determined by the time dependent concentrations of a drug product in the bloodstream or body needed to produce a therapeutic effect. The ANDA drug development and approval process generally takes three to four years which is less time than the NDA drug development and approval process since the ANDA process does not require new clinical trials establishing the safety and efficacy of the drug product.

Supplemental NDAs or ANDAs are required for, among other things, approval to transfer certain products from one manufacturing site to another or to change an API supplier, and may be under review for a year or more. In addition, certain products may only be approved for transfer once new bioequivalency studies are conducted or other requirements are satisfied.

To obtain FDA approval of both NDAs and ANDAs, our manufacturing procedures and operations must conform to FDA quality system and control requirements generally referred to as current Good Manufacturing Practices (“cGMP”), as defined in Title 21 of the U.S. Code of Federal Regulations. These regulations encompass all aspects of the production process from receipt and qualification of components to distribution procedures for finished products. They are evolving standards; thus, we must continue to expend substantial time, money and effort in all production and quality control areas to maintain compliance. The evolving and complex nature of regulatory requirements, the broad authority and discretion of the FDA, and the generally high level of regulatory oversight results in the continuing possibility that we may be adversely affected by regulatory actions despite our efforts to maintain compliance with regulatory requirements.

We are subject to the periodic inspection of our facilities, procedures and operations and/or the testing of our products by the FDA, the DEA and other authorities, which conduct periodic inspections to assess compliance with applicable regulations. In addition, in connection with its review of our applications for new products, the FDA conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems and processes comply with cGMP and other FDA regulations. Among other things, the FDA may withhold approval of NDAs, ANDAs or other product applications of a facility if deficiencies are found at that facility. Vendors that supply finished products or components to us that we use to manufacture, package and label products are subject to similar regulation and periodic inspections.

Following such inspections, the FDA may issue notices on Form 483 and Warning Letters that could cause us to modify certain activities identified during the inspection. A Form 483 notice is generally issued at the conclusion of an FDA inspection and lists conditions the FDA investigators believe may violate cGMP or other FDA regulations. FDA guidelines specify that a Warning Letter be issued only for violations of “regulatory significance” for which the failure to adequately and promptly achieve correction may be expected to result in an enforcement action.

Failure to comply with FDA and other governmental regulations can result in fines, unanticipated compliance expenditures, recall or seizure of products, total or partial suspension of production and/or distribution, suspension of the FDA’s review of NDAs, ANDAs or other product application enforcement actions, injunctions and criminal prosecution. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Although we have internal compliance programs, if these programs do not meet regulatory agency standards or if our compliance is deemed deficient in any significant way, it could have a material adverse effect on us. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business — Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development, manufacturing and distribution capabilities.” in this document. The Generic Drug Enforcement Act of 1992 established penalties for wrongdoing in connection with the development or submission of an ANDA. Under this Act, the FDA has the authority to permanently or temporarily bar companies or individuals from submitting or assisting in the submission of an ANDA, and to temporarily deny approval and suspend applications to market generic drugs. The FDA may also suspend the distribution of all drugs approved or developed in connection with certain wrongful conduct and/or withdraw approval of an ANDA and seek civil penalties. The FDA can also significantly delay the approval of any pending NDA, ANDA or other regulatory submissions under the Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities Policy Act.

U.S. Government reimbursement programs include Medicare, Medicaid, TriCare, and State Pharmacy Assistance Programs established according to statute, government regulations and policy. Federal law requires that all pharmaceutical manufacturers, as a condition of having their products receive federal reimbursement under Medicaid, must pay rebates to state Medicaid programs on units of their pharmaceuticals that are dispensed to Medicaid beneficiaries. With enactment of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “ACA”), as it is now known, the required per-unit rebate for products marketed under ANDAs increased from 11% of the average manufacturer price to 13%. Additionally, for products marketed under NDAs, the manufacturers rebate increased from 15.1% to 23.1% of the average manufacturer price, or the difference between the average manufacturer price and the lowest net sales price to a non-government customer during a specified period. In some states, supplemental rebates are required as a condition of including the manufacturer’s drug on the state’s Preferred Drug List.

The ACA also made substantial changes to reimbursement when seniors reach the Medicare Part D coverage gap “donut hole.” By 2020, Medicare beneficiaries will pay 25% of drug costs when they reach the coverage threshold — the same percentage they were responsible for before they reached that threshold.

The cost of closing the donut hole is being borne by generic and brand drug companies. Beginning in 2011, brand drug manufacturers were required to provide a 50% discount on their drugs. Additionally, beginning in 2013, the government began providing subsidies for brand-name drugs bought by seniors who enter the coverage gap. The government’s share started at 2.5%, but will increase to 25% by 2020. At that point, the combined industry discounts and government subsidies will add up to 75% of brand-name drug costs. Government subsidies currently cover 7% of generic drug costs. The government will subsidize additional portions each year until 2020, when federal government subsidies will cover 75% of generic drug costs. By 2020, the donut hole will be completely closed through these manufacturers’ subsidies.

The Deficit Reduction Act of 2005 (“DRA”) mandated a number of changes in the Medicaid program, including the use of Average Manufacturers Price (“AMP”) as the basis for reimbursement to pharmaceutical companies that dispense generic drugs under the Medicaid program. Three health care reform bills passed in 2010 significantly changed the definition of AMP, effective October 1, 2010. These legislative changes were part of the ACA and the FAA Air Transportation Modernization & Safety Improvement Act (the “Transportation Bill”). The impact of this legislation was that there were increases in Medicaid reimbursement to pharmacies for generics. These changes became effective on October 1, 2010.

On November 9, 2010, the Center for Medicare and Medicaid Services (“CMS”) issued a final rule withdrawing and amending regulations that have governed the calculation of AMP and the establishment of federal upper limits since October 2007. The regulations were withdrawn to mandate AMP calculation under the revised drug rebate statute. The withdrawal required manufacturers to base October 2010 and subsequent months’ AMPs on the statutory language until official guidance is issued.

In the absence of regulatory guidance governing the AMP calculation, CMS had instructed pharmaceutical manufacturers to base their AMP calculations on the definitions set forth in the statute, as amended by the ACA, the Health Care and Education Reconciliation Act, and the Transportation Bill. On January 27, 2012, CMS issued proposed rules on Medicaid pharmacy reimbursement using the AMP model. Actavis has adopted mechanisms to ensure that we are calculating and reporting AMP in a manner that is consistent with the text and intent of the statute and the proposed rules.

In addition, in connection with the commercialization of our products, we have obtained authorization to receive reimbursement at varying levels for the cost of certain products and related treatments from government authorities and private health insurers and other organizations, such as Health Maintenance Organizations (“HMOs”) and Managed Care Organizations (“MCOs”).

Federal, state, local and foreign laws of general applicability, such as laws regulating working conditions, also govern us. In addition, we are subject, as are all manufacturers generally, to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous substances and the discharge of pollutants into the air and water. Environmental permits and controls are required for some of our operations, and these permits are subject to modification, renewal and revocation by the issuing authorities. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result of changes in environmental laws and regulations or increased manufacturing activities at any of our facilities. We could be adversely affected by any failure to comply with environmental laws, including the costs of undertaking a clean-up at a site to which our wastes were transported.

As part of the Medicare Prescription Drug and Modernization Act of 2003 (“MMA”), companies are required to file with the U.S. Federal Trade Commission (“FTC”) and the Department of Justice certain types of agreements entered into between brand and generic pharmaceutical companies related to the manufacture, marketing and sale of generic versions of brand drugs. This requirement could affect the manner in which generic drug manufacturers resolve intellectual property litigation and other disputes with brand pharmaceutical companies, and could result generally in an increase in private-party litigation against pharmaceutical companies. The impact of this requirement, and the potential private-party lawsuits associated with arrangements between brand name and generic drug manufacturers, is uncertain and could adversely affect our business. For example, in January 2009, the FTC and the State of California filed a lawsuit against us alleging that our settlement with Solvay related to our ANDA for a generic version of Androgel® is unlawful. Beginning in February 2009, several private parties purporting to represent various classes of plaintiffs filed similar lawsuits. Those lawsuits, as well as additional suits challenging the validity of our settlements related generic versions of Actos®, Cipro®, Lidoderm® and Loestrin®24, remain pending.

Additionally, we may, and have, received requests for information, sometimes in the form of civil investigative demands or subpoenas, from the FTC and the European Competition Commission, and are subject to ongoing FTC and European Competition Commission investigations. Two of our Arrow Group subsidiaries are the subject of a European Competition Commission Statement of Objection related to their 2002 and 2003 settlements of patent litigation related to citalopram. Any adverse outcome of these or other investigations or actions could have a material adverse effect on our business, results of operations, financial condition and cash flows. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business—Federal regulation of arrangements between manufacturers of brand and generic products could adversely affect our business.” Also refer to Legal Matters in “NOTE 21 — Commitments and Contingencies” in the accompanying “Notes to Consolidated Financial Statements” in this document.

Our Anda Distribution operations and our customers are also subject to various regulatory requirements, including requirements from the DEA, FDA, and state boards of pharmacy and city and county health regulators, among others. These include licensing, registration, recordkeeping, security and reporting requirements. For example, the DEA requires our Anda Distribution business to monitor customer orders of DEA Scheduled Drugs and to report suspicious orders to the DEA. Any determination by the DEA that we have failed to comply with applicable laws and regulations could result in the DEA suspending, terminating or refusing to renew Anda Distribution’s license to distribute Scheduled Drugs. Additionally, numerous states and the federal government have begun to enforce anti-counterfeit drug pedigree laws which require the tracking of all transactions involving prescription drugs beginning with the manufacturer, through the supply chain, and down to the pharmacy or other health care provider dispensing or administering prescription drug products. For example, the Florida Department of Health enforces drug pedigree requirements for distribution of prescription drugs in the State of Florida. Pursuant to Florida law and regulations, wholesalers and distributors, including our subsidiary, Anda, are required to maintain records documenting the chain of custody of prescription drug products they distribute beginning with the purchase of such products from the manufacturer. These entities are required to provide documentation of the prior transaction(s) to their customers in Florida, including pharmacies and other health care entities. Several other states have proposed or enacted legislation to implement similar or more stringent drug pedigree requirements. In addition, federal law requires that a “non-authorized distributor of record” must provide a drug pedigree documenting the prior purchase of a prescription drug from the manufacturer or from an “authorized distributor of record.” In cases where the wholesaler or distributor selling the drug product is not deemed an “authorized distributor of record,” it would need to maintain such records. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business — Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development, manufacturing and distribution capabilities” in this document.

European Union

We encounter similar regulatory and legislative issues in most other countries. Pharmaceutical manufacturers are regulated in the European Union (the “EU”) by the European Medicines Agency (the “EMA”). All manufacturers are required to submit medicinal products, including generic versions of previously approved products and new strengths, dosages and formulations of previously approved products, to the EMA and its member states for review and marketing authorization before such products are placed on the market in the EU.

Marketing authorizations are granted to applicants after the relevant health authority issues a positive assessment of quality, safety and efficacy of the product. In order to receive such assessment, applicants must submit applications, which must contain the results of pre-clinical tests, pharmaceutical tests, and clinical trials with respect to original products, or originator data with respect to the generic versions of previously approved products. All of these tests or trials must be conducted in accordance within European regulations and must allow the reviewing body to evaluate the quality, safety and efficacy of the medicinal product.

In addition to obtaining marketing authorization for each product, all member states require that a manufacturer’s facilities obtain approval from the national authority. The EU has a code of good manufacturing practices that each manufacturer must follow and comply with. Regulatory authorities in the EU may conduct inspections of the manufacturing facilities to review procedures, operating systems and personnel qualifications. Refer to “ITEM 1A. – RISK FACTORS – Risks Related to Our Business — The supply of APIs into Europe may be negatively affected by recent regulations promulgated by the European Union” in this document.

In the EU, member states regulate the pricing of pharmaceutical products, and in some cases, the formulation and dosing of products. This regulation is handled by individual member state national health services. These individual regulatory bodies can result in considerable price differences and product availability among member states. The implementation of tendering systems for the pricing of pharmaceuticals in several countries generally impacts drug pricing for generics; generally “tendering” refers to a system that requires bids to be submitted to the government by competing manufacturers to be the exclusive, or one of a few, supplier(s) of a product in a particular country.

Further, faced with major budget constraints, many European countries have resorted to price cuts that affect both innovative and generic pharmaceuticals although in some countries it has disproportionately affected generic products. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business—Global economic conditions could harm us” in this document. In addition, some EU countries such as France, Serbia and Spain, recently had to address statements and rumors claiming that generics are not as safe and effective as reference drugs, which may undermine efforts to increase generic utilization rates.

Canada

In Canada, pharmaceutical manufacturers are regulated by the Therapeutic Products Directorate (the “TPD”) which derives its authority from the Canadian federal government under the Food and Drugs Act and the Controlled Drug and Substances Act. The TPD evaluates and monitors the safety, effectiveness and quality of pharmaceutical products. Products are officially approved for marketing in Canada following receipt of a market authorization, or “Notice of Compliance” (an “NOC”), which is subject to the Food and Drug Regulations. Issuance of an NOC for generic drug products is also subject to the Patented Medicines (Notice of Compliance) Regulations (the “NOC Regulations”) under the Patent Act.

In Canada, the registration process for approval of generic pharmaceuticals has two tracks that proceed in parallel. To obtain an NOC for a generic drug, a company submits an application called an abbreviated new drug submission (“ANDS”) to Health Canada, which compares the drug to a reference product that is marketed in Canada under a NOC issued to a first person. The first track of the process involves an examination of the ANDS and proposed generic product by Health Canada to ensure that the quality, safety and efficacy of the proposed generic product meet Canadian standards and bioequivalence. The second track is governed by the NOC Regulations and links the grant of an NOC for the proposed generic to patent rights related to the reference product. Health Canada will grant an NOC when it is satisfied that the generic pharmaceutical product described in the ANDS is safe and efficacious and the requirements under the NOC Regulations are met.

The NOC Regulations allow branded drug marketers to list patents relating to the medicinal ingredient, formulation, dosage form or the use of the medicinal ingredient in their branded drug on a patent register maintained by Health Canada. In its ANDS, a generic applicant must address each patent listed against the reference product by making at least one statutory allowed allegation (for example, alleging that the patent is invalid or would not be infringed). If the generic applicant alleges invalidity or non-infringement, it must provide the branded manufacturer with an explanation of its allegations. Upon receipt of the explanation, the branded manufacturer may apply to the Federal Court of Canada for an Order prohibiting Health Canada from issuing an NOC for the generic. Health Canada may not issue a NOC until the earlier of the determination of the application by the court after a hearing on the allegations, or the expiration of 24 months from the commencement of the application.

Facilities, procedures, operations and/or testing of products are subject to periodic inspection by Health Canada and the Health Products and Food Branch Inspectorate. In addition, Health Canada conducts pre-approval and post-approval reviews and plant inspections to determine whether our systems are in compliance with the good manufacturing practices in Canada, Drug Establishment Licensing requirements and other provisions of the NOC Regulations. Competitors are subject to similar regulations and inspections.

Each Canadian province also provides a comprehensive public drug program, which controls drug pricing and reimbursement and is responsible for ensuring eligible patients receive drugs through public funding. The provinces and territories in Canada operate drug benefit programs through which eligible recipients receive drugs through public funding; these drugs are listed on provincial or territorial Drug Benefit Formularies (“Formularies”). Eligible recipients include seniors, persons on social assistance, low-income earners, and those with certain specified conditions or diseases. Formulary listings are also used by private payors to reimburse generic products. To be listed in a Formulary, drug products must have been issued a NOC and must comply with each jurisdiction’s individual review process. Currently, Canada’s provinces are looking at national competitive bidding processes/tendering of drugs, which may affect the sustainability of the industry and the supply of pharmaceuticals.

Finally, Canada has reached a trade agreement in principle with the European Union (CETA) in which it has agreed to implement patent term extensions and certain procedural amendments to the NOC Regulations. Canada is further involved in trade negotiations with ten Pacific countries including the United States (the “Trans Pacific Partnership”), which could lead to further changes to Canada’s intellectual property framework, which could delay generic competition.

Australia

Pharmaceutical manufacturers and products are regulated in Australia by the Therapeutic Goods Administration (the “TGA”) which oversees the quality, safety and efficacy of pharmaceutical products and other therapeutic goods. The TGA is a Division of the Australian Department of Health and Aging and established under the Therapeutic Goods Act of 1989.

Australian pharmaceutical manufacturers must be licensed under Part 3-3 of the Therapeutic Goods Act, and their manufacturing facilities and processes must comply with good manufacturing practices in Australia. All pharmaceutical products manufactured for supply in Australia must be listed in the Australian Register of Therapeutic Goods (the “ARTG”), before they can be marketed or supplied for sale in Australia.

The government regulates the pharmaceuticals market through the Pharmaceutical Benefits Scheme (the “PBS”), which is a governmental healthcare program established to subsidize the cost of pharmaceuticals to Australian citizens. The PBS is operated under the National Health Act 1953. This statute legislates who may sell pharmaceutical products, pharmaceutical product pricing and governmental subsidies. More than 80% of all prescription medicines sold in Australia are reimbursed by the PBS. For pharmaceutical products listed on the PBS, the price is determined through negotiations between the Pharmaceutical Benefits Pricing Authority and pharmaceutical suppliers.

The IP Laws Amendment (Raising the Bar) Act 2012 came into full effect in April 2013 making numerous changes to Australia’s intellectual property system. The Act included updates to almost all of the intellectual property legislative instruments, including the Patents Act 1990. The changes were aimed at raising the quality of granted patents, providing free access to patented inventions for regulatory approvals and research, reducing delays in resolution of patent and trademark applications and improving mechanisms for trademark and copyright enforcement as well as simplifying the intellectual property system generally.

In May 2013, a final report from the Pharmaceutical Patents Review was provided to the Australian government. The report provided 14 recommendations relating to hotly debated topics, such as extensions of term, contributory infringement, ever-greening, manufacture for export, data exclusivity, a public database identifying and linking specific patents to molecules and early warning of generic launch. Further, the Productivity Commission’s report on Compulsory Licensing was issued in late May 2013. The report found that there are no clear alternatives to the current compulsory licensing system that would significantly reduce its cost without also reducing the quality of the outcomes and increasing the scope for appeals, but recommended a number of changes to the Patents Act 1990 and other legislative instruments to strengthen the current system. No action has yet been taking by the Australian government in response to these reports.

Australia remains engaged in various trade negotiations, including the Trans Pacific Partnership that could have pricing implications for its patent and regulatory frameworks and affect the Pharmaceutical Benefits Scheme.

Russia

In Russia. Federal Law on the Circulation of Medicines, effective from January 9, 2010 (the “Pharmaceutical Law”), establishes the general framework of legal requirements applicable to the development, production, trials, quality control, efficacy, safety, importation and sale of pharmaceutical products in Russia.

Given the importance to the public of the health care sector, and providing the population with safe and high quality pharmaceuticals, the Pharmaceutical Law makes it a priority for the state to control the production, quality, efficacy, and safety of pharmaceuticals.

Russia’s pharmaceutical market consists largely of an out-of-pocket retail market, and the retail market is driven by the promotion of branded products, including both originator and branded generics. A trend of increases in the cost of health care has drawn public scrutiny. Government budget constraints may impact the timing of market entry and/or adversely affect pricing, and compel the government to resort to a tendering model. This could create new challenges—particularly for foreign companies, as along with downward pricing pressures, Russia tends to favor domestically based producers.

Environmental Matters

We are subject to federal, state, and local environmental laws and regulations in the United States and abroad. We believe that our operations comply in all material respects with applicable environmental laws and regulations in each jurisdiction where we have a business presence. Although we continue to make capital expenditures for environmental protection, we do not anticipate any significant expenditure in order to comply with such laws and regulations that would have a material impact on our earnings or competitive position. We are not aware of any pending litigation or significant financial obligations arising from current or past environmental practices that are likely to have a material adverse effect on our financial position. We cannot assure you, however, that environmental problems relating to facilities owned or operated by us will not develop in the future, and we cannot predict whether any such problems, if they were to develop, could require significant expenditures on our part. In addition, we are unable to predict what legislation or regulations may be adopted or enacted in the future with respect to environmental protection and waste disposal. Refer to “ITEM 1A. RISK FACTORS — Risks Related to Our Business — Our business will continue to expose us to risks of environmental liabilities” in this document.

Seasonality

There are no significant seasonal aspects that are expected to materially impact our business.

Backlog

As a result of the extent of our supply chain, backlog of orders is not material to our business.

Employees

As of December 31, 2013, we had approximately 19,200 employees. Of our employees, approximately 1,775 were engaged in R&D, 7,765 in manufacturing, 1,750 in quality assurance and quality control, 6,975 in sales, marketing and distribution, and 935 in administration.

ITEM 1A.	RISK FACTORS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Any statements made in this report that are not statements of historical fact or that refer to estimated or anticipated future events are forward-looking statements. We have based our forward-looking statements on management’s beliefs and assumptions based on information available to our management at the time these statements are made. Such forward-looking statements reflect our current perspective of our business, future performance, existing trends and information as of the date of this filing. These include, but are not limited to, our beliefs about future revenue and expense levels and growth rates, prospects related to our strategic initiatives and business strategies, including the integration of, and synergies associated with, strategic acquisitions, express or implied assumptions about government regulatory action or inaction, anticipated product approvals and launches, business initiatives and product development activities, assessments related to clinical trial results, product performance and competitive environment, and anticipated financial performance. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “intend,” “could,” “would,” “should,” “estimate,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. The statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution the reader that these statements are based on certain assumptions, risks and uncertainties, many of which are beyond our control. In addition, certain important factors may affect our actual operating results and could cause such results to differ materially from those expressed or implied by forward-looking statements. We believe the risks and uncertainties discussed under the section entitled “Risks Related to Our Business,” and other risks and uncertainties detailed herein and from time to time in our SEC filings, may cause our actual results to vary materially from those anticipated in any forward-looking statement.

We disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

We operate in a rapidly changing environment that involves a number of risks and uncertainties, some of which are beyond our control. The following discussion highlights some of these risks and speaks as of the date of this document. These and other risks could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Risks Related to Our Business

We may not realize all of the anticipated benefits of the Forest Acquisition, including the acquisition of Furiex, or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the businesses. The Forest Acquisition may result in adverse tax consequences to the Actavis group.

We anticipate achieving a variety of synergies in connection with the Forest Acquisition over the next one to three years, including approximately $1 billion of operating and tax synergies. Our anticipated synergies are inherently estimates that are difficult to predict and are necessarily speculative in nature, and we cannot provide assurance that we will achieve expected or actual synergies. Our ability to fully realize the anticipated benefits of the transaction with Forest will depend, to a large extent, on our ability to integrate the Actavis and the Forest, including Furiex and Aptalis, businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, we have been and will continue to be required to devote significant management attention and resources to integrating the business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected by us. Our failure to meet the challenges involved in integrating the two businesses in order to realize the anticipated benefits of the Forest Acquisition could cause an interruption of, or a loss of momentum in, our activities and could adversely affect our results of operations.

In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining the business of Actavis with that of Forest, including Furiex and Aptalis;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Forest Acquisition, including possible adverse tax consequences to the Actavis group pursuant to the anti-inversion rules under section 7874 of the Internal Revenue Code of 1986, as amended, (“Section 7874”) as a result of the acquisition; and

•	challenges in attracting and retaining key personnel.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact our business, financial condition and results of operations. In addition, even if the operations of the businesses of Actavis and Forest are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Additional unanticipated costs may be incurred in the integration of the businesses of Actavis and Forest. All of these factors could cause a reduction to our earnings per share, decrease or delay the expected accretive effect of the transaction, and negatively impact the price of the Actavis plc Ordinary Shares. As a result, we cannot assure you that the combination of the Actavis and Forest businesses will result in the realization of the full benefits anticipated from the Forest Acquisition.

Actavis has incurred and will continue to incur direct and indirect costs as a result of the Forest Acquisition.

Actavis has incurred substantial expenses in connection with completing the Forest Acquisition, and over a period of time following the completion of the Forest Acquisition, Actavis further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Actavis and Forest. While Actavis has assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Actavis’ control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Actavis and Forest.

We and Allergan must obtain required approvals and governmental and regulatory consents to consummate our acquisition of Allergan, which, if delayed, not granted or granted with unacceptable conditions, may delay or jeopardize the consummation of the transaction, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the transaction.

The Allergan transaction is subject to customary closing conditions. These closing conditions include, among others, the receipt of required approvals of our shareholders and Allergan stockholders, the approval of the merger by the U.S. Department of Justice and other governmental and regulatory authorities and the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the relevant approvals under the antitrust, competition and foreign investment laws of certain foreign countries under which filings or approvals are or may be required. The governmental agencies from which the parties will seek certain of these approvals and consents have broad discretion in administering the governing regulations. We can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the transaction, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Actavis’ business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the effective time or reduce the anticipated benefits of the transaction. Further, no assurance can be given that the required stockholder approvals will be obtained or that the required closing conditions will be satisfied, and, if all required consents and approvals are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. If we and Allergan agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the transaction, these requirements, limitations, costs, divestitures or restrictions could adversely affect Actavis’ ability to integrate our operations with Allergan’s operations and/or reduce the anticipated benefits of the transaction. This could result in a failure to consummate the transaction or have a material adverse effect on Actavis’ business and results of operations.

Failure to consummate the Allergan transaction could negatively impact our share price and our future business and financial results.

If the Allergan transaction is not consummated, our ongoing businesses may be adversely affected and, without realizing any of the benefits of having consummated the transaction, we will be subject to a number of risks, including the following:

•	we will be required to pay costs and expenses relating to the proposed transaction;

•	we will be obligated to pay a termination fee of (i) $2.1 billion if the merger agreement under which we will acquire Allergan is terminated as a result of the requisite antitrust approvals not being obtained or if the merger agreement is terminated by Allergan as a result of our board of directors changing its recommendation that the our shareholders approve the issuance of Actavis shares in connection with the acquisition, or (ii) $1.3 billion if the approval of our shareholders is not obtained;

•	matters relating to the transaction (including integration planning) may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us;

•	the merger agreement restricts us, without Allergan’ consent and subject to certain exceptions, from making certain acquisitions and taking other specified actions until the merger is consummated or the merger agreement terminates. These restrictions may prevent us from pursuing otherwise attractive business opportunities and making other changes to our business that may arise prior to completion of the merger or termination of the merger agreement; and

•	we also could be subject to litigation related to any failure to consummate the merger or related to any enforcement proceeding commenced against us to perform our respective obligations under the merger agreement.

If the merger is not consummated, these risks may materialize and may adversely affect our business, financial results and share price.

We may not realize all of the anticipated benefits of the Allergan merger or those benefits may take longer to realize than expected. We may also encounter significant unexpected difficulties in integrating the two businesses. The merger may result in adverse tax consequences to Actavis.

Our ability to realize the anticipated benefits of the Allergan transaction will depend, to a large extent, on our ability to integrate our business with Allergan’s businesses. The combination of two independent businesses is a complex, costly and time-consuming process. As a result, we will be required to devote significant management attention and resources to integrating the business practices and operations of Actavis and Allergan. The integration process may disrupt the businesses and, if implemented ineffectively, would preclude realization of the full benefits expected by us. Our failure to meet the challenges involved in integrating the two businesses to realize the anticipated benefits of the transaction could cause an interruption of, or a loss of momentum in, the activities of Actavis and could adversely affect Actavis’ results of operations. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management’s attention to integration matters;

•	difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from combining our business with that of Allergan;

•	difficulties in the integration of operations and systems;

•	difficulties in the assimilation of employees;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	challenges in keeping existing customers and obtaining new customers;

•	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the merger, including possible adverse tax consequences to the Actavis group pursuant to the anti-inversion rules under section 7874 of the Internal Revenue Code of 1986, as amended “Section 7874”) as a result of the merger; and

•	challenges in attracting and retaining key personnel.

Many of these factors will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy, which could materially impact the business, financial condition and results of operations of Actavis. In addition, even if the operations of the businesses of Actavis and Allergan are integrated successfully, we may not realize the full benefits of the transaction, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Or, additional unanticipated costs may be incurred in the integration of the businesses of Actavis and Allergan. All of these factors could cause dilution to the earnings per share of Actavis, decrease or delay the expected accretive effect of the merger, and negatively impact the price of Actavis’ ordinary shares. As a result, we cannot assure you that the combination of Actavis and Allergan businesses will result in the realization of the full benefits anticipated from the transaction.

Actavis will incur direct and indirect costs as a result of the transaction.

Actavis and Allergan will incur substantial expenses in connection with completing the merger, and over a period of time following the completion of the merger, Actavis further expects to incur substantial expenses in connection with coordinating the businesses, operations, policies and procedures of Actavis and Allergan. While Actavis has assumed that a certain level of transaction and coordination expenses will be incurred, there are a number of factors beyond Actavis’ control that could affect the total amount or the timing of these transaction and coordination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses may exceed the costs historically borne by Actavis and Allergan.

Our operating results and financial condition may fluctuate.

Our operating results and financial condition may fluctuate from quarter to quarter and year to year for a number of reasons. The following events or occurrences, among others, could cause fluctuations in our financial performance from period to period:

•	development of new competitive products or generics by others;

•	the timing and receipt of approvals by the FDA and other regulatory authorities;

•	the failure to obtain, delay in obtaining or restrictions or limitations on approvals from the FDA or other regulatory authorities;

•	difficulties or delays in resolving FDA or other regulatory authority-observed deficiencies at our manufacturing facilities, which could delay our ability to obtain approvals of pending product applications or curtail availability to continue production of existing products;

•	delays or failures in clinical trials that affect our ability to achieve FDA approvals or approvals from other regulatory authorities;

•	serious or unexpected health or safety concerns with our products or product candidates;

•	changes in the amount we spend to research and develop, acquire or license new products, technologies or businesses;

•	changes in the amount we spend to promote our products;

•	delays between our expenditures to acquire new products, technologies or businesses and the generation of revenues from those acquired products, technologies or businesses;

•	changes in treatment practices of physicians that currently prescribe our products;

•	changes in coverage and reimbursement policies of health plans and other health insurers, including changes that affect newly developed or newly acquired products;

•	changes in laws and regulations concerning coverage and reimbursement of pharmaceutical products, including changes to Medicare, Medicaid and similar programs;

•	increases in the cost of raw materials used to manufacture our products;

•	realization of assets and settlement of liabilities at amounts equal to estimated fair value as of the acquisition date in connection with any acquisitions or dispositions;

•	manufacturing and supply interruptions, including failure to comply with manufacturing specifications;

•	the effect of economic changes in hurricane, monsoon, earthquake and other natural disaster-affected areas;

•	the impact of third party patents and other intellectual property rights which we may be found to infringe, or may be required to license, and the potential damages or other costs we may be required to pay as a result of a finding that we infringe such intellectual property rights or a decision that we are required to obtain a license to such intellectual property rights;

•	changes in antitrust laws and regulations concerning settlement of patent and other intellectual property disputes, and potential damages or other costs we may be required to pay as a result of such changes;

•	the mix of products that we sell during any time period;

•	lower than expected demand for our products;

•	our responses to price competition;

•	our ability to successfully integrate and commercialize the products, technologies and businesses we acquire or license, as applicable;

•	expenditures as a result of legal actions;

•	market acceptance of our products;

•	the impairment and write-down of goodwill or other intangible assets or investments or long-lived assets;

•	disposition of our primary products, technologies and other rights;

•	termination or expiration of, or the outcome of disputes relating to, trademarks, patents, license agreements and other rights;

•	changes in insurance rates for existing products and the cost and availability of insurance for new and existing products;

•	general economic and industry conditions, including changes in interest rates affecting returns on cash balances and investments that affect customer demand;

•	costs and outcomes of any tax audits;

•	fluctuations in foreign currency exchange rates;

•	costs and outcomes of any litigation involving intellectual property, product promotional activities, drug pricing or reimbursement, product liability, customers or other issues;

•	timing of revenue recognition related to licensing agreements and/or strategic collaborations;

•	our ability to successfully integrate newly acquired businesses; and

•	risks related to the growth of our business across numerous countries world-wide and the inherent international economic, regulatory, political and business risks.

As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful, and these comparisons should not be relied upon as an indication of future performance. The above factors may cause our operating results to fluctuate and adversely affect our financial condition and results of operations.

Our substantial debt and other financial obligations could impair our financial condition and our ability to fulfill our debt obligations. Any refinancing of this substantial debt could be at significantly higher interest rates.

Our substantial indebtedness and other financial obligations could:

•	impair our ability to obtain financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes;

•	have a material adverse effect on us if we fail to comply with financial and affirmative and restrictive covenants in our debt agreements and an event of default occurs as a result of a failure that is not cured or waived;

•	require us to dedicate a substantial portion of our cash flow for interest payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital and capital expenditures;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionally less debt.

Additionally, certain of our financing agreements may contain cross-default or other similar provisions whereby a default under one financing agreement could result in a default under our other financing agreements.

If we are unable to meet our debt service obligations and other financial obligations, we could be forced to restructure or refinance our indebtedness and other financial transactions, seek additional equity capital or sell our assets. We might then be unable to obtain such financing or capital or sell our assets on satisfactory terms, if at all. Any refinancing of our indebtedness could be at significantly higher interest rates, and/or incur significant transaction fees. See “Liquidity and Capital Resources—Credit Facility Indebtedness” and “Liquidity and Capital Resources—Senior Note Indebtedness” for a detailed discussion of our outstanding indebtedness.

If we do not successfully integrate newly acquired businesses into our business operations, our business could be adversely affected.

We will need to successfully integrate the operations of newly acquired businesses, including Forest, Furiex and Aptalis, with our business operations. Integrating the operations of new businesses with that of our own is a complex and time-consuming process. Prior to each acquisition, the acquired business operated independently, with its own business, corporate culture, locations, employees and systems. There may be substantial difficulties, costs and delays involved in any integration of other businesses with that of our own. These may include:

•	distracting management from day-to-day operations;

•	potential incompatibility of corporate cultures;

•	an inability to achieve synergies as planned;

•	costs and delays in implementing common systems and procedures; and

•	increased difficulties in managing our business due to the addition of international locations.

These risks may be accentuated if the majority of the former businesses’ operations, employees and customers are located outside of the United States. Any one or all of these factors may increase operating costs or lower anticipated financial performance. Many of these factors are also outside of our control.

Achieving anticipated synergies and the potential benefits underlying our reasons for any acquisition will depend on successful integration of the businesses. The failure to integrate the business operations of the acquired business successfully would have a material adverse effect on our business, financial condition and results of operations.

Any acquisitions of technologies, products and businesses could adversely affect our relationships with key customers and/or could result in significant charges to earnings.

We regularly review potential acquisitions of technologies, products and businesses complementary to our business. Acquisitions typically entail many risks and could result in difficulties in integrating operations, personnel, technologies and products. In connection with acquisitions, we could experience disruption in our business, technology and information systems, customer or employee base, including diversion of management’s attention from our continuing operations. There is also a risk that key employees of companies that we acquire or key employees necessary to successfully commercialize technologies and products that we acquire may seek employment elsewhere, including with our competitors. Furthermore, there may be overlap between our products or customers and the companies that we acquire that may create conflicts in relationships or other commitments detrimental to the integrated businesses.

In addition, as a result of acquiring businesses or products, or entering into other significant transactions, we may experience significant charges to earnings for merger and related expenses. These costs may include substantial fees for investment bankers, attorneys, accountants, and severance and other closure costs associated with the elimination of duplicate or discontinued products, operations and facilities. Charges that we may incur in connection with acquisitions could adversely affect our results of operations for particular quarterly or annual periods.

We are subject to federal and state healthcare fraud and abuse and health information privacy and security laws, and the failure to comply with such laws may adversely affect our business.

In the United States, many of our products are reimbursed under federal and state health care programs such as Medicaid, Medicare, TriCare, and/or state pharmaceutical assistance programs, and as a result, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include: (i) the U.S. Anti-Kickback Statute, which constrains our marketing practices, educational programs, pricing policies and relationships with healthcare providers or other entities, by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual or the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs; (ii) federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payers that are false or fraudulent; (iii) the U.S. Health Insurance Portability and Accountability Act of 1996, (HIPAA), which among other things created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; (iv) the U.S. Physician Payments Sunshine Act, which among other things, requires manufacturers of drugs, devices, biologics and medical supplies for which payment is available under a federal healthcare program to report annually information related to “payments or other transfers of value” made to physicians and teaching hospitals, and ownership and investment interests held by certain healthcare professionals and their immediate family members; (v) HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information and places restrictions on the use of such information for marketing communications; and (vi) state and foreign law equivalents of each of the above U.S. laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. Violations of the fraud and abuse laws may result in severe penalties against the responsible employees and Actavis, including jail sentences, large fines, and the exclusion of our products from reimbursement under federal and state programs. We are committed to conducting the sales and marketing of our products in compliance with the healthcare fraud and abuse laws, but certain applicable laws may impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity, a governmental authority may take a position contrary to a position we have taken, or should an employee violate these laws without our knowledge, a governmental authority may impose civil and/or criminal sanctions.

For example, in December 2009, we learned that numerous pharmaceutical companies, including certain of our subsidiaries, have been named as defendants in a federal qui tam action pending in the United States District Court for the District of Massachusetts alleging that the defendants falsely reported to the United States that certain pharmaceutical products were eligible for Medicaid reimbursement and thereby allegedly caused false claims for payment to be made through the Medicaid program. A similar action was filed by the State of Louisiana in August 2013 and additional lawsuits are possible. Any adverse outcome in these actions, or the imposition of penalties or sanctions for failing to comply with the fraud and abuse laws, could adversely affect us and may have a material adverse effect on our business, results of operations, financial condition and cash flows. Some of the statutes and regulations that govern our activities, such as federal and state anti-kickback and false claims laws, are broad in scope, and while exemptions and safe harbors protecting certain common activities exist, they are often narrowly drawn. While we manage our business activities to comply with these statutory provisions, due to their breadth, complexity and, in certain cases, uncertainty of application, it is possible that our activities could be subject to challenge by various government agencies. In particular, the FDA, the U.S. Department of Justice and other agencies have increased their enforcement activities with respect to the sales, marketing, research and similar activities of pharmaceutical companies in recent years, and many pharmaceutical companies have been subject to government investigations related to these practices. A determination that we are in violation of these and/or other government regulations and legal requirements may result in civil damages and penalties, criminal fines and prosecution, administrative remedies, the recall of products, the total or partial suspension of manufacture and/or distribution, seizure of products, injunctions, whistleblower lawsuits, failure to obtain approval of pending product applications, withdrawal of existing product approvals, exclusion from participation in government healthcare programs and other sanctions.

Beginning in February 2012, Legacy Warner Chilcott, along with several then and former employees in its sales organization and certain third parties, received subpoenas from the United States Attorney for the District of Massachusetts. The subpoena Legacy Warner Chilcott received sought information and documentation relating to a wide range of matters, including sales and marketing activities, payments to people who are in a position to recommend drugs, medical education, consultancies, prior authorization processes, clinical trials, off-label use and employee training (including with respect to laws and regulations concerning off-label information and physician remuneration), in each case relating to all of our current key products. Forest is also subject to other claims and investigations. We cannot predict or determine the impact of this inquiry on our future financial condition or results of operations. The U.S. Attorney’s investigation and any other threatened or actual government enforcement action could also generate adverse publicity and require that we devote substantial resources that could be used productively on other aspects of our business.

Furthermore, in connection with a settlement of certain claims brought by the U.S. government, Forest operates under a Corporate Integrity Agreement (the “CIA”) with the Office of Inspector General of Health and Human Services that requires Forest to maintain its current compliance program and to undertake a set of defined corporate integrity obligations until September 2015. The CIA also provides for an independent third-party review organization to assess and report on Forest’s compliance program. While we expect to fully and timely comply with all of our assumed obligations under the CIA, the failure to do so could result in substantial penalties and being excluded from government healthcare programs.

Any of these types of investigations or enforcement actions could affect our ability to commercially distribute our products and could materially and adversely affect our business, financial condition, results of operations and cash flows.

If we are unable to successfully develop or commercialize new products, our operating results will suffer.

Our future results of operations depend to a significant extent upon our ability to successfully develop and commercialize new brand and generic products in a timely manner. There are numerous difficulties in developing and commercializing new products, including:

•	developing, testing and manufacturing products in compliance with regulatory standards in a timely manner;

•	receiving requisite regulatory approvals for such products in a timely manner, or at all;

•	the availability, on commercially reasonable terms, of raw materials, including API and other key ingredients;

•	developing and commercializing a new product is time consuming, costly and subject to numerous factors, including legal actions brought by our competitors, that may delay or prevent the development and commercialization of new products;

•	experiencing delays as a result of limited resources at the FDA or other regulatory agencies;

•	changing review and approval policies and standards at the FDA and other regulatory agencies; and

•	commercializing generic products may be substantially delayed by the listing with the FDA of patents that have the effect of potentially delaying approval of a generic product by up to 30 months.

As a result of these and other difficulties, products currently in development by us may or may not receive timely regulatory approvals, or approvals at all, necessary for marketing by us or other third-party partners. This risk particularly exists with respect to the development of proprietary products because of the uncertainties, higher costs and lengthy time frames associated with R&D of such products and the inherent unproven market acceptance of such products. Additionally, we face heightened risks in connection with our development of extended release or controlled release generic products because of the technical difficulties and regulatory requirements related to such products. Additionally, with respect to generic products for which we are the first applicant to request approval on the basis that an innovator patent is invalid or not infringed (a paragraph IV filing), our ability to obtain 180 days of generic market exclusivity may be contingent on our ability to obtain

FDA approval or tentative approval within 30 months of the FDA’s acceptance of our application for filing. We therefore risk forfeiting such market exclusivity if we are unable to obtain such approval or tentative approval on a timely basis. If any of our products or the products of our third-party partners are not approved timely or, when acquired or developed and approved, cannot be successfully manufactured or commercialized timely, our operating results could be adversely affected. We cannot guarantee that any investment we make in developing products will be recouped, even if we are successful in commercializing those products.

If generic products that compete with any of our branded pharmaceutical products are approved and sold, sales of our products will be adversely affected.

As a result of our acquisitions of Forest and Legacy Warner Chilcott, specialty branded products now comprise a larger percentage of our total revenues. Generic equivalents for branded pharmaceutical products are typically sold at lower costs than the branded products. After the introduction of a competing generic product, a significant percentage of the prescriptions previously written for the branded product are often written for the generic version. In addition, legislation enacted in most U.S. states and Canadian provinces allows or, in some instances mandates, that a pharmacist dispense an available generic equivalent when filling a prescription for a branded product, in the absence of specific instructions from the prescribing physician. As a result, branded products typically experience a significant loss in revenues following the introduction of a competing generic product. Our branded pharmaceutical products are or may become subject to competition from generic equivalents because there is no proprietary protection for some of the branded pharmaceutical products we sell, because our patent protection expires or because our patent protection is not sufficiently broad or enforceable. In addition, we may not be successful in our efforts to extend the proprietary protection afforded our branded products through the development and commercialization of proprietary product improvements and new and enhanced dosage forms.

Our Actonel® products no longer have patent protection in Canada or the Western European countries in which we sell these products, and Asacol® is not protected by a patent in the United Kingdom. Our Actonel® once-a-month product lost U.S. patent protection in June 2014 (including a 6-month pediatric extension of regulatory exclusivity) and generic versions of our Loestrin® 24 Fe product entered the market in January 2014 pursuant to settlement agreements previously entered into. In addition, other products such as Estrace® Cream, Asacol® 400 mg and Femhrt® are not protected by patents in the United States where we sell these products. Generic equivalents are currently available in Canada and Western Europe for Actonel® and in the United States for certain versions of our Doryx® and Femhrt® products, Femcon® Fe and certain other less significant products.

During the next few years, additional products of ours will lose patent protection or likely become subject to generic competition. Generic versions of our Asacol® HD 800 mg product may enter the market as early as November 2015 pursuant to an agreement previously entered into and generic versions of our Enablex® product may enter the market as early as March 2016 pursuant to settlement agreements previously entered into. Some of our products may also become subject to generic competition prior to the expiration of patent protection in the event a generic competitor elects to launch its generic equivalent product “at-risk.” Competition from generic equivalents could result in a material impairment of our intangible assets or the acceleration of amortization on our non-impaired intangible assets and may have a material adverse impact on our revenues, financial condition, results of operations and cash flows.

Our branded pharmaceutical expenditures may not result in commercially successful products.

Developing and commercializing branded pharmaceutical products is generally more costly than generic products. In the future, and particularly following the Warner Chilcott Acquisition and the Forest Acquisition, we anticipate continuing and increasing our product development expenditures for our Actavis Specialty Brands business segment, including products acquired from Warner Chilcott and Forest. In order to grow and achieve success in our business, we must continually identify, develop, acquire and license new products that we can ultimately market. There are many difficulties and uncertainties inherent in pharmaceutical research and development, and there is a high rate of failure inherent in new drug discovery and development. Failure can occur at any point in the process, including late in the process after substantial investment. New product candidates that appear promising in development may fail to reach the market or may have only limited commercial success because of efficacy or safety concerns, inability to obtain necessary regulatory approvals and payer reimbursement, limited scope of approved uses, difficulty or excessive costs to manufacture, or infringement of the patents or intellectual property rights of others. Delays and uncertainties in the FDA approval process and the approval processes in other countries can result in delays in product launches and lost market opportunity.

We currently have products in various stages of development. For example in 2013, we initiated a Phase 3 clinical trial for our Esmya™ product for treatment of uterine fibroids. We also have new hormonal contraceptive therapy products in various stages of development from preclinical development to Phase 3 development, as well as osteoporosis products in preclinical and clinical development and dermatology and infectious disease products in various stages of clinical development, among others. Such clinical trials are costly and may not result in successful outcomes. The results of preclinical studies and early clinical studies may not be predictive of the results of later-stage clinical studies. Product candidates that have shown promising results in early-stage clinical studies may still suffer significant setbacks in subsequent clinical studies. There is a high rate of failure for products proceeding through clinical studies, and product candidates in later stages of clinical studies may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical studies. Clinical studies may not proceed as planned or be completed on schedule, if at all. The rate of completion of clinical trials is significantly dependent upon a number of factors, including the rate of patient enrollment. We may not be able to attract a sufficient number of sites or enroll a sufficient number of patients in a timely manner in order to complete clinical trials. Moreover, nonclinical and clinical data are often susceptible to varying interpretations and analyses, and our data may not provide adequate efficacy and safety information to obtain regulatory approval of our candidates. We cannot be sure that our business expenditures, including but not limited to our expenditures related to our Esmya™ product, JNJ-Q2 product, products acquired in the Warner Chilcott Acquisition and the Forest Acquisition or products of our third-party partners, among others, will result in the successful discovery, development or launch of brand products that will prove to be commercially successful or will improve the long-term profitability of our business. If such business expenditures do not result in successful discovery, development or launch of commercially successful brand products our results of operations and financial condition could be materially adversely affected.

Our investments in biosimilar products may not result in products that are approved by the FDA or other ex- U.S. regulatory authorities and, even if approved by such authorities, may not result in commercially successful products.

In 2011, we entered into a collaboration agreement with Amgen Inc. to develop and commercialize, on a worldwide basis, biosimilar versions of Herceptin®, Avastin®, Rituxan/Mab Thera®, and Erbitux® (the “Amgen Collaboration Agreement”). Under the agreement, we will be required to invest up to $312.4 million (as of December 31, 2013) in furtherance of the development and regulatory approval of such products. Although Amgen, our development partner, has substantial expertise and experience in the development of biological products, significant uncertainty remains concerning the regulatory pathway in the United States and in other countries to obtain regulatory approval of biosimilar products, and the commercial pathway to successfully market and sell such products. In the United States, an abbreviated pathway for approval of biosimilar products was established by the Biologics Price Competition and Innovation Act of 2009, or BPCIA, enacted on March 23, 2010, as part of the Patient Protection and Affordable Care Act. The BPCIA established this abbreviated pathway under section 351(k) of the Public Health Services Act, or PHSA. Subsequent to the enactment of the BPCIA, the FDA issued draft guidance regarding the demonstration of biosimilarity as well as the submission and review of biosimilar applications. However, there have been no biosimilar products approved under the 251(k) pathway to date.

The BPCIA prohibits the FDA from accepting an application for a biosimilar candidate to a reference product within four years of the reference product’s licensure by the FDA. In addition, the BPCIA provides innovative biologics with twelve years of exclusivity from the data of their licensure, during which time the FDA cannot approve any application for a biosimilar candidate to the reference product. Additionally, biosimilar products will likely be subject to extensive patent clearances and/or patent infringement litigation, which could delay or prevent the commercial launch of a product for many years. Further, our collaboration with Amgen may not result in products that meet the requirements established by the FDA or other ex-U.S. regulatory authorities. If our collaboration does result in biosimilar products that obtain FDA or other ex-U.S. regulatory authority approval, such product(s) may not be commercially successful and/or may not generate profits in amounts that are sufficient to offset the amount invested to obtain such approvals. Market success of biosimilar products will depend on demonstrating to patients, physicians and payors that such products are safe and efficacious compared to other existing products yet offer a more competitive price or other benefit over existing therapies. If our collaboration with Amgen does not result in the development and timely approval of biosimilar products or if such products, once developed and approved, are not commercially successful, our results of operations, financial condition and cash flows could be materially adversely affected.

If we are unsuccessful in our joint ventures and other collaborations, our operating results could suffer.

We have made substantial investments in joint ventures and other collaborations, including our collaboration agreements with Amgen and Sanofi, and may use these and other methods to develop or commercialize products in the future. These arrangements typically involve other pharmaceutical companies as partners that may be competitors of ours in certain markets. In many instances, we will not control these joint ventures or collaborations or the commercial exploitation of the licensed products, and cannot assure you that these ventures will be profitable. Any such marketing restrictions could affect future revenues and have a material adverse effect on our operations. Our results of operations may suffer if existing joint venture or collaboration partners withdraw, or if these products are not timely developed, approved or successfully commercialized and we cannot guarantee the successful outcome of such efforts, nor that they will result in any intellectual property rights or products that inure to our benefit.

If we are unable to adequately protect our technology or enforce our patents, our business could suffer.

Our success with the brand products that we develop will depend, in part, on our ability to obtain patent protection for these products. We currently have a number of U.S. and foreign patents issued and pending. However, issuance of a patent is not conclusive evidence of its validity or enforceability. We cannot be sure that we will receive patents for any of our pending patent applications or any patent applications we may file in the future, or that our issued patents will be upheld if challenged. If our current and future patent applications are not approved or, if approved, our patents are not upheld in a court of law if challenged, it may reduce our ability to competitively utilize our patented products. Also, such patents may or may not provide competitive advantages for their respective products or they may be challenged or circumvented by our competitors, in which case our ability to commercially market these products may be diminished. For example, patents covering our Androderm® and INFed® products and our Carafate® product, which we acquired in the Forest Acquisition, have expired and we have no further patent protection on these products. Therefore, it is possible that a competitor may launch a generic version of Androderm® and/or INFed® at any time, which would result in a significant decline in that product’s revenue and profit.

During the next five years, additional products acquired pursuant to the Warner Chilcott Acquisition and the Forest Acquisition will lose patent protection or likely become subject to generic competition. For example, our Asacol® 400 mg product lost U.S. patent protection in July 2013, our Actonel® once-a-week product lost U.S. patent protection in June 2014 (including a 6-month pediatric extension of regulatory exclusivity), generic versions of our Loestrin® 24 Fe product entered the market in January 2014 pursuant to settlement agreements previously entered into; generic versions of our Asacol® HD 800 mg product may enter the market as early as November 2015 pursuant to an agreement previously entered into; our newly acquired Namenda product will lose U.S. patent protection in 2015; and generic versions of our Enablex® product may enter the market as early as March 2016 pursuant to settlement agreements previously entered into. Some of our products may also become subject to generic competition prior to the expiration of patent protection in the event a generic competitor elects to launch its generic equivalent product “at-risk.” For example, although our Doryx® patent does not expire until 2022, and Legacy Warner Chilcott and Mayne Pharma International Pty Ltd. (“Mayne”) filed infringement lawsuits against Mylan Inc. (“Mylan”) and Impax Laboratories, Inc. (“Impax”) arising from their Abbreviated New Drug Applications (“ANDA”) filings with respect to our Doryx® 75 mg, 100 mg and 150 mg products, generic versions of such products have been launched following the FDA’s approval of their respective ANDAs.

Generic competitors to our branded products may also challenge the validity or enforceability of the patents protecting our products or otherwise seek to circumvent them. For example, Legacy Warner Chilcott received a challenge relating to its Atelvia® (risedronate) 35 mg tablets product. In October 2011 and March 2012, Legacy Warner Chilcott received separate Paragraph IV certification notice letters from Watson Laboratories, Inc.— Florida (“Watson), Teva Pharmaceutical Industries, Ltd. (“Teva”) and Ranbaxy Laboratories Ltd. (“Ranbaxy”) indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of Atelvia® 35 mg tablets. Legacy Warner Chilcott brought actions against each of Watson, Teva and Ranbaxy, charging each with infringement. In October 2013, Watson divested its ANDA to Amneal Pharmaceuticals (“Amneal”). In September 2013, Legacy Warner Chilcott received a Paragraph IV certification notice letter from Impax indicating that it had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of Atelvia®. Legacy Warner Chilcott filed a lawsuit against Impax in October 2013, asserting infringement. The Company has settled with Ranbaxy, Amneal and Impax; however, trial against Teva began on July 14, 2014 and ended on July 18, 2014. Similarly, Forest also recently brought actions against certain manufacturers of generic drugs for infringement of several patents covering our newly acquired Savella®, Namenda® XR and Canasa® products. We believe that ANDAs were filed before the patents covering Canasa® were listed in the Orange Book, which generally means that ANDAs are not subject to the 30-month stay of the approval under the Hatch-Waxman Act. While we intend to vigorously defend these and other patents and pursue our legal rights, we can offer no assurance as to when the pending or any future litigation will be decided, whether such lawsuits will be successful or that a generic equivalent of one or more of our products will not be approved and enter the market. Refer to Legal Matters in “NOTE 21—Commitments and Contingencies” in the accompanying “Notes to Consolidated Financial Statements”.

If we are unable to adequately protect our technology, trade secrets or propriety know-how, or enforce our intellectual property rights, our results of operations, financial condition and cash flows could suffer.

If pharmaceutical companies are successful in limiting the use of generics through their legislative, regulatory and other efforts, our sales of generic products may suffer.

Many pharmaceutical companies increasingly have used state and federal legislative and regulatory means to delay generic competition. These efforts have included:

•	making changes to the formulation of the brand product and arguing that potential generic competitors must demonstrate bioequivalency or comparable abuse-resistance to the reformulated brand product;

•	pursuing new patents for existing products which may be granted just before the expiration of earlier patents, which could extend patent protection for additional years or otherwise delay the launch of generics;

•	selling the brand product as an Authorized Generic, either by the brand company directly, through an affiliate or by a marketing partner;

•	using the Citizen Petition process to request amendments to FDA standards or otherwise delay generic drug approvals;

•	seeking changes to U.S. Pharmacopeia, an organization which publishes industry recognized compendia of drug standards;

•	attempting to use the legislative and regulatory process to have drugs reclassified or rescheduled;

•	using the legislative and regulatory process to set definitions of abuse deteriant formulations to protect brand company patents and profits;

•	attaching patent extension amendments to non-related federal legislation;

•	engaging in state-by-state initiatives to enact legislation that restricts the substitution of some generic drugs, which could have an impact on products that we are developing;

•	entering into agreements with pharmacy benefit management companies which have the effect of blocking the dispensing of generic products; and

•	seeking patents on methods of manufacturing certain API.

If pharmaceutical companies or other third parties are successful in limiting the use of generic products through these or other means, our sales of generic products may decline. If we experience a material decline in generic product sales, our results of operations, financial condition and cash flows will suffer.

If competitors are successful in limiting competition for certain generic products through their legislative, regulatory and litigation efforts, our sales of certain generic products may suffer.

Certain of our competitors have challenged our ability to distribute Authorized Generics during the competitors’ 180-day period of ANDA exclusivity under the Hatch-Waxman Act. Under the challenged arrangements, we have obtained rights to market and distribute under a brand manufacturer’s NDA a generic alternative of the brand product. Some of our competitors have challenged the propriety of these arrangements by filing Citizen Petitions with the FDA, initiating lawsuits alleging violation of the antitrust and consumer protection laws, and seeking legislative intervention. For example, legislation has been introduced in the U.S. Senate that would prohibit the marketing of Authorized Generics during the 180-day period of ANDA exclusivity under the Hatch-Waxman Act. If distribution of Authorized Generic versions of brand products is otherwise restricted or found unlawful, our results of operations, financial condition and cash flows could be materially adversely affected.

From time to time we may need to rely on licenses to proprietary technologies, which may be difficult or expensive to obtain.

We may need to obtain licenses to patents and other proprietary rights held by third parties to develop, manufacture and market products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially market our products may be inhibited or prevented, which could have a material adverse effect on our business, results of operations, financial condition and cash flows. For example, because we license significant intellectual property with respect to certain of our newly acquired products, including Namenda, Namenda XR, Linzess® and Viibryd®, any loss or suspension of our rights to licensed intellectual property could materially adversely affect Forest’s business, financial condition, cash flows and results of operations.

Third parties may claim that we infringe their proprietary rights and may prevent us from manufacturing and selling some of our products.

The manufacture, use and sale of new products that are the subject of conflicting patent rights have been the subject of substantial litigation in the pharmaceutical industry. These lawsuits relate to the validity and infringement of patents or proprietary rights of third parties. We may have to defend ourselves against charges that we violated patents or proprietary rights of third parties. This is especially true in the case of generic products on which the patent covering the brand product is expiring, an area where infringement litigation is prevalent, and in the case of new brand products where a competitor has obtained patents for similar products. Litigation may be costly and time-consuming, and could divert the attention of our management and technical personnel. In addition, if we infringe the rights of others, we could lose our right to develop, manufacture or market products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. For example, we are currently engaged in litigation with Ferring B.V. concerning whether our generic version of Lysteda tablets infringe U.S. Patent Nos. 7,947,739, 8,022,106, 8,273,795, and 8,487,005, and we continue to market our generic version of Lysteda. We are also engaged in litigation with Teva Pharmaceuticals USA, Inc. and Mayne concerning whether our manufacture and sale of Namenda XR, which we acquired in the Forest Acquisition, infringes U.S. Patent No. 6,194,000.

Further, in August 2012, Bayer Pharma AG (together with its affiliates, “Bayer”) filed a complaint against Legacy Warner Chilcott alleging that its manufacture, use, offer for sale, and/or sale of Lo Loestrin® Fe infringes Bayer’s U.S. Patent No. 5,980,940. In the complaint, Bayer seeks injunctive relief and unspecified monetary damages for the alleged infringement. In December 2012, Bayer amended the complaint to add a claim seeking to invalidate the Company’s U.S. Patent No. 7,704,984, which covers the Lo Loestrin® Fe product. Although the parties to patent and intellectual property disputes in the pharmaceutical industry have often settled their disputes through licensing or similar arrangements, the costs associated with these arrangements may be substantial and could include ongoing royalties. Refer to Legal Matters in “NOTE 21—Commitments and Contingencies” in the accompanying “Notes to Consolidated Financial Statements”.

Furthermore, we cannot be certain that the necessary licenses would be available to us on commercially reasonable terms, or at all. As a result, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could result in substantial monetary damage awards and could prevent us from manufacturing and selling a number of our products, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Certain aspects of our operations are highly dependent upon third-party service providers.

Product deliveries within our Anda Distribution business are highly dependent on overnight delivery services to deliver our products in a timely and reliable manner, typically by overnight service. Our Anda Distribution business ships a substantial portion of products via one courier’s air and ground delivery service. If the courier terminates our contract or if we cannot renew the contract on favorable terms or enter into a contract with an equally reliable overnight courier to perform and offer the same service level at similar or more favorable rates, our business, results of operations, financial condition and cash flows could be materially adversely affected.

Our Anda Distribution operations concentrate on generic products and therefore are subject to the risks of the generic industry.

The ability of our Anda Distribution business to provide consistent, sequential quarterly growth is affected, in large part, by our participation in the launch of new products by generic manufacturers and the subsequent advent and extent of competition encountered by these products. This competition can result in significant and rapid declines in pricing with a corresponding decrease in net sales of our Anda Distribution business. Our margins can also be affected by the risks inherent to the generic industry, which is discussed below under “Risks Relating to Investing in the Pharmaceutical Industry.”

Our Anda Distribution operations compete directly with significant customers of our generic and brand businesses.

In our Anda Distribution business, we compete with McKesson Corporation (“McKesson”), AmerisourceBergen Corporation (“AmerisourceBergen”) and Cardinal Health, Inc. (“Cardinal”). These

companies are significant customers of our Actavis Pharma and Actavis Specialty Brands operations, including the newly acquired Legacy Warner Chilcott products and collectively accounted for approximately 29%, 30% and 30% of our annual net revenues in the years ended December 31, 2013, 2012 and 2011, respectively. Our activities related to our Anda Distribution business, as well as the acquisition of other businesses that compete with our customers, may result in the disruption of our business, which could harm relationships with our current customers, employees or suppliers, and could adversely affect our expenses, pricing, third-party relationships and revenues. Further, a loss of a significant customer of our Actavis Pharma operations could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we are unable to obtain sufficient supplies from key manufacturing sites or suppliers that in some cases may be the only source of finished products or raw materials, our ability to deliver our products to the market may be impeded.

We are required to identify the supplier(s) of all the raw materials for our products in our applications with the FDA and other regulatory agencies. To the extent practicable, we attempt to identify more than one supplier in each drug application. However, some products and raw materials are available only from a single source and, in many of our drug applications, only one supplier of products and raw materials or site of manufacture has been identified, even in instances where multiple sources exist. Some of these products have historically or may in the future account for a significant portion of our revenues, such as our newly acquired product Namenda®, INFed®, metoprolol succinate extended release tablets, methylphenidate hydrochloride extended release tablets, and a significant number of our oral contraceptive and controlled substance products. In addition, certain manufacturing facilities in Ireland are the exclusive qualified manufacturing facilities for finished dosage forms of many of our products, including our newly acquired products, Namenda®, Bystolic® and Savella®. We expect to continue to rely on our third-party manufacturing partners, such as Ortho-McNeil- Janssen Pharmaceuticals, Inc. for methylphenidate ER, Mayne for Doryx®, Contract Pharmaceuticals Limited Canada (“CPL”) for Estrace® Cream and Norwich Pharmaceuticals Inc. (“NPI”) for Actonel® and Atelvia®. GlaxoSmithKline plc (“GSK”) currently manufactures our Asacol® 400 mg product sold in the United Kingdom. CPL, which manufactures our Estrace® Cream product, recently closed its manufacturing facility in Buffalo, New York and transferred its operations at that location to its facilities in Mississauga, Canada. Such transfers are subject to regulatory approvals, and the failure to obtain such approvals in a timely manner may delay production at the new facility and result in an interruption in our product supply. From time to time, certain of our manufacturing sites or outside suppliers have experienced regulatory or supply-related difficulties that have inhibited their ability to deliver products and raw materials to us, causing supply delays or interruptions. To the extent any difficulties experienced by our manufacturing sites or suppliers cannot be resolved or extensions of our key supply agreements cannot be negotiated within a reasonable time and on commercially reasonable terms, or if raw materials for a particular product become unavailable from an approved supplier and we are required to qualify a new supplier with the FDA or other regulatory agency, or if we are unable to do so, our profit margins and market share for the affected product could decrease or be eliminated, as well as delay our development and sales and marketing efforts. Such outcomes could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Our manufacturing sites outside of the United States and our arrangements with foreign suppliers are subject to certain additional risks, including the availability of government clearances, export duties, political instability, war, acts of terrorism, currency fluctuations and restrictions on the transfer of funds. For example, we obtain a significant portion of our raw materials from foreign suppliers. Arrangements with international raw material suppliers are subject to, among other things, FDA and foreign regulatory body regulation, customs clearances, various import duties and other government clearances, as well as potential shipping delays due to inclement weather, political instability, strikes or other matters outside of our control. Acts of governments outside the U.S. may affect the price or availability of raw materials needed for the development or manufacture of our products. In addition, recent changes in patent laws in jurisdictions outside the U.S. may make it increasingly difficult to obtain raw materials for R&D prior to the expiration of the applicable U.S. or foreign patents.

Our policies regarding returns, allowances and chargebacks, and marketing programs adopted by wholesalers, may reduce our revenues in future fiscal periods.

Consistent with industry practice we, like many generic product manufacturers, have liberal return policies and have been willing to give customers post-sale inventory allowances. Under these arrangements, from time to time, we may give our customers credits on our generic products that our customers hold in inventory after we have decreased the market prices of the same generic products. Therefore, if new competitors enter the marketplace and significantly lower the prices of any of their competing products, we may reduce the price of our product. As a result, we may be obligated to provide significant credits to our customers who are then holding inventories of such products, which could reduce sales revenue and gross margin for the period the credit is provided. Like our competitors, we also give credits for chargebacks to wholesale customers that have contracts with us for their sales to hospitals, group purchasing organizations, pharmacies or other retail customers. A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid to us by our wholesale customer for a particular product and the negotiated price that the wholesaler’s customer pays for that product. Although we establish reserves based on our prior experience and our best estimates of the impact that these policies may have in subsequent periods, we cannot ensure that our reserves are adequate or that actual product returns, allowances and chargebacks will not exceed our estimates, which could have a material adverse effect on our results of operations, financial condition, cash flows and the market price of our stock.

Investigations of the calculation of average wholesale prices may adversely affect our business.

Many government and third-party payers, including Medicare, Medicaid, Health Maintenance Organization (“HMOs”) and Managed Care Organization (“MCOs”), have historically reimbursed doctors, pharmacies and others for the purchase of certain prescription drugs based on a drug’s average wholesale price (“AWP”) or wholesale acquisition cost (“WAC”). In the past several years, state and federal government agencies have conducted ongoing investigations of manufacturers’ reporting practices with respect to AWP and WAC, in which they have suggested that reporting of inflated AWP’s or WAC’s have led to excessive payments for prescription drugs. For example, beginning in July 2002, we and certain of our subsidiaries, as well as numerous other pharmaceutical companies, were named as defendants in various state and federal court actions alleging improper or fraudulent practices related to the reporting of AWP and/or WAC of certain products, and other improper acts, in order to increase prices and market shares. Similarly, Forest is a defendant in four pending state actions alleging that manufacturers’ reporting of AWP did not correspond to actual provider costs of prescription drugs. Additional actions are possible. These actions, if successful, could adversely affect us and may have a material adverse effect on our business, results of operations, financial condition and cash flows.

The design, development, manufacture and sale of our products involves the risk of product liability claims by consumers and other third parties, and insurance against such potential claims is expensive and may be difficult to obtain.

The design, development, manufacture and sale of our products involve an inherent risk of product liability claims and the associated adverse publicity. For example, as of August 1, 2014, Forest was subject to approximately 200 legal actions asserting product liability claims relating to the use of Celexa® or Lexapro. These cases include claims for wrongful death from suicide or injury from suicide attempts while using Celexa® or Lexapro as well as claims that Celexa® or Lexapro caused various birth defects. While we believe there is no merit to these cases, litigation is inherently subject to uncertainties and we may be required to expend substantial amounts in the defense or resolution of certain of these matters. Further, insurance coverage is expensive and may be difficult to obtain, and may not be available in the future on acceptable terms, or at all. We regularly monitor the use of our products for trends or increases in reports of adverse events or product complaints, and regularly report such matters to the FDA. In some, but not all cases, an increase in adverse event reports may be an indication that there has been a change in a product’s specifications or efficacy. Such changes could lead to a recall of the product in question or, in some cases, increases in product liability claims related to the product in question. If the coverage limits for product liability insurance policies are not adequate or if certain of our products are excluded from coverage, a claim brought against us, whether covered by insurance or not, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The loss of our key personnel could cause our business to suffer.

The success of our present and future operations will depend, to a significant extent, upon the experience, abilities and continued services of key personnel. For example, although we have other senior management personnel, a significant loss of the services of Brent Saunders, our Chief Executive Officer, or Paul Bisaro, our Executive Chairman, or other senior executive officers without having or hiring a suitable successor, could cause our business to suffer. We cannot assure you that we will be able to attract and retain key personnel. We have entered into employment agreements with many of our senior executive officers but such agreements do not guarantee that our senior executive officers will remain employed by us for a significant period of time, or at all. We do not carry key-employee life insurance on any of our officers.

Significant balances of intangible assets, including product rights and goodwill acquired, are subject to impairment testing and may result in impairment charges, which will adversely affect our results of operations and financial condition.

A significant amount of our total assets is related to acquired intangibles and goodwill. As of December 31, 2013, the carrying value of our product rights and other intangible assets was approximately $8,234.5 million and the carrying value of our goodwill was approximately $8,197.6 million. We expect a material portion of the purchase price paid in the Forest Acquisition to be allocated to product rights and other intangible assets and goodwill.

Our product rights are stated at cost, less accumulated amortization. We determine original fair value and amortization periods for product rights based on our assessment of various factors impacting estimated useful lives and cash flows of the acquired products. Such factors include the product’s position in its life cycle, the existence or absence of like products in the market, various other competitive and regulatory issues and contractual terms. Significant adverse changes to any of these factors would require us to perform an impairment test on the affected asset and, if evidence of impairment exists, we would be required to take an impairment charge with respect to the asset. For assets that are not impaired, the Company may adjust the remaining useful lives. Such a charge could have a material adverse effect on our results of operations and financial condition.

Our other significant intangible assets include acquired core technology and customer relationships, which are intangible assets with definite lives, our Anda trade name and acquired IPR&D intangible products, acquired in recent business acquisitions, which are intangible assets with indefinite lives.

Our acquired core technology and customer relationship intangible assets are stated at cost, less accumulated amortization. We determined the original fair value of our other intangible assets by performing a discounted cash flow analysis, which is based on our assessment of various factors. Such factors include existing operating margins, the number of existing and potential competitors, product pricing patterns, product market share analysis, product approval and launch dates, the effects of competition, customer attrition rates, consolidation within the industry and generic product lifecycle estimates. Our other intangible assets with definite lives are tested for impairment when there are significant changes to any of these factors. If evidence of impairment exists, we would be required to take an impairment charge with respect to the impaired asset. Such a charge could have a material adverse effect on our results of operations and financial condition.

Goodwill, our Anda trade name intangible asset and our IPR&D intangible assets are tested for impairment annually, or when events occur or circumstances change that could potentially reduce the fair value of the reporting unit or intangible asset. Impairment testing compares the fair value of the reporting unit or intangible asset to its carrying amount. A goodwill, trade name or IPR&D impairment, if any, would be recorded in operating income and could have a material adverse effect on our results of operations and financial condition. For example, in 2013 the Company recognized a goodwill impairment charge of $647.5 million.

We may need to raise additional funds in the future which may not be available on acceptable terms or at all.

We may consider issuing additional debt or equity securities in the future to fund potential acquisitions or investments, to refinance existing debt, or for general corporate purposes. If we issue equity or convertible debt securities to raise additional funds, our existing shareholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing shareholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses and potentially lowering our credit ratings. We may not be able to market such issuances on favorable terms, or at all, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated customer requirements.

Our business could suffer as a result of manufacturing difficulties or delays.

The manufacture of certain of our products and product candidates, particularly our controlled-release products, transdermal products, injectable products, and our oral contraceptive products, is more difficult than the manufacture of immediate-release products. Successful manufacturing of these types of products requires precise manufacturing process controls, API that conforms to very tight tolerances for specific characteristics and equipment that operates consistently within narrow performance ranges. Manufacturing complexity, testing requirements, and safety and security processes combine to increase the overall difficulty of manufacturing these products and resolving manufacturing problems that we may encounter.

Our manufacturing and other processes utilize sophisticated equipment, which sometimes require a significant amount of time to obtain and install. Our business could suffer if certain manufacturing or other equipment, or a portion or all of our facilities were to become inoperable for a period of time. This could occur for various reasons, including catastrophic events such as earthquake, monsoon, hurricane or explosion, unexpected equipment failures or delays in obtaining components or replacements thereof, as well as construction delays or defects and other events, both within and outside of our control. Our inability to timely manufacture any of our significant products could have a material adverse effect on our results of operations, financial condition and cash flows.

Our business will continue to expose us to risks of environmental liabilities.

Our product and API development programs, manufacturing processes and distribution logistics involve the controlled use of hazardous materials, chemicals and toxic compounds in our owned and leased facilities. As a result, we are subject to numerous and increasingly stringent federal, state and local environmental laws and regulations concerning, among other things, the generation, handling, storage, transportation, treatment and disposal of toxic and hazardous materials and the discharge of pollutants into the air and water. Our programs and processes expose us to risks that an accidental contamination could result in (i) our noncompliance with such environmental laws and regulations and (ii) regulatory enforcement actions or claims for personal injury and property damage against us. If an accident or environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for cleanup obligations, damages and fines. The substantial unexpected costs we may incur could have a material and adverse effect on our business, results of operations, financial condition, and cash flows. In addition, environmental permits and controls are required for some of our operations, and these permits are subject to modification, renewal and revocation by the issuing authorities. Any modification, revocation or non-renewal of our environmental permits could have a material adverse effect on our ongoing operations, business and financial condition. Our environmental capital expenditures and costs for environmental compliance may increase in the future as a result of changes in environmental laws and regulations or increased development or manufacturing activities at any of our facilities.

Global economic conditions could harm us.

Recent global market and economic conditions have been unprecedented and challenging with tighter credit conditions and recession in most major economies during recent years. Continued concerns about the systemic impact of potential long-term and wide-spread recession, energy costs, geopolitical issues, the availability and cost of credit, and the global real estate markets have contributed to increased market volatility and diminished expectations for western and emerging economies. These conditions, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have contributed to volatility of unprecedented levels.

As a result of these market conditions, the cost and availability of credit has been and may continue to be adversely affected by illiquid credit markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in some cases, cease to provide credit to businesses and consumers. These factors have resulted in a decrease in spending by businesses and consumers alike, and a corresponding decrease in global infrastructure spending. Continued turbulence in the U.S. and international markets and economies and prolonged declines in business consumer spending may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our customers, including our ability to refinance maturing liabilities and access the capital markets to meet liquidity needs.

Our foreign operations may become less attractive if political and diplomatic relations between the United States and any country where we conduct business operations deteriorates.

The relationship between the United States and the foreign countries where we conduct business operations may weaken over time. Changes in the state of the relations between any such country and the United States are difficult to predict and could adversely affect our future operations. This could lead to a decline in our profitability. Any meaningful deterioration of the political and diplomatic relations between the United States and the relevant country could have a material adverse effect on our operations.

Our global operations, particularly following the Actavis Group Acquisition, the Warner Chilcott Acquisition and the Forest Acquisition (including Furiex and Aptalis), expose us to risks and challenges associated with conducting business internationally.

We operate on a global basis with offices or activities in Europe, Africa, Asia, South America, Australia and North America. We face several risks inherent in conducting business internationally, including compliance with international and U.S. laws and regulations that apply to our international operations. These laws and regulations include data privacy requirements, labor relations laws, tax laws, anti-competition regulations, import and trade restrictions, export requirements, U.S. laws such as the Foreign Corrupt Practices Act, and other U.S. federal laws and regulations established by the office of Foreign Asset Control, local laws such as the UK Bribery Act 2010 or other local laws which prohibit corrupt payments to governmental officials or certain payments or remunerations to customers. Given the high level of complexity of these laws, however, there is a risk that some provisions may be inadvertently breached by us, for example through fraudulent or negligent behavior of individual employees, our failure to comply with certain formal documentation requirements, or otherwise. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our operating results. Our success depends, in part, on our ability to anticipate these risks and manage these challenges. These factors or any combination of these factors may adversely affect our revenue or our overall financial performance. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our operating results. Our success depends, in part, on our ability to anticipate these risks and manage these difficulties.

Further, certain of our employees, including employees located in certain jurisdictions in Canada, Europe and Asia, are represented by collective bargaining or other labor agreements or arrangements that provide bargaining or other rights to employees. Such employment rights require us to expend greater time and expense in making changes to employees’ terms of employment or carrying out staff reductions. In addition, any national or other labor disputes in these regions could result in a work stoppage or strike by our employees that could delay or interrupt our ability to supply products and conduct operations. Due to the nature of these collective bargaining agreements, we will have no control over such work stoppages or strikes by such employees, and a strike may occur even if the employees do not have any grievances against us. Any interruption in manufacturing or operations could interfere with our business and could have a material adverse effect on our revenues.

In addition to the foregoing, engaging in international business inherently involves a number of other difficulties and risks, including:

•	longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

•	political and economic instability;

•	potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers;

•	regulations related to customs and import/export matters (including sanctions);

•	tax issues, such as tax law changes and variations in tax laws;

•	challenges in collecting accounts receivable from customers in the jurisdictions in which we operate;

•	complying with laws, rules and regulations relating to the manufacturing, marketing, distribution and sale of pharmaceutical products in the jurisdictions in which we do or will operate;

•	operating under regulations in jurisdictions related to obtaining eligibility for government or private payor reimbursement for our products at the wholesale/retail level;

•	Competition from local, regional and international competitors;

•	difficulties and costs of staffing and managing foreign operations, including cultural and language differences and additional employment regulations, union workforce negotiations and potential disputes in the jurisdictions in which we operate;

•	difficulties protecting or procuring intellectual property rights; and

•	fluctuations in foreign currency exchange rates.

These factors or any combination of these factors could have a material adverse effect on our results of operations and financial condition.

We have exposure to tax liabilities.

As a multinational corporation, we are subject to income taxes as well as non-income based taxes in various jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. Changes in tax laws or tax rulings may have a significantly adverse impact on our effective tax rate. Proposals by the current U.S. administration for fundamental U.S. international tax reform, including without limitation provisions that would limit the ability of U.S. multinationals to deduct interest on related party debt, if enacted, could have a significant adverse impact on our effective tax rate.

Foreign currency fluctuations could adversely affect our business and financial results.

We do business and generate sales in numerous countries outside the United States. As such, foreign currency fluctuations may affect the costs that we incur in such international operations. Some of our operating expenses are incurred in non-U.S. dollar currencies. The appreciation of non-U.S. dollar currencies in those countries where we have operations against the U.S. dollar could increase our costs and could harm our results of operations and financial condition.

We have incurred and will continue to incur significant transaction, integration and restructuring costs in connection with recent transactions, including the Actavis Group Acquisition and the Warner Chilcott Acquisition.

We have incurred significant transaction costs related to the Actavis Group Acquisition and the Warner Chilcott Acquisition and will continue to incur significant transaction costs related to the Warner Chilcott Acquisition. In addition, we will incur integration costs and restructuring costs as we integrate the businesses. Although we expect that the realization of benefits and efficiencies related to the integration of the businesses may offset these transaction costs, integration costs and restructuring costs over time, no assurances can be made that this net benefit will be achieved in the near term, or at all. The failure to realize the expected benefits and efficiencies related to the integration of the businesses could adversely affect our financial condition and results of operations.

Substantial amounts of our information concerning our products, customers, employees and ongoing business are stored digitally and are subject to threats of theft, tampering, or other intrusion.

We collect and maintain information in digital form that is necessary to conduct our business. This digital information includes, but is not limited to, confidential and proprietary information as well as personal information regarding our customers and employees. Data maintained in digital form is subject to the risk of intrusion, tampering, and theft. We have established physical, electronic, and organizational measures to safeguard and secure our systems to prevent a data compromise, and rely on commercially available systems, software, tools, and monitoring to provide security for the processing, transmission and storage of digital information. However, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become increasingly more sophisticated. Despite our efforts, the possibility of a future data compromise cannot be eliminated entirely, and risks associated with intrusion, tampering, and theft remain. In addition, we provide confidential, proprietary and personal information to third parties when it is necessary to pursue our business objectives. While we obtain assurances that these third parties will protect this information and, where appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised. If our data systems are compromised, our business operations may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished, and we may lose revenue as a result of unlicensed use of our intellectual property. If personal information of our customers or employees is misappropriated, our reputation with our customers and employees may be injured resulting in loss of business and/or morale, and we may incur costs to remediate possible injury to our customers and employees or be required to pay fines or take other action with respect to judicial or regulatory actions arising out of such incidents.

A failure of our internal control over financial reporting could materially impact our business or share price.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting. An internal control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all internal control systems, internal control over financial reporting may not prevent or detect misstatements. Any failure to maintain an effective system of internal control over financial reporting could limit our ability to report our financial results accurately and timely or to detect and prevent fraud, and could expose us to litigation or adversely affect the market price of the Actavis plc Ordinary Shares.

As of December 31, 2013, management concluded that there was a material weakness in internal controls over financial reporting as it did not design or maintain effective internal controls with respect to segregation of duties and related information technology general controls regarding user access and change management activities. Specifically, the controls were not designed to provide reasonable assurance that incompatible access within the system, including the ability to record transactions, was appropriately segregated, impacting the validity, accuracy and completeness of all key accounts and disclosures. The locations impacted were principally related to the international entities acquired as part of the Actavis Group in 2012. The Company has implemented changes in information technology general controls in order to improve controls over segregation of duties, restricted access to programs and data, and change management activities, and has begun testing their effectiveness in order to address internal control deficiencies. The Company will continue to take measures that may be necessary and advisable so as to institute measures to address the material weakness.

Risks Relating To Investing In the Pharmaceutical Industry

Extensive industry regulation has had, and will continue to have, a significant impact on our business, especially our product development, manufacturing and distribution capabilities.

All pharmaceutical companies, including Actavis, are subject to extensive, complex, costly and evolving government regulation. For the U.S., this is principally administered by the FDA and to a lesser extent by the Drug Enforcement Agency (the “DEA”) and state government agencies, as well as by varying regulatory agencies in foreign countries where products or product candidates are being manufactured and/or marketed. The Federal Food, Drug and Cosmetic Act, the Controlled Substances Act and other federal statutes and regulations, and similar foreign statutes and regulations, govern or influence the development, testing, manufacturing, packing, labeling, storing, record keeping, safety, approval, advertising, promotion, sale, distribution and import/ export of our products.

Under these statutes and regulations, we are subject to periodic inspection of our facilities, procedures and operations and/or the testing of our products by the FDA and similar ex-U.S. authorities, the DEA and other authorities, which conduct periodic inspections to confirm that we are in compliance with all applicable requirements. In addition, the FDA and foreign regulatory agencies conduct pre-approval and post-approval reviews and plant inspections to determine whether our systems and processes are in compliance with cGMP and other regulations. Following such inspections, the FDA or other agency may issue observations, notices, citations and/or Warning Letters that could cause us to modify certain activities identified during the inspection. FDA guidelines specify that a Warning Letter is issued only for violations of “regulatory significance” for which the failure to adequately and promptly achieve correction may be expected to result in an enforcement action. We are also required to report adverse events associated with our products to the FDA and other regulatory authorities. Unexpected or serious health or safety concerns would result in product liability claims, labeling changes, recalls, market withdrawals or other regulatory actions, including withdrawal of product approvals.

Our manufacturing facility in Corona, California is currently subject to a consent decree of permanent injunction. We cannot assure that the FDA will determine we have adequately corrected deficiencies at our Corona manufacturing site, that subsequent FDA inspections at any of our manufacturing sites will not result in additional inspectional observations at such sites, that approval of any of the pending or subsequently submitted New Drug Applications (“NDAs”), ANDAs or supplements to such applications by Actavis plc or our subsidiaries will be granted or that the FDA will not seek to impose additional sanctions against Actavis plc or any of its subsidiaries. The range of possible sanctions includes, among others, FDA issuance of adverse publicity, product recalls or seizures, fines, total or partial suspension of production and/or distribution, suspension of the FDA’s review of product applications, enforcement actions, injunctions, and civil or criminal prosecution. Any such sanctions, if imposed, could have a material adverse effect on our business, operating results, financial condition and cash flows. Under certain circumstances, the FDA also has the authority to revoke previously granted drug approvals. Similar sanctions as detailed above may be available to the FDA under a consent decree, depending upon the actual terms of such decree. Although we have instituted internal compliance programs, if these programs do not meet regulatory agency standards or if compliance is deemed deficient in any significant way, it could materially harm our business. Certain of our vendors are subject to similar regulation and periodic inspections.

In order to market our products in the United States and other jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. The process for obtaining governmental approval to manufacture and market pharmaceutical products is rigorous, time-consuming, uncertain and costly, and we cannot predict the extent to which we may be affected by legislative and regulatory developments. We are dependent on receiving FDA and other governmental or third-party approvals prior to manufacturing, marketing and shipping our products. There is always the chance that we will not obtain FDA or other necessary approvals, or that the rate, timing and cost of obtaining such approvals, will adversely affect our product introduction plans or results of operations. Additionally, any regulatory approvals we receive may be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval or may contain requirements for potentially costly additional clinical trials and surveillance to monitor the safety and efficacy of the product. We may only market or promote our products for their approved indications, and our labeling, promotional activities and advertising are subject to extensive regulation and oversight. We carry inventories of certain product(s) in anticipation of launch, and if such product(s) are not subsequently launched, we may be required to write-off the related inventory.

Our Anda Distribution operations and our customers are subject to various regulatory requirements, including requirements from the DEA, FDA, state boards of pharmacy and city and county health regulators, among others. These include licensing, registration, recordkeeping, security and reporting requirements. The DEA requires our Anda Distribution business to monitor customer orders of DEA Scheduled Drugs and to report suspicious orders to the DEA. Any determination by the DEA that we have failed to comply with applicable laws and regulations could result in DEA suspending, terminating or refusing to renew Anda Distribution’s license to distribute Scheduled Drugs. Additionally, although physicians may prescribe FDA approved products for an “off label” indication, we are permitted to market our products only for the indications for which they have been approved. Some of our products are prescribed off label and the FDA, the Department of Justice, the U.S. Attorney or other regulatory authorities could take enforcement actions if they conclude that we or our distributors have engaged in off label marketing. In addition, several states and the federal government have begun to enforce anti-counterfeit drug pedigree laws which require the tracking of all transactions involving prescription drugs beginning with the manufacturer, through the supply chain, and down to the pharmacy or other health care provider dispensing or administering prescription drug products. For example, effective July 1, 2006, the Florida Department of Health began enforcement of the drug pedigree requirements for distribution of prescription drugs in the State of Florida. Pursuant to Florida law and regulations, wholesalers and distributors, including our subsidiary, Anda Pharmaceuticals, are required to maintain records documenting the chain of custody of prescription drug products they distribute beginning with the purchase of products from the manufacturer. These entities are required to provide documentation of the prior transaction(s) to their customers in Florida, including pharmacies and other health care entities. Several other states have proposed or enacted legislation to implement similar or more stringent drug pedigree requirements. In addition, federal law requires that a “non-authorized distributor of record” must provide a drug pedigree documenting the prior purchase of a prescription drug from the manufacturer or from an “authorized distributor of record”. In cases where the wholesaler or distributor selling the drug product is not deemed an “authorized distributor of record” it would need to maintain such records. The FDA had announced its intent to impose additional drug pedigree requirements (e.g., tracking of lot numbers and documentation of all transactions) through implementation of drug pedigree regulations which were to have taken effect on December 1, 2006. However, a federal appeals court has issued a preliminary injunction to several wholesale distributors granting an indefinite stay of these regulations pending a challenge to the regulations by these wholesale distributors.

The supply of APIs into Europe may be negatively affected by recent regulations promulgated by the European Union.

As of July 2, 2013, all API’s imported into the EU must be certified as complying with the good manufacturing practice (“GMP”) standards established by the EU, as stipulated by the International Conference for Harmonization. These new regulations place the certification requirement on the regulatory bodies of the exporting countries. Accordingly, as of July 2, 2013, the national regulatory authorities of each exporting country must: (i) insure that all manufacturing plants within their borders that export API into the EU comply with EU manufacturing standards and; (ii) for each API exported, present a written document confirming that the exporting plant conforms to EU manufacturing standards. The imposition of this responsibility on the governments of the nations exporting API may cause a shortage of API necessary to manufacture our products, as certain governments may not be willing or able to comply with the regulation in a timely fashion, or at all. A shortage in API may cause us to have to cease manufacture of certain products, or to incur costs and delays to qualify other suppliers to substitute for those API manufacturers unable to export. This could adversely affect the Company and could have a material adverse effect on our business, results of operations, financial condition and cash flow.

Federal regulation of arrangements between manufacturers of brand and generic products could adversely affect our business.

As part of the MMA, companies are required to file with the FTC and the Department of Justice certain types of agreements entered into between brand and generic pharmaceutical companies related to the manufacture, marketing and sale of generic versions of brand drugs. This requirement, as well as new legislation pending in the U.S. Congress related to settlements between brand and generic drug manufacturers, could affect the manner in which generic drug manufacturers resolve intellectual property litigation and other disputes with brand pharmaceutical companies and could result generally in an increase in private-party litigation against pharmaceutical companies or additional investigations or proceedings by the FTC or other governmental authorities. The impact of this requirement, the pending legislation and the potential private-party lawsuits associated with arrangements between brand name and generic drug manufacturers, is uncertain and could adversely affect our business. For example, on April 5, 2013, two putative class actions were filed against Actavis, Inc. and certain affiliates alleging that Watson Pharmaceuticals, Inc.’s 2009 patent lawsuit settlement with Legacy Warner Chilcott related to Loestrin® 24 Fe (norethindrone acetate/ethinyl estradiol tablets and ferrous fumarate tablets, “Loestrin® 24”) is unlawful. The complaints, both asserted on behalf of putative classes of end-payors, generally allege that Watson and another generic manufacturer improperly delayed launching generic versions of Loestrin® 24 in exchange for substantial payments from Legacy Warner Chilcott, which at the time was an unrelated company, in violation of federal and state antitrust and consumer protection laws. Further, in January 2009, the FTC and the State of California filed a lawsuit against us alleging that our settlement with Solvay related to our ANDA for a generic version of Androgel® is unlawful. Numerous private parties purporting to represent various classes of plaintiffs filed similar lawsuits. Similar lawsuits have been filed against us challenging the lawfulness of our settlements related to generic versions of Actos®, Androgel®, Cipro®, and Lidoderm®. We have also received requests for information and Statements of Objection in connection with investigations into settlements and other arrangements between competing pharmaceutical companies by the Federal Trade Commission and the European Competition Commission. In the past, we have also received requests for information and Statements of Objection in connection with investigations into settlements and other arrangements between competing pharmaceutical companies by the Federal Trade Commission and the European Competition Commission. In May 2014, Forest received a Civil Investigatory Demand from the FTC requesting information about Forest’s agreements with ANDA filers for Bystolic®. In February 2014, Forest received an Investigatory Subpoena from the New York Attorney General’s Office requesting information regarding, among other things, plans to discontinue the sale of Namenda tablets. Any adverse outcome of these actions or investigations, or actions or investigations related to other settlements we have entered into, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Refer to Legal Matters in “NOTE 21—Commitments and Contingencies” in the accompanying “Notes to Consolidated Financial Statements”.

Healthcare reform and a reduction in the coverage and reimbursement levels by governmental authorities, HMOs, MCOs or other third-party payers may adversely affect our business.

Demand for our products depends in part on the extent to which coverage and reimbursement is available from third-party payers, such as the Medicare and Medicaid programs and private payors. In order to commercialize our products, we have obtained from government authorities and private health insurers and other organizations, such as HMOs and MCOs, recognition for coverage and reimbursement at varying levels for the cost of certain of our products and related treatments. Third-party payers increasingly challenge pricing of pharmaceutical products. Further, the trend toward managed healthcare in the U.S., the growth of organizations such as HMOs and MCOs and legislative proposals to reform healthcare and government insurance programs create uncertainties regarding the future levels of coverage and reimbursement for pharmaceutical products. Such cost containment measures and healthcare reform could reduce reimbursement of our pharmaceutical products, resulting in lower prices and a reduction in the product demand. This could affect our ability to sell our products and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

There is uncertainty surrounding implementation of legislation involving payments for pharmaceuticals under government programs such as Medicare, Medicaid and Tricare. Depending on how existing provisions are implemented, the methodology for certain payment rates and other computations under the Medicaid Drug Rebate program reimbursements may be reduced or not be available for some of our products. Additionally, any reimbursement granted may not be maintained or limits on reimbursement available from third-party payers may reduce demand for, or negatively affect the price of those products. Ongoing uncertainty and challenges to the ACA, including but not limited to, modification in calculation of rebates, mandated financial or other contributions to close the Medicare Part D coverage gap “donut hole,” calculation of AMP, and other provisions could have a material adverse effect on our business. In addition, various legislative and regulatory initiatives in states, including proposed modifications to reimbursements and rebates, product pedigree and tracking, pharmaceutical waste “take-back” initiatives, and therapeutic category generic substitution carve-out legislation may also have a negative impact on the Company. We maintain a full-time government affairs department in Washington, DC, which is responsible for coordinating state and federal legislative activities, and places a major emphasis in terms of management time and resources to ensure a fair and balanced legislative and regulatory arena.

The pharmaceutical industry is highly competitive and our future revenue growth and profitability are dependent on our timely development and launches of new products ahead of our competitors.

We face strong competition in our all of our businesses. The intensely competitive environment requires an ongoing, extensive search for technological innovations and the ability to market products effectively, including the ability to communicate the effectiveness, safety and value of brand products to healthcare professionals in private practice, group practices and MCOs. Our competitors vary depending upon product categories, and within each product category, upon dosage strengths and drug-delivery systems. Based on total assets, annual revenues, and market capitalization, we are smaller than certain of our national and international competitors in the brand and distribution product arenas. Most of our competitors have been in business for a longer period of time than us, have a greater number of products on the market and have greater financial and other resources than we do. Furthermore, recent trends in this industry are toward further market consolidation of large drug companies into a smaller number of very large entities, further concentrating financial, technical and market strength and increasing competitive pressure in the industry. If we directly compete with them for the same markets and/or products, their financial strength could prevent us from capturing a profitable share of those markets. It is possible that developments by our competitors will make our products or technologies noncompetitive or obsolete.

Revenues and gross profit derived from the sales of generic pharmaceutical products tend to follow a pattern based on certain regulatory and competitive factors. As patents for brand name products and related exclusivity periods expire, the first generic manufacturer to receive regulatory approval for generic equivalents of such products is generally able to achieve significant market penetration. Therefore, our ability to increase or maintain revenues and profitability in our generics business is largely dependent on our success in challenging patents and developing non-infringing formulations of proprietary products. As competing manufacturers receive regulatory approvals on similar products or as brand manufacturers launch generic versions of such products (for which no separate regulatory approval is required), market share, revenues and gross profit typically decline, in some cases dramatically. Accordingly, the level of market share, revenue and gross profit attributable to a particular generic product normally is related to the number of competitors in that product’s market and the timing of that product’s regulatory approval and launch, in relation to competing approvals and launches. Consequently, we must continue to develop and introduce new products in a timely and cost-effective manner to maintain our revenues and gross margins. We may have fewer opportunities to launch significant generic products in the future, as the number and size of proprietary products that are subject to patent challenges is expected to decrease in the next several years compared to historical levels. Additionally, as new competitors enter the market, there may be increased pricing pressure on certain products, which would result in lower gross margins. This is particularly true in the case of certain Asian and other overseas generic competitors, who may be able to produce products at costs lower than the costs of domestic manufacturers. If we experience substantial competition from Asian or other overseas generic competitors with lower production costs, our profit margins will suffer.

We also face strong competition in our Anda Distribution business, where we compete with a number of large wholesalers and other distributors of pharmaceuticals, including McKesson, AmerisourceBergen and Cardinal, which market both brand and generic pharmaceutical products to their customers. These companies are significant customers of our Actavis Specialty Brands and Actavis Pharma businesses. As generic products generally have higher gross margins for distributors, each of the large wholesalers, on an increasing basis, are offering pricing incentives on brand products if the customers purchase a large portion of their generic pharmaceutical products from the primary wholesaler. As Anda does not offer a full line of brand products to our customers, we have been at times competitively disadvantaged and must compete with these wholesalers based upon our very competitive pricing for generic products, greater service levels and our well-established telemarketing relationships with our customers, supplemented by our electronic ordering capabilities. The large wholesalers have historically not used telemarketers to sell to their customers, but recently have begun to do so. Additionally, generic manufacturers are increasingly marketing their products directly to smaller chains and thus increasingly bypassing wholesalers and distributors. Increased competition in the generic industry as a whole may result in increased price erosion in the pursuit of market share.

Sales of our products may continue to be adversely affected by the continuing consolidation of our distribution network and the concentration of our customer base.

Our principal customers in our brand and generic pharmaceutical operations are wholesale drug distributors and major retail drug store chains. These customers comprise a significant part of the distribution network for pharmaceutical products in the U.S. This distribution network is continuing to undergo significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors and large chain drug stores control a significant share of the market. We expect that consolidation of drug wholesalers and retailers will increase pricing and other competitive pressures on drug manufacturers, including the Company.

The loss of any of these customers could have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, none of our customers are party to any long-term supply agreements with us, and thus are able to change suppliers freely should they wish to do so.

We might face additional regulation in the U.S. if our drug candidate eluxadoline, which we acquired in the Furiex acquisition, is classified as a controlled substance by the DEA; we may be required to make additional payments in connection with the Furiex acquisition based on the outcome of any DEA schedule decision with respect to eluxadoline.

The DEA regulates drugs that are controlled substances. Controlled substances are those drugs that appear on one of the five schedules promulgated and administered by the DEA under the Controlled Substances Act (the “CSA”). Any drug that acts on the central nervous system has the potential to become a controlled substance, and scheduling by the DEA is an independent process that might delay the commercial launch of a drug even after FDA approval of the NDA. The CSA governs, among other things, the inventory distribution, recordkeeping, handling, security and disposal of controlled substances.

Eluxadoline is a novel, orally active, investigational agent that was filed with the FDA, with combined mu opioid receptor agonist and delta opioid receptor antagonist activity. Because it likely acts on the central nervous system, eluxadoline has the potential to be scheduled as a controlled substance by the DEA. However, our animal and clinical studies indicate eluxadoline is not absorbed into the blood in an appreciable amount via an oral route of administration, thus limiting delivery to the central nervous system. If the DEA schedules eluxadoline as a controlled substance, we will be subject to periodic and on-going inspections by the DEA and similar state drug enforcement authorities to assess our on-going compliance with the DEA’s regulations. Any failure to comply with these regulations could lead to a variety of sanctions, including the revocation, or a denial of renewal, of any DEA registrations, injunctions, or civil or criminal penalties. Additionally, if the DEA schedules a drug because it is addictive, doctors might be reluctant to prescribe that drug. It is possible that the DEA will schedule eluxadoline as a controlled substance, and, based on the type of scheduling, doctors might not prescribe eluxadoline as frequently as they would otherwise, which could negatively impact our revenues.

In addition, under the terms of the agreements we entered into at the time of the Furiex acquisition, we may be required to make contingent payments to the former Furiex shareholders based on the outcome of any DEA scheduling decision with respect to eluxadoline. These payments would be approximately $120.0 million, in the aggregate, if eluxadoline is designated on Schedule IV of the CSA and would increase up to $360.0 million, in the aggregate, if eluxadoline is not designated on any schedule of the CSA.

Additional Risks Related to the Warner Chilcott Acquisition and Re-domiciliation of Actavis to Ireland

The Internal Revenue Service (the “IRS”) may not agree that Actavis plc is a foreign corporation for U.S. federal tax purposes.

Although Actavis plc is incorporated in Ireland, the IRS may assert that Actavis plc should be treated as a U.S. corporation for U.S. federal tax purposes pursuant to Section 7874. For U.S. federal tax purposes, a corporation generally is classified as either a U.S. corporation or a foreign corporation by reference to the jurisdiction of its organization or incorporation. Because Actavis plc is an Irish incorporated entity, Actavis plc would generally be classified as a foreign corporation under these rules. Section 7874 provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal tax purposes.

Under Section 7874, a corporation created or organized outside the United States (i.e., a foreign corporation) will nevertheless be treated as a U.S. corporation for U.S. federal tax purposes when (i) the foreign corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including the indirect acquisition of assets of the U.S. corporation by acquiring all of the outstanding shares of the U.S. corporation), (ii) the shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (including the receipt of the foreign corporation’s shares in exchange for the U.S. corporation’s shares), and (iii) the foreign corporation’s “expanded affiliated group” does not have substantial business activities in the foreign corporation’s country of organization or incorporation relative to such expanded affiliated group’s worldwide activities. For purposes of Section 7874, multiple acquisitions of U.S. corporations by a foreign corporation, if treated as part of a plan or series of related transactions, may be treated as a single acquisition. If multiple acquisitions of U.S. corporations are treated as a single acquisition, all shareholders of the acquired U.S. corporations would be aggregated for purposes of the test set forth above concerning such shareholders holding at least 80% (by either vote or value) of the shares of the foreign acquiring corporation after the acquisitions by reason of holding shares in the acquired U.S. corporations.

On October 1, 2013, Actavis plc acquired all of the capital stock of Warner Chilcott plc, a company incorporated under the laws of Ireland, and Actavis, Inc., a Nevada corporation, in the Warner Chilcott Acquisition. We believe that, in the Warner Chilcott Acquisition, the Actavis, Inc. shareholders received less than 80% (by both vote and value) of our shares and consequently that the test set forth above to treat Actavis as a foreign corporation was satisfied. However, the law and Treasury regulations promulgated under Section 7874 are relatively new and somewhat unclear, and thus we cannot assure you that the IRS will agree that the ownership requirements to treat Actavis plc as a foreign corporation were met in the Warner Chilcott Acquisition. Moreover, even if such ownership requirements were met in the Warner Chilcott Acquisition, the IRS may assert that, even though the Forest Acquisition was a separate transaction from the Warner Chilcott Acquisition, the Forest Acquisition should be integrated with the Warner Chilcott Acquisition. In the event the IRS were to prevail with such assertion, Actavis plc would be treated as a U.S. corporation for U.S. federal tax purposes. Upon the closing of the Forest Acquisition, we received opinions from Latham & Watkins and PricewaterhouseCoopers LLP to the effect that Actavis plc should not be treated as a domestic corporation for U.S. federal income tax purposes as a result of the Forest Acquisition, but we cannot assure you that the IRS will agree with this position and/or would not successfully challenge Actavis plc’s status as a foreign corporation. If such a challenge by the IRS were successful, significant adverse tax consequences would result for Actavis.

Section 7874 likely will limit Actavis plc and its U.S. affiliates’ ability to utilize certain U.S. tax attributes to offset certain U.S. taxable income, if any, generated by the Warner Chilcott Acquisition and the Forest Acquisition or certain specified transactions for a period of time following the transactions.

Following the acquisition of a U.S. corporation by a foreign corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize U.S. tax attributes such as net operating losses to offset U.S. taxable income resulting from certain transactions. Based on the limited guidance available, we believe that this limitation applies to us and our U.S. affiliates following the Warner Chilcott Acquisition and the Forest Acquisition and as a result, we currently do not expect that we or our U.S. affiliates will be able to utilize certain U.S. tax attributes to offset certain U.S. taxable income, if any, resulting from certain specified taxable transactions.

Actavis plc’s status as a foreign corporation for U.S. federal tax purposes could be affected by a change in law.

Actavis plc believes that, under current law, it is treated as a foreign corporation for U.S. federal tax purposes. However, changes to the inversion rules in Section 7874 or the U.S. Treasury Regulations promulgated thereunder or other IRS guidance could adversely affect Actavis plc’s status as a foreign corporation for U.S. federal tax purposes, and any such changes could have prospective or retroactive application to Actavis plc, Forest Laboratories, their respective stockholders, shareholders and affiliates, and/or the Forest Acquisition. Over the last several months, there has been significant attention directed at inversion transactions by the President, Congress, the Treasury Department, the IRS and the business media, and such attention is expected to continue. Recent legislative proposals have aimed to expand the scope of U.S. corporate tax residence, and such legislation, if passed, could have an adverse effect on us. For example, in March 2014, the President of the United States proposed legislation which would amend the anti-inversion rules. Although its application is limited to transactions closing after 2014, no assurance can be given that that proposal will not be changed in the legislative process and be enacted to apply to prior transactions. In addition, more recently, bills have been introduced in Congress, including those that, if enacted, would have retroactive application to a date prior to the closing date of the Forest Acquisition, that could cause Actavis plc to be treated as a domestic corporation for U.S. federal income tax purposes as a result of the Forest Acquisition. Further, the Treasury Department recently announced that it is reviewing a broad range of authorities for possible administrative actions that could limit the ability of companies to engage in inversions, and it is also considering approaches to limit the tax benefits following inversion transactions.

Future changes to the international tax laws could adversely affect us.

The U.S. Congress, the Organisation for Economic Co-operation and Development and other Government agencies in jurisdictions where we and our affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States and other countries in which we and our affiliates do business could change on a prospective or retroactive basis, and any such changes could adversely affect us and our affiliates.

Risks Relating to the 2014 New Notes (defined below)

The new notes are subject to prior claims of any of Actavis SCS’ future secured creditors. Further, your right to receive payments on the new notes is effectively subordinated to all existing and future liabilities of subsidiaries of Warner Chilcott Limited, a wholly-owned subsidiary of Actavis plc, that do not guarantee the new notes.

The new $500.0 million 1.300% Notes due 2017 (the “new 2017 notes”), the new $500.0 million 2.450% Notes due 2019 (the “new 2019 notes”), the new $1,200.0 million 3.850% Notes due 2024 (the “new 2024 notes”) and the new $1,500.0 million 4.850% Notes due 2044 (the “new 2044 notes” and, together with the new 2017 notes, the new 2019 notes and the new 2024 notes, the “new notes”) are Actavis SCS’ unsecured general obligations. Holders of Actavis SCS’ secured indebtedness will have claims that are prior to your claims as holders of the new notes, to the extent of the assets securing such indebtedness. The indenture governing the new notes permits us, Actavis SCS’ future subsidiaries and Warner Chilcott Limited and its subsidiaries to incur additional secured indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, Actavis SCS’ pledged assets would be available to satisfy obligations of Actavis SCS’ secured indebtedness before any payment could be made on the new notes. To the extent that such assets cannot satisfy in full Actavis SCS’ secured indebtedness, the holders of such indebtedness would have a claim for any shortfall that would rank equally in right of payment with the new notes. In any of the foregoing events, Actavis SCS cannot assure you that there will be sufficient assets to pay amounts due on the new notes. As a result, holders of the new notes may receive less, ratably, than holders of Actavis SCS’ secured indebtedness.

Actavis SCS has no operations or subsidiaries. Consequently, Actavis SCS’ ability to service the new notes will depend primarily on Actavis SCS’ receipt of interest and principal payments on account of intercompany loans owing to Actavis SCS from other subsidiaries of Warner Chilcott Limited. The guarantees of the new notes by Warner Chilcott Limited, Actavis Capital and Actavis, Inc. will be structurally subordinated to the claims of the creditors of their respective subsidiaries that do not also guarantee the new notes, except to the extent they are recognized as a creditor of the subsidiary, in which case their claim would still be effectively subordinate in right to payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to any indebtedness held by them respectively. Substantially all of the operations of Actavis are conducted through its subsidiaries and, therefore, the guarantors depend on the cash flow of their respective subsidiaries. The subsidiaries of Warner Chilcott Limited that do not guarantee the new notes (other than Actavis SCS) will have no obligation to make distributions or other transfers to us to enable us to meet Actavis SCS’ obligations, including those with respect to the new notes.

The limited covenants in the new notes and the indenture may not provide protection against some events or developments that may affect Actavis SCS’ ability to repay the new notes or the trading prices for the new notes.

The indenture governing the new notes will not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the new notes in the event that Actavis SCS experiences significant adverse changes in its financial condition or results of operations;

•	limit Actavis SCS’ or Warner Chilcott Limited’s and its subsidiaries’ ability to incur indebtedness that is equal in right of payment to the new notes;

•	limit Actavis SCS’ or Warner Chilcott Limited’s and its subsidiaries’ ability to incur substantial secured indebtedness that would effectively rank senior to the new notes to the extent of the value of the assets securing the indebtedness;

•	limit any future subsidiary’s ability to incur indebtedness, which would rank senior to the new notes;

•	restrict any future subsidiary’s ability to issue securities or otherwise incur indebtedness that would be senior to Actavis SCS’ equity interests in such subsidiary;

•	restrict Actavis SCS’ or Warner Chilcott Limited’s subsidiaries’ ability to repurchase or prepay securities; or

•	restrict Actavis SCS’ or Warner Chilcott Limited’s subsidiaries’ ability to make investments or to repurchase or pay dividends or make other payments in respect of common stock or other securities ranking junior or effectively junior to the new notes.

For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the new notes. In addition, Actavis plc, Forest and other subsidiaries of Actavis are subject to periodic review by independent credit rating agencies. An increase in the level of Actavis’ outstanding indebtedness or the level of outstanding indebtedness at any of Actavis SCS’ affiliates, or other events that could have an adverse impact on Actavis’ business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade Actavis’ debt credit rating generally, and the ratings on the new notes, which could adversely impact the trading prices for, or the liquidity of, the new notes. Any such downgrade could also adversely affect Actavis’ cost of borrowing, limit Actavis SCS’ access to the capital markets or result in more restrictive covenants in future debt agreements.

Actavis’ credit ratings may not reflect all risks of your investment in the new notes.

The credit ratings assigned to the new notes are limited in scope, and do not address all material risks relating to an investment in the new notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in Actavis’ credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the new notes and increase Actavis’ corporate borrowing costs.

Actavis SCS may not be able to repurchase the new notes upon a change of control.

Upon a change of control and a downgrade of the new notes below an investment grade rating by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, Actavis SCS will be required to make an offer to each holder of new notes to repurchase all or any part of such holder’s new notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If a change of control triggering event under the indenture occurs, there can be no assurance that Actavis SCS would have sufficient financial resources available to satisfy our obligations to repurchase the new notes. Our failure to purchase the new notes as required under the indenture governing the new notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the new notes. See “Description of the New Notes—Repurchase Upon a Change of Control.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from the guarantor.

Creditors of the guarantors could challenge the guarantees of the new notes as fraudulent conveyances or on other grounds. Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees could be found to be a fraudulent transfer and declared void if a court determined that a guarantor, at the time the guarantor incurred the obligations evidenced by its guarantee, (1) delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors; or (2) received less than reasonably equivalent value or did not receive fair consideration for the issuance of the guarantee and any of the following three conditions apply:

•	the guarantor was insolvent on the date of the issuance of the guarantee or was rendered insolvent as a result of the issuance of the guarantee;

•	the guarantor was engaged in a business or transaction, or was about to engage in a business or transaction, for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured.

In addition, any payment by the guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor. In any such case, your right to receive payments in respect of the new notes from a guarantor would be effectively subordinated to all indebtedness and other liabilities of such guarantor.

The indenture governing the new notes contains a “savings clause,” which limits the liability on the guarantees to the maximum amount that a guarantor can incur without risk that its guarantee will be subject to avoidance as a fraudulent transfer. Actavis SCS cannot assure you that this limitation will protect the guarantee from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the guarantees will suffice, if necessary, to pay the new notes in full when due. Furthermore, in Official Committee of Unsecured Creditors of TOUSA, Inc. v. Citicorp North America, Inc., the U.S. Bankruptcy Court in the Southern District of Florida held that a savings clause similar to the savings clause that will be used in the indenture was unenforceable. As a result, the subsidiary guarantees were found to be fraudulent conveyances. The United States Court of Appeals for the Eleventh Circuit recently affirmed the liability findings of the Bankruptcy Court without ruling directly on the enforceability of savings clauses generally. If the TOUSA decision is followed by other courts, the risk that the guarantees would be deemed fraudulent conveyances would be significantly increased.

If a court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the new notes would, with respect to amounts claimed against the guarantor, be subordinated to the indebtedness of the guarantor, including trade payables. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Actavis SCS cannot assure you, however, as to what standard a court would apply in making these determinations.

Actavis SCS and Actavis Capital are incorporated in Luxembourg, and Luxembourg law differs from U.S. law and may afford less protection to holders of the new notes.

Holders of the new notes may have more difficulty protecting their interests than would security holders of a corporation incorporated in a jurisdiction of the United States. As Luxembourg companies, Actavis SCS and Actavis Capital are incorporated under and subject to the Luxembourg law on commercial companies of 10 August 1915 (as amended) (the “Luxembourg Companies Law”) and Luxembourg laws and regulations. The Luxembourg Companies Law differs in some material respects from laws generally applicable to U.S. corporations and security holders, including the provisions relating to interested directors, mergers, amalgamations and acquisitions, takeovers, security holder lawsuits and indemnification of directors, managers or officers.

Under Luxembourg law, the duties of directors, managers or general partners of a company, are generally owed to the company only. Security holders of Luxembourg companies generally do not have rights to take action against directors, managers or general partners of the company, except in limited circumstances. Directors, managers or general partners of a Luxembourg company must, in exercising their powers and performing their duties, act in good faith and in the interests of the company as a whole and must exercise due care, skill and diligence. Directors, managers or general partners have a duty not to put themselves in a position in which their duties to the company and their personal interests may conflict and also are under a duty to disclose any personal interest in any contract or arrangement with the company or any of its subsidiaries. If a director, manager or general partner of a Luxembourg company is found to have breached his or her duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. A director, manager or general partners may be jointly and severally liable with other directors, managers or general partners implicated in the same breach of duty.

Luxembourg bankruptcy laws may be less favorable to you than bankruptcy and insolvency laws in other jurisdictions.

Actavis SCS and Actavis Capital are incorporated under the laws of Luxembourg, and as such any insolvency proceedings applicable to them are in principle governed by Luxembourg law. The insolvency laws of Luxembourg may not be as favorable to your interests as creditors as the laws of the United States or other jurisdictions with which you may be familiar. See “Enforceability of Civil Liabilities—Certain Insolvency Law Considerations.”

The guarantee granted by Actavis Capital may be subject to limitations under Luxembourg law.

The granting of a guarantee by a Luxembourg company is subject to specific limitations and requirements relating to corporate object and corporate benefit. The granting of a guarantee by a company incorporated and existing in the Grand Duchy of Luxembourg must not be prohibited by the corporate object (objet social) or legal form of that company. In addition, there is also a requirement according to which the granting of security by a company has to be for its “corporate benefit.” See “Service of Process and Enforcement of Liabilities—Guarantees.”

As a company incorporated under the laws of Bermuda, Warner Chilcott Limited may be subject to Bermuda corporate and insolvency laws under which secured creditors could be paid in priority to the claims of holders of the new notes.

The granting of the guarantee of the new notes by Warner Chilcott Limited may be subject to review under Bermuda law if:

(i) the granting of the guarantee constituted a fraudulent preference, namely Warner Chilcott Limited granted the guarantee with the dominant intention of preferring the guaranteed party to the detriment of other creditors; and

(ii) at the time of, or immediately after, the granting of the guarantee, Warner Chilcott Limited was insolvent; and

(iii) Warner Chilcott Limited entered into formal insolvency proceedings within six months of the granting of the guarantee.

In addition, under Bermuda law, a transaction, which could include the granting of a guarantee, at less than fair value and made with the dominant intention of putting property beyond the reach of creditors is voidable after an action is successfully brought by an eligible creditor within a period of six years from the date of the transaction. A transaction, which could include the granting of a guarantee, might be challenged if it involved a gift by the company or if a company received consideration of significantly less than the benefit given by such company.

A judgment obtained in a non-Bermuda court against Warner Chilcott Limited may not be readily enforceable against Warner Chilcott Limited in Bermuda.

Warner Chilcott Limited is organized under the laws of Bermuda. As a result, it may not be possible to enforce court judgments obtained in the United States against Warner Chilcott Limited (whether based on the civil liability provisions of U.S. federal or state securities laws, New York law as the governing law of the new notes, indenture and guarantees or otherwise) in Bermuda. We have been advised by our legal advisors in Bermuda that the United States does not currently have a treaty with Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States, whether based on U.S. federal or state securities laws or otherwise, would not automatically be enforceable (and may not be enforceable at all) in Bermuda. Furthermore, you will not be able to bring a lawsuit or otherwise seek any remedies under the laws of the United States or any states therein, including remedies available under the U.S. federal securities laws, in courts of Bermuda (otherwise than in relation to agreements governed by U.S. law where Bermuda courts have accepted jurisdiction to hear the matter).

You may be unable to recover in civil proceedings for U.S. securities laws violations.

Actavis SCS and the guarantors (other than Actavis, Inc.) are organized under the laws of countries other than the United States and may not have any assets in the United States. It is anticipated that some or all of the directors and managers of Actavis SCS and the guarantors (other than Actavis, Inc.) will be nonresidents of the United States and that all or a majority of their assets will be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or the guarantors (other than Actavis, Inc.), or to enforce any judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in any other jurisdiction. See “Service of Process and Enforcement of Liabilities—Enforcement of Judgments.”

Interest paid on the new notes may be treated as U.S. source interest, in which case, 30% U.S. withholding tax may apply unless a non-U.S. holder qualifies for an exemption from such withholding tax.

A substantial portion of the net proceeds of the offering of the old notes was directly or indirectly on-lent by us to a wholly-owned U.S. subsidiary of Actavis plc and used in the United States. As a result, the IRS could argue that there is a potential tax avoidance plan and that interest on the new notes paid to a non-U.S. holder is treated as U.S. source interest, which is subject to withholding tax at 30% unless the non-U.S. holder qualifies for an applicable exemption.

Each investor who is exchanging old notes for new notes pursuant to this exchange offer is required to represent (and is deemed to represent by exchanging the new notes) that its investment in the new notes is not pursuant to a tax avoidance plan, and it either (a) is a United States person for U.S. federal income tax purposes, (b) (i) does not own actually or constructively 10% or more of the combined voting power of all classes of the stock of Actavis plc entitled to vote, (ii) is not a “controlled foreign corporation” (within the meaning of the U.S. Internal Revenue Code) actually or constructively related to Actavis plc through stock ownership, and (iii) is not a bank whose receipt of interest on the new notes is interest received pursuant to a loan agreement entered into in the ordinary course of its trade or business, (c) is entitled to a full exemption from U.S. withholding tax on interest paid on the new notes pursuant to an applicable income tax treaty between the United States and the jurisdiction in which it is resident, or (d) has a trade or business (and, if required by an applicable income tax treaty, a permanent establishment) in the United States and is entitled to a full exemption from U.S. withholding tax on interest paid on the notes because such interest is effectively connected with such trade or business (and, if required by an applicable income tax treaty, a permanent establishment). In addition, each investor must covenant (and is deemed to covenant by exchanging the new notes) that it will, if requested by us, provide a U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI, W-9 or other applicable form, establishing a complete exemption from the U.S. withholding taxes on payments on the new notes and agree to bear any U.S. withholding taxes resulting from the failure to provide such forms. Each investor who purchased the old notes pursuant to the June 2014 offering was required to make (and was deemed to have made by purchasing the old notes) similar representations and covenants.

ITEM 2.	PROPERTIES

We conduct our operations using a combination of owned and leased properties.

Our owned properties consist of facilities used for R&D, manufacturing, distribution (including warehousing and storage), sales and marketing and administrative functions. The following table provides a summary of locations for our significant owned properties, and unless indicated, all relate to our North American Brands and North American Generics and International segments as of December 31, 2013:

Location	Primary Use
Ag. Varvara, Greece	Manufacturing, R&D, Administration
Auckland, New Zealand	Distribution, Administration
Barnstaple, UK	Manufacturing, Administration
Bucharest, Romania	Manufacturing, Distribution, Administration, R&D
Corona, CA, USA	Manufacturing, Warehouse, Distribution
Davie, FL, USA	Manufacturing, Distribution, R&D, Administration
Dundalk, Ireland	Administration
Dupnitsa, Bulgaria	Manufacturing
Elizabeth, NJ, USA	Manufacturing, R&D, Administration
Fajardo, Puerto Rico	Manufacturing, Packaging
Goa, India	Manufacturing
Gurnee, IL, USA	Warehousing, Distribution
Hafnarfjordur, Iceland	Manufacturing, Warehousing, Distribution, Administration
Jakarta-Timur, Indonesia	Manufacturing, Warehousing, Distribution, Administration
Larne, Northern Ireland	Manufacturing
Leskovac, Serbia	Manufacturing
Lincolnton, NC, USA	Manufacturing, Administration, Warehouse
Liverpool, UK	Administration, R&D
Manati, Puerto Rico	Warehouse, Distribution, Administration
Mississauga, Canada	Manufacturing, R&D, Administration
Nerviano, Italy	Manufacturing, R&D
Rio de Janeiro, Brazil	Manufacturing, Distribution, Administration
Troyan, Bulgaria	Manufacturing
Weiterstadt, Germany	Manufacturing

Properties that we lease include R&D, manufacturing, distribution (including warehousing and storage), and administrative facilities. The following table provides a summary of locations for our significant leased properties, and unless indicated, all relate to our North American Brands and North American Generics and International segments as of December 31, 2013:

Location	Primary Use
Belgrade, Serbia	Manufacturing, Administration
Birzebbuga, Malta	Manufacturing, Distribution, Administration
Dublin, Ireland	Administration
Gentofte, Denmark	Administration
Groveport, OH, USA	Distribution (ANDA Distribution)
Haan, Germany	Distribution
Istanbul, Turkey	Administration
Kiev, Ukraine	Administration
Liege, Belgium	Manufacturing, Administration, R&D
London, UK	Administration
Lyon, France	Administration
Moscow, Russia	Administration
Mumbai, India	R&D, Administration
Munich, Germany	Administration
Olive Branch, MI, USA	Distribution, Administration (ANDA Distribution)
Owings Mills, MD, USA	Manufacturing, R&D, Administration
Parsippany, NJ, USA	Administration
Rockaway, NJ, USA	Administration
Salt Lake City, UT, USA	Manufacturing, Distribution, R&D
Singapore City, Singapore	Manufacturing, Administration, R&D
Sofia, Bulgaria	Administration
Stockholm, Sweden	Administration
Warsaw, Poland	Administration
Weston, FL, USA	Distribution, Administration, R&D (ANDA Distribution and North American Brands and North American Generics and International)
Zejtun, Malta	Manufacturing, Distribution, Administration, R&D

Our leased properties are subject to various lease terms and expirations.

We believe that we have sufficient facilities to conduct our operations during 2014. However, we continue to evaluate the purchase or lease of additional properties, or the consolidation of existing properties as our business requires.

PART II

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical information contained herein, the following discussion contains forward-looking statements that are subject to known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. We discuss such risks, uncertainties and other factors throughout this report and specifically under the caption “Cautionary Note Regarding Forward-Looking Statements” under “ITEM 1A. RISK FACTORS in this document. In addition, the following discussion of financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this document.

In prior periods, our consolidated financial statements present the accounts of Actavis, Inc., and all of its wholly-owned subsidiaries. On May 16, 2013, Actavis plc (formally known as Actavis Limited) was incorporated in Ireland as a private limited company and re-registered effective September 18, 2013 as a public limited company. It was established for the purpose of facilitating the business combination between Actavis, Inc. and Warner Chilcott. On October 1, 2013, we became the successor registrant of Actavis, Inc. and Warner Chilcott in connection with the consummation of certain transactions further described elsewhere in this document. In addition, on October 1, 2013, the shares of Actavis Public Limited Company began trading on the NYSE under the symbol “ACT,” the same symbol under which Actavis, Inc.’s shares previously traded. References throughout to “ordinary shares” refer to Actavis Inc.’s Class A common shares, par value $0.0033 per share, prior to the consummation of the transactions and to our ordinary shares, par value $0.0001 per share, since the consummation of the transactions.

Revision

In the third quarter of 2014, in connection with the Forest Acquisition the Company again realigned its global strategic business structure. Prior to the realignment, the Company operated and managed its business as two distinct operating segments: Actavis Pharma and Anda Distribution. Under the new global strategic business structure, the Company organized its business into three operating segments: North American Brands, North American Generics and International and Anda Distribution. The North American Brands segment includes patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products within North America. The North American Generics and International segment includes certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products within North America. Also included in this segment are international revenues that include patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products, certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products, over the counter products and revenues from our third party Medis business. The Anda Distribution segment distributes generic and brand pharmaceutical products manufactured by third parties, as well as by the Company, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. The Anda Distribution segment operating results exclude sales of products developed, acquired, or licensed by the North American Brands and North American Generics and International segments. The Company has revised its previously filed financial statements for this change. These revisions do not impact the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of comprehensive (loss)/income, the consolidated statement of cash flows or the consolidated statement of stockholders’ equity.

EXECUTIVE SUMMARY

Overview

We are a leading integrated global specialty pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, branded generic, brand name, biosimilar and OTC pharmaceutical products. Through our third-party business within the North American Generics and International segment, we out-license generic pharmaceutical products rights that we develop or acquire, primarily in Europe. The Company operates manufacturing, distribution, R&D and administrative facilities in many of the world’s established and growing international markets, including the United States of America (“U.S.”), Canada and Puerto Rico (together “North America”), followed by its key international markets around the world (“International”). Additionally, we distribute generic and branded pharmaceutical products manufactured by third parties through our Anda Distribution segment.

We have supported our business with a significant commitment of R&D expenditures of approximately 8% of North American Brands and North American Generics and International net revenues for the years ended December 31, 2013, 2012 and 2011. Our global growth strategy is focused on: (i) internal development of differentiated high-demand products; (ii) establishment of strategic alliances and collaborations that bring new products, technologies and markets to our existing portfolio; and (iii) acquisition of products and/or companies that complement our existing portfolio in generics, brands and biosimilars.

As of December 31, 2013, we marketed over 250 generic pharmaceutical product families and approximately 45 branded pharmaceutical product families in the U.S. and a significant number of product families internationally. Generic pharmaceutical products are bioequivalents of their respective branded products and provide a cost-efficient alternative to branded products. Branded pharmaceutical products are marketed under brand names through programs that are designed to generate physician and consumer loyalty. Through our Anda Distribution segment, we distribute approximately 12,725 SKUs in the U.S. primarily to independent pharmacies, alternate care providers (hospitals, nursing homes and mail order pharmacies) and pharmacy chains, as well as generic products and certain selective branded products to physicians’ offices.

2013 Transactions

During 2013, we completed the following transactions that impacted our results of operations and will continue to have an impact on our future operations.

Actavis (Foshan) Pharmaceuticals Co., Ltd. Assets Held for Sale

As a result of the Foshan Sale, we recognized an impairment on the net assets held for sale of $8.4 million in the year ended December 31, 2013.

Western European Assets Held for Sale

During the year ended December 31, 2013, we held for sale our North American Generics and International commercial infrastructure in France, Italy, Spain, Portugal, Belgium, Germany and the Netherlands, including products, marketing authorizations and dossier license rights. We believe that the potential divestiture allows the Company to focus on faster growth markets including Central and Eastern Europe, and other emerging markets which we believe will enhance our long-term strategic objectives. On January 17, 2014, we announced our intention to enter into an agreement with Aurobindo Pharma Limited to sell these businesses. The transaction was conditional on certain antitrust approvals and completion of employee consultation processes. As a result of the transaction, in 2013 the Company recognized an impairment on the net assets held for sale of $34.3 million.

Sale of Changzhou Watson Pharmaceuticals Co., Ltd

On November 27, 2013, we sold our Changzhou business to Great Harmony Enterprises Limited, a Hong Kong Company, for a total consideration of $8.0 million. As a result of the sale, we recorded a gain of $2.3 million in other income (expense) in the year ended December 31, 2013.

Amendment to Sanofi Collaboration Agreement

On October 28, 2013, WCCL and Sanofi entered into the Sanofi Amendment. Pursuant to the Amendment, the parties amended the Collaboration Agreement with respect to Actonel® and Atelvia® in the Exclusive Territory to provide that, in exchange for the payment of a lump sum of $125.0 million by WCCL to Sanofi in the year ended December 31, 2013, WCCL’s obligations with respect to the global reimbursement payment, which represented a percentage of Actavis’ net sales as defined, as it related to the Exclusive Territory for the year ended December 31, 2014, shall be satisfied in full. The Sanofi Amendment did not and does not apply to or affect the parties’ respective rights and obligations under the Collaboration Agreement with respect to (i) the remainder of 2013 or (ii) territories outside the Exclusive Territory. The $125.0 million was recorded as an intangible asset during the year ended December 31, 2013, which will be amortized over the course of the year ending December 31, 2014.

Acquisition of Warner Chilcott

On October 1, 2013, we completed the Warner Chilcott Acquisition for a transaction value, including the assumption of debt, of $9.2 billion. Warner Chilcott was a leading specialty pharmaceutical company focused on women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. The Warner Chilcott Acquisition expands our presence in the specialty brands business. Warner Chilcott’s financial statements included in this report do not include the financial results of Warner Chilcott for any of the periods or at any of the dates presented prior to October 1, 2013. For additional information, refer to “NOTE 4 — Acquisitions and Other Agreements” in the accompanying “Notes to Consolidated Financial Statements” in this document.

In order to obtain regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Hart-Scott-Rodino”), in connection with the Warner Chilcott Acquisition, we were required to divest certain assets. On October 1, 2013, four generic pharmaceutical products were sold to Amneal Pharmaceuticals for consideration of $10.0 million, subject to certain refunds of purchase price provisions, which resulted in a deminimis impact to the consolidated statement of operations. The divested products consisted of both commercial and development stage products in both oral contraception and osteoporosis treatment. Net sales of divested products included in our results of operations were $2.5 million, $4.6 million and $0.7 million in the years ended December 31, 2013, 2012 and 2011, respectively.

On October 1, 2013 in connection with the Warner Chilcott Acquisition, Actavis plc, Bank of America, N.A. (“BofA”), as Administrative Agent and a syndicate of banks participating as lenders became parties to the Warner Chilcott Term Loan Credit and Guaranty Agreement (the “WC Term Loan Agreement”), pursuant to which the lenders party to the agreement provide loans to Warner Chilcott Corporation, a Delaware corporation (the “US Borrower”), WC Luxco S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand-Duchy of Luxembourg (the “Luxembourg Borrower”), and WCCL, a limited liability company organized under the laws of the Commonwealth of Puerto Rico (the “Puerto Rico Borrower” and, together with the US Borrower and the Luxembourg Borrower, the “WC Borrowers”) in an aggregate amount of $2.0 billion, comprised of (i) a $1.0 billion tranche that will mature on October 1, 2016 (the “Three Year Tranche”) and (ii) a $1.0 billion tranche that will mature on October 1, 2018 (the “Five Year Tranche”). The proceeds of borrowings under the WC Term Loan Agreement, together with $41.0 million of cash on hand, were used to finance the repayment in full of all amounts outstanding under Warner Chilcott’s then-existing Credit Agreement, dated as of March 17, 2011, as amended by Amendment No. 1 on August 20, 2012, among the WC Borrowers, BofA, as administrative agent and a syndicate of banks participating as lenders.

Palau Pharma S.A. Agreement

On August 1, 2013, we entered into a purchase agreement with Palau to acquire worldwide product rights to develop and commercialize albaconazole for the treatment of candidiasis. We simultaneously entered into a manufacturing and supply agreement with Palau for the supply of clinical and commercial quantities of the products. In connection with the execution of the agreements, we paid an upfront non-refundable payment of €10.0 million, or $13.4 million to Palau, which was recorded as R&D expense in the year ended December 31, 2013. The agreement also provides for certain future milestone payments up to €18.0 million in the aggregate, upon the successful completion of Phase III trials of the products and regulatory approvals.

Acquisition of Medicines360

On June 11, 2013, we entered into an exclusive license agreement with Medicines360 to market, sell and distribute LNG20 in the U.S. and in Canada for a payment of approximately $52.3 million. According to the terms of the agreement, we are also required to pay Medicines360 certain regulatory and sales based milestone payments totaling up to $125.0 million plus royalties. Medicines360 retained the rights to market the product in the U.S. public sector, including family planning clinics that provide services to low-income women. LNG20, originally developed by Uteron Pharma S.P.R.L. in Belgium (now a subsidiary of the Company), is designed to deliver 20 mcg of levonorgestrel per day for the indication of long-term contraception, and is currently in Phase III clinical trials in the United States. Pending FDA approval, the LNG20 product could be launched in the U.S. as early as 2014. The transaction has been accounted for using the acquisition method of accounting. In connection with the acquisition, the Company recorded $191.7 million in IPR&D, $6.7 million in prepaid R&D and contingent consideration of $146.1 million.

Metronidazole 1.3% Vaginal Gel and Zovirax® Ointment and Cream

On May 1, 2013, we entered into an agreement to acquire the worldwide rights to Valeant’s metronidazole 1.3% vaginal gel antibiotic development product, a topical antibiotic for the treatment of bacterial vaginosis. Under the terms of the agreement, we will acquire the product upon FDA approval for approximately $57.0 million, which includes upfront and certain milestone payments and guaranteed royalties for the first three years of commercialization. Upon FDA approval, or receipt of product launch quantity, we will account for this transaction using the acquisition method of accounting. In the event of generic competition on metronidazole 1.3%, and should we choose to launch an authorized generic product, we would share the gross profits of the authorized generic with Valeant.

On April 5, 2013, we entered into an agreement with Valeant to be the exclusive marketer and distributor of the authorized generic version of Valeant’s Zovirax® ointment (acyclovir 5%) product. Under the terms of the agreement, Valeant will supply a generic version of Valeant’s Zovirax® ointment product and we will market and distribute the product in the U.S. Additionally, we were granted the exclusive right by Valeant to co-promote Zovirax® cream (acyclovir 5%) to obstetricians and gynecologists in the U.S. and we granted Valeant the exclusive right to co-promote our Cordran® Tape (flurandrenolide) product in the U.S. Under the terms of the agreement related to the co-promotion of Zovirax® cream, we will utilize our existing sales and marketing structure to promote the product and we will receive a co-promotion fee from sales generated by prescriptions written by our defined targeted physician group. The fees earned under the Zovirax cream co-promotion arrangement will be recognized in other revenues in the period earned. Under the terms of the Cordran® Tape co-promotion agreement, Valeant will utilize its existing Dermatology sales and marketing structure to promote the product, and will receive a co-promotion fee on sales. The fees paid to Valeant under the Cordran® Tape arrangement will be recognized in the period incurred as selling and marketing expenses.

Acquisition of Uteron Pharma, S.A

On January 23, 2013, we completed the Uteron Acquisition. The acquisition expands our specialty brand pipeline of Women’s Health products, including two potential near term commercial opportunities in contraception and infertility, and one oral contraceptive project projected to launch by 2018. Several additional products in earlier stages of development were also included in the acquisition.

Other Agreements

We entered into an agreement with Endo and Teikoku Seiyaku Co., Ltd to settle all outstanding patent litigation related to our generic version of Lidoderm®. Lidoderm® is a local anesthetic indicated to relieve post-shingles pain. Per the terms of the agreement, on September 15, 2013, we launched our generic version of Lidoderm® (lidocaine topical patch 5%) to customers in the U.S. more than two years before the product’s patents expire. Under applicable Hatch Waxman rules, we believe we are entitled to 180 days of marketing exclusivity. Additionally, under the terms of the agreement, we received and distributed branded Lidoderm® prior to the launch of the generic version of Lidoderm®.

2012 Transactions

During 2012, we completed the following transactions that impacted our results of operations and will continue to have an impact on our future operations.

Acquisition of Actavis Group

On October 31, 2012, we completed the Actavis Group Acquisition. Actavis Group was a privately held generic pharmaceutical company specializing in the development, manufacture and sale of generic pharmaceuticals. With the acquisition of the Actavis Group, the Company became the third largest global generics pharmaceutical company with operations in more than 60 countries. The acquisition expanded the Company’s core leadership position in modified release, solid oral dosage and transdermal products into semi-solids, liquids and injectables. The result is a broader and more diversified global product portfolio, and an expanded development pipeline.

To finance the purchase of the Actavis Group, we incurred $5.7 billion of indebtedness, including proceeds from (i) the October 2, 2012 issuance of $3.9 billion in senior debt (the “2012 Senior Notes”). This debt was issued in three tranches as follows:

•	$1,200.0 million aggregate principal amount of 1.875% senior notes due October 1, 2017,

•	$1,700.0 million aggregate principal amount of 3.250% senior notes due October 1, 2022, and

•	$1,000.0 million aggregate principal amount of 4.625% senior notes due October 1, 2042

In addition, on October 31, 2012, the Company borrowed $1.8 billion under a senior unsecured Term loan credit agreement (the “Term Loan Credit Agreement). For further details, refer to “NOTE 13 — Long–Term Debt” in the accompanying “Notes to Consolidated Financial Statements” in this document. As a result of the transaction, we continue to incur greater interest expense than we incurred in prior periods and are required to dedicate cash flow to servicing our debt.

Sale of Equity Interest in Moksha8 Pharmaceuticals, Inc.

On October 22, 2012, we completed the Moksha8 Sale. Simultaneously, we expanded our ongoing sales and marketing collaboration with Moksha8 by granting a license to Moksha8 for five new branded generic products to be developed for the Brazilian and Mexican markets in exchange for defined milestones and sales royalties. We retained generic marketing rights in each market for all products licensed to Moksha8. As a result of the sale, we recorded a gain of $28.8 million in other income (expense) in the year ended December 31, 2012. During the year ended December 31, 2013, we terminated the agreement with Moksha8 resulting in a loss of $4.0 million.

Acquisition of Ascent Pharmahealth Limited

On January 24, 2012, we completed the acquisition of Ascent, the Australian and Southeast Asian generic pharmaceutical business of Strides Arcolab Ltd, for AU$376.6 million in cash, or approximately $392.6 million, including working capital adjustments. The transaction was funded using cash-on-hand and borrowings from our revolving credit facility. As a result of the acquisition, we enhanced our commercial presence in Australia and we gained selling and marketing capability in Southeast Asia through Ascent’s line of branded-generic and OTC products. For additional information regarding the Ascent acquisition, refer to “NOTE 4 — Acquisitions and Other Agreements in the accompanying “Notes to Consolidated Financial Statements” in this document.

Product Divestitures

In order to obtain regulatory clearance under Hart-Scott-Rodino, in connection with the Actavis Group Acquisition, we were required to divest certain assets. On October 31, 2012, a total of 22 generic pharmaceutical products owned by either Actavis Group or Watson were sold to Par Pharmaceuticals Companies, Inc. and Sandoz, Inc., which resulted in a gain of $24.0 million in the year ended December 31, 2012. The divested products consisted of both commercial and development stage products in a number of therapeutic categories where the two companies owned overlapping products. Watson’s net sales of divested products were $18.5 million and $7.3 million for the years ended December 31, 2012 and 2011, respectively. Actavis Group’s net sales of divested products were $60.8 million and $90.2 million for the years ended December 31, 2012 and 2011, respectively. The sale of the Actavis Group divested products did not have an impact on our net revenues as these amounts were not included in the results of operations of the Company for the respective periods. For the years ended December 31, 2012 and 2011, no one product accounted for more than one percent of our consolidated net revenues.

Rugby OTC Business

On October 29, 2012, we completed the Rugby Sale. Under the terms of the agreement, Harvard acquired the Rugby trademark and all rights to market, sell and distribute OTC products and nicotine gum products sold under the trademark. We retained all rights to manufacture, sell and distribute all store-branded OTC and nicotine gum products, as well as other non-Rugby OTC products in our portfolio. We retained ownership of our nicotine gum ANDAs, as well as nicotine gum manufacturing facilities. Also, as part of the transaction, we entered into a supply and license agreement with Harvard under which we manufacture and supply nicotine gum products sold under the Rugby and Major labels. Major is Harvard’s existing private label brand. In connection with the sale of the Rugby assets, we recorded a gain of $88.7 million in other income (expense) in the year ended December 31, 2012.

Other Agreements

The Company’s two most significant products in 2013 were the authorized generics of Concerta® (methylphenidate) and Lidoderm® (lidocaine topical patch 5%), which on a combined basis comprised 16% of the North American Generics and International Segment’s revenues for the year ended December 31, 2013. These products are sold pursuant to exclusive marketing arrangements.

In November 2010, we entered into an exclusive agreement with OMJPI to market the authorized generic version of Concerta® (methylphenidate ER). Under the terms of the agreement, the product is supplied by OMJPI. We launched our authorized generic of Concerta® on May 1, 2011. Under the terms of our agreement with OMJPI, we agreed to pay a royalty to OMJPI based on the gross profit of product revenues as defined in the agreements. During 2012, the royalty payable to OMJPI ranged from 50% to 55% of sales. Our royalty payable on sales of methylphenidate ER declined to 30% in 2013 when a third party competitor launched a competing bioequivalent product. The change in royalty was a one-time event and was applied on a strength-by-strength basis following the launch of the first third party generic competitor. This royalty includes the cost of the product supplied by OMJPI. The agreement with OMJPI expires on December 31, 2014 and is subject to normal and customary early termination provisions. The agreement with OMJPI has been accounted for as a distribution arrangement. Accordingly, we recorded the net sales of the authorized generic product in the period earned and reflected the cost of product sold and the royalty payments to OMJPI in costs of goods sold in the period incurred.

During 2011 and 2012, Atorvastatin was sold pursuant to an exclusive agreement with Pfizer, Inc. (“Pfizer”). We launched our authorized generic of Lipitor® on November 30, 2011. Due to the significant decline in the market for this product, we agreed to terminate this agreement effective January 1, 2013. In exchange, we are entitled to receive a royalty on future sales of the product by Pfizer through 2015.

On July 13, 2012, we entered into a global license agreement with Synthon, obtaining an exclusive license to its trastuzumab molecule, which is being developed as a biosimilar to Herceptin®. We subsequently contributed the product to our biosimilar collaboration agreement with Amgen mentioned below. Under the terms of the Synthon agreement, we, along with Amgen, assumed all responsibility for worldwide development and commercialization of biosimilar trastuzumab, including Phase III clinical trials and global manufacturing. The agreement entitled Synthon to an initial payment and the opportunity to receive a milestone payment and royalties on net sales. Synthon also received compensation for transitional support activities provided under the agreement.

2011 Transactions

During 2011, we completed the following transactions that impacted our results of operations and will continue to have an impact on our future operations.

Biosimilars Collaboration with Amgen Inc.

On December 19, 2011, we entered into the Amgen Collaboration Agreement. Under the terms of the agreement, Amgen assumed primary responsibility for developing, manufacturing and initially commercializing the oncology antibody products. We agreed to contribute up to $400.0 million in co-development costs over the course of development ($312.4 million as of December 31, 2013), including the provision of development support, and to share product development risks. In addition, we agreed to contribute our significant expertise in the commercialization and marketing of products in highly competitive specialty and generic markets, including helping effectively manage the lifecycle of the biosimilar products. The collaboration products are expected to be sold under a joint Amgen/Actavis label. We will initially receive royalties and sales milestones from product revenues. The collaboration does not pursue biosimilars of Amgen’s proprietary products.

Acquisition of Specifar Commercial Industrial Pharmaceutical, Chemical and Construction Exploitations Societe Anonyme (ABEE)

On May 25, 2011, we acquired all of the outstanding equity of Paomar PLC (“Paomar”) for cash totaling €400.0 million, or approximately $561.7 million at closing, subject to a net of working capital adjustment of €1.5 million, or approximately $2.2 million, and certain contingent consideration (the “Specifar Acquisition”). Paomar was a company incorporated under the laws of Cyprus and owner of 100 percent of the shares of Specifar Commercial Industrial Pharmaceutical, Chemical and Construction Exploitations Societe Anonyme (“Specifar”), a company organized under the laws of Greece. Specifar developed, manufactured and marketed generic pharmaceuticals. Specifar also out-licensed generic pharmaceutical products, primarily in Europe. Specifar had a commercial presence in the Greek branded generics pharmaceuticals market and owned 100 percent of the shares of Alet Pharmaceuticals Industrial and Commercial Societe Anonyme, a company that markets branded-generic pharmaceutical products in the Greek market. For additional information on the Specifar acquisition, refer to “NOTE 4 — Acquisitions and Other Agreements.”

2013 Financial Highlights

Among the significant consolidated financial highlights for 2013 were the following:

•	Net revenues in 2013 increased $2,762.7 million, or 47% to $8,677.6 million in 2013 from $5,914.9 million in 2012;

•	Operating income decreased $738.9 million, or (234)%, to $(423.2) million in 2013 from $315.7 million in 2012; and

•	Net loss attributable to common shareholders for 2013 was $(750.4) million ($(5.27) per diluted share), compared to net income of $97.3 million ($0.76 per diluted share) in 2012.

Segments

The Company operated and managed its business as of December 31, 2013 as three distinct operating segments: Actavis Pharma, Actavis Specialty Brands and Anda Distribution. In January 2014, the Company organized its business into two operating segments: Actavis Pharma and Anda Distribution. In the third quarter of 2014, in connection with the Forest Acquisition the Company again realigned its organizational structure into three distinct operating segments: North American Brands, North American Generics and International and Anda Distribution. The North American Brands segment includes patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products within North America. The North American Generics and International segment includes certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products within North America. Also included in this segment are international revenues, which include patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products, certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products, over the counter products and revenues from our third party Medis business. The Anda Distribution segment distributes generic and brand pharmaceutical products manufactured by third parties, as well as by the Company, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. The Anda Distribution segment operating results exclude sales of products developed, acquired, or licensed by the North American Brands and North American Generics and International segments.

The Company evaluates segment performance based on segment contribution. Segment contribution for North American Brands, North American Generics and International, and Anda Distribution represents segment net revenues less cost of sales (excluding amortization and impairment of acquired intangibles including product rights), selling and marketing expenses and general and administrative expenses. The Company does not report total assets, capital expenditures, R&D expenses, amortization, goodwill impairments, loss on assets held for sale and loss on asset sales, impairments and contingent consideration adjustment, net by segment as not all such information has been accounted for at the segment level, nor has such information been used by all segments. R&D expenses were $616.9 million, $402.5 million and $306.6 million in the years ended December 31, 2013, 2012 and 2011, respectively.

YEAR ENDED DECEMBER 31, 2013 COMPARED TO 2012

Results of operations, including segment net revenues, segment operating expenses and segment contribution information for our North American Brands, North American Generics and International and Anda Distribution segments consisted of the following for the year ended December 31, 2013 (in millions):

	Year Ended December 31, 2013
	North America Brands	North America Generics and International	Anda Distribution	Total

Product sales	$995.0	$6,299.9	$1,196.9	$8,491.8
Other revenue	67.5	118.3	—	185.8

Net revenues	1,062.5	6,418.2	1,196.9	8,677.6

Operating expenses:
Cost of sales(1)	343.6	3,322.6	1,024.5	4,690.7
Selling and marketing	264.8	663.4	92.1	1,020.3
General and administrative	237.9	756.9	32.7	1,027.5

Contribution	$216.2	$1,675.3	$47.6	$1,939.1

Contribution margin	20.3%	26.1%	4.0%	22.3%
Research and Development				616.9
Amortization				842.7
Goodwill impairment				647.5
Loss on asset held for sale				42.7
Loss on asset sales, impairments and contingent consideration adjustment, net				212.5

Operating income				$(423.2)

Operating margin				(4.9)%

(1)	Excludes amortization and impairment of acquired intangibles including product rights.

Results of operations, including segment net revenues, segment operating expenses and segment contribution information for our North American Brands, North American Generics and International and Anda Distribution segments consisted of the following for the year ended December 31, 2012 (in millions):

	Year Ended December 31, 2012
	North America Brands	North America Generics and International	Anda Distribution	Total

Product sales	$407.8	$4,389.0	$986.4	$5,783.2
Other revenue	70.4	61.3	—	131.7

Net revenues	478.2	4,450.3	986.4	5,914.9

Operating expenses:
Cost of sales(1)	116.2	2,431.5	846.6	3,394.3
Selling and marketing	175.3	297.6	73.6	546.5
General and administrative	27.5	559.9	37.9	625.3

Contribution	$159.2	$1,161.3	$28.3	$1,348.8

Contribution margin	33.3%	26.1%	2.9%	22.8%
Research and Development				402.5
Amortization				481.1
Goodwill impairment				—
Loss on asset held for sale				—
Loss on asset sales, impairments and contingent consideration adjustment, net				149.5

Operating income				$315.7

Operating margin				5.3%

(1)	Excludes amortization and impairment of acquired intangibles including product rights.

North American Generics and International

	Years Ended December 31,		Change
	2013	2012	Dollars	%

Product sales	$6,299.9	$4,389.0	$1,910.9	43.5%
Other revenue	118.3	61.3	57.0	93.0%

Net revenues	6,418.2	4,450.3	1,967.9	44.2%
Operating expenses:
Cost of sales(1)	3,322.6	2,431.5	891.1	36.6%
Selling and marketing	663.4	297.6	365.8	122.9%
General and administrative	756.9	559.9	197.0	35.2%

Segment contribution	$1,675.3	$1,161.3	$514.0	44.3%

Segment margin	26.1%	26.1%		—

(1)	Cost of sales excludes amortization and impairment of acquired intangibles.

Net Revenues

The following table presents net revenues for the reporting units in the North American Generics and International segment for the years ended December 31, 2013 and 2012 (in millions):

	Years Ended December 31,		Change
	2013	2012	Dollars	%

North American Generics	3,915.7	3,472.2	443.5	12.8%
International	2,502.5	978.1	1,524.4	155.9%

Net Revenues	$6,418.2	$4,450.3	$1,967.9	44.2%

The North American Generic and International segment includes certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products within North America. Also included in this segment are international revenues which include patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products, certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products, over the counter products and revenues from our third party Medis business. Our North American Generics and International segment product line includes a variety of products and dosage forms. Indications for this line include, but are not limited to, pregnancy prevention, pain management, depression, hypertension, attention-deficit/hyperactivity disorder and smoking cessation. Dosage forms include oral solids, semi-solids, liquids, gels, transdermals, injectables, inhalation and oral transmucosals. Our generic products are the therapeutic equivalent to their brand name counterparts and are generally sold at prices significantly less than the branded product. As such, generic products provide an effective and cost-efficient alternative to brand products. When patents or other regulatory exclusivity no longer protect a branded product, or if we are successful in developing a bioequivalent, non-infringing version of a branded product, opportunities exist to introduce off-patent or generic counterparts to the branded product. Additionally, we distribute Authorized Generics to the extent such arrangements are complementary to our core business. Our portfolio of generic products includes products we have internally developed, products we have licensed from third parties and products we distribute for third parties.

Other revenues consist primarily of royalties, milestone receipts, commission income and revenue from licensing arrangements, co-promotion revenue and the recognition of deferred revenue relating to our obligation to manufacture and supply brand products to third parties. Other revenues also include revenue recognized from R&D and licensing agreements.

Period-over-period movements include the impact and timing of acquisitions from the date the assets / businesses were acquired. Most notably:

•	the fiscal year ended December 31, 2013 includes the international revenue impact of the Warner Chilcott Acquisition; and

•	the fiscal years ended December 31, 2013 and 2012, include the revenue impact of the Actavis Group Acquisition.

The increase in net revenues is primarily due to the full year North American Generic and International net sales resulting from the Actavis Group Acquisition of $2,799.5 million in the year ended December 31, 2013 versus $428.3 million in the year ended December 31, 2012 as well as the Warner Chilcott Acquisition, which contributed three months of sales in 2013 compared to no sales in the prior period ($64.7 million). Also contributing to the movement are higher U.S. unit sales related to new products including lidocaine topical patch 5% ($392.9 million) and mixed amphetamine (Adderall XR® CII) ($145.2 million); offset in part by lower net sales of certain U.S. products including the authorized generic version of Lipitor® (atorvastatin) ($403.6 million, of which $24.3 million is due to price and $379.3 million is due to volume) and declines in other international revenues.

Cost of Sales

Cost of sales includes production and packaging costs for the products we manufacture, third party acquisition costs for products manufactured by others, profit-sharing or royalty payments for products sold pursuant to licensing agreements, inventory reserve charges and excess capacity utilization charges, where applicable. Cost of sales does not include amortization or impairment costs for acquired product rights or other acquired intangibles.

The increase in cost of sales was mainly due to the full year manufacturing expenses of products resulting from the Actavis Group Acquisition of $1,508.6 million in the year ended December 31, 2013 versus $284.2 million in the year ended December 31, 2012 and higher product sales as a result of the Warner Chilcott Acquisition ($30.8 million), including the impact of selling through a portion of the fair value step-up of the October 1, 2013 Warner Chilcott inventory ($21.4 million). Also contributing to the increase were contingent consideration fair value adjustments associated with previous business combinations, new product launches including the September 2013 launch of a generic version of Lidoderm® (lidocaine topical patch 5%) ($120.5 million) and mixed ampethamine (Adderall XR® CII) ($36.1 million), offset, in part by a decrease in costs resulting from lower Lipitor® sales ($251.6 million) and other products sold.

Selling and Marketing Expenses

Selling and marketing expenses consist mainly of personnel-related costs, product promotion costs, distribution costs, professional services costs, insurance, depreciation and travel costs.

The increase in selling and marketing expenses within our North American Generics and International segment was primarily due to the full year effect of higher selling and marketing expenses incurred resulting from the Actavis Group Acquisition ($427.7 million) compared to only two months in 2012 ($74.0 million). In addition, as a result of the Warner Chilcott Acquisition, the Company incurred $9.9 million of selling and marketing costs in the year ended December 31, 2013.

General and Administrative Expenses

General and administrative expenses consist mainly of personnel-related costs, facilities costs, insurance, depreciation, litigation and settlement costs and professional services costs which are general in nature.

The increase in general and administrative expenses was due in part to the increase resulting from the costs relating to the Actavis Group Acquisition of $206.5 million versus the prior year period.

North American Brands

	Years Ended December 31,		Change
	2013	2012	Dollars	%

Product sales	$995.0	$407.8	$587.2	144.0%
Other revenue	67.5	70.4	(2.9)	(4.1)%

Net revenues	1,062.5	478.2	584.3	122.2%
Operating expenses:
Cost of sales(1)	343.6	116.2	227.4	195.7%
Selling and marketing	264.8	175.3	89.5	51.1%
General and administrative	237.9	27.5	210.4	765.1%

Segment contribution	$216.2	$159.2	$57.0	35.8%

Segment margin	20.3%	33.3%		(13.0)%

Net Revenues

The following table presents net revenues in the North American Brands segment for the years ended December 31, 2013 and 2012 (in millions):

	Years Ended December 31,		Change
	2013	2012	Dollars	%
North American Brands
Gastroenterology
Delzicol®/Asacol® HD	150.2	—	150.2	100.0%

Total Gastroenterology	150.2	—	150.2	100.0%
Women’s Health
Lo Loestrin® Fe	63.3	—	63.3	100.0%
Minastrin® 24 Fe	55.7	—	55.7	100.0%
Estrace® Cream	60.7	—	60.7	100.0%
Other Women’s Health	113.1	61.9	51.2	82.7%

Total Women’s Health	292.8	61.9	230.9	373.0%
Urology	258.6	217.7	40.9	18.8%
Dermatology/Established Brands	360.9	198.6	162.3	81.7%

Total North American Brands	$1,062.5	$478.2	$584.3	122.2%

North American Brand revenues are monitored based on the current mix of promoted products within Women’s Health, Urology, Gastroenterology and Dermatology / Established Brands. Movement of products between categories may occur from time to time based on changes in promotional activities.

Our North American Brands segment develops, manufactures, markets, sells and distributes brand, branded generic and OTC products. During the year ended Decemebr 31, 2013, our key promoted products included brands such as Rapaflo®, Androderm®, Generess® Fe, INFeD®, Crinone® and Trelstar® and a number of non-promoted products. In October 2013, as a result of the Warner Chilcott Acquisition, we began promoting a number of products, including, but not limited to, Actonel®, Asacol® HD, Atelvia®, Delzicol®, Doryx®, Estrace® Cream, Enablex®, Lo Loestrin® Fe and Minastrin® 24 Fe.

Net revenues in our North American Brands segment include product sales and other revenue derived from brand, branded generic and OTC products. This segment’s product line includes a variety of products and dosage forms. Indications for this line include, but are not limited to, pregnancy prevention, pain management, depression, hypertension, attention-deficit/hyperactivity disorder and smoking cessation. Dosage forms include oral solids, semi-solids, liquids, gels, transdermals, injectables, inhalation and oral transmucosals.

Other revenues consist primarily of co-promotion revenue, royalties, deferred revenue related to our obligation to manufacture and supply brand products to third parties, milestone receipts, commission income and revenue from R&D and licensing arrangements.

Period-over-period movements include the impact and timing of acquisitions from the date the assets / businesses were acquired. The increase in net revenues is primarily due to the Warner Chilcott Acquisition, which contributed three months of sales in 2013 compared to no sales in the prior period ($480.7 million). Also contributing to the increase are higher U.S. unit sales related to the continued product sales growth from Rapaflo® and the continued product sales growth from Generess® Fe and sales of Kadian® acquired as part of the Actavis Group Acquisition ($73.1 million).

Cost of Sales

Cost of sales includes production and packaging costs for the products we manufacture, third party acquisition costs for products manufactured by others, profit-sharing or royalty payments for products sold pursuant to licensing agreements, inventory reserve charges and excess capacity utilization charges, where applicable. Cost of sales does not include amortization or impairment costs for acquired product rights or other acquired intangibles.

The increase in cost of sales was mainly due to the full year manufacturing expenses of products resulting from the Warner Chilcott Acquisition ($201.1 million), including the impact of selling through a portion of the fair value step-up of the October 1, 2013 Warner Chilcott inventory ($152.1 million). Also contributing to the increase were increased product volume primarily from Rapaflo®.

Selling and Marketing Expenses

Selling and marketing expenses consist mainly of personnel-related costs, product promotion costs, distribution costs, professional services costs, insurance, depreciation and travel costs.

The increase in selling and marketing expenses within our North American Brands segment was primarily due to costs associated with the Warner Chilcott Acquisition ($71.3 million) including co-promotion costs to Sanofi ($39.5 million).

General and Administrative Expenses

General and administrative expenses consist mainly of personnel-related costs, facilities costs, insurance, depreciation, litigation and settlement costs and professional services costs which are general in nature.

The increase in general and administrative expenses was due in part to higher legacy domestic costs including increased personnel, legal fees and other costs, costs incurred by Warner Chilcott for restructuring charges of $124.7 million including stock-based compensation ($45.4 million), costs incurred in order to complete to the Warner Chilcott Acquisition of $45.6 million and higher stock-based compensation and related employer payroll taxes resulting from the acceleration of directors’ and named executive officers unvested equity-based awards immediately prior to the Warner Chilcott Acquisition of $20.7 million.

Anda Distribution Segment

	Years Ended December 31,		Change
(in millions)	2013	2012	Dollars	%
Product sales	$1,196.9	$986.4	$210.5	21.3%
Other revenue	—	—	—	—

Net revenues	1,196.9	986.4	210.5	21.3%
Operating expenses:
Cost of sales(1)	1,024.5	846.6	177.9	21.0%
Selling and marketing	92.2	73.6	18.6	25.3%
General and administrative	32.6	37.9	(5.3)	(14.0)%

Contribution	$47.6	$28.3	$19.3	68.2%

Contribution margin	4.0%	2.9%		1.1%

(1)	Excludes amortization and impairment of acquired intangibles including product rights.

Net Revenues

Our Anda Distribution segment distributes generic and brand pharmaceutical products manufactured by third parties, as well as by Actavis, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. Sales are principally generated through an in-house telemarketing staff and through internally developed ordering systems. The Anda Distribution segment operating results exclude sales by Anda of products developed, acquired, or licensed by our North American Brands and North American Generics and International segments.

The increase was primarily due to an increase in U.S. base product sales due to volume increases ($136.6 million) and an increase in third party launches ($73.9 million).

Cost of Sales

Cost of sales includes third party acquisition costs, profit-sharing or royalty payments for products sold pursuant to licensing agreements and inventory reserve charges, where applicable. Cost of sales does not include amortization or impairment costs for other acquired intangibles.

The increase in cost of sales within our Anda Distribution segment was due to higher product sales. Cost of sales as a percentage of revenue decreased to 85.6% compared to 85.8% in the prior year period primarily due to product and customer mix.

Selling and Marketing Expenses

Selling and marketing expenses consist mainly of personnel costs, facilities costs, insurance and freight costs which support the Anda Distribution segment sales and marketing functions.

The increase in selling and marketing expenses relate to higher freight costs and higher personnel costs.

General and Administrative Expenses

General and administrative expenses consist mainly of personnel-related costs, facilities costs, insurance, depreciation, litigation and settlement costs and professional services costs which are general in nature.

Research and Development Expenses

	Years Ended December 31,		Change
(in millions)	2013	2012	Dollars	%
R&D	$616.9	$402.5	$214.4	53.3%
as % of net revenues	7.1%	6.8%

R&D expenses consist predominantly of personnel-related costs, API costs, contract research, biostudy, clinical and facilities costs associated with development of our products to support our North American Brands and North American Generics and International segments. The increase in R&D expenses was primarily due to the full year effect of higher costs associated with the Actavis Group Acquisition ($228.2 million), compared to only two months in 2012 ($41.8 million) and higher costs associated with the Warner Chilcott Acquisition ($33.1 million).

Amortization

	Years Ended December 31,		Change
($ in millions)	2013	2012	Dollars	%
Amortization	$842.7	$481.1	$361.6	75.2%
as % of net revenues	9.7%	8.1%

Amortization for the year ended December 31, 2014 increased as compared to the prior year period primarily as a result of amortization of identifiable assets acquired in the Warner Chilcott ($244.1 million) and the increase due to the Actavis Group and other acquisitions.

Goodwill Impairments

	Years Ended December 31,		Change
($ in millions)	2013	2012	Dollars	%
Goodwill impairments	$647.5	$—	$647.5	100.0%

In the year ended December 31, 2013, we recorded an impairment charge related to the goodwill in the then current Actavis Pharma — Europe reporting unit ($647.5 million). For further details on the goodwill impairment charge, refer to “NOTE 12 — Goodwill, Product Rights and Other Intangible Assets” in the accompanying “Notes to Consolidated Financial Statements” in this document.

Loss on Assets Held for Sale and Loss on Asset Sales, Other Impairments and Contingent Considerations, net

	Years Ended December 31,		Change
($ in millions)	2013	2012	Dollars	%
Loss on assets held for sale	$42.7	$—	$42.7	100.0%
Loss on asset sales, other impairments and contingent considerations, net	$212.5	$149.5	$63.0	42.1%

Loss on assets held for sale relates to the Company’s announced intention in 2013 to sell North American Generics and International‘s infrastructure in France, Italy, Spain, Portugal, Belgium, Germany and the Netherlands, including products, marketing authorizations and dossier license rights and the Company’s announced Foshan Sale.

Loss on asset sales, other impairments and contingent considerations, net for the year ended December 31, 2013 included a charge associated with the issuance of an additional 1.65 million shares of Ordinary Shares in connection with the Actavis Group Acquisition ($150.3 million), an impairment charge related to a facility in Greece ($19.4 million), an impairment of fixed assts in Serbia ($24.2 million), an impairment of a product right intangible asset in connection with the Specifar Acquisition ($13.9 million), the impairment of the Gabapentin asset acquired as part of the Actavis Group Acquisition ($10.8 million), a loss on the termination of the agreement with Moksha8 ($4.0 million), an impairment of IPR&D intangibles in connection with the December 2, 2009 acquisition of all the outstanding equity of the Arrow Group in exchange for cash consideration of $1.05 billion, approximately 16.9 million shares of our Restricted Ordinary Shares and 200,000 shares of our Mandatorily Redeemable Preferred Stock and certain contingent consideration (the “Arrow Group Acquisition”) and the impairment of the Curosurf assets ($2.5 million), offset, in part, by gains related to the sale of our Russian subsidiary ($11.7 million), a manufacturing facility in India ($4.5 million), and other miscellaneous gains. The impairment charges recognized were due to various factors impacting future value to be realized by such assets.

Loss on asset sales and impairments for the year ended December 31, 2012 includes a non-cash impairment charge related to product rights and IPR&D intangible assets acquired in connection with the Specifar Acquisition ($117.8 million, of which $101.0 million related to IPR&D and $16.8 million related to product rights), an impairment charge related to a manufacturing facility located in Greece ($40.3 million), an impairment related to the sale of a German subsidiary ($17.6 million) and an impairment related to API manufacturing assets in India ($1.6 million). Partially offsetting these charges was a fair value adjustment of the contingent obligation due to the Specifar selling shareholders based on esomeprazole gross profits ($27.5 million) and net gains on miscellaneous asset sales ($0.3 million). The impairment relating to the intangible assets acquired in connection with the Specifar acquisition was recorded during the fourth quarter of 2012 and related to esomeprazole product rights following the Company’s decision to discontinue selling the product as a result of products acquired in connection with the Actavis Group Acquisition ($16.8 million). In addition, we recorded during the second quarter of 2012 a charge related to three products in development as a result of various factors occurring during the same period mainly related to delays in expected launch dates, competitive factors resulting in realization of lower pricing and incremental costs related to manufacturing efforts. These events led to revised estimates of the fair value of each IPR&D asset compared to the carrying values ($101.0 million). The impairment for the Greece facility was due to a change in the intended use of the facility as a result of the Company’s decision during the third quarter of 2012 to discontinue further construction as a result of the planned acquisition of the Actavis Group.

Interest Income

	Years Ended December 31,		Change
($ in millions)	2013	2012	Dollars	%
Interest income	$4.8	$2.5	$2.3	92.0%

Interest income represents interest earned on cash and cash equivalents held during the respective periods.

Interest Expense

	Year Ended December 31,		Change
($ in millions)	2013	2012	Dollars	%
Interest expense — 2009 Senior Notes	$45.7	$49.3	$(3.6)	(7.3)%
Interest expense — 2012 Senior Notes	128.3	32.8	95.5	291.2%
Interest expense — WC Notes	18.8	—	18.8	100.0%

	Year Ended December 31,		Change
($ in millions)	2013	2012	Dollars	%
Interest expense — Term Loans	38.4	5.9	32.5	550.8%
Interest expense — Revolving Credit Facility	2.7	4.5	(1.8)	(40.0)%
Interest expense — Manditorily Redeemable Preferred Stock accretion	—	16.8	(16.8)	(100.0)%
Interest expense — Foreign exchange currency option premium payable accretion	—	0.5	(0.5)	(100.0)%
Interest expense — Other	5.9	1.8	4.1	227.8%

Interest expense	$239.8	$111.6	$128.2	114.9%

Interest expense increased for the year ended December 31, 2013 over the prior year primarily due to the full year effect of interest expense on the 2012 Senior Notes and the Term Loan Credit Agreement issued in connection with the Actavis Group Acquisition, as well as the interest expense on the approximately $3.3 billion of term loan indebtedness assumed, and subsequently refinanced, and the WC Notes relating to the Warner Chilcott Acquisition.

Other Income (expense)

	Years Ended December 31,		Change
($ in millions)	2013	2012	Dollars	%
Gain on sale of products	$4.3	$88.7	$(84.4)	(95.2)%
Gain on sale of investments	—	28.8	(28.8)	(100.0)%
Gain on sale of divested products	—	24.0	(24.0)	(100.0)%
Gain on sale of business	2.3	—	2.3	100.0%
Loss on extinguishment of debt	(18.5)	—	(18.5)	(100.0)%
Loss on foreign exchange derivative	—	(70.4)	70.4	(100.0)%
Bridge loan expenses	—	(37.1)	37.1	(100.0)%
Earnings (losses) on equity method investments	6.0	1.3	4.7	361.5%
Other income	25.7	3.2	22.5	703.1%

Other income (expense)	$19.8	$38.5	$(18.7)	(48.6)%

Gain on Sale of Products

As a result of the sale of select rights to Taro Pharmaceuticals North America, Inc., we recorded a gain of $4.3 million in other income (expense), in the year ended December 31, 2013. As a result of the Rugby Sale, we recorded a gain of $88.7 million in other income (expense), in the year ended December 31, 2012.

Gain on Sale of Investments

As a result of the Moksha8 Sale, we recorded a gain of $28.8 million in other income (expense) in the year ended December 31, 2012.

Gain on Sale of Divested Products

In order to obtain regulatory clearance under Hart-Scott-Rodino, in connection with the Warner Chilcott Acquisition, we were required to divest certain assets. On October 1, 2013, four generic pharmaceutical products were sold to Amneal Pharmaceuticals for consideration of $10.0 million, subject to certain refunds of purchase price provisions, which resulted in a deminimis impact on net income. The divested products consisted of both commercial and development stage products in both oral contraceptive and osteoporosis treatment. Net sales of divested products were $2.5 million, $4.6 million and $0.7 million for the years ended December 31, 2013, 2012 and 2011, respectively.

In order to obtain regulatory clearance under Hart-Scott-Rodino, in connection with the Actavis Group Acquisition, we were required to divest certain assets. On October 31, 2012, a total of 22 generic pharmaceutical products owned by either Actavis Group or Watson were sold to Par Pharmaceuticals Companies, Inc. and Sandoz, Inc., which resulted in a gain of $24.0 million in the year ended December 31, 2012. The divested products consisted of both commercial and development stage products in a number of therapeutic categories where the two companies owned overlapping products.

Gain on Sale of Business

As a result of the Changzou Sale, we recorded a gain of $2.3 million in other income (expense), in the year ended December 31, 2013.

Loss on Extinguishment of Debt

As a result of the extinguishment of our $450.0 million notes, we recorded a loss of $17.1 million in other income (expense), in the year ended December 31, 2013. In addition, the Company incurred a $1.5 million non-cash write-off of deferred loan costs in connection with the optional prepayment of term loan indebtedness.

Loss on Foreign Exchange Derivative

Included in the year ended December 31, 2012 is approximately $70.4 million of realized losses for the derivative instruments entered into to mitigate the exposure resulting from movements of the U.S. dollar against the Euro in connection with the Actavis Group Acquisition.

Bridge Loan Expenses

Included in the year ended December 31, 2012 is approximately $37.1 million for the expenses of the bridge loan entered into to fund the Actavis Group Acquisition.

Other Income

Other income for the year ended December 31, 2013 includes a gain from the release of funds held in an escrow account established in connection with the Arrow Acquisition ($15.0 million), a gain on foreign currency derivative transactions ($14.1 million) and a gain on the sale of securities ($1.1 million), offset in part by the release of an indemnification receivable established in connection with an acquisition ($8.8 million).

Included in other income for the year ended December 31, 2012 is a $3.0 million contract termination settlement received by an equity method investee and a $0.8 million gain related to the revaluation of securities issued by an equity method investee.

Provision for Income Taxes

	Years Ended December 31,		Change
($ in millions)	2013	2012	Dollars	%
Provision for income taxes	$112.7	$146.8	$(34.1)	(23.2)
Effective tax rate	(17.7)%	59.9%

The effective tax rate for the year ended December 31, 2013 was impacted by certain non-deductible pre-tax expenses including a goodwill impairment charge of $647.5 million, a charge for consideration due to the former Actavis Group stakeholders of $150.3 million and non-deductible executive compensation. In addition, the pre-tax expense for the amortization of Warner Chilcott’s inventory and intangible step-up resulted in a rate detriment of $152.8 million. These items were partially offset by non-taxable pre-tax income of $15.0 million related to the Arrow Acquisition and $50.2 million primarily related to the carryback of current year capital losses against prior year capital gains. The effective tax rate for the year ended December 31, 2012 was impacted by the non-deductibility of a loss from foreign exchange derivatives partially offset by the reversal of deferred tax liabilities relating to the Ascent Acquisition. The effective tax rate was also impacted by losses in certain jurisdictions for which no tax benefit is provided and the amortization of intangible assets being tax benefited at various rates.

YEAR ENDED DECEMBER 31, 2012 COMPARED TO 2011

Results of operations, including segment net revenues, segment operating expenses and segment contribution information for our North American Brands, North American Generics and International and Anda Distribution segments consisted of the following for the year ended December 31, 2012 (in millions):

	Year Ended December 31, 2012
	North America Brands	North America Generics and International	Anda Distribution	Total

Product sales	$407.8	$4,389.0	$986.4	$5,783.2
Other revenue	70.4	61.3	—	131.7

Net revenues	478.2	4,450.3	986.4	5,914.9

Operating expenses:
Cost of sales(1)	116.2	2,431.5	846.6	3,394.3
Selling and marketing	175.3	297.6	73.6	546.5
General and administrative	27.5	559.9	37.9	625.3

Contribution	$159.2	$1,161.3	$28.3	$1,348.8

Contribution margin	33.3%	26.1%	2.9%	22.8%
Research and Development				402.5
Amortization				481.1
Goodwill impairment				—
Loss on asset held for sale				—
Loss on asset sales, impairments and contingent consideration adjustment, net				149.5

Operating income				$315.7

Operating margin				5.3%

(1)	Excludes amortization and impairment of acquired intangibles including product rights.

Results of operations, including segment net revenues, segment operating expenses and segment contribution information for our North American Brands, North American Generics and International and Anda Distribution segments consisted of the following for the year ended December 31, 2011 (in millions):

	Year Ended December 31, 2011
	North America Brands	North America Generics and International	Anda Distribution	Total

Product sales	$359.4	$3,325.7	$776.2	$4,461.3
Other revenue	72.7	50.4	—	123.1

Net revenues	432.1	3,376.1	776.2	4,584.4

Operating expenses:
Cost of sales(1)	94.4	1,819.4	652.7	2,566.5
Selling and marketing	168.2	172.6	61.0	401.8
General and administrative	25.3	302.7	25.1	353.1

Contribution	$144.2	$1,081.4	$37.4	$1,263.0

Contribution margin	33.4%	32.0%	4.8%	27.5%
Research and Development				306.6
Amortization				354.3
Goodwill impairment				—
Loss on asset held for sale				—
Loss on asset sales, impairments and contingent consideration adjustment, net				78.7

Operating income				$523.4

Operating margin				11.4%

(1)	Excludes amortization and impairment of acquired intangibles including product rights.

North American Generics and International Segment

	Years Ended December 31,		Change
	2012	2011	Dollars	%

Product sales	$4,389.0	$3,325.7	$1,063.3	32.0%
Other revenue	61.3	50.4	10.9	21.6%

Net revenues	4,450.3	3,376.1	1,074.2	31.8%
Operating expenses:
Cost of sales(1)	2,431.5	1,819.4	612.1	33.6%
Selling and marketing	297.6	172.6	125.0	72.4%
General and administrative	559.9	302.7	257.2	85.0%

Segment contribution	$1,161.3	$1,081.4	$79.9	7.4%

Segment margin	26.1%	32.0%		(5.9)%

(1)	Cost of sales excludes amortization and impairment of acquired intangibles.

Net Revenues

The following table presents net revenues for the reporting units in the North American Generics and International segment for the years ended December 31, 2012 and 2011 (in millions):

	Years Ended December 31,		Change
($ in millions)	2012	2011	Dollars	%

North American Generics	3,472.2	2,945.6	526.6	17.9%
International	978.1	430.5	547.6	127.2%

Net Revenues	$4,450.3	$3,376.1	1,074.2	31.8%

We completed three acquisitions within the relevant periods that contributed to the year-over-year net revenue increase. During 2012, Actavis Group contributed two months of sales compared to no sales in the prior period ($428.3 million), Specifar contributed twelve months of sales in 2012 compared to seven months in 2011 and Ascent contributed twelve months of sales in 2012 compared to no sales in 2011 ($637.9 million on a combined basis for all three acquisitions). In addition to the acquisitions, the increase in net revenues were due to increased unit sales of authorized generic versions of Concerta® (methylphenidate) and Lipitor® (atorvastatin) ($280.2 million), which we launched in May 2011 and November 2011, respectively, and increased U.S. unit sales related to new products including enoxaparin, progesterone capsules, levalbuterol, vancomycin hydrochloride, metformin hydrochloride extended-release, morphine sulfate extended-release and trospium choride ($247.2 million). These increases were partially offset by price and unit sales declines due to competition including metoprolol, potassium XR and fentanyl transdermal system ($116.2 million).

Cost of Sales

The increase in cost of sales was primarily due to product costs on atorvastatin, enoxaparin, metformin hydrochloride extended-release, progesterone capsules ($182.5 million) and increased unit sales as a result of the Actavis Group, Ascent and Specifar acquisitions in October 2012, January 2012 and May 2011, respectively ($406.6 million).

Selling and Marketing Expenses

The increase in selling and marketing expenses within the segment was primarily due to higher selling and marketing expenses incurred resulting from the Actavis Group, Ascent and Specifar acquisitions ($112.6 million).

General and Administrative Expenses

The increase in general and administrative expenses was primarily due to higher acquisition, integration and restructuring costs ($103.1 million), higher costs ($61.1 million) resulting from the Actavis Group, Ascent and Specifar acquisitions in October 2012, January 2012 and May 2011, respectively, higher litigation charges ($82.7 million) and higher legal costs ($16.3 million).

North American Brands Segment

	Years Ended December 31,		Change
	2012	2011	Dollars	%

Product sales	$407.8	$359.4	$48.4	13.5%
Other revenue	70.4	72.7	(2.3)	(3.2)%

Net revenues	478.2	432.1	46.1	10.7%
Operating expenses:
Cost of sales(1)	116.2	94.4	21.8	23.1%
Selling and marketing	175.3	168.2	7.1	4.2%
General and administrative	27.5	25.3	2.2	8.7%

Segment contribution	$159.2	$144.2	$15.0	10.4%

Segment margin	33.3%	33.4%		(0.1)%

(1)	Cost of sales excludes amortization and impairment of acquired intangibles.

Net Revenues

The following table presents net revenues for the reporting units in the North American Generics and International segment for the years ended December 31, 2012 and 2011 (in millions):

	Years Ended December 31,		Change
($ in millions)	2012	2011	Dollars	%
North American Brands:
Women’s Health	$61.9	$32.5	$29.4	90.5%
Urology	217.7	209.0	8.7	4.2%
Dermatology / Established Brands	198.6	190.6	8.0	4.2%

Total North American Brands	478.2	432.1	46.1	10.7%

The increase in net revenues was due to higher product sales ($46.7 million) mainly resulting from new products including Generess® Fe, sodium ferric gluconate and Kadian®, which was acquired as part of the Actavis Group Acquisition and key promoted products including Rapaflo®, Crinone® and INFeD®. This increase was partially offset by lower sales of certain non-promoted products.

Cost of Sales

The increase in cost of sales was due to higher product sales.

Selling and Marketing Expenses

The increase in selling and marketing expenses compared to the prior year period was due to higher U.S. field force and support costs ($7.3 million), primarily related to increased headcount and higher commercial spending in Canada ($11.2 million), offset, in part, by lower U.S. product promotional spending ($11.9 million).

General and Administrative Expenses

The increase in general and administrative expenses was primarily due to growth in the segment.

Anda Distribution Segment

	Years Ended December 31,		Change
(in millions)	2012	2011	Dollars	%
Product sales	$986.4	$776.2	$210.2	27.1%
Other revenue	—	—	—	—

Net revenues	986.4	776.2	210.2	27.1%

Operating expenses:
Cost of sales(1)	846.6	652.7	193.9	29.7%
Selling and marketing	73.6	61.0	12.6	20.7%
General and administrative	37.9	25.1	12.8	51.0%

Contribution	$28.3	$37.4	$(9.1)	(24.3)%

Contribution margin	2.9%	4.8%		(1.9)%

(1)	Excludes amortization and impairment of acquired intangibles including product rights.

Net Revenues

The increase in net revenues compared to the prior year period was primarily due to an increase in third-party new product launches ($180.4 million) and an increase in U.S. base product sales, which includes volume increases in both generic and branded pharmaceutical product sales, offset, in part, by price declines ($29.7 million).

Cost of Sales

The increase in cost of sales compared to the prior year period was due to higher product sales. Cost of sales as a percentage of revenue increased to 85.8% compared to 84.1% in the prior year period primarily due to an increase of sales to chain customers at lower than average margins.

Selling and Marketing Expenses

The increase in selling and marketing expenses compared to the prior year period was primarily due to higher freight costs ($6.6 million), higher expenses associated with relocating our Groveport, Ohio distribution operations to the Olive Branch, Mississippi facility ($3.1 million) and higher sales related expenses ($2.4 million).

General and Administrative Expenses

General and administrative expenses consist mainly of personnel-related costs, facilities costs, insurance, depreciation, litigation and settlement costs and professional services costs which are general in nature.

Research and Development Expenses

	Years Ended December 31,		Change
(in millions)	2012	2011	Dollars	%
R&D	$402.5	$306.6	$95.9	31.3%
as % of net revenues	6.8%	6.7%

The increase in R&D expenses was primarily due to higher costs associated with the Actavis Group Acquisition ($41.8 million), an increase in biosimilar product development costs including rFSH and products being developed under our collaboration agreement with Amgen ($59.6 million) and higher contractual in-licensing costs ($13.5 million), offset, in part, by a prior year fair value adjustment of certain contingent obligations relating to the acquisition of our progesterone business from Columbia Labs ($7.7 million), which lowered R&D expense in the prior year and by declines in domestic generic spending.

Amortization

	Years Ended December 31,		Change
($ in millions)	2012	2011	Dollars	%
Amortization	$481.1	$354.3	$126.8	35.8%
as % of net revenues	8.1%	7.7%

Amortization expense for the year ended December 31, 2012 increased as a result of the amortization of atorvastatin and levalbuterol product rights associated with the launch of these products in late 2011 and 2012 ($40.8 million) and amortization of product rights and other intangible assets acquired in the Actavis Group, Specifar and Ascent acquisitions ($85.1 million), offset, in part, by product rights and other intangible assets which were fully amortized subsequent to the prior year period.

Loss on Asset Sales and Impairments, net

	Years Ended December 31,		Change
($ in millions)	2012	2011	Dollars	%
Loss on asset sales and impairments, net	$149.5	$78.7	$70.8	90.0%

Loss on asset sales and impairments for the year ended December 31, 2012 includes a non-cash impairment charge related to product rights and IPR&D intangible assets acquired in connection with the Specifar Acquisition ($117.8 million, of which $101.0 million related to IPR&D and $16.8 million related to product rights), an impairment charge related to a manufacturing facility located in Greece ($40.3 million), an impairment related to the sale of a German subsidiary ($17.6 million) and an impairment related to API manufacturing assets in India ($1.6 million). Partially offsetting these charges was a fair value adjustment of the contingent obligation due to the Specifar selling shareholders based on esomeprazole gross profits ($27.5 million) and net gains on miscellaneous asset sales ($0.3 million). The impairment relating to the intangible assets acquired in connection with the Specifar acquisition was recorded during the fourth quarter of 2012 and related to esomeprazole product rights following the Company decision to discontinue selling the product as a result of products acquired in connection with the Actavis Group Acquisition ($16.8 million). In addition, we recorded during the second quarter of 2012 a charge related to three products in development as a result of various factors occurring during the same period mainly related to delays in expected launch dates, competitive factors resulting in realization of lower pricing and incremental costs related to manufacturing efforts. These events led to revised estimates of the fair value of each IPR&D asset compared to the carrying values ($101.0 million). The impairment for the Greece facility was due to a change in the intended use of the facility as a result of the Company’s decision during the third quarter of 2012 to discontinue further construction as a result of the planned acquisition of the Actavis Group.

Loss on assets sales and impairments for the year ended December 31, 2011 included an impairment charge of IPR&D intangibles assets relating to progesterone gel business acquired from Columbia ($75.8 million), impairment charges of IPR&D intangible assets acquired as part of the December 2, 2009 acquisition of the Arrow Group ($27.0 million), impairment charges related to the sale of our Australia R&D facility and two buildings at our Copiague, New York manufacturing facility ($14.4 million), an other-than-temporary impairment charges related to equity-method investments ($9.4 million) and a loss on the sale of an equity method investment ($2.4 million). These amounts were offset by fair value adjustments of certain contingent obligations relating to the acquisition of our progesterone gel business from Columbia Labs ($49.0 million) and net gains on the sale of certain assets ($1.3 million).

Interest Income

	Years Ended December 31,		Change
($ in millions)	2012	2011	Dollars	%
Interest income	$2.5	$2.1	$0.4	19.0%

Interest Expense

	Year Ended December 31,		Change
($ in millions)	2012	2011	Dollars	%
Interest expense — 2009 Senior Notes	$49.3	$49.2	$0.1	0.2%
Interest expense — 2012 Senior Notes	32.8	—	32.8	100.0%
Interest expense — Term Loans	5.9	—	5.9	100.0%
Interest expense — Revolving Credit Facility	4.5	0.8	3.7	462.5%
Interest expense — 2006 Credit Facility	—	1.1	(1.1)	(100.0)%
Interest expense — Manditorily Redeemable Preferred Stock accretion	16.8	16.7	0.1	0.6%
Interest expense — Foreign exchange currency option premium payable accretion	0.5	—	0.5	100.0%
Interest expense — Other	1.8	1.2	0.6	50.0%

Interest expense	$111.6	$69.0	$42.6	61.7%

Interest expense increased for the year ended December 31, 2012 over the prior year primarily due to interest expense on the 2012 Senior Notes and the Term Loan Credit Agreement issued in connection with the Actavis Group Acquisition.

Other Income (expense)

	Years Ended December 31,		Change
($ in millions)	2012	2011	Dollars	%
Gain on sale of products	$88.7	$—	$88.7	100.0%
Gain on sale of investments	28.8	0.8	28.0	NM
Gain on sale of divested products	24.0	—	24.0	100.0%
Loss on foreign exchange derivative	(70.4)	—	(70.4)	(100.0)%
Bridge loan expenses	(37.1)	—	(37.1)	(100.0)%
Earnings (losses) on equity method investments	1.3	(4.5)	5.8	NM
Other income	3.2	3.2	—	0%

Other income (expense)	$38.5	$(0.5)	$39.0	NM

Gain on Sale of Products

As a result of the Rugby Sale, we recorded a gain of $88.7 million in other income (expense), in the year ended December 31, 2012.

Gain on Sale of Investments

As a result of the Moksha8 Sale, we recorded a gain of $28.8 million in other income (expense) in the year ended December 31, 2012.

Gain on Sale of Divested Products

In order to obtain regulatory clearance under Hart-Scott-Rodino, in connection with the Actavis Group Acquisition, we were required to divest certain assets. On October 31, 2012, a total of 22 generic pharmaceutical products owned by either Actavis Group or Watson were sold to Par Pharmaceuticals Companies, Inc. and Sandoz, Inc., which resulted in a gain of $24.0 million in the year ended December 31, 2012. The divested products consisted of both commercial and development stage products in a number of therapeutic categories where the two companies owned overlapping products.

Loss on Foreign Exchange Derivative

Included in the year ended December 31, 2012 is approximately $70.4 million of realized losses for the derivative instruments entered into to mitigate the exposure resulting from movements of the U.S. dollar against the Euro in connection with the Actavis Group Acquisition.

Bridge Loan Expenses

Included in the year ended December 31, 2012 is approximately $37.1 million for the expenses of the bridge loan entered into to fund the Actavis Group Acquisition.

Other Income (loss)

Included in other income (loss) for the year ended December 31, 2012 is a $3.0 million contract termination settlement received by an equity method investee and a $0.8 million gain related to the revaluation of securities issued by an equity method investee.

Provision for Income Taxes

	Years Ended December 31,		Change
($ in millions)	2012	2011	Dollars	%
Provision for income taxes	$146.8	$196.9	$(50.1)	(25.4)%
Effective tax rate	59.9%	43.2%

The provision for income taxes differs from the amount computed by applying the statutory U.S. federal income tax rate primarily due to the inability to tax benefit losses incurred in certain foreign jurisdictions and the amortization and impairment of foreign intangibles being tax benefited at rates that are lower than the U.S. federal income tax rate.

The higher effective tax rate for the year ended December 31, 2012, as compared to the prior year period, is primarily a result of additional amortization relating to certain of our foreign intangibles which are tax benefited at rates lower than the U.S. federal rate. In addition, the effective tax rate for the year ended December 31, 2012 included certain non-recurring items such as an impairment charge being tax benefited at a lower tax rate than the U.S. federal rate and a non deductible loss from a foreign exchange derivative for which no tax benefit was provided. These increases to the effective tax rate were partially offset by the reversal of a deferred tax liability related to the Ascent Acquisition.

LIQUIDITY AND CAPITAL RESOURCES

Working Capital Position

Working capital at December 31, 2013 and 2012 is summarized as follows:

($ in millions):	2013	2012	Increase (Decrease)
Current Assets:
Cash and cash equivalents	$329.0	$319.0	$10.0
Marketable securities	2.5	9.0	(6.5)
Accounts receivable, net of allowances	1,404.9	1,330.9	74.0
Inventories, net	1,786.3	1,546.5	239.8
Prepaid expenses and other current assets	409.2	323.6	85.6
Assets held for sale	271.0	—	271.0
Deferred tax assets	231.8	309.3	(77.5)

Total current assets	4,434.7	3,838.3	596.4

Current liabilities:
Accounts payable and accrued expenses	$2,343.2	2,467.9	(124.7)
Income taxes payable	96.6	68.1	28.5
Current portion of long-term debt and capital leases	534.6	176.2	358.4
Liabilities held for sale	246.6	—	246.6
Other	73.9	37.1	36.8

Total current liabilities	3,294.9	2,749.3	545.6

Working Capital	$1,139.8	$1,089.0	$50.8

Working Capital excluding assets held for sale, net	$1,115.4	$1,089.0	$26.4

Adjusted Current Ratio	1.37	1.40

Working capital excluding assets held for sale, net, increased $26.4 million to $1,115.4 million at December 31, 2013 compared to $1,089.0 million at December 31, 2012. This increase is due in part to the working capital acquired in the Warner Chilcott Acquisition as of October 1, 2013 ($297.8 million) and timing of other working capital movements, offset, in part, by an increase in the current portion of long-term debt ($358.4 million).

Cash Flows from Operations

Summarized cash flow from operations is as follows:

	Years Ended December 31,
($ in millions)	2013	2012	2011
Net cash provided by operating activities	$1,213.5	$665.8	$632.0

Cash flows from operations represent net income adjusted for certain non-cash items and changes in assets and liabilities. Cash provided by operating activities increased $547.7 million in the year ended December 31, 2013 versus the prior year period, due primarily to an increase in net income, adjusted for non-cash activity of $631.0 million ($1,377.1 million and $746.1 million of adjusted cash net income in the years ended December 31, 2013 and 2012, respectively), offset, in part, by certain working capital movements including the payment of liabilities assumed in the Warner Chilcott Acquisition relating to tax liabilities associated with the employee stock based compensation awards that vested on October 1, 2013 ($34.3 million).

Management expects that available cash balances and 2014 cash flows from operating activities will provide sufficient resources to fund our operating liquidity needs and expected 2014 capital expenditure funding requirements.

Investing Cash Flows

Our cash flows from investing activities are summarized as follows:

	Years Ended December 31,
($ in millions)	2013	2012	2011
Net cash (used in) investing activities	$(275.3)	$(5,749.0)	$(719.0)

Investing cash flows consist primarily of cash used in acquisitions of businesses and intangibles (primarily product rights), capital expenditures for property, plant and equipment and purchases of investments and marketable securities partially offset by proceeds from the sale of investments and marketable securities.

Included in the year ended December 31, 2013 was cash used in connection with the Uteron Acquisition, net of cash acquired ($141.3 million), cash used in connection with the October 28, 2013, WCCL and Sanofi Amendment, whereby the parties amended the Collaboration Agreement with respect to Actonel ® and Atelvia® in the Exclusive Territory ($125.0 million), cash used in connection with Medicines360 Acquisition ($52.3 million) and capital expenditures for property, plant and equipment ($177.9 million), offset, in part, by cash acquired in connection with the Warner Chilcott Acquisition ($179.5 million) and proceeds from the sale of property, plant and equipment and marketable securities and other investments ($40.3 million).

Included in the year ended December 31, 2012 was cash used in connection with the Actavis Group Acquisition, net of cash acquired ($5,359.3 million), the Ascent Acquisition, net of cash acquired ($383.5 million), capital expenditures for property, plant and equipment ($137.5 million) and investment in foreign exchange derivative instruments ($156.7 million). Partially offsetting these uses of cash were proceeds from the sale of the Rugby assets ($116.6 million), products divested in connection with the Actavis Group Acquisition ($115.9 million) and the sale of our Moksha8 equity investment ($46.6 million).

Financing Cash Flows

Our cash flows from financing activities are summarized as follows:

	Years Ended December 31,
($ in millions)	2013	2012	2011
Net cash (used in) provided by financing activities	$(867.3)	$5,189.6	$16.4

Financing cash flows consist primarily of borrowings and repayments of debt, repurchases of Ordinary Shares and proceeds from the exercise of stock options.

Cash provided by financing activities in the year ended December 31, 2013 included payments on debt, net of borrowings, in connection with the extinguishment of the Company’s $450.0 million 5.00% notes ($450.0 million), the refinancing of the Warner Chilcott term debt and other borrowings and repayments, including capital leases ($342.2 million), the acquisition of non-controlling interests ($10.4 million), the payment of debt issuance costs in connection with the refinancing of the Company’s term loan indebtedness ($7.4 million) and the repurchase of Ordinary Shares to satisfy tax withholding obligations in connection with vested restricted stock issued to employees ($170.0 million), offset, in part, by excess tax benefit from stock based compensation ($69.0 million) and proceeds from stock option exercises ($48.0 million). Cash provided by financing activities in 2012 included proceeds from the issuance of 2012 Senior Notes and the Term Loan Credit Agreement to fund the purchase of the Actavis Group ($3.9 billion and $1.8 billion, respectively), proceeds from borrowing under the Revolving Credit Facility ($375.0 million) and proceeds from stock option exercises ($18.8 million), offset, in part, by principal payments on debt ($679.7 million), payments on contingent consideration liabilities primarily related to atorvastatin ($105.3 million), debt issuance costs ($77.8 million) and the repurchase of Ordinary Shares to satisfy tax withholding obligations in connection with vested restricted stock issued to employees ($16.1 million).

Debt and Borrowing Capacity

Debt consisted of the following (in millions):

	December 31, 2013	December 31, 2012
WC Term Loan Agreement	$1,832.8	$—
Amended and Restated ACT Term Loan	1,310.0	1,700.0
Revolving Credit Facility	265.0	—
Senior Notes:
$450.0 million 5.00% notes	—	450.0
$1,200.0 million 1.875% notes due October 1, 2017	1,200.0	1,200.0
$1,250.0 million 7.75% notes due September 15, 2018	1,250.0	—
$400.0 million 6.125% notes due August 14, 2019	400.0	400.0
$1,700.0 million 3.250% notes due October 1, 2022	1,700.0	1,700.0
$1,000.0 million 4.625% notes due October 1, 2042	1,000.0	1,000.0
Plus: Unamortized premium	103.9	—
Less: Unamortized discount	(31.9)	(35.1)

Senior Notes, net	5,622.0	4,714.9
Capital leases	22.2	18.4

Total debt	9,052.0	6,433.3
Less: Current portion	534.6	176.2

Total long-term debt and capital leases	$8,517.4	$6,257.1

Credit Facility Indebtedness

2013 Term Loan

WC Term Loan Agreement

On October 1, 2013 in connection with the Warner Chilcott Acquisition, Actavis plc, BofA, as Administrative Agent and a syndicate of banks participating as lenders became parties to the WC Term Loan Agreement, pursuant to which the lenders party to the agreement provide the Three Year Tranche and the Five Year Tranche. The proceeds of borrowings under the WC Term Loan Agreement, together with $41.0 million of cash on hand, were used to finance, the repayment in full of all amounts outstanding under Warner Chilcott’s then-existing Credit Agreement, dated as of March 17, 2011, as amended by Amendment No. 1 on August 20, 2012, among the WC Borrowers, BofA, as administrative agent and a syndicate of banks participating as lenders.

Borrowings under the WC Term Loan Agreement bear interest at the applicable WC Borrower’s choice of a per annum rate equal to either (i) a base rate plus an applicable margin per annum varying from (x) 0.00% per annum to 0.75% per annum under the Three Year Tranche and (y) 0.125% per annum to 0.875% per annum under the Five Year Tranche, depending on the publicly announced debt ratings for non-credit-enhanced, senior unsecured long-term indebtedness of Parent (such applicable debt rating the “Debt Rating”) or (b) a Eurodollar rate, plus an applicable margin varying from (x) 1.00% per annum to 1.75% per annum under the Three Year Tranche and (y) 1.125% per annum to 1.875% per annum under the Five Year Tranche, depending on the Debt Rating.

The outstanding principal amount of loans under the Three Year Tranche is not subject to quarterly amortization and shall be payable in full on the three year anniversary of October 1, 2013 (the “Closing Date”), which is October 1, 2016. The outstanding principal amount of loans under the Five Year Tranche is payable in equal quarterly amounts of 2.50% per quarter prior to the fifth anniversary of the Closing Date, with the remaining balance payable on the fifth year anniversary of the Closing Date, which is October 1, 2018.

The WC Term Loan Agreement provides that all obligations thereunder are jointly and severally guaranteed by (i) us, (ii) each subsidiary of the Company (other than any WC Borrower) that is a primary obligor or a guarantor under the 7.75% senior notes due 2018 issued by the Puerto Rico Borrower and Warner Chilcott Finance LLC and (iii) any subsidiary (other than any WC Borrower) that becomes a guarantor of third party indebtedness of a WC Borrower in an aggregate principal amount exceeding $200.0 million (unless, in the case of a foreign subsidiary, such guarantee would give rise to adverse tax consequences as reasonably determined by Parent).

The New Term Loan Agreement contains representations and warranties, financial reporting covenants and other affirmative covenants, negative covenants, a financial covenant and events of default that are substantially similar to those in the Amended and Restated Credit Facilities.

During the year ended December 31, 2013, we made optional prepayments totaling $75.0 million of our indebtedness under the Three Year Tranche and $67.3 million of our indebtedness under the Five Year Tranche. As of December 31, 2013, the outstanding indebtedness under the Three Year Tranche and the Five Year Tranche was $925.0 million and $907.8 million, respectively. The book value of the outstanding indebtedness approximates fair value as the debt is at variable interest rates and re-prices frequently.

Amended and Restated Actavis, Inc. Credit and Guaranty Agreements

Amended and Restated ACT Term Loan

On the Closing Date and pursuant to that certain Term Loan Amendment Agreement (the “Term Amendment Agreement”), by and among Actavis, Inc., a wholly owned subsidiary of the Company, BofA, as administrative agent thereunder, and the lenders party thereto, dated as of August 1, 2013, the Company, as parent guarantor, Actavis WC Holding S.à r.l. (the “ACT Borrower”), as borrower, Actavis, Inc., as a subsidiary guarantor, and BofA, as administrative agent, entered into that certain Amended and Restated Actavis Term Loan Credit and Guaranty Agreement (the “ACT Term Loan Agreement”), dated as of October 1, 2013. The ACT Term Loan Agreement amended and restated Actavis, Inc.’s $1,800.0 million senior unsecured term loan credit facility, dated as of June 22, 2012. At closing, an aggregate principal amount of $1,572.5 million was outstanding under the ACT Term Loan Agreement.

The Amended and Restated Term Loan provides that loans thereunder will bear interest, at our choice, of a per annum rate equal to either (a) a base rate, plus an applicable margin per annum varying from 0.00% per annum to 1.00% per annum depending on the Debt Rating or (b) a Eurodollar rate, plus an applicable margin varying from 1.00% per annum to 2.00% per annum depending on the Debt Rating.

The Amended and Restated Term Loan matures on October 31, 2017 (or if such day is not a business day, the next preceding business day). The outstanding principal amount is payable in equal quarterly installments of 2.50% per quarter, with the remaining balance payable on the maturity date.

The ACT Term Loan Agreement contains covenants that are substantially similar to those in the Company’s Amended and Restated Revolver (defined below). The ACT Term Loan Agreement contains standard events of default (the occurrence of which may trigger an acceleration of amounts outstanding under the ACT Term Loan Agreement). The ACT Term Loan Agreement became effective in accordance with its terms on October 1, 2013.

We are subject to, and, at December 31, 2013, were in compliance with, all financial and operational covenants under the terms of the ACT Term Loan Agreement. During the year ended December 31, 2013, we made optional prepayments of $220.0 million of indebtedness under the ACT Term Loan Agreement. The outstanding balance of the Term Loan at December 31, 2013 was $1,310.0 million. The book value of the outstanding indebtedness approximates fair value as the debt is at variable interest rates and re-prices frequently.

Revolving Credit Facility

On the Closing Date and pursuant to that certain Revolver Loan Amendment Agreement (the “Revolver Amendment Agreement” and, together with the Term Amendment Agreement, the “Amendment Agreements”), by and among Actavis, Inc., as subsidiary guarantor, BofA, as administrative agent thereunder, and the lenders party thereto, dated as of August 1, 2013, the Company, as parent guarantor, the ACT Borrower, as borrower, Actavis, Inc., as a subsidiary guarantor, and BofA, as administrative agent, entered into that certain Amended and Restated Actavis Revolving Credit and Guaranty Agreement (the “ACT Revolving Credit Agreement” and, together with the ACT Term Loan Agreement, the “Amended and Restated Credit Agreements”), dated as of October 1, 2013. The ACT Revolving Credit Agreement amended and restated Actavis, Inc.’s $750.0 million senior unsecured revolving credit facility dated as of September 16, 2011, as amended by that certain Amendment No. 1 to the credit agreement and joinder agreement, dated as of May 21, 2012. At closing, $9.4 million of letters of credit were outstanding under the ACT Revolving Credit Agreement and no loans were outstanding.

The ACT Revolving Credit Agreement provides that loans thereunder will bear interest, at our choice of a per annum rate equal to either (a) a base rate, plus an applicable margin per annum varying from 0.00% per annum to 0.75% per annum depending on the Debt Rating or (b) a Eurodollar rate, plus an applicable margin varying from 0.875% per annum to 1.75% per annum depending on the Debt Rating. Additionally, to maintain availability of funds, we pay an unused commitment fee, which according to the pricing grid is set at 0.15% of the unused portion of the revolver.

Subject to certain limitations, borrowings under the ACT Revolving Credit Agreement may be made in alternative currencies, including Euros, British Pounds Sterling and other currencies. The ACT Revolving Credit Agreement contains sublimits on letters of credit and swingline loans in the amount of $100.0 million and $50.0 million, respectively. The issuance of letters of credit and borrowings of swingline loans reduces the amount available to be borrowed under the ACT Revolving Credit Agreement on a dollar-for-dollar basis. Amounts borrowed under the ACT Revolving Credit Agreement may be used to finance working capital and other general corporate purposes.

The ACT Revolving Credit Agreement imposes certain customary restrictions including, but not limited to, limits on the incurrence of debt or liens upon the assets of us or our subsidiaries, investments and restricted payments. The ACT Revolving Credit Agreement includes a consolidated leverage ratio covenant, as defined, whereby we are permitted to have a maximum consolidated leverage ratio as of the last day of any period of four consecutive fiscal quarters of the Company of up to (i) with respect to the four consecutive fiscal quarters from the Acquisition Date through December 31, 2013, 4.25 to 1.00; (ii) with respect to the four consecutive fiscal quarters from January 1, 2014 through December 31, 2014, 4.00 to 1.00; and (iii) with respect to the period of four consecutive fiscal quarters ending from January 1, 2015 and thereafter, 3.50 to 1.00.

We are subject to, and, as of December 31, 2013, were in compliance with, all financial and operational covenants under the terms of the Revolving Credit Facility. At December 31, 2013, loans and letters of credit outstanding were $265.0 million and $9.4 million, respectively. The net availability under the Revolving Credit Facility was $475.6 million. As of the date of this report, we repaid the full amount of our indebtedness under the Revolving Credit Facility.

Senior Notes Indebtedness

Actavis, Inc. Supplemental Indenture

On October 1, 2013, the Company, Actavis, Inc., a wholly owned subsidiary of the Company, and Wells Fargo Bank, National Association, as trustee, entered into a fourth supplemental indenture (the “Fourth Supplemental Indenture”) to the indenture, dated as of August 24, 2009 (the “Base Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture (each as defined below), the “Indenture”), as supplemented by the first supplemental indenture, dated as of August 24, 2009 (the “First Supplemental Indenture”), the second supplemental indenture, dated as of May 7, 2010 (the “Second Supplemental Indenture”), and the third supplemental indenture, dated as of October 2, 2012 (the “Third Supplemental Indenture”). Pursuant to the Fourth Supplemental Indenture, we have provided a full and unconditional guarantee of Actavis, Inc.’s obligations under its $450.0 million 5.000% senior notes due August 15, 2014, (the “2014 Notes”), its $400.0 million 6.125% senior notes due August 15, 2019 (the “2019 Notes”), its $1,200.0 million 1.875% senior notes due October 1, 2017 (the “2017 Notes”), its $1,700.0 million 3.250% senior notes due October 1, 2022 (the “2022 Notes”) and its $1,000.0 million 4.625% Senior Notes due 2042 (the “2042 Notes”, and together with the 2014 Notes, the 2019 Notes, the 2017 Notes and the 2022 Notes, the “Notes”).

On October 18, 2013, Actavis, Inc., a wholly-owned subsidiary of ours, instructed Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to the Indenture governing its 2014 Notes, to issue a notice from Actavis, Inc. to the holders of the 2014 Notes that Actavis, Inc. has elected to redeem in full the entire aggregate principal amount of the 2014 Notes on November 5, 2013 (the “Redemption Date”). The 2014 Notes, which had an outstanding principal balance of $450.0 million and which were fully and unconditionally guaranteed by us, were redeemed on November 5, 2013 at a redemption price equal to $465.6 million, which resulted in a cash expense of $15.6 million.

WC Supplemental Indenture

On October 1, 2013, the Company, WCCL, Warner Chilcott Finance LLC (the “Co-Issuer” and together with WC Company, the “Issuers”) and Wells Fargo Bank, National Association, as trustee (the “WC Trustee”), entered into a third supplemental indenture (the “Supplemental Indenture”) to the indenture, dated as of August 20, 2010 (the “WC Indenture”), among the Issuers, the guarantors party thereto and the WC Trustee, with respect to the Issuers’ 7.75% senior notes due 2018 (the “WC Notes”). Pursuant to the Supplemental Indenture, we have provided a full and unconditional guarantee of the Issuers’ obligations under the WC Notes and the WC Indenture.

On October 1, 2013, the Issuers and the Trustee entered into a release of guarantees of certain guarantors (the “Release of Guarantees”), pursuant to which Warner Chilcott’s guarantee of the WC Notes was released in accordance with Section 11.05(f) of the WC Indenture and the guarantees of certain other guarantors were released in accordance with Section 11.05(c) or 11.05(e) of the WC Indenture.

The WC Notes are unsecured senior obligations of the Issuers, guaranteed on a senior basis by us and are, subject to certain exceptions. The WC Notes will mature on September 15, 2018. Interest on the WC Notes is payable on March 15 and September 15 of each year.

The Indenture contains restrictive covenants that limit, among other things, the ability to incur additional indebtedness, pay dividends and make distributions on common and preferred stock, repurchase subordinated debt and common and preferred stock, make other restricted payments, make investments, sell certain assets, incur liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. Certain of these restrictive covenants will be suspended at any time when the WC Notes are rated Investment Grade by each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and no default has occurred and is continuing, in each case as described and defined in the Indenture. The Indenture also contains customary events of default which would permit the holders of the WC Notes to declare those WC Notes to be immediately due and payable if not cured within applicable grace periods, including the failure to make timely payments on the WC Notes or other material indebtedness, the failure to comply with covenants, and specified events of bankruptcy and insolvency.

The Company may redeem the WC Notes on or after September 15, 2014, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 103.875% of the principal amount of notes to be redeemed plus accrued and unpaid interest, if any. The Company may redeem the WC Notes on or after September 15, 2015, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 101.938% of the principal amount of notes to be redeemed plus accrued and unpaid interest, if any. The Company may redeem the WC Notes on or after September 15, 2016, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of notes to be redeemed plus accrued and unpaid interest, if any.

The fair value of the outstanding WC Notes ($1,250.0 million book value), as determined in accordance with ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) under Level 2 based upon quoted prices for similar items in active markets, was $1,357.4 million as of December 31, 2013.

2012 Notes Issuance

On October 2, 2012, Actavis, Inc., a wholly owned subsidiary of ours, issued the 2017 Notes, the 2022 Notes, and the 2042 Notes (collectively the “2012 Senior Notes”). Interest payments are due on the 2012 Senior Notes semi-annually in arrears on April 1 and October 1 beginning April 1, 2013.

Actavis, Inc. may redeem the 2012 Senior Notes, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of 100% of the principal amount of notes to be redeemed and the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2012 Senior Notes being redeemed discounted on a semi-annual basis at the treasury rate plus 20 basis points in the case of the 2017 Notes, 25 basis points in the case of the 2022 Notes and 30 basis points in the case of the 2042 Notes plus in each case accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In addition, Actavis, Inc. may redeem the 2022 Notes on or after July 1, 2022 (three months prior to their maturity date), and the 2042 Notes on or after April 1, 2042 (six months prior to their maturity date) in each case, in whole at any time or in part from time to time, at the Issuer’s option at a redemption price equal to 100% of the aggregate principal amount of the 2012 Senior Notes being redeemed, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Upon a change of control triggering event and a downgrade of the 2012 Senior Notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, the Issuer will be required to make an offer to purchase each of the 2012 Senior Notes at a price equal to 101% of the principal amount of the 2012 Senior Notes to be repurchased, plus any accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Net proceeds from the offering of the 2012 Senior Notes were used for the Actavis Group Acquisition. The fair value of the outstanding 2012 Senior Notes ($3,900.0 million book value) as determined in accordance with ASC 820 under Level 2 based upon quoted prices for similar items in active markets, was $3,683.2 million as of December 31, 2013.

2009 Notes Issuance

On August 24, 2009, Actavis, Inc. issued the 2014 Notes and the 2019 Notes (collectively the “2009 Senior Notes”). Interest payments are due on the 2009 Senior Notes semi-annually in arrears on February 15 and August 15, respectively, beginning February 15, 2010.

Actavis, Inc. may redeem the 2019 Notes in whole at any time or in part from time to time, at the Issuer’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed, discounted on a semi-annual basis at the treasury rate plus 40 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Upon a change of control triggering event, as defined by the Base Indenture, Actavis, Inc. is required to make an offer to repurchase the 2019 Notes for cash at a repurchase price equal to 101% of the principal amount of the 2019 Notes to be repurchased plus accrued and unpaid interest to the date of purchase.

Net proceeds from the offering of 2009 Senior Notes were used to repay certain debt with the remaining net proceeds being used to fund a portion of the cash consideration for the Arrow Acquisition. The fair value of the outstanding 2009 Senior Notes ($400.0 million book value) as determined in accordance with ASC 820 under Level 2 based upon quoted prices for similar items in active markets, was $460.9 million as of December 31, 2013.

Long-term Obligations

The following table lists our enforceable and legally binding obligations as of December 31, 2013. Some of the amounts included herein are based on management’s estimates and assumptions about these obligations, including their duration, the possibility of renewal, anticipated actions by third parties and other factors. Because these estimates and assumptions are necessarily subjective, the enforceable and legally binding obligation we will actually pay in future periods may vary from those reflected in the table:

	Payments Due by Period (Including Interest on Debt)
(in millions):	Total	2014	2015-2016	2017-2018	Thereafter
Long-term debt(1)	$8,957.8	$241.3	$1,407.6	$3,943.9	$3,365.0
Cash interest(1)	1,434.9	294.1	572.9	473.4	94.5
Contingent consideration liabilities(2)	451.1	26.5	111.7	53.0	259.9
Operating lease obligations(3)	208.6	50.8	71.5	38.4	47.9
Capital lease obligations(4)	24.1	9.7	7.5	3.0	3.9
Milestone obligations(5)	610.9	364.9	104.5	81.5	60.0
Other obligations and commitments(6)	396.5	189.2	112.9	76.8	17.6

Total(7)	12,083.9	1,176.5	2,388.6	4,670.0	3,848.8

(1)	Amounts represent total minimum cash payments and anticipated interest payments, as applicable, assuming scheduled repayments under the WC Term Loan Agreement, the ACT Term Loan Agreement and maturities of the Company’s existing notes. Amounts exclude fair value adjustments, discounts or premiums on outstanding debt obligations.
(2)	Amount primarily represents contingent consideration obligations, including accretion resulting from various acquisitions.
(3)	Amount represents operating leases for our global business. There are no contingent rental amounts or sublease rentals.
(4)	Amount represents capital leases for our global business. Leases are for property, plant and equipment, vehicles and furniture and fixtures.
(5)	We have future potential milestone payments and co-development expenses payable to third parties as part of our licensing, development and co-development programs. Payments under these agreements generally become due and are payable upon the satisfaction or achievement of certain developmental, regulatory or commercial milestones or as development expenses are incurred on defined projects. Amounts represent contractual payment obligations due as actual expenditures are incurred by our partners or upon the achievement of developmental, regulatory or commercial milestones based on anticipated approval dates assuming all milestone approval events are met, the most significant of which are future potential co-development costs under the Amgen Collaboration Agreement. At December 31, 2013, our maximum potential remaining co-development obligation under the Amgen Collaboration Agreement was $312.4 million.

Other significant milestone payments include:

•	Amounts owed to PregLem, to develop and, if approved, market products under development in the United States and Canada of $74.0 million relating to Esmya in the United States and Fibristal in Canada;

•	Amounts owed to Medicines360 relating to LNG 20 in the United States and Canada of $122.5 million;

•	Amounts owed to Valeant upon the FDA approval of Metronidazole 1.3% vaginal gel antibiotic development product of $9.0 million;

•	Amounts owed to Palau to develop and, if approved, market albaconazole for the treatment of candidiasis of $18.0 million;

•	Amounts owed to Dong-A PharmTech Co. Ltd. (“Dong-A”), to develop and, if approved, market its orally-administered udenafil product, a PDE5 inhibitor for the treatment of erectile dysfunction (“ED”) in the United States of $13.0 million;

•	Amounts owed to Paratek Pharmaceuticals Inc. (“Paratek”) under which it acquired certain rights to novel tetracyclines under development for the treatment of acne and rosacea of $21.0 million; and

•	Amounts owed to Dong-A for the right to develop, and if approved, market in the United States and Canada, Dong-A’s udenafil product for the treatment of lower urinary tract symptoms associated with Benign Prostatic Hyperplasia (“BPH”) of $25.0 million

Milestone payment obligations are uncertain, including the prediction of timing and the occurrence of events triggering a future obligation and are not reflected as liabilities in our consolidated balance sheet. Amounts in the table above do not include royalty obligations on future sales of product as the timing and amount of future sales levels and costs to produce products subject to milestone obligations is not reasonably estimable.

(6)	Other obligations and commitments include agreements to purchase third-party manufactured products, capital purchase obligations for the construction or purchase of property, plant and equipment and the liability for income tax associated with uncertain tax positions.

(7)	Total does not include contractual obligations already included in current liabilities on our Consolidated Balance Sheet (except for capital leases and the current portion of long-term debt) or certain purchase obligations, which are discussed below.

For purposes of the table above, obligations for the purchase of goods or services are included only for purchase orders that are enforceable, legally binding and specify all significant terms including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the timing of the obligation. Our purchase orders are based on our current manufacturing needs and are typically fulfilled by our suppliers within a relatively short period. At December 31, 2013, we have open purchase orders that represent authorizations to purchase rather than binding agreements that are not included in the table above.

We are involved in certain equity investments that are intended to complement our core business and markets. We have the discretion to provide funding on occasion for working capital or capital expenditures. We make an evaluation of additional funding based on an assessment of the venture’s business opportunities. We believe that any possible commitments arising from the current arrangements will not be significant to our financial condition, results of operations or liquidity.

Off-Balance Sheet Arrangements

We do not have any material off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, net revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CRITICAL ACCOUNTING ESTIMATES

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are material differences between these estimates, judgments or assumptions and actual results, our financial statements will be affected. The significant accounting estimates that we believe are important to aid in fully understanding and evaluating our reported financial results include the following:

•	Revenue and Provision for Sales Returns, Allowances and Other Trade-Related Deductions

•	Revenue Recognition Including Multiple-Element Arrangements

•	Inventory Valuation

•	Product Rights and other Definite-Lived Intangible Assets

•	Goodwill and Intangible Assets with Indefinite-Lives

•	Allocation of Acquisition Fair Values to Assets Acquired and Liabilities Assumed

•	Contingent Consideration and Other Commitments

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and requires management’s best estimates of the underlying data in its application. There are also areas in which management’s judgment in selecting among available GAAP alternatives would not produce a materially different result.

Revenue and Provision for Sales Returns and Allowances and Other Trade-Related Deductions

As is customary in the pharmaceutical industry, our gross product sales are subject to a variety of deductions in arriving at reported net product sales. When we recognize revenue from the sale of our products, an estimate of sales returns, allowances and other trade-related deductions (“SRA”) is recorded which reduces product sales. Accounts receivable and/or accrued liabilities are also reduced and/or increased by the SRA amount. These adjustments include estimates for chargebacks, rebates, cash discounts and returns and other allowances. These provisions are estimated based on historical payment experience, historical relationship to revenues, government regulations, estimated customer inventory levels and current contract sales terms with direct and indirect customers. The estimation process used to determine our SRA provision has been applied on a consistent basis and no material adjustments have been necessary to increase or decrease our reserves for SRA as a result of a significant change in underlying estimates. We use a variety of methods to assess the adequacy of our SRA reserves to ensure that our financial statements are fairly stated. This includes periodic reviews of customer inventory data, customer contract programs and product pricing trends to analyze and validate the SRA reserves.

Chargebacks — The provision for chargebacks is our most significant SRA. A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid by our wholesale customer for a particular product and the negotiated contract price that the wholesaler’s customer pays for that product. Our chargeback provision and related reserve varies with changes in product mix, changes in customer pricing and changes to estimated wholesaler inventories. The provision for chargebacks also takes into account an estimate of the expected wholesaler sell-through levels to indirect customers at contract prices. We validate the chargeback accrual quarterly through a review of the inventory reports obtained from our largest wholesale customers. This customer inventory information is used to verify the estimated liability for future chargeback claims based on historical chargeback and contract rates. These large wholesalers represent the vast majority of our chargeback payments. We continually monitor current pricing trends and wholesaler inventory levels to ensure the liability for future chargebacks is fairly stated.

Rebates — Rebates include volume related incentives to direct and indirect customers, Medicaid, other government rebates based on claims incurred and third party managed care and Medicare Part D rebates.

Volume rebates are generally offered to customers as an incentive to continue to carry our products and to encourage greater product sales. These rebate programs include contracted rebates based on customers’ purchases made during an applicable monthly, quarterly or annual period. The provision for rebates is estimated based on our customers’ contracted rebate programs and our historical experience of rebates paid. Any significant changes to our customer rebate programs are considered in establishing our provision for rebates. We continually monitor our customer rebate programs to ensure that the liability for accrued rebates is fairly stated.

The provisions are based, in part, upon historical experience of claims submitted by the various states and third party providers, contractual terms, as well as government regulations. We monitor Medicaid legislative changes to determine what impact such legislation may have on our provision for Medicaid rebates. Our rebates are reviewed on a quarterly basis against actual claims data to ensure the liability is fairly stated.

Cash Discounts — Cash discounts are provided to customers that pay within a specific period. The provision for cash discounts are estimated based upon invoice billings, utilizing historical customer payment experience. Our customer’s payment experience is fairly consistent and most customer payments qualify for the cash discount. Accordingly, our reserve for cash discounts is readily determinable.

Returns and Other Allowances — Our provision for returns and other allowances include returns, pricing adjustments, promotional allowances including loyalty cards and billback adjustments.

Consistent with industry practice, we maintain a returns policy that allows our customers to return product for a credit. In accordance with our return goods policy, credits for customer returns of products are applied against outstanding account activity or settled by check. Product exchanges are not permitted. Customer returns of product are not resalable unless the return is due to a shipping error. Our estimate of the provision for returns is based upon historical experience and current trends of actual customer returns. Additionally, we consider other factors when estimating our current period returns provision, including levels of inventory in our distribution channel, as well as significant market changes which may impact future expected returns, and may cause adjustments to our current period provision for returns when it appears product returns may differ from original estimates.

Pricing, which includes shelf stock adjustments, are credits issued to reflect price decreases in selling prices charged to our direct customers. Shelf stock adjustments are based upon the amount of product our customers have in their inventory at the time of an agreed-upon price reduction. The provision for shelf stock adjustments is based upon specific terms with our direct customers and includes estimates of existing customer inventory levels based upon their historical purchasing patterns. We regularly monitor all price changes to help evaluate our reserve balances. The adequacy of these reserves is readily determinable as pricing adjustments and shelf stock adjustments are negotiated and settled on a customer-by-customer basis.

Promotional allowances are credits that are issued in connection with a product launch or as an incentive for customers to carry our product. We establish a reserve for promotional allowances based upon these contractual terms.

Billback adjustments are credits that are issued to certain customers who purchase directly from us as well as indirectly through a wholesaler. These credits are issued in the event there is a difference between the customer’s direct and indirect contract price. The provision for billbacks is estimated based upon historical purchasing patterns of qualified customers who purchase product directly from us and supplement their purchases indirectly through our wholesale customers.

The Company does not expect future payments of SRAs to materially exceed our current estimates. However, if future SRA payments were to materially exceed our estimates, such adjustments may have a material adverse impact on our financial position, results of operations and cash flows.

The following table summarizes the activity in the Company’s major categories of SRA (in millions):

	Chargebacks	Rebates	Returns and Other Allowances	Cash Discounts	Total
Balance at December 31, 2010	$100.8	$219.9	$89.3	$17.0	$427.0
Provision related to sales in 2011	1,308.1	1,113.2	306.6	120.5	2,848.4
Credits and payments	(1,248.0)	(844.1)	(273.9)	(102.6)	(2,468.6)

Balance at December 31, 2011	160.9	489.0	122.0	34.9	806.8

Add: Actavis Group Acquisition	94.3	359.4	171.4	9.7	634.8
Provision related to sales in 2012	1,522.4	1,484.4	485.5	155.2	3,647.5
Credits and payments	(1,566.1)	(1,482.0)	(429.4)	(162.9)	(3,640.4)

Balance at December 31, 2012	$211.5	$850.8	$349.5	$36.9	$1,448.7

Add: Warner Chilcott Acquistion	5.6	255.5	121.3	5.5	387.9
Less: Assets held for sale	—	(155.2)	(3.3)	(1.0)	(159.5)
Less: Actavis Acquisition adjustment	—	(31.0)	—	—	(31.0)
Provision related to sales in 2013	2,340.0	2,339.1	904.1	201.7	5,784.9
Credits and payments	(2,310.7)	(2,197.4)	(753.7)	(195.4)	(5,457.2)

Balance at December 31, 2013	$246.4	$1,061.8	$617.9	$47.7	$1,973.8

The following table summarizes the activity in gross-to-net revenues (in millions):

Year Ended December 31,	Gross Product Sales	Chargebacks	Rebates	Returns and Other Allowances	Cash Discounts	Net product sales
2011	$7,309.7	$1,308.1	$1,113.2	$306.6	$120.5	$4,461.3
2012	9,430.7	1,522.4	1,484.4	485.5	155.2	5,783.2
2013	14,276.7	2,340.0	2,339.1	904.1	201.7	8,491.8

Included in the tables above are accounts receivable deductions within SRA’s of $1,254.8 million and $814.3 million at December 31, 2013 and 2012, respectively. SRA balances in accounts receivable at December 31, 2013 increased $440.5 million compared to December 31, 2012. SRA’s within accounts payable and accrued expenses were $719.0 million and $634.4 million at December 31, 2013 and 2012, respectively, an increase of $84.6 million. The primary driver to the overall increase was the impact of the Warner Chilcott Acquisition ($387.9 million).

The provision for chargebacks as a percentage of gross product sales has decreased from 17.9% in 2011 to 16.1% in 2012 and 16.4% in 2013 primarily related to growth of international revenues as a result of the acquisitions of Specifar in 2011, and Ascent and Actavis in January and October 2012, respectively, in the North American Generics and International Segment. The provision for rebates as a percentage of gross product sales has increased from 15.2% in 2011, to 15.7% in 2012 and to 16.4% in 2013 primarily related to the increase in commercial rebates of the branded business due in large part to the Warner Chilcott Acquisition and the growth of international revenues as a result of the acquisitions of Specifar in 2011 and Ascent and Actavis in January and October 2012, respectively, in the North American Brands and North American Generics and International segments. Returns and other allowances increased due to returns for new product launches and other allowances related to new product launches and customer and product mix. The increase in provision for cash discounts is due to the acquisitions of Specifar, Ascent, Actavis and Warner Chilcott.

Revenue Recognition Including Multiple-Element Arrangements

Revenue is generally realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectability is reasonably assured. We record revenue from product sales when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer. We identify each discrete deliverable included in a multiple element arrangement and identify which of those deliverables have standalone value to the customer under Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605-25 “Revenue Recognition — Multiple-Element Arrangements” (“ASC 605-25”) and Accounting Standards Update (“ASU”) 2009-13 “Revenue Recognition — Multiple-Deliverable Revenue” (“ASU No. 2009-13”). We allocate arrangement consideration to the deliverables based on the appropriate selling price using the hierarchy outlined in ASC 605-25, as amended by ASU No. 2009-13. The selling price used for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or best estimated selling price (“BESP”) if neither VSOE nor TPE is available. BESP is determined in a manner consistent with that used to establish the price to sell the deliverable on a standalone basis. Revenue is recognized for each unit of accounting based on the relevant authoritative literature for that deliverable.

Revenues recognized from research, development and licensing agreements (including milestone receipts) are recorded on the “contingency-adjusted performance model” which requires deferral of revenue until such time as contract milestone requirements, as specified in the individual agreements, have been met. Under this model, revenue related to each payment is recognized over the entire contract performance period, starting with the contract’s commencement, but not prior to earning and/or receiving the milestone amount (i.e., removal of any contingency). The amount of revenue recognized is based on the ratio of costs incurred to date to total estimated cost to be incurred. In certain circumstances, it may be appropriate to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. In order to recognize milestone consideration as revenue in the period in which the milestone is achieved, there needs to be “substantive” certainty that the milestone will be achieved, relate solely to past performance and the consideration needs to be commensurate with our performance. Factors we consider in determining whether a milestone is substantive at the inception of an arrangement include: whether substantive effort will be required to achieve the milestone; what labor, skill, other costs will be incurred to achieve the milestone; how certain the achievement of the milestone is; whether a reasonable amount of time will elapse between any upfront payment and the first milestone as well as between each successive milestone; and, whether the milestone is nonrefundable or contain clawback provisions.

Royalty and commission revenue is recognized as a component of net revenues in accordance with the terms of their respective contractual agreements when collectability is reasonably assured and revenue can be reasonably measured.

Inventory Valuation

Inventories consist of finished goods held for distribution, raw materials and work in process. Included in inventory are generic pharmaceutical products that are capitalized only when the bioequivalence of the product is demonstrated or the product is already FDA approved and is awaiting a contractual triggering event to enter the marketplace. Inventory valuation reserves are established based on a number of factors/situations including, but not limited to, raw materials, work in process, or finished goods not meeting product specifications, product obsolescence, or application of the lower of cost (first-in, first-out method) or market (net realizable value). The determination of events requiring the establishment of inventory valuation reserves, together with the calculation of the amount of such reserves may require judgment. Assumptions utilized in our quantification of inventory reserves include, but are not limited to, estimates of future product demand, consideration of current and future market conditions, product net selling price, anticipated product launch dates, potential product obsolescence and other events relating to special circumstances surrounding certain products. No material adjustments have been required to our inventory reserve estimates for the periods presented. Adverse changes in assumptions utilized in our inventory reserve calculations could result in an increase to our inventory valuation reserves and higher cost of sales.

Product Rights and Other Definite-Lived Intangible Assets

Our product rights and other definite-lived intangible assets are stated at cost, less accumulated amortization, and are amortized using the economic benefit model or the straight-line method, if results are materially aligned, over their estimated useful lives. We determine amortization periods for product rights and other definite-lived intangible assets based on our assessment of various factors impacting estimated useful lives and cash flows. Such factors include the product’s position in its life cycle, the existence or absence of like products in the market, various other competitive and regulatory issues, and contractual terms. Significant changes to any of these factors may result in a reduction in the intangibles useful life and an acceleration of related amortization expense, which could cause our operating income, net income and earnings per share to decline.

Product rights and other definite-lived intangible assets are tested periodically for impairment when events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. The impairment testing involves comparing the carrying amount of the asset to the forecasted undiscounted future cash flows. In the event the carrying value of the asset exceeds the undiscounted future cash flows, the carrying value is considered not recoverable and an impairment exists. An impairment loss is measured as the excess of the asset’s carrying value over its fair value, calculated using a discounted future cash flow method. The computed impairment loss is recognized in net income / (loss) in the period that the impairment occurs. Assets which are not impaired may require an adjustment to the remaining useful lives for which to amortize the asset. Our projections of discounted cash flows use a discount rate determined by our management to be commensurate with the risk inherent in our business model. Our estimates of future cash flows attributable to our other definite-lived intangible assets require significant judgment based on our historical and anticipated results and are subject to many factors. Different assumptions and judgments could materially affect the calculation of the fair value of the other definite-lived intangible assets which could trigger impairment.

Goodwill and Intangible Assets with Indefinite-Lives

We test goodwill and intangible assets with indefinite-lives for impairment annually at the end of the second quarter by comparing the fair value of each of our reporting units to the respective carrying value of the reporting units. Additionally, we may perform tests between annual tests if an event occurs or circumstances change that could potentially reduce the fair value of a reporting unit below its carrying amount. The carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units.

Goodwill is considered impaired if the carrying amount of the net assets exceeds the fair value of the reporting unit. Impairment, if any, would be recorded in operating income and this could result in a material reduction in net income / (loss) and earnings per share. During the 2013 integration of the Actavis Group with the Watson business, we reorganized our organizational structure and management performance reporting. Consequently, the reporting units within our North American Generics and International operating segment were organized as follows: Americas; Europe; MEAAP; and Third-Party Business. These reporting units combine the Watson and Actavis Group businesses. Previously, goodwill for the Watson’s Global Generics operating segment was tested as one unit.

During the second quarter of 2013, concurrent with the availability of discrete financial information for the our new reporting units, we completed an extensive review of our operating businesses, including exploring options for addressing overall profitability of seven Western European commercial operations consisting of, among other things, restructuring their operations, refocusing their activities on specific sub-markets, as well as potential divestitures of such businesses to other third parties. The potential impact of these conditions were considered in our projections when determining the indicated fair value of our reporting units for the impairment tests that were performed during the second quarter of this year. Upon completion of step one of the impairment analysis for each of our reporting units, it was concluded the fair value of the then current Actavis Pharma — Europe reporting unit was below its carrying value including goodwill. This was primarily related to the integration of our Arrow Group with the Actavis Group in Europe. The fair value of our reporting units was estimated based on a discounted cash flow model using management’s business plans and projections as the basis for expected future cash flows for approximately five years and residual growth rates ranging from 2% to 4% thereafter. Management believes that the assumptions it used for the impairment tests performed are consistent with those that would be utilized by a market participant in performing similar valuations of our reporting units. A separate discount rate was utilized for each reporting unit that was derived from published sources and, on a weighted average basis, a discount rate of 8% was utilized using our weighted average cost of capital, which considered the overall inherent risk of the reporting unit and the rate of return a market participant would expect. As a result of completing step two of our impairment analysis, we recorded an impairment of the Actavis Pharma — Europe reporting unit of $647.5 million, representing primarily all the goodwill allocated to this reporting unit, in the year ended December 31, 2013.

During the second quarter of 2012, we performed our annual impairment assessment of goodwill, IPR&D intangible assets and trade name intangibles assets with indefinite-lives. The Company determined there was no impairment associated with goodwill or trade name intangible assets.

IPR&D intangible assets represent the value assigned to acquired research and development projects that, as of the date acquired, represent the right to develop, use, sell and/or offer for sale a product or other intellectual property that we have acquired with respect to products and/or processes that have not been completed or approved. The IPR&D intangible assets will be subject to impairment testing until completion or abandonment of each project. Impairment testing will require the development of significant estimates and assumptions involving the determination of estimated net cash flows for each year for each project or product (including net revenues, cost of sales, research and development costs, selling and marketing costs), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. Changes in these assumptions or uncertainties could result in future impairment charges. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results. During the year ended December 31, 2013, we recorded an impairment charge associated with Gabapentin of $10.8 million, acquired as part of the Actavis Group Acquisition, a $4.4 million impairment charge associated with the Arrow Group Acquisition and an impairment of a product right intangible asset in connection with the Specifar Acquisition for $13.9 million. During 2012, we recorded a $101.0 million impairment charge related to certain IPR&D assets acquired in the Specifar Acquisition. The impairments were related to delays in expected launch dates, and other competitive factors that resulted in lower forecasted pricing and additional projected manufacturing costs. These events led us to revise the estimated fair value of these IPR&D assets compared to the carrying values. In 2011, we recorded $102.8 million of impairment charges related to certain IPR&D assets due to changes in market conditions in certain international locations and forecasted performance of certain products not yet launched.

Upon successful completion of each project and approval of the product, we will make a separate determination of useful life of the intangible, transfer the amount to currently marketed products and amortization expense will be recorded over the estimated useful life.

Allocation of Acquisition Fair Values to Assets Acquired and Liabilities Assumed

We account for acquired businesses using the acquisition method of accounting, which requires that assets acquired and liabilities assumed be recorded at date of acquisition at their respective fair values. The consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition. The fair value of the consideration paid, including contingent consideration, is assigned to the underlying net assets of the acquired business based on their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Intangible assets, including IPR&D assets upon successful completion of the project and approval of the product, are amortized to amortization expense over the expected life of the asset. Significant judgments are used in determining the estimated fair values assigned to the assets acquired and liabilities assumed and in determining estimates of useful lives of long-lived assets. Fair value determinations and useful life estimates are based on, among other factors, estimates of expected future net cash flows, estimates of appropriate discount rates used to present value expected future net cash flow streams, the timing of approvals for IPR&D projects and the timing of related product launch dates, the assessment of each asset’s life cycle, the impact of competitive trends on each asset’s life cycle and other factors. These judgments can materially impact the estimates used to allocate acquisition date fair values to assets acquired and liabilities assumed and the future useful lives. For these and other reasons, actual results may vary significantly from estimated results.

Contingent Consideration and Other Commitments

We determine the acquisition date fair value of contingent consideration obligations based on a probability-weighted income approach derived from revenue estimates, post-tax gross profit levels and a probability assessment with respect to the likelihood of achieving contingent obligations including contingent payments such as milestone obligations, royalty obligations and contract earn-out criteria, where applicable. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined using the fair value concepts defined in ASC Topic 820 “Fair Value Measurement”. The resultant probability-weighted cash flows are discounted using an appropriate effective annual interest rate. At each reporting date, the contingent consideration obligation will be revalued to estimated fair value and changes in fair value will be reflected as income or expense in our consolidated statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent payment obligations. Adverse changes in assumptions utilized in our contingent consideration fair value estimates could result in an increase in our contingent consideration obligation and a corresponding charge to operating income.

We are involved in various legal proceedings in the normal course of our business, including product liability litigation, intellectual property litigation, employment litigation and other litigation. We record reserves related to these legal matters when losses related to such litigation or contingencies are both probable and reasonably estimable. Refer to “NOTE 21 — Commitment and Contingencies” in the accompanying “Notes to the Consolidated Financial Statements” in this document for a description of our significant current legal proceedings.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2013, the FASB issued guidance to address the diversity in practice related to the financial statement presentation of unrecognized tax benefits as either a reduction of a deferred tax asset or a liability when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This guidance is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company’s financial statement presentation is in accordance with this guidance; therefore this pronouncement is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2013, the FASB issued clarifying guidance for the release of the cumulative translation adjustment in accumulated other comprehensive income when an entity either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in the subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. This guidance is effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

ITEM 7A.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion provides forward-looking quantitative and qualitative information about our potential exposure to market risk. Market risk represents the potential loss arising from adverse changes in the value of financial instruments. The risk of loss is assessed based on the likelihood of adverse changes in fair values, cash flows or future earnings. We are exposed to market risk for changes in the market values of our investments (Investment Risk) and the impact of interest rate changes (Interest Rate Risk) and the impact of foreign currency exchange changes (Foreign Currency Exchange Risk).

We maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including both government and government agency obligations with ratings of A or better and money market funds. Our investments in marketable securities are governed by our investment policy which seeks to preserve the value of our principal, provide liquidity and maximize return on the Company’s investment against minimal interest rate risk. Consequently, our interest rate and principal risk are minimal on our non-equity investment portfolio. The quantitative and qualitative disclosures about market risk are set forth below.

Investment Risk

As of December 31, 2013, our total investments in marketable and equity securities of other companies, including equity method investments were $15.8 million (included in marketable securities and investments and other assets). The fair values of these investments are subject to significant fluctuations due to volatility of the stock market and changes in general economic conditions.

We regularly review the carrying value of our investments and identify and recognize losses, for income statement purposes, when events and circumstances indicate that any declines in the fair values of such investments below our accounting basis are other than temporary.

Interest Rate Risk

Our exposure to interest rate risk relates primarily to our non-equity investment portfolio and our floating rate debt. Our cash is invested in bank deposits and A-rated or better money market mutual funds.

Our portfolio of marketable securities includes U.S. treasury and agency securities classified as available-for-sale securities, with no security having a maturity in excess of two years. These securities are exposed to interest rate fluctuations. Because of the short-term nature of these investments, we are subject to minimal interest rate risk and do not believe that an increase in market rates would have a significant negative impact on the realized value of our portfolio.

Floating Rate Debt

At December 31, 2013, there were borrowings outstanding of $265.0 million under our Revolving Credit Facility. Borrowings under the revolving credit facility bear interest based on one-month London Interbank Offered Rate (“LIBOR”), plus an applicable margin. At December 31, 2013, borrowings outstanding under the WC Term Loan Agreement and the Amended and Restated Term Loan were $3,142.8 million. Assuming a one percent increase in the applicable interest rate, annual interest expense under the WC Term Loan Agreement and the Amended and Restated ACT Term Loan would increase by approximately $31.4 million in 2014.

Fixed Rate Debt

The Company has $5,550.0 million outstanding under its Senior Notes. Changes in market interest rates generally affect the fair value of fixed-rate debt, but do not impact earnings or cash flows.

Foreign Currency Exchange Risk

We operate and transact business in various foreign countries and are, therefore, subject to the risk of foreign currency exchange rate fluctuations. The Company manages this foreign currency risk, in part, through operational means including managing foreign currency revenues in relation to same currency costs as well as managing foreign currency assets in relation to same currency liabilities. The Company is also exposed to the potential earnings effects from intercompany foreign currency assets and liabilities that arise from normal trade receivables and payables and other intercompany loans. The Company seeks to limit exposure to foreign exchange risk involving intercompany trade receivables and payables by settling outstanding amounts through normal payment terms. Other methodologies to limit the Company’s foreign exchange risks are being developed currently which may include foreign exchange forward contracts or options.

Net foreign currency gains and losses did not have a material effect on the Company’s results of operations for the years ended December 31, 2013 or 2011, respectively. In April 2012, the Company entered into foreign exchange derivative contracts including options and forward contracts, with an aggregate notional value of €4.25 billion, to hedge the Company’s agreed upon purchase price of Actavis Group. These derivatives were purchased to mitigate exposure resulting from movements of the U.S. dollar against the Euro in connection with the Actavis Acquisition. The foreign currency derivative contracts outstanding were settled on October 31, 2012. Since these derivatives are hedges of foreign currency exposures for a business combination denominated in a foreign currency, change in the value of the derivatives are recognized in the statement of operations. For the year ended December 31, 2012, net losses on foreign exchange derivatives was $70.4 million.

At this time, we have no material commodity price risks.

We do not believe that inflation has had a significant impact on our revenues or operations.

ITEM 9A.	CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

The Company maintains “disclosure controls and procedures,” as such term is defined under Rule 13a-15(e) of the Exchange Act, that are designed to provide reasonable assurance that information required to be disclosed in the Company’s Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including its Principal Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objective.

As required by SEC Rule 13a-15(b), the Company carried out an evaluation, under the supervision and with the participation of the Company’s management, including the Company’s Principal Executive Officer and Principal Financial Officer, of the effectiveness of the design and operation of the Company’s disclosure controls and procedures as of December 31, 2013. Based on this evaluation, the Company’s Principal Executive Officer and Principal Financial Officer concluded that the Company’s disclosure controls and procedures were not effective as of December 31, 2013 because of the material weakness in our internal control over financial reporting described below.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate “internal control over financial reporting,” as such term is defined under Rule 13a-15(f) of the Exchange Act. We maintain internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Therefore, internal control over financial reporting determined to be effective provides only reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A material weakness is a deficiency, or combination of deficiencies, in ICFR, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis.

Management of the Company has assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 based on criteria set forth in Internal Control – Integrated Framework issued by Committee of Sponsoring Organizations (1992). Based on its evaluation of internal control over financial reporting as described above, management concluded that it did not design or maintain effective internal controls with respect to segregation of duties and related information technology general controls regarding user access and change management activities. Specifically, the controls were not designed to provide reasonable assurance that incompatible access within the system, including the ability to record transactions, was appropriately segregated, impacting the validity, accuracy and completeness of all key accounts and disclosures. The locations impacted were principally related to the international entities acquired as part of the Actavis Group in 2012.

While this control deficiency did not result in any audit adjustments, this control deficiency could result in a material misstatement to the annual or interim consolidated financial statements and disclosures that would be not be prevented or detected. Accordingly, management has concluded that this control deficiency constitutes a material weakness.

Because of the above described material weakness in internal control over financial reporting, management concluded that our internal control over financial reporting was not effective as of December 31, 2013.

On October 1, 2013, the Company completed the Warner Chilcott Acquisition. As a result, management excluded Warner Chilcott from its assessment of internal control over financial reporting. Warner Chilcott, a wholly owned subsidiary of the Company, represents approximately 6% of the total assets (excluding amounts resulting from purchase price allocation); and 6.3% of net revenues of the related consolidated financial statement amounts as of and for the year ended December 31, 2013, respectively.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2013 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears under Item 15 in this document.

Changes in Internal Control Over Financial Reporting

There have been no changes in the Company’s internal control over financial reporting, during the fiscal quarter ended December 31, 2013, that has materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

(a)	The following documents are filed as part of this Form 8-K:

1.	Consolidated Financial Statements and Supplementary Data

2.	Financial Statement Schedule

Schedule II — Valuation and Qualifying Accounts	F-75

All other financial statement schedules have been omitted because they are not applicable or the required information is included in the Consolidated Financial Statements or notes thereto.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The following Consolidated Financial Statements of the Registrant and its subsidiaries are required to be included in Item 15:

The following Consolidated Financial Statement schedule of the Registrant and its subsidiaries is filed as part of this Report as required to be included in Item 15(a):

Schedule II — Valuation and Qualifying Accounts	F-75

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Actavis plc:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive (loss)/income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Actavis plc and its subsidiaries at December 31, 2013 and December 31, 2012 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) because of a material weakness in internal control over financial reporting related to segregation of duties and related information technology general controls regarding user access and change management activities. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness referred to above is described in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. We considered this material weakness in determining the nature, timing, and extent of audit tests applied in our audit of the 2013 consolidated financial statements and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in management’s report referred to above. Our responsibility is to express opinions on these financial statements, the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded Warner Chilcott from its assessment of internal control over financial reporting as of December 31, 2013 because it was acquired by the Company in a purchase business combination in 2013. We have also excluded Warner Chilcott from our audit of internal control over financial reporting. Warner Chilcott is a wholly-owned subsidiary whose total assets and total revenues represent approximately 6% and 6.3%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2013.

/s/ PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey

February 25, 2014, except for the effects of Note 17 and Note 23 as to which the date is December 5, 2014

ACTAVIS PLC

CONSOLIDATED BALANCE SHEETS

(In millions, except par value and share data)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$329.0	$319.0
Marketable securities	2.5	9.0
Accounts receivable, net	1,404.9	1,330.9
Inventories, net	1,786.3	1,546.5
Prepaid expenses and other current assets	409.2	323.6
Assets held for sale	271.0	—
Deferred tax assets	231.8	309.3

Total current assets	4,434.7	3,838.3
Property, plant and equipment, net	1,616.8	1,485.0
Investments and other assets	137.5	91.2
Deferred tax assets	104.8	61.8
Product rights and other intangibles	8,234.5	3,784.3
Goodwill	8,197.6	4,854.2

Total assets	$22,725.9	$14,114.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,343.2	$2,467.9
Income taxes payable	96.6	68.1
Current portion of long-term debt and capital leases	534.6	176.2
Deferred revenue	38.8	32.3
Liabilities held for sale	246.6	—
Deferred tax liabilities	35.1	4.8

Total current liabilities	3,294.9	2,749.3
Long-term debt and capital leases	8,517.4	6,257.1
Deferred revenue	40.1	11.3
Other long-term liabilities	326.2	162.6
Other taxes payable	187.3	70.3
Deferred tax liabilities	822.9	1,007.8

Total liabilities	13,188.8	10,258.4

Commitments and contingencies
Equity:
Ordinary Shares; $0.0001 and $0.0033 par value per share; 1,000.0 million shares authorized, 174.2 million and 138.0 million shares issued and 174.2 million and 127.7 million shares outstanding, respectively	—	0.4
Additional paid-in capital	8,012.6	1,956.7
Retained earnings	1,432.3	2,182.7
Accumulated other comprehensive income	90.5	36.8
Treasury shares, at cost; 18.3 thousand and 10.3 million shares held, respectively	(3.3)	(342.8)

Total stockholders’ equity	9,532.1	3,833.8
Noncontrolling interest	5.0	22.6

Total equity	9,537.1	3,856.4

Total liabilities and equity	$22,725.9	$14,114.8

See accompanying Notes to Consolidated Financial Statements.

ACTAVIS PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Years Ended December 31,
	2013	2012	2011
Net revenues	$8,677.6	$5,914.9	$4,584.4

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	4,690.7	3,394.3	2,566.5
Research and development	616.9	402.5	306.6
Selling and marketing	1,020.3	546.5	401.8
General and administrative	1,027.5	625.3	353.1
Amortization	842.7	481.1	354.3
Goodwill impairment	647.5	—	—
Loss on assets held for sale	42.7	—	—
Loss on asset sales, impairments and contingent consideration adjustment, net	212.5	149.5	78.7

Total operating expenses	9,100.8	5,599.2	4,061.0

Operating (loss)/income	(423.2)	315.7	523.4

Non-Operating income (expense):
Interest income	4.8	2.5	2.1
Interest expense	(239.8)	(111.6)	(69.0)
Other income (expense), net	19.8	38.5	(0.5)

Total other income (expense), net	(215.2)	(70.6)	(67.4)

(Loss)/income before income taxes and noncontrolling interest	(638.4)	245.1	456.0
Provision for income taxes	112.7	146.8	196.9

Net (loss)/income	(751.1)	98.3	259.1
Loss/(income) attributable to noncontrolling interest	0.7	(1.0)	1.8

Net (loss)/income attributable to common shareholders	$(750.4)	$97.3	$260.9

(Loss)/earnings per share attributable to common shareholders:
Basic	$(5.27)	$0.77	$2.10

Diluted	$(5.27)	$0.76	$2.06

Weighted average shares outstanding:
Basic	142.3	125.8	124.5

Diluted	142.3	128.4	126.5

See accompanying Notes to Consolidated Financial Statements.

ACTAVIS PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME

(In millions)

	Years Ended December 31,
	2013	2012	2011
Net (loss)/income	$(751.1)	$98.3	$259.1
Other comprehensive income / (loss)
Foreign currency translation gains / (losses)	48.4	113.3	(64.9)
Unrealized gains / (losses), net of tax	5.3	—	(8.3)
Reclassification for gains included in net income, net of tax	—	—	(0.8)

Total other comprehensive income / (loss), net of tax	53.7	113.3	(74.0)

Comprehensive (loss) / income	(697.4)	211.6	185.1
Comprehensive loss / (income) attributable to noncontrolling interest	0.7	(1.0)	1.8

Comprehensive (loss) / income attributable to common shareholders	$(696.7)	$210.6	$186.9

See accompanying Notes to Consolidated Financial Statements.

ACTAVIS PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years Ended December 31,
	2013	2012	2011
Cash Flows From Operating Activities:
Net (loss)/income	$(751.1)	$98.3	$259.1

Reconciliation to net cash provided by operating activities:
Depreciation	202.0	97.5	93.6
Amortization	842.7	481.1	354.3
Provision for inventory reserve	113.8	62.5	44.4
Share-based compensation	133.6	48.8	39.8
Deferred income tax benefit	(275.0)	(221.0)	(126.9)
(Earnings)/ loss on equity method investments	(5.7)	(1.3)	4.5
Gain on sale of securities	—	(28.8)	(0.8)
Goodwill impairment	647.5	—	—
Loss on asset sales and impairment, net	60.8	58.7	76.3
Amortization of inventory step up	267.0	44.1	10.0
Loss on foreign exchange derivatives	—	70.4	—
Amortization of deferred financing costs	10.3	40.6	—
(Decrease) / increase in allowance for doubtful accounts	(0.3)	3.6	2.3
Accretion of preferred stock and contingent payment consideration	11.4	21.5	14.6
Contingent consideration fair value adjustment	148.6	(19.5)	—
Excess tax benefit from stock-based compensation	(69.0)	(13.7)	(14.6)
Impact of assets held for sale	42.7	—	—
Other, net	(2.2)	3.3	(0.2)
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	19.1	371.1	(590.9)
Decrease / (increase) in inventories	(213.1)	(50.3)	(292.2)
Decrease / (increase) in prepaid expenses and other current assets	49.9	(41.6)	43.5
Increase / (decrease) in accounts payable and accrued expenses	(20.4)	(222.7)	671.8
Increase / (decrease) in deferred revenue	28.2	(14.9)	(8.7)
Increase / (decrease) in income and other taxes payable	7.4	(130.6)	85.5
Increase / (decrease) in other assets and liabilities	(34.7)	8.7	(33.4)

Total adjustments	1,964.6	567.5	372.9

Net cash provided by operating activities	1,213.5	665.8	632.0

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(177.9)	(137.5)	(126.7)
Additions to product rights and other intangibles	(130.0)	(9.0)	(18.7)
Additions to marketable securities and other investments	—	(5.2)	(13.6)
Proceeds from sales of property, plant and equipment	7.1	8.0	6.7
Proceeds from sales of marketable securities and other investments	33.2	58.9	6.1
Proceeds from sales of divested products	4.5	232.5	—
Acquisition of business, net of cash acquired	(15.1)	(5,742.8)	(575.1)
Investment in foreign exchange derivative	—	(156.7)	—
Other investing activities, net	2.9	2.8	2.3

Net cash (used in) investing activities	(275.3)	(5,749.0)	(719.0)

Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	1,882.3	5,665.5	—
Proceeds from borrowings on revolving credit facility	555.0	375.0	400.0
Debt issuance costs	(7.4)	(77.8)	—
Principal payments on debt, including the revolving credit facility	(3,229.5)	(679.7)	(428.8)
Proceeds from stock plans	48.0	18.8	54.9
Payment of contingent consideration	(4.3)	(105.3)	(4.5)
Repurchase of ordinary shares	(170.0)	(16.1)	(14.2)
Acquisition of noncontrolling interest	(10.4)	(4.5)	(5.6)
Excess tax benefit from stock-based compensation	69.0	13.7	14.6

Net cash (used in) provided by financing activities	(867.3)	5,189.6	16.4

Effect of currency exchange rate changes on cash and cash equivalents	(23.9)	3.3	(2.9)
Less: Cash held for sale	(37.0)	—	—

Net increase / (decrease) in cash and cash equivalents	10.0	109.7	(73.5)
Cash and cash equivalents at beginning of period	319.0	209.3	282.8

Cash and cash equivalents at end of period	$329.0	$319.0	$209.3

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	$226.5	$56.7	$48.9

Income taxes, net of refunds	380.1	$489.0	$223.4

Schedule of Non-Cash Investing Activities:
Acquisition of Warner Chilcott net assets	$5,654.4	$—	$—

Schedule of Non-Cash Financing Activities:
Equity consideration related to Warner Chilcott Acquisition, net of shares cancelled	$5,833.9	$—	$—

Shares issued in connection with Actavis Group Acquisition	$486.3	$—	$—

See accompanying Notes to Consolidated Financial Statements.

ACTAVIS PLC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In millions)

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Treasury Shares		Total
	Shares	Amount				Shares	Amount
BALANCE, January 1, 2011	135.5	$0.4	$1,771.8	$1,824.5	$(2.5)	(9.7)	$(312.5)	$3,281.7
Comprehensive income:
Net income attributable to common shareholders	—	—	—	260.9	—	—	—	260.9
Other comprehensive (loss), net of tax	—	—	—	—	(74.0)	—	—	(74.0)

Total comprehensive income								186.9
Share-based compensation	—	—	39.8	—	—	—	—	39.8
Ordinary shares issued under employee stock plans	1.6	—	54.8	—	—	—	—	54.8
Tax benefits from exercise of options	—	—	14.6	—	—	—	—	14.6
Repurchase of ordinary shares	—	—	—	—	—	(0.3)	(14.2)	(14.2)

BALANCE, December 31, 2011	137.1	$0.4	$1,881.0	$2,085.4	$(76.5)	(10.0)	$(326.7)	$3,563.6
Comprehensive income:
Net income attributable to common shareholders	—	—	—	97.3	—	—	—	97.3
Other comprehensive income, net of tax	—	—	—	—	113.3	—	—	113.3

Total comprehensive income								210.6
Share-based compensation	—	—	48.1	—	—	—	—	48.1
Ordinary shares issued under employee stock plans	0.9	—	18.8	—	—	—	—	18.8
Tax benefits from exercise of options	—	—	13.7	—	—	—	—	13.7
Acquisition of noncontrolling interest			(4.9)					(4.9)
Repurchase of ordinary shares	—	—	—	—	—	(0.3)	(16.1)	(16.1)

BALANCE, December 31, 2012	138.0	$0.4	$1,956.7	$2,182.7	$36.8	(10.3)	$(342.8)	$3,833.8
Comprehensive income:
Net (loss) attributable to common shareholders	—	—		(750.4)	—	—	—	(750.4)
Other comprehensive income, net of tax	—	—	—	—	53.7	—	—	53.7

Total comprehensive income								(696.7)
Ordinary shares issued in connection with the Actavis Acquisition	5.5	—	486.3	—	—	—	—	486.3
Ordinary shares issued in connection with the Warner Chilcott Acquisition	40.4	—	5,833.9	—	—	—	—	5,833.9
Result of contribution of Actavis, Inc. to Actavis plc	(11.5)	(0.4)	(509.1)	—	—	11.5	509.5	—
Share-based compensation			132.1	—	—	—	—	132.1
Ordinary shares issued under employee stock plans	1.8	—	48.0	—	—	—	—	48.0
Tax benefits from exercise of options	—	—	69.0	—	—	—	—	69.0
Acquisition of noncontrolling interest	—	—	(4.3)	—	—	—	—	(4.3)
Repurchase of ordinary shares	—	—	—	—	—	(1.2)	(170.0)	(170.0)

BALANCE, December 31, 2013	174.2	$—	$8,012.6	$1,432.3	$90.5	—	$(3.3)	$9,532.1

See accompanying Notes to Consolidated Financial Statements.

ACTAVIS PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — Description of Business

Actavis plc (formerly known as Actavis Limited) is an integrated global specialty pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, branded generic, brand name (“brand”, “branded” or “specialty brand”), biosimilar and over-the-counter (“OTC”) pharmaceutical products. The Company also develops and out-licenses generic pharmaceutical products primarily in Europe through our Medis third-party business. Following the renaming of the Company (discussed below) in January of 2013, the Company changed the name of the Company’s three reporting segments, the effect of which remained through December 31, 2013. The Global Generics segment became “Actavis Pharma,” Global Brands became “Actavis Specialty Brands,” and Distribution became “Anda Distribution.” In January 2014, the Company organized its business into two operating segments: Actavis Pharma and Anda Distribution. In the third quarter of 2014, the Company again realigned its organizational structure. Under the new organizational structure, the Company has organized its business into three operating segments: North American Brands, North American Generics and International and Anda Distribution. Refer to NOTE 3 — Summary of Significant Accounting Principles, Revision, for additional details regarding the Company’s segments. These financial statements have been revised to reflect this change.

The Company operates manufacturing, distribution, research and development (“R&D”) and administrative facilities in many of the world’s established and growing international markets, including the United States of America (“U.S.”), Canada and Puerto Rico (together “North America”), and its key international markets around the world (“International”).

NOTE 2 — Formation of the Company

Actavis plc was incorporated in Ireland on May 16, 2013 as a private limited company and re-registered effective September 18, 2013 as a public limited company. It was established for the purpose of facilitating the business combination between Actavis, Inc. and Warner Chilcott plc (“Warner Chilcott”). On October 1, 2013, pursuant to the transaction agreement dated May 19, 2013 among Actavis, Inc., Warner Chilcott, the Company, Actavis Ireland Holding Limited, Actavis W.C. Holding LLC (now known as Actavis W.C. Holding Inc.) and Actavis W.C. Holding 2 LLC (now known as Actavis W.C. Holding 2 Inc.) (“MergerSub”), (i) the Company acquired Warner Chilcott (the “Warner Chilcott Acquisition”) pursuant to a scheme of arrangement under Section 201, and a capital reduction under Sections 72 and 74, of the Irish Companies Act of 1963 where each Warner Chilcott ordinary share was converted into 0.160 of a Company ordinary share (the “Company Ordinary Shares”), or $5,833.9 million in equity consideration, and (ii) MergerSub merged with and into Actavis, Inc., with Actavis, Inc. as the surviving corporation in the merger (the “Merger” and, together with the Warner Chilcott Acquisition, the “Transactions”). Following the consummation of the Transactions, Actavis, Inc. and Warner Chilcott became wholly-owned subsidiaries of Actavis plc. Each of Actavis, Inc.’s common shares was converted into one Company Ordinary Share. Effective October 1, 2013, through a series of related-party transactions, Actavis plc contributed its indirect subsidiaries, including Actavis Inc. to Warner Chilcott Limited, a separate wholly-owned registrant.

The issuance of the Company Ordinary Shares in connection with the Transactions was registered under the Securities Act of 1933, as amended, pursuant to the Company’s registration statement on Form S-4 (File No. 333-189402) filed with the Securities and Exchange Commission and declared effective on July 31, 2013.

Pursuant to Rule 12g-3(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is the successor issuer to Actavis, Inc. and to Warner Chilcott. The Company Ordinary Shares are deemed to be registered under Section 12(b) of the Exchange Act, and the Company is subject to the informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder. The Company’s Ordinary Shares were approved for listing on the New York Stock Exchange (“NYSE”) and trade under the symbol “ACT”.

On October 31, 2012, Watson Pharmaceuticals, Inc. completed the acquisition of the Actavis Group for a cash payment of €4,219.7 million, or approximately $5,469.8 million, and contingent consideration of up to 5.5 million newly issued shares of Actavis, Inc. which have since been issued (the “Actavis Group Acquisition”). Watson Pharmaceuticals, Inc.’s Common Stock traded on the NYSE under the symbol “WPI” until close of trading on January 23, 2013, at which time Watson Pharmaceuticals, Inc. changed its corporate name to “Actavis, Inc.” and changed its ticker symbol to “ACT.”

References throughout to “we,” “our,” “us,” the “Company” or “Actavis” refer to financial information and transactions of Watson Pharmaceuticals, Inc. prior to January 23, 2013, Actavis, Inc. from January 23, 2013 until October 1, 2013 and Actavis plc subsequent to October 1, 2013.

NOTE 3 — Summary of Significant Accounting Policies

Basis of Presentation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The consolidated financial statements include the accounts of wholly owned subsidiaries, after elimination of intercompany accounts and transactions. The consolidated financial information presented herein reflects all financial information that, in the opinion of management, is necessary for a fair statement of financial position, results of operations and cash flows for the periods presented.

The Company’s consolidated financial statements include the financial results of all acquired companies subsequent to the acquisition date.

Revision

In the third quarter of 2014, in connection with the Forest Acquisition (defined below), the Company again realigned its global strategic business structure. Prior to the realignment, the Company operated and managed its business as two distinct operating segments: Actavis Pharma and Anda Distribution. Under the new global strategic business structure, the Company organized its business into three operating segments: North American Brands, North American Generics and International and Anda Distribution. The North American Brands segment includes patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products within North America. The North American Generics and International segment includes certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products within North America. Also included in this segment are international revenues that include patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products, certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products, over the counter products and revenues from our third party Medis business. The Anda Distribution segment distributes generic and brand pharmaceutical products manufactured by third parties, as well as by the Company, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. The Anda Distribution segment operating results exclude sales of products developed, acquired, or licensed by the North American Brands and North American Generics and International segments. The Company has revised its previously filed financial statements for this change. These revisions do not impact the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of comprehensive (loss)/income, the consolidated statement of cash flows or the consolidated statement of stockholders’ equity.

Reclassifications

The Company has made certain reclassifications to prior period information to conform to the current period presentation, including (i) the revisions discussed above to segment reporting, (ii) the reclassification of contingent consideration accretion expense from interest expense into operating expenses, which includes the by quarter impact on the year ended December 31, 2012 as seen in “Schedule II” and (iii) expanding the categories disclosed in the accompanying footnotes related to accounts payable and accrued expenses, revenues by therapeutic category and other long term liabilities.

Use of Estimates

Management is required to make certain estimates and assumptions in order to prepare consolidated financial statements in conformity with GAAP. Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The Company’s most significant estimates relate to the determination of sales returns, allowances and other trade-related deductions (“SRA”) included within either accounts receivable or accrued liabilities, the valuation of inventory balances, the determination of useful lives for intangible assets, pension and other post-retirement benefit plan assumptions, the assessment of expected cash flows used in evaluating goodwill and other long-lived assets for impairment and recognition and measurement of assets acquired and liabilities assumed in business combinations at fair value. The estimation process required to prepare the Company’s consolidated financial statements requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. The Company’s actual results could differ materially from those estimates.

Foreign Currency Translation

For most of the Company’s international operations, the local currency has been determined to be the functional currency. The results of its non-U.S. dollar based operations are translated to U.S. dollars at the average exchange rates during the period. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Equity is translated at the prevailing rate of exchange at the date of the equity transaction. Translation adjustments are reflected in stockholders’ equity and are included as a component of other comprehensive income / (loss). The effects of converting non-functional currency assets and liabilities into the functional currency are recorded as general and administrative expenses in the consolidated statements of operations.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash in banks, commercial paper and deposits with financial institutions that can be liquidated without prior notice or penalty. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Fair Value of Other Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, marketable securities, accounts and other receivables, investments, trade accounts payable, and long-term debt, including the current portion. The carrying amounts of cash and cash equivalents, marketable securities, accounts and other receivables and trade accounts payable are representative of their respective fair values due to their relatively short maturities. The fair values of investments in companies that are publicly traded and not accounted for under the equity method are based on quoted market prices. The Company estimates the fair value of its fixed rate long-term obligations based on quoted market rates. The carrying amount reported for long-term debt, other than the Company’s indebtedness under senior notes, is considered to be representative of fair value as they are at variable rates and reprice frequently.

Inventories

Inventories consist of finished goods held for sale and distribution, raw materials and work in process. Inventory includes product pending approval by the U.S. Food and Drug Administration (“FDA”), by other regulatory agencies or product that has not been launched due to contractual restrictions. This inventory consists of generic pharmaceutical products that are capitalized only when the bioequivalence of the product is demonstrated or the product has already received regulatory approval and is awaiting a contractual triggering event to enter the marketplace. Inventories are stated at the lower of cost (first-in, first-out method) or market (net realizable value). The Company writes down inventories to net realizable value based on forecasted demand, market conditions or other factors, which may differ from actual results.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, less accumulated depreciation. Major renewals and improvements are capitalized, while routine maintenance and repairs are expensed as incurred. The Company capitalizes interest on qualified construction projects. At the time property, plant and equipment are retired from service, the cost and accumulated depreciation is removed from the respective accounts.

Depreciation expense is computed principally on the straight-line method, over the estimated useful lives of the related assets. The following table provides the range of estimated useful lives used for each asset type:

Computer software / hardware (including internally developed)	3-10 years
Machinery and equipment	3-15 years
Research and laboratory equipment	3-10 years
Furniture and fixtures	3-10 years
Buildings, improvements, leasehold improvements and other	4-50 years
Transportation equipment	3-20 years

The Company assesses property, plant and equipment for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable.

Investments

The Company’s equity investments are accounted for under the equity method of accounting when the Company can exert significant influence and the Company’s ownership interest does not exceed 50%. The Company records equity method investments at cost and adjusts for the appropriate share of investee net earnings or losses. Investments in which the Company owns less than a 20% interest and cannot exert significant influence are accounted for using the cost method if the fair value of such investments is not readily determinable.

Marketable Securities

The Company’s marketable securities consist of U.S. treasury and agency securities and equity securities of publicly-held companies. The Company’s marketable securities are classified as available-for-sale and are recorded at fair value, based upon quoted market prices. Unrealized temporary adjustments to fair value are included on the balance sheet in a separate component of stockholders’ equity as unrealized gains and losses and are reported as a component of accumulated other comprehensive income / (loss). No gains or losses on marketable securities are realized until shares are sold or a decline in fair value is determined to be other-than-temporary. If a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

Goodwill and Intangible Assets with Indefinite-Lives

The Company tests goodwill and intangible assets with indefinite-lives for impairment annually in the second quarter by comparing the fair value of each of the Company’s reporting units to the respective carrying value of the reporting units. Additionally, the Company may perform interim tests if an event occurs or circumstances change that could potentially reduce the fair value of a reporting unit below its carrying amount. The carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units.

Goodwill is considered impaired if the carrying amount of the net assets exceeds the fair value of the reporting unit. Impairment, if any, would be recorded in operating income and this could result in a material reduction in net income and earnings per share.

Acquired in-process research and development (“IPR&D”) intangible assets represent the value assigned to acquired research and development projects that, as of the date acquired, represent the right to develop, use, sell and/or offer for sale a product or other intellectual property that the Company has acquired with respect to products and/or processes that have not been completed or approved. The IPR&D intangible assets are subject to impairment testing until completion or abandonment of each project. Impairment testing requires the development of significant estimates and assumptions involving the determination of estimated net cash flows for each year for each project or product (including net revenues, cost of sales, R&D costs, selling and marketing costs), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk and regulatory risk. Changes in these assumptions or uncertainties could result in future impairment charges. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

Upon successful completion of each project and approval of the product, we will make a separate determination of the useful life of the intangible, transfer the amount to currently marketed products (“CMP”) and amortization expense will be recorded over the estimated useful life.

Contingent Consideration

Contingent consideration is recorded at the acquisition date estimated fair value of the contingent payment for all acquisitions. The fair value of the contingent consideration is remeasured at each reporting period with any adjustments in fair value included in our consolidated statement of operations. (Refer to “NOTE 20 — Fair Value Measurement” for additional details regarding the fair value of contingent consideration.)

Revenue Recognition Including Multiple-Element Arrangements

Revenue is generally realized or realizable and earned when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price to the buyer is fixed or determinable, and collectability is reasonably assured. The Company records revenue from product sales when title and risk of ownership have been transferred to the customer, which is typically upon delivery to the customer. The Company identifies each discrete deliverable included in a multiple element arrangement and identifies which of those deliverables have standalone value to the customer under Financial Standards Accounting Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605-25 “Revenue Recognition — Multiple-Element Arrangements” (“ASC 605-25”) and Accounting Standards Update (“ASU”) 2009-13 “Revenue Recognition — Multiple-Deliverable Revenue” (“ASU No. 2009-13”). The Company allocates arrangement consideration to the deliverables based on the appropriate selling price using the hierarchy outlined in ASC 605-25, as amended by ASU No. 2009-13. The selling price used for each deliverable is based on vendor-specific objective evidence (“VSOE”) if available, third-party evidence (“TPE”) if VSOE is not available, or best estimated selling price (“BESP”) if neither VSOE nor TPE is available. BESP is determined in a manner consistent with that used to establish the price to sell the deliverable on a standalone basis. Revenue is recognized for each unit of accounting based on the relevant authoritative literature for that deliverable.

Revenues recognized from research, development and licensing agreements (including milestone receipts) are recorded on the “contingency-adjusted performance model” which requires deferral of revenue until such time as contract milestone requirements, as specified in the individual agreements, have been met. Under this model, revenue related to each payment is recognized over the entire contract performance period, starting with the contract’s commencement, but not prior to earning and/or receiving the milestone amount (i.e., removal of any contingency). The amount of revenue recognized is based on the ratio of costs incurred to date to total estimated cost to be incurred. In certain circumstances, it may be appropriate to recognize consideration that is contingent upon achievement of a substantive milestone in its entirety in the period in which the milestone is achieved. In order to recognize milestone consideration as revenue in the period in which the milestone is achieved, there needs to be “substantive” certainty that the milestone will be achieved, relate solely to past performance and the consideration needs to be commensurate with the Company’s performance. Factors the Company considers in determining whether a milestone is substantive at the inception of an arrangement include: whether substantive effort will be required to achieve the milestone; what labor, skill, other costs will be incurred to achieve the milestone; how certain the achievement of the milestone is; whether a reasonable amount of time will elapse between any upfront payment and the first milestone as well as between each successive milestone; and, whether the milestone is nonrefundable or contain clawback provisions.

Royalty and commission revenue is recognized as a component of net revenues in accordance with the terms of their respective contractual agreements when collectability is reasonably assured and revenue can be reasonably measured.

Provisions for Sales Returns and Allowances

As is customary in the pharmaceutical industry, our gross product sales are subject to a variety of deductions in arriving at reported net product sales. When the Company recognizes revenue from the sale of products, an estimated SRA is recorded which reduces product sales. Accounts receivable and/or accrued liabilities are also reduced and/or increased by the SRA amount. These adjustments include estimates for chargebacks, rebates, cash discounts and returns and other allowances. These provisions are estimated based on historical payment experience, historical relationship to revenues, government regulations, estimated customer inventory levels and current contract sales terms with direct and indirect customers. The estimation process used to determine our SRA provision has been applied on a consistent basis and no material adjustments have been necessary to increase or decrease our reserves for SRA as a result of a significant change in underlying estimates. The Company uses a variety of methods to assess the adequacy of the SRA reserves to ensure that our financial statements are fairly stated. This includes periodic reviews of customer inventory data, customer contract programs and product pricing trends to analyze and validate the SRA reserves.

Chargebacks — The provision for chargebacks is the Company’s most significant SRA. A chargeback represents an amount payable in the future to a wholesaler for the difference between the invoice price paid by our wholesale customer for a particular product and the negotiated contract price that the wholesaler’s customer pays for that product. The chargeback provision and related reserve varies with changes in product mix, changes in customer pricing and changes to estimated wholesaler inventories. The provision for chargebacks also takes into account an estimate of the expected wholesaler sell-through levels to indirect customers at contract prices. The Company validates the chargeback accrual quarterly through a review of the inventory reports obtained from our largest wholesale customers. This customer inventory information is used to verify the estimated liability for future chargeback claims based on historical chargeback and contract rates. These large wholesalers represent the vast majority of the Company’s chargeback payments. We continually monitor current pricing trends and wholesaler inventory levels to ensure the liability for future chargebacks is fairly stated.

Rebates — Rebates include volume related incentives to direct and indirect customers, Medicaid, other government rebates based on claims incurred and third party managed care and Medicare Part D rebates.

Volume rebates are generally offered to customers as an incentive to continue to carry the Company’s products and to encourage greater product sales. These rebate programs include contracted rebates based on customers’ purchases made during an applicable monthly, quarterly or annual period. The provision for rebates is estimated based on our customers’ contracted rebate programs and the Company’s historical experience of rebates paid. Any significant changes to our customer rebate programs are considered in establishing the provision for rebates. The Company continually monitors our customer rebate programs to ensure that the liability for accrued rebates is fairly stated.

The provisions are based, in part, upon historical experience of claims submitted by the various states and third party providers, contractual terms, as well as government regulations. We monitor Medicaid legislative changes to determine what impact such legislation may have on our provision for Medicaid rebates. Rebates are reviewed on a quarterly basis against actual claims data to ensure the liability is fairly stated.

Cash Discounts — Cash discounts are provided to customers that pay within a specific period. The provision for cash discounts are estimated based upon invoice billings, utilizing historical customer payment experience. The Company’s customer’s payment experience is fairly consistent and most customer payments qualify for the cash discount. Accordingly, our reserve for cash discounts is readily determinable.

Returns and Other Allowances — The Company’s provision for returns and other allowances include returns, pricing adjustments, promotional allowances including loyalty cards and billback adjustments.

Consistent with industry practice, the Company maintains a returns policy that allows customers to return product for a credit. In accordance with the Company’s return goods policy, credits for customer returns of products are applied against outstanding account activity or settled by check. Product exchanges are not permitted. Customer returns of product are not resalable unless the return is due to a shipping error. The Company’s estimate of the provision for returns is based upon historical experience and current trends of actual customer returns. Additionally, we consider other factors when estimating the current period returns provision, including levels of inventory in the distribution channel, as well as significant market changes which may impact future expected returns, and may cause adjustments to the Company’s current period provision for returns when it appears product returns may differ from original estimates.

Pricing, which includes shelf stock adjustments, are credits issued to reflect price decreases in selling prices charged to the Company’s direct customers. Shelf stock adjustments are based upon the amount of product our customers have in their inventory at the time of an agreed-upon price reduction. The provision for shelf stock adjustments is based upon specific terms with the Company’s direct customers and includes estimates of existing customer inventory levels based upon their historical purchasing patterns. We regularly monitor all price changes to help evaluate the Company’s reserve balances. The adequacy of these reserves is readily determinable as pricing adjustments and shelf stock adjustments are negotiated and settled on a customer-by-customer basis.

Promotional allowances are credits that are issued in connection with a product launch or as an incentive for customers to carry our product. The Company establishes a reserve for promotional allowances based upon these contractual terms.

Billback adjustments are credits that are issued to certain customers who purchase directly from us as well as indirectly through a wholesaler. These credits are issued in the event there is a difference between the customer’s direct and indirect contract price. The provision for billbacks is estimated based upon historical purchasing patterns of qualified customers who purchase product directly from us and supplement their purchases indirectly through our wholesale customers.

The following table summarizes the activity in the Company’s major categories of SRA (in millions):

	Chargebacks	Rebates	Returns and Other Allowances	Cash Discounts	Total
Balance at December 31, 2010	$100.8	$219.9	$89.3	$17.0	$427.0
Provision related to sales in 2011	1,308.1	1,113.2	306.6	120.5	2,848.4
Credits and payments	(1,248.0)	(844.1)	(273.9)	(102.6)	(2,468.6)

Balance at December 31, 2011	160.9	489.0	122.0	34.9	806.8

Add: Actavis Group Acquisition	94.3	359.4	171.4	9.7	634.8
Provision related to sales in 2012	1,522.4	1,484.4	485.5	155.2	3,647.5
Credits and payments	(1,566.1)	(1,482.0)	(429.4)	(162.9)	(3,640.4)

Balance at December 31, 2012	$211.5	$850.8	$349.5	$36.9	$1,448.7

Add: Warner Chilcott Acquistion	5.6	255.5	121.3	5.5	387.9
Less: Assets held for sale	—	(155.2)	(3.3)	(1.0)	(159.5)
Less: Actavis Acquisition adjustment	—	(31.0)	—	—	(31.0)
Provision related to sales in 2013	2,340.0	2,339.1	904.1	201.7	5,784.9
Credits and payments	(2,310.7)	(2,197.4)	(753.7)	(195.4)	(5,457.2)

Balance at December 31, 2013	$246.4	$1,061.8	$617.9	$47.7	$1,973.8

The following table summarizes the activity in gross-to-net revenues (in millions):

Year Ended December 31,	Gross Product Sales	Chargebacks	Rebates	Returns and Other Allowances	Cash Discounts	Net product sales
2011	$7,309.7	$1,308.1	$1,113.2	$306.6	$120.5	$4,461.3
2012	9,430.7	1,522.4	1,484.4	485.5	155.2	5,783.2
2013	14,276.7	2,340.0	2,339.1	904.1	201.7	8,491.8

Included in the tables above are accounts receivable deductions within SRA’s of $1,254.8 million and $814.3 million at December 31, 2013 and 2012, respectively. SRA balances in accounts receivable at December 31, 2013 increased $440.5 million compared to December 31, 2012. SRA’s within accounts payable and accrued expenses were $719.0 million and $634.4 million at December 31, 2013 and 2012, respectively, an increase of $84.6 million. The primary driver to the overall increase was the impact of the Warner Chilcott Acquisition ($387.9 million).

The provision for chargebacks as a percentage of gross product sales has decreased from 17.9% in 2011 to 16.1% in 2012 and 16.4% in 2013 primarily related to growth of international revenues as a result of the acquisitions of Specifar in 2011, and Ascent and Actavis in January and October 2012, respectively. The provision for rebates as a percentage of gross product sales has increased from 15.2% in 2011, to 15.7% in 2012 and to 16.4% in 2013 primarily related to the increase in commercial rebates of the branded business due in large part to the Warner Chilcott Acquisition and the growth of international revenues as a result of the acquisitions of Specifar in 2011 and Ascent and Actavis in January and October 2012, respectively. Returns and other allowances increased due to returns for new product launches and other allowances related to new product launches and customer and product mix. The increase in provision for cash discounts is due to the acquisitions of Specifar, Ascent, Actavis and Warner Chilcott.

The Company does not expect future payments of SRA to materially exceed our current estimates. However, if future SRA payments were to materially exceed our estimates, such adjustments may have a material adverse impact on our financial position, results of operations and cash flows.

Shipping and Handling Costs

The Company records shipping and handling costs in selling and marketing expenses. These expenses, which include the allocation of personnel costs associated with shipping and handling, were $153.0 million, $102.3 million and $72.9 million in the years ended December 2013, 2012 and 2011, respectively.

Litigation and Contingencies

The Company is involved in various legal proceedings in the normal course of its business, including product liability litigation, intellectual property litigation, employment litigation and other litigation. Additionally, the Company, in consultation with its counsel, assesses the need to record a liability for contingencies on a case-by-case basis in accordance with ASC Topic 450 “Contingencies” (“ASC 450”). Accruals are recorded when the Company determines that a loss related to a matter is both probable and reasonably estimable. These accruals are adjusted periodically as assessment efforts progress or as additional information becomes available. Acquired contingencies in business combinations are recorded at fair value to the extent determinable, otherwise in accordance ASC 450.

Concentration

For the year ended December 31, 2013, the Company’s largest customer accounted for 11% of the Company’s net revenues. For each of the years ended December 2012 and 2011 the Company’s two largest customers accounted for 16% and 14% individually, of the Company’s net revenues. No other individual customers accounted for more than 10% of net revenues. The acquisitions of Warner Chilcott and Actavis, and the related change in the mix of global sales resulting from these acquisitions had the impact of lowering overall concentration risk for the Company.

The Company’s accounts receivable primarily arise from product sales in North America and Europe and primarily represent amounts due from wholesalers, distributors, drug store chains and service providers in the health care and pharmaceutical industries, public hospitals and other government entities. Approximately 55% and 53% of the gross accounts receivable balance are concentrated among the Company’s four largest customers as of December 31, 2013 and 2012, respectively. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential uncollectible accounts. Actual losses from uncollectible accounts have been minimal.

Outside of the U.S., concentrations of credit risk with respect to accounts receivable are limited due to the wide variety of customers and markets using the Company’s products, as well as their dispersion across many different geographic areas. The Company monitors economic conditions, including volatility associated with international economies, and related impacts on the relevant financial markets and its business, especially in light of sovereign credit issues. As of December 31, 2013, the Company’s value of gross accounts receivable and allowance for potential uncollectible accounts in Western Europe were reduced as a result of the announced intention in 2013 to hold for sale our North American Generics and International’s commercial infrastructure in France, Italy, Spain, Portugal, Belgium, Germany and the Netherlands, including products, marketing authorizations and dossier license rights. The remaining exposure in Western Europe due to deteriorating credit and economic conditions resides within Greece. The Company continues to monitor these conditions, including the length of time that it takes to collect on its accounts receivable outstanding in Greece. The Company does not expect to have write-offs or adjustments to accounts receivable which would have a material adverse effect on its financial position, liquidity or results of operations.

Certain of the Company’s finished products and raw materials are obtained from single source suppliers. Although the Company seeks to identify more than one source for its various finished products and raw materials, loss of a single source supplier could have an adverse effect on the Company’s results of operations, financial condition and cash flows. Further, a second source supplier may not be able to produce the same volumes of inventory as the Company’s primary supplier. Third-party manufactured products accounted for approximately 29%, 55% and 49% of our North American Generics and International segment product sales in the years ended December 31, 2013, 2012 and 2011, respectively, including products supplied under authorized generic arrangements.

R&D Activities

R&D activities are expensed as incurred and consist of self-funded R&D costs, the costs associated with work performed under collaborative R&D agreements, regulatory fees, and milestone payments, if any. R&D expenses include direct and allocated expenses. R&D expenses incurred under collaborative agreements were approximately $100.6 million, $74.2 million and $21.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings.

Income tax positions must meet a more-likely-than-not recognition threshold to be recognized. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not threshold are derecognized in the first financial reporting period in which that threshold is no longer met. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within the consolidated statements of income as income tax expense.

Comprehensive Income/(Loss)

Comprehensive income/(loss) includes all changes in equity during a period except those that resulted from investments by or distributions to the Company’s stockholders. Other comprehensive income /(loss) refers to revenues, expenses, gains and losses that are included in comprehensive income / (loss), but excluded from net income/(loss) as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive income / (loss) is comprised of unrealized gains / (losses) on certain holdings of publicly traded equity securities, investments in U.S. treasury and agency securities and actuarial gains/(losses), net of realized gains / (losses) included in net income, net of tax and foreign currency translation adjustments.

Earnings Per Share (“EPS”)

The Company accounts for EPS in accordance with ASC Topic 260, “Earnings Per Share” (“ASC 260”) and related guidance, which requires two calculations of EPS to be disclosed: basic and diluted. Basic EPS is computed by dividing net (loss) / income by the weighted average common shares outstanding during a period. Diluted EPS is based on the treasury stock method and includes the effect from potential issuance of Ordinary Shares, such as shares issuable pursuant to the exercise of stock options and restricted stock units. Common share equivalents have been excluded where their inclusion would be anti-dilutive.

Our 2012 results included the Company’s then current estimate of shares issuable to the former shareholders of the Actavis Group. The number of shares issuable was based upon year over year growth in Cash EBITDA, as defined, in correlation with the Actavis Group Acquisition. Based on the Company’s then current estimate, the Company accounted for the issuance of 3.85 million shares associated with contingent earn-out. On March 28, 2013, based on further evaluation, the decision was made to award the remaining 1.65 million contingent shares.

A reconciliation of the numerators and denominators of basic and diluted EPS consisted of the following (in millions, except per share amounts):

	Years Ended December 31,
	2013	2012	2011
EPS — basic
Net (loss) / income attributable to common shareholders	$(750.4)	$97.3	$260.9

Basic weighted average ordinary shares outstanding	142.3	125.8	124.5

EPS — basic	$(5.27)	$0.77	$2.10

EPS — diluted
Net (loss) / income attributable to common shareholders	$(750.4)	$97.3	$260.9

Basic weighted average ordinary shares outstanding	142.3	125.8	124.5
Effect of dilutive securities:
Dilutive stock awards	—	2.6	2.0

Diluted weighted average ordinary shares outstanding	142.3	128.4	126.5

EPS — diluted	$(5.27)	$0.76	$2.06

Stock awards to purchase 2.1 million and 0.1 million common shares during the year ended December 31, 2013 and 2011, respectively, were outstanding, but not included in the computation of diluted EPS, because the awards were anti-dilutive. There were no anti-dilutive shares for the year ended December 31, 2012.

Employee Benefits

Defined Contribution Plans

The Company has a defined contribution plan that is a post-employment benefit plan under which the Company pays fixed contributions to a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to the defined contribution plans are recognized as an employee benefit expense in the consolidated statement of operations in the periods during which the related services were rendered.

Defined Benefit Plans

The Company recognizes the overfunded or underfunded status of each of its defined benefit plans as an asset or liability on its consolidated balance sheets. The obligations are generally measured at the actuarial present value of all benefits attributable to employee service rendered, as provided by the applicable benefit formula. The estimates of the obligation and related expense of these plans recorded in the financial statements are based on certain assumptions. The most significant assumptions relate to discount rate and expected return on plan assets. Other assumptions used may include employee demographic factors such as compensation rate increases, retirement patterns, expected employee turnover and participant mortality rates. The difference between these assumptions and actual experience results in the recognition of an asset or liability based upon a net actuarial (gain) / loss. If the total net actuarial (gain) / loss included in accumulated other comprehensive income / (loss) exceeds a threshold of 10% of the greater of the projected benefit obligation or the market related value of plan assets, it is subject to amortization and recorded as a component of net periodic pension cost over the average remaining service lives of the employees participating in the pension plan. Net periodic benefit costs are recognized in the consolidated statement of operations.

Share-based Compensation

The Company issues non-vested shares in the form of restricted stock and restricted stock units under its long-term equity incentives program. Non-vested shares granted to employees and directors are valued at the market price of the shares on the date of grant. Share-based compensation expense recognized during a period is based on the value of the portion of share-based awards that are expected to vest with employees. That is, share-based compensation expense is reduced for estimated future forfeitures. These estimates are revised in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation expense in the period in which the change in estimate occurs.

In connection with the Transactions, the Actavis Board of Directors modified the existing awards for its directors and executive officers during the second quarter of 2013 such that immediately prior to closing of the Warner Chilcott Acquisition, each stock option, share of restricted stock and restricted stock unit held became fully vested and exercisable and converted into a right to receive an Actavis plc ordinary share net of applicable tax withholding. The effect of the modification resulted in an increase of $38.3 million in stock compensation expense in the year ended December 31, 2013 (in addition to $3.0 million related to employer payroll taxes resulting from the one-time charge).

Restructuring Costs

The Company records liabilities for costs associated with exit or disposal activities in the period in which the liability is incurred. In accordance with existing benefit arrangements, employee severance costs are accrued when the restructuring actions are probable and estimable. Costs for one-time termination benefits in which the employee is required to render service until termination in order to receive the benefits are recognized ratably over the future service period. Refer to “NOTE 18 — Business Restructuring Charges” for more information.

Recent Accounting Pronouncements

In July 2013, the FASB issued guidance to address the diversity in practice related to the financial statement presentation of unrecognized tax benefits as either a reduction of a deferred tax asset or a liability when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This guidance is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company’s financial statement presentation is in accordance with this guidance; therefore this pronouncement is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2013, the FASB issued clarifying guidance for the release of the cumulative translation adjustment in accumulated other comprehensive income when an entity either sells a part or all of its investment in a foreign entity or ceases to have a controlling financial interest in the subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. This guidance is effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 4 — Acquisitions and Other Agreements

Acquisition of Warner Chilcott

On October 1, 2013, the Company completed the Warner Chilcott Acquisition in a stock for stock transaction for a value, including the assumption of debt, of $9.2 billion. Warner Chilcott was a leading specialty pharmaceutical company focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America.

Recognition and Measurement of Assets Acquired and Liabilities Assumed at Fair Value

The transaction has been accounted for using the acquisition method of accounting. This method requires that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. As of December 31, 2013, certain amounts relating to SRA reserves have not been finalized. The finalization of these matters may result in changes to goodwill and the Company expects to finalize such matters in 2014.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the acquisition date:

(in millions)	Amount
Cash and cash equivalents	$179.5
Accounts receivable	306.1
Inventories	532.5
Other current assets	83.4
Property, plant and equipment	220.0
Other long-term assets	1.2
IPR&D intangible assets	1,708.0
Intangible assets	3,021.0
Goodwill	3,992.9
Current liabilities	(670.1)
Deferred tax liabilities, net	(40.6)
Other long-term liabilities	(99.6)
Outstanding indebtedness	(3,400.4)

Net assets acquired	$5,833.9

Consideration

The total consideration for the Warner Chilcott Acquisition of $5,833.9 million is comprised of the equity value of shares that were outstanding and vested prior to October 1, 2013 ($5,761.3 million) and the portion of outstanding equity awards deemed to have been earned as of October 1, 2013 ($72.6 million). The portion deemed not to have been earned ($77.4 million) as of October 1, 2013 will be expensed over the remaining future vesting period, including $45.4 million relating to Warner Chilcott restructuring charges recognized in the year ended December 31, 2013.

Inventories

The fair value of inventories acquired included a step-up in the value of inventories of $408.3 million. In the year ended December 31, 2013, the Company recognized $173.5 million as a component of cost of sales as the inventory acquired on October 1, 2013 was sold to the Company’s customers.

IPR&D and Intangible Assets

IPR&D intangible assets represent the value assigned to acquired R&D projects that, as of the acquisition date, had not established technological feasibility and had no alternative future use. The IPR&D intangible assets are capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, the Company will make a separate determination of the estimated useful life of the IPR&D intangible asset and the related amortization will be recorded as an expense over the estimated useful life (“IPR&D Acquisition Accounting”). Intangible assets represent CMPs and IPR&D and have an estimated weighted average useful life of 2.7 years.

The estimated fair value of the IPR&D and identifiable intangible assets was determined using the “income approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of those asset valuations include the estimated net cash flows for each year for each asset or product (including net revenues, cost of sales, R&D costs, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, the potential regulatory and commercial success risks, competitive trends impacting the asset and each cash flow stream as well as other factors (the “IPR&D and Intangible Asset Valuation Technique”). The discount rates used to arrive at the present value at the acquisition date of CMPs was 8.0% and for IPR&D ranged from 8.0% to 9.0%, to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

The following table identifies the summarized amounts recognized and the weighted average useful lives of intangible assets:

(In millions)	Amounts Recognized as of Acquisition Date	Weighted Average Useful Lives (Years)
CMP:
Oral contraceptive franchise	$1,181.0	3.2
Mesalamine franchise	589.0	1.8
Estrace® Cream	397.0	2.1
Risedronate franchise	311.0	3.6
Doryx®	237.0	2.4
Enablex®	107.0	2.1
Other CMP products	199.0	3.9

Total CMP	3,021.0	2.7
IPR&D:
Mesalamine franchise	809.0
Oral Contraceptive segment	321.0
Estradiol	278.0
Urology segment	165.0
Other	135.0

Total IPR&D	1,708.0

Total identifiable intangible assets	$4,729.0

Goodwill

Among the primary reasons the Company acquired Warner Chilcott and factors that contributed to the preliminary recognition of goodwill were to expand the Company’s branded pharmaceuticals product portfolio, and to acquire certain benefits from the Warner Chilcott structure. The goodwill recognized from the Warner Chilcott Acquisition is not deductible for tax purposes. Goodwill of $3,894.5 million was assigned to the North American Brands segment and goodwill of $98.4 million was assigned to the North American Generics and International segment.

Deferred Tax Liabilities, net

Deferred tax liabilities, net, include the impact resulting from identifiable intangible assets and inventory fair value adjustments. These adjustments create excess book basis over the tax basis which is multiplied by the statutory tax rate for the jurisdiction in which the deferred taxes exist.

Unaudited Pro Forma Results of Operations

The following table presents the unaudited pro forma consolidated operating results for the Company, as though the Warner Chilcott Acquisition had occurred as of the beginning of the prior annual reporting period. The unaudited pro forma results reflect certain adjustments related to past operating performance, acquisition costs and acquisition accounting adjustments, such as increased depreciation and amortization expense based on the fair valuation of assets acquired and the related tax effects. The pro forma results do not include any anticipated synergies which may be achievable subsequent to the acquisition date. Accordingly, such pro forma amounts are not necessarily indicative of the results that actually would have occurred had the acquisition been completed on the dates indicated, nor are they indicative of the future operating results of the combined company:

	Year Ended December 31,
(in millions; except per share amounts)	2013	2012
Net revenues	$10,468.2	$10,555.3
Net (loss) attributable to common shareholders	$(244.2)	$(445.4)
Earnings per share:
Basic	$(1.72)	$(2.68)
Diluted	$(1.72)	$(2.68)

Divested Products

In order to obtain regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“Hart-Scott-Rodino”), as amended, in connection with the Warner Chilcott Acquisition, the Company was required to divest certain assets. On October 1, 2013, four generic pharmaceutical products were sold to Amneal Pharmaceuticals for consideration of $10.0 million, subject to certain refunds of purchase price provisions, which had a deminimis impact on the consolidated statement of operations. The divested products consisted of both commercial and development stage products in both oral contraceptive and osteoporosis treatment. Net sales of divested products were $2.5 million, $4.6 million and $0.7 million in the years ended December 31, 2013, 2012 and 2011, respectively.

Acquisition-Related Expenses

Included in general and administrative expenses for the year ended December 31, 2013 are restructuring charges of $124.7 million, including stock-based compensation ($45.4 million), and $45.6 million for acquisition and integration costs including advisory, legal and regulatory costs incurred in connection with the Warner Chilcott Acquisition. Additionally, the acceleration of directors and named executive officers unvested equity-based awards immediately prior to the Transactions resulted in $41.3 million of general and administrative expenses in the year ended December 31, 2013.

Acquisition of Medicines360

On June 11, 2013, the Company entered into an exclusive license agreement with Medicines360 to market, sell and distribute Medicines360’s LNG20 intrauterine device (“LNG 20”) in the U.S. and in Canada for a payment of approximately $52.3 million. According to the terms of the agreement, the Company is also required to pay Medicines360 certain regulatory and sales based milestone payments totaling up to $125.0 million plus royalties (the “Medicines360 Acquisition”). Medicines360 retained the rights to market the product in the U.S. public sector, including family planning clinics that provide services to low-income women. LNG20, originally developed by Uteron Pharma S.P.R.L. in Belgium (now a subsidiary of the Company), is designed to deliver 20 mcg of levonorgestrel per day for the indication of long-term contraception, and is currently in Phase III clinical trials in the United States. Pending FDA approval, the LNG20 product could be launched in the U.S. as early as 2014. The transaction has been accounted for using the acquisition method of accounting. This method requires that assets acquired and liabilities assumed in a business combination be recognized at their respective fair values as of the acquisition date. In connection with the acquisition, the Company recorded $191.7 million in IPR&D, $6.7 million in prepaid R&D and contingent consideration of $146.1 million.

Unaudited Pro Forma Results of Operations

Pro forma results of operations have not been presented because the effect of the Medicines360 Acquisition was not material.

Acquisition of Uteron Pharma, SA

On January 23, 2013, the Company completed the acquisition of Uteron Pharma, SA for approximately $142.0 million in cash, plus assumption of debt and other liabilities of $7.7 million and up to $155.0 million in potential future milestone payments (the “Uteron Acquisition”). The acquisition expanded the Company’s specialty brand pipeline of Women’s Health products including two potential near term commercial opportunities in contraception and infertility, and one oral contraceptive project projected to launch by 2018. Several additional products in earlier stages of development were also acquired in the Uteron Acquisition.

Recognition and Measurement of Assets Acquired and Liabilities Assumed at Fair Value

The transaction has been accounted for using the acquisition method of accounting. The following table summarizes the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed at the acquisition date:

(in millions)	Amount
Accounts receivable	$1.6
Other current assets	1.2
Property, plant & equipment	5.7
Other long-term assets	0.5
IPR&D intangible assets	250.0
Goodwill	26.4
Current liabilities, excluding current portion of debt	(8.0)
Long-term deferred tax and other tax liabilities	(82.5)
Contingent consideration	(43.4)
Debt	(5.2)
Other long-term liabilities	(4.3)

Net assets acquired	$142.0

IPR&D

The fair value of the IPR&D intangible assets as determined by IPR&D Acquisition Accounting was determined using the IPR&D and Intangible Asset Valuation Technique. The discount rate used to arrive at the present value of IPR&D intangible assets as of the acquisition date was 22% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

Contingent Consideration

Additional consideration is conditionally due to the seller upon the achievement of certain milestones in respect to the development and commercialization of the products as well as reaching certain sales targets. The Company estimated the fair value of the contingent consideration to be $43.4 million using a probability weighting approach that considered the possible outcomes based on assumptions related to the timing and probability of the product launch date, discount rates matched to the timing of first payment, and probability of success rates and discount adjustments on the related cash flows.

Long-Term Deferred Tax Liabilities and Other Tax Liabilities

Long-term deferred tax liabilities and other tax liabilities result from identifiable intangible assets fair value adjustments. These adjustments create excess book basis over the tax basis which is multiplied by the statutory tax rate for the jurisdiction in which the deferred taxes exist.

Unaudited Pro Forma Results of Operations

Pro forma results of operations have not been presented because the effect of the Uteron Acquisition was not material.

Acquisition of Actavis Group

On October 31, 2012, the Company completed the Actavis Group Acquisition. The Actavis Group was a privately held generic pharmaceutical company specializing in the development, manufacture and sale of generic pharmaceuticals. With the Actavis Group Acquisition, the Company significantly expanded its international market presence in established markets including Europe and MEAAP (defined below). In addition, the acquisition expanded the Company’s product portfolio and pipeline in modified release, solid oral dosage and transdermal products into semi-solids, liquids and injectables. Actavis Group results are included in the North American Brands and North American Generics and International segments as of the acquisition date.

The Company funded the cash portion of the transaction through a combination of term loan borrowings and senior unsecured notes. For additional information, refer to “Note 13 — Long-term Debt.”

Recognition and Measurement of Assets Acquired and Liabilities Assumed at Fair Value

The transaction has been accounted for using the acquisition method of accounting. The following table summarizes the final fair values of the tangible and identifiable intangible assets acquired and liabilities assumed at the acquisition date:

(in millions)	Amount
Cash and cash equivalents	$110.5
Accounts receivable	527.9
Inventories	680.1
Other current assets	274.7
Property, plant and equipment	763.0
Other long-term assets	16.9
IPR&D intangible assets	272.9
Intangible assets	2,268.0
Goodwill	2,868.8
Current liabilities	(1,365.5)
Long-term deferred tax and other tax liabilities	(735.5)
Other long-term liabilities	(176.0)
Long-term debt	(14.1)
Noncontrolling interests	(21.9)

Net assets acquired	$5,469.8

Inventories

The fair value of inventories acquired included a step-up in the value of inventories of approximately $137.3 million. In the years ended December 31, 2013 and 2012, the Company recognized $93.5 million (which includes the U.S. dollar impact of foreign currency on EURO denominated inventory) and $44.1 million, respectively, as a component of cost of sales as the inventory acquired was sold to the Company’s customers.

IPR&D and Intangible Assets

The fair value of the IPR&D intangible assets as determined by IPR&D Acquisition Accounting and the fair value of intangible assets was determined using the IPR&D and Intangible Asset Valuation Technique. Intangible assets represent product rights, trademarks, customer relationships and technology rights and have an estimated weighted average useful life of 10.8 years.

The discount rates used to arrive at the present value of product right intangible assets as of the acquisition date ranged from 8.8% to 11.5% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results. The following table identifies the summarized amounts recognized and the weighted average useful lives of intangible assets.

(In millions)	Amounts Recognized as of Acquisition Date	Weighted Average Useful Lives (Years)
CMPs
Top 6 Global CMP	$570.3	6.5
Americas	505.1	7.0
Europe
Western Europe, excluding U.K.	116.7	7.0
U.K.	103.7	6.9
Central Eastern Europe (“CEE”), excluding Russia	194.4	9.0
Russia	25.9	9.0

Total Europe	440.7	8.0
MEAAP
MEAAP, excluding Indonesia	155.6	8.0
Indonesia	25.9	8.0

Total MEAAP	181.5	8.0

Total CMP	1,697.6	7.2
IPR&D:
Americas	246.9
Europe
Western Europe, excluding U.K.	13.0
CEE, excluding Russia	13.0

Total Europe	26.0

Total IPR&D	272.9
Other finite lived intangible assets:
Trademarks	427.8	23.9
Customer relationships	103.7	15.0
Technology rights	38.9	15.0

Total Other finite lived intangible assets:	570.4	21.7

Total identifiable intangible assets	$2,540.9	10.8

Goodwill

Among the primary reasons the Company acquired the Actavis Group and factors that contributed to the preliminary recognition of goodwill were a strong commercial presence on an expanded global basis. In addition, the acquisition expanded the Company’s product portfolio and pipeline in modified release, solid oral dosage and transdermal products into semi-solids, liquids and injectables. The goodwill recognized from the Actavis Group Acquisition is not deductible for tax purposes. Goodwill of $106.2 million was assigned to the North American Brands segment and goodwill of $2,762.6 million was assigned to the North American Generics and International segment.

Contingent Consideration

At December 31, 2012, the Company estimated the Actavis Group earn-out to be 3.85 million shares. On March 28, 2013, based on further evaluation, the decision was made to award the remaining 1.65 million contingent shares. Accordingly, during the first quarter of 2013, the Company recorded expense of $150.3 million for contingent consideration as a result of the decision to award all remaining contingent shares.

Long-Term Deferred Tax Liabilities and Other Tax Liabilities

Long-term deferred tax liabilities and other tax liabilities result from identifiable intangible assets fair value adjustments. These adjustments create excess book basis over the tax basis which is multiplied by the statutory tax rate for the jurisdiction in which the deferred taxes exist.

Unaudited Pro Forma Results of Operations

The following table presents the unaudited pro forma consolidated operating results for the Company, as though the Actavis Group Acquisition had occurred as of the beginning of the prior annual reporting period. The unaudited pro forma results reflect certain adjustments related to past operating performance, acquisition costs and acquisition accounting adjustments, such as increased depreciation and amortization expense based on the fair valuation of assets acquired, the impact of acquisition financing in place at January 1, 2012 and the related tax effects. The pro forma results do not include any anticipated synergies which may be achievable subsequent to the acquisition date. Accordingly, such pro forma amounts are not necessarily indicative of the results that actually would have occurred had the acquisition been completed on the dates indicated, nor are they indicative of the future operating results of the combined company:

	Year Ended December 31,
(in millions; except per share amounts)	2012	2011
Net revenues	$8,082.7	$7,090.7
Net income / (loss) attributable to common shareholders	$111.6	$(429.4)
Earnings per share:
Basic	$0.86	$(3.35)
Diluted	$0.85	$(3.35)

Divested Products

In order to obtain regulatory clearance under the Hart-Scott-Rodino, in connection with the Actavis Group Acquisition, the Company was required to divest certain assets. On October 31, 2012, a total of 22 generic pharmaceutical products owned by either Actavis Group or Watson Pharmaceuticals, Inc. were sold to Par Pharmaceuticals Companies, Inc. and Sandoz, Inc., which resulted in a gain of $24.0 million in the fourth quarter of 2012. The divested products consisted of both commercial and development stage products in a number of therapeutic categories where the two companies owned overlapping products. Watson Pharmaceuticals, Inc.’s net sales of divested products were $18.5 million and $7.3 million for the years ended December 31, 2012 and 2011, respectively. Actavis Group’s net sales of divested products were $60.8 million and $90.2 million for the years ended December 31, 2012 and 2011, respectively. The sale of the Actavis Group divested products did not have an impact on our net revenues as these amounts were not included in the results of operations of the Company for the respective periods. For the years ended December 31, 2012 and 2011, no one product accounted for more than one percent of the Company’s consolidated net revenues.

Measurement Period Adjustments

In connection with the Actavis Group Acquisition, the Company has notified the Centers for Medicare and Medicaid Services (“CMS”) that certain Medicaid price submissions require adjustment for the period 2007 through 2012. The Company is in the process of completing that resubmission. The Company has proposed to CMS that periods prior to 2007 not be recalculated and as a result no amounts have been estimated for those periods. The Company recorded a measurement period adjustment of $31.0 million to reduce the estimated liability originally recorded in the acquisition accounting in the third quarter of 2013. The amount was not considered material and therefore prior periods have not been revised.

Acquisition-Related Expenses

Included in general and administrative expenses for the years ended December 31, 2013 and 2012 is acquisition costs totaling $26.8 million and $73.5 million, respectively, for acquisition and integration costs including advisory, legal and regulatory costs incurred in connection with the Actavis Group Acquisition.

Acquisition of Ascent Pharmahealth Ltd.

On January 24, 2012, the Company acquired all of the outstanding equity of Ascent Pharmahealth Ltd. (“Ascent”) the Australian and Southeast Asian generic pharmaceutical business of Strides Arcolab Ltd. for AU$376.6 million, or approximately $392.6 million, including working capital adjustments (the “Ascent Acquisition”). As a result of the acquisition, the Company enhanced its commercial presence in Australia and gained selling and marketing capabilities in Southeast Asia. In Australia, Ascent markets generic, brands, OTC and dermatology and skin care products. In Southeast Asia, Ascent markets generic and OTC products. Ascent’s Southeast Asian business includes commercial operations in Singapore, Malaysia, Hong Kong, Vietnam and Thailand. Ascent operates a manufacturing facility in Singapore for generic products in Southeast Asian markets. Ascent’s results are included in the North American Generics and International segment as of the acquisition date.

Recognition and Measurement of Assets Acquired and Liabilities Assumed at Fair Value

The transaction has been accounted for using the acquisition method of accounting. The following table summarizes the final fair values of the tangible and identifiable intangible assets acquired and liabilities assumed at acquisition date:

(in millions)	Amount
Cash and cash equivalents	$9.1
Accounts receivable	29.7
Inventories	27.2
Other current assets	3.3
Property, plant & equipment	4.4
Intangible assets	192.6
Goodwill	214.3
Current liabilities	(35.7)
Long-term deferred tax and other tax liabilities	(51.8)
Other long-term liabilities	(0.4)
Long-term debt	(0.1)

Net assets acquired	$392.6

Intangible Assets

Intangible assets represent product rights, contractual rights and trade names and have an estimated weighted average useful life of nine years. The estimated fair value of the identifiable intangible assets was determined using the IPR&D and Intangible Asset Valuation Technique. The discount rates used to arrive at the present value of product right intangible assets as of the acquisition date ranged from 7.5% to 10.0% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

Goodwill

Among the primary reasons the Company acquired Ascent and factors that contributed to the preliminary recognition of goodwill were a strong commercial presence in the Australian and Southeast Asian pharmaceutical markets, history of operating margins and profitability, opportunity to generate revenue as well as a platform to grow in additional Southeast Asian markets. The goodwill recognized from the Ascent Acquisition is not deductible for tax purposes. All goodwill from the Ascent acquisition was assigned to the North American Generics and International segment.

Long-Term Deferred Tax Liabilities and Other Tax Liabilities

Long-term deferred tax liabilities and other tax liabilities result from identifiable intangible assets fair value adjustments. These adjustments create excess book basis over the tax basis which is multiplied by the statutory tax rate for the jurisdiction in which the deferred taxes exist.

Acquisition-Related Expenses

Included in general and administrative expenses for the year ended December 31, 2012 is acquisition costs totaling $5.0 million for advisory, legal and regulatory costs incurred in connection with the Ascent Acquisition.

Unaudited Pro Forma Results of Operations

Pro forma results of operations have not been presented because the effect of the acquisition was not material.

Acquisition of Specifar

On May 25, 2011, the Company and each of the shareholders (together, the “Sellers”) of Paomar PLC (“Paomar”) entered into a stock purchase agreement pursuant to which the Company purchased all of the outstanding equity of Paomar for cash totaling €400.0 million, or approximately $561.7 million at closing, subject to a net of working capital adjustment of €1.5 million, or approximately $2.2 million, and certain contingent consideration (the “Specifar Acquisition”). Paomar is a company incorporated under the laws of Cyprus and owner of 100 percent of the shares of Specifar Commercial Industrial Pharmaceutical, Chemical and Construction Exploitations Societe Anonyme, a company organized under the laws of Greece. Specifar owns 100 percent of the shares of Alet Pharmaceuticals Industrial and Commercial Societe Anonyme (“Alet”). The contingent consideration due to the Specifar Acquisition (not to exceed an aggregate total of €40.0 million) is based on the gross profits on sales of the generic tablet version of Nexium® (esomeprazole) developed by Specifar during its first five years of sales in countries including major markets in Europe, Asia and Latin America, as well as in Canada. For additional information on the contingent payment, refer to “NOTE 20 — Fair Value Measurements”.

Through the Specifar Acquisition, the Company gained a generic pharmaceuticals product development company that develops and out-licenses generic pharmaceutical products primarily in Europe. In addition, the acquisition enhanced the Company’s commercial presence in key European markets by providing a portfolio of products and provides a commercial presence in the branded-generic Greek pharmaceuticals market, including the Specifar and Alet brands of products. The Company funded the transaction using cash on hand and borrowings from the Company’s credit facility. Specifar results are included in the North American Generics and International segment subsequent to the acquisition date.

Recognition and Measurement of Assets Acquired and Liabilities Assumed at Fair Value

The transaction has been accounted for using the acquisition method of accounting. The following table summarizes the final fair values of the tangible and identifiable intangible assets acquired and liabilities assumed at acquisition date:

(in millions)	Amount
Cash and cash equivalents	$0.6
Accounts receivable	20.6
Inventories	27.1
Other current assets	9.3
Property, plant & equipment	65.1
IPR&D intangible assets	164.3
Intangible assets	265.1
Goodwill	195.1
Other assets	5.6
Current liabilties	(28.4)
Long-term deferred tax and other tax liabilities	(94.6)
Long-term debt	(27.9)
Other long-term liabilities	(42.4)

Net assets acquired	$559.5

In June 2011, the Company paid and retired $28.8 million in long-term debt assumed in the Specifar Acquisition. During the year ended December 31, 2012, the Company recorded an impairment loss of $40.3 million related to a manufacturing facility located in Greece that was acquired as part of the Specifar Acquisition. The impairment for the Greece facility was due to a change in the intended use of the facility as a result of the Company’s decision during the third quarter of 2012 to discontinue further construction as a result of the Actavis Group Acquisition.

Inventories

The fair value of inventories acquired includes a step-up in the value of inventories of approximately $10.0 million, which was recognized as a component of cost of sales as the inventory acquired was sold to the Company’s customers during the year ended December 31, 2011.

IPR&D and Intangible Assets

The fair value of the IPR&D intangible assets as determined by IPR&D Acquisition Accounting and the fair value of intangible assets was determined using the IPR&D and Intangible Asset Valuation Technique. The discount rate used to arrive at the present value of IPR&D projects as of the acquisition date was approximately 17.0% to reflect the internal rate of return and incremental commercial uncertainty in the projections as the products have not yet received regulatory approval. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include development, legal and regulatory risk. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur. For these and other reasons, actual results may vary significantly from estimated results.

Intangible assets represent currently marketed products and have an estimated weighted average useful life of 7.0 years. IPR&D intangible assets represent products that were expected to be approved for marketing over the next few years.

During the year ended December 31, 2012, the Company recorded impairment charges of $117.8 million related to product rights and IPR&D acquired in connection with the Specifar Acquisition. The impairment relating to the intangible assets acquired in connection with the Specifar Acquisition related to esomeprazole product rights following the Company decision to discontinue selling the product as a result of products acquired in connection with the Actavis Group Acquisition ($16.8 million). In addition, the Company recorded a charge related to three products in development as a result of various factors occurring during the same period mainly related to delays in expected launch dates, competitive factors resulting in realization of lower pricing and incremental costs related to manufacturing efforts. These events led to revised estimates of the fair value of each IPR&D asset compared to the carrying values ($101.0 million).

Goodwill Allocation

Among the primary reasons the Company entered into the Specifar Acquisition and factors that contributed to a purchase price allocation resulting in the recognition of goodwill were a history of operating margins and profitability, a strong R&D organization and the ability to expand the Company’s commercial footprint on a global basis, which will enable it to expand its product offerings. The goodwill recognized from the Specifar Acquisition is not deductible for tax purposes. All goodwill from the Specifar Acquisition was assigned to the North American Generics and International segment.

Contingent Consideration

The Company’s purchase price allocation determined the fair value of the contingent consideration obligation to be $35.5 million based on a probability-weighted income approach derived from revenue estimates and post-tax gross profit levels and a probability assessment with respect to the likelihood of achieving the various earn-out criteria. During the year ended December 31, 2012, the Company recorded fair value adjustments resulting in a gain of $27.5 million based on forecasted esomeprazole profits. As of December 31, 2013, all contingent consideration has been settled.

Long-Term Deferred Tax Liabilities and Other Tax Liabilities

Long-term deferred tax liabilities and other tax liabilities result from purchase accounting adjustments for the inventory fair value step-up and identifiable IPR&D and intangible assets fair value adjustments. These adjustments create excess book basis over the tax basis which is multiplied by the statutory tax rate for the jurisdiction in which the deferred taxes exist.

Acquisition-Related Expenses

Included in general and administrative expenses for the year ended December 31, 2011 is acquisition costs totaling $6.5 million for advisory, legal and regulatory costs incurred in connection with the Specifar Acquisition.

Other Agreements

Actavis (Foshan) Pharmaceuticals Co., Ltd. Assets Held for Sale

During the year ended December 31, 2013, the Company held its Chinese subsidiary, Actavis (Foshan) Pharmaceuticals Co., Ltd. (“Foshan”), for sale. On January 24, 2014, the Company completed an agreement with Zhejiang Chiral Medicine Chemicals Co., Ltd to acquire its interest in Foshan (the “Foshan Sale”). The Company intends to continue further commercial operations in China in collaboration with our preferred business partners. As a result of the transaction, the Company recognized an impairment on the net assets held for sale of $8.4 million in the year ended December 31, 2013.

Western European Assets Held for Sale

During the year ended December 31, 2013, the Company held for sale our North American Generics and International commercial infrastructure in France, Italy, Spain, Portugal, Belgium, Germany and the Netherlands, including products, marketing authorizations and dossier license rights. The Company believes that the potential divestiture allows the Company to focus on faster growth markets including Central and Eastern Europe, and other emerging markets which we believe will enhance our long-term strategic objectives. On January 17, 2014, we announced our intention to enter into an agreement with Aurobindo Pharma Limited to sell these businesses. The transaction was conditional on certain antitrust approvals and completion of employee consultation processes, which is anticipated in the year ending December 31, 2014. As a result of the transaction, the Company recognized an impairment on the net assets held for sale of $34.3 million in the year ended December 31, 2013.

The following represents the global net assets held for sale:

As of December 31, 2013
Cash and cash equivalents	$37.0
Accounts receivable, net	94.2
Inventories, net	122.9
Prepaid expenses and other current assets	59.6
Impairment on the assets held for sale	(42.7)

Total assets held for sale	$271.0

Accounts payable and accrued expenses	$246.6

Total liabilities held for sale	$246.6

Net assets held for sale	$24.4

Amendment to Sanofi Collaboration Agreement

On October 28, 2013, Warner Chilcott Company, LLC (“WCCL”), our indirect wholly-owned subsidiary, and Sanofi- Aventis U.S. LLC (“Sanofi”) entered into an amendment (the “Sanofi Amendment”) to the global collaboration agreement as amended (the “Collaboration Agreement”) to which WCCL and Sanofi are parties. WCCL and Sanofi co-develop and market Actonel® and Atelvia® (risedronate sodium) on a global basis, excluding Japan.

Pursuant to the Sanofi Amendment, the parties amended the Collaboration Agreement with respect to Actonel® and Atelvia® in the U.S. and Puerto Rico (the “Exclusive Territory”) to provide that, in exchange for the payment of a lump sum of $125.0 million by WCCL to Sanofi in the year ended December 31, 2013, WCCL’s obligations with respect to the global reimbursement payment, which represented a percentage of Actavis’ net sales as defined, as it relates to the Exclusive Territory for the year ended December 31, 2014, shall be satisfied in full. The Sanofi Amendment did not and does not apply to or affect the parties’ respective rights and obligations under the Collaboration Agreement with respect to (i) the remainder of 2013 or (ii) territories outside the Exclusive Territory. The $125.0 million was recorded as an intangible asset during the year ended December 31, 2013, which will be amortized over the course of the year ending December 31, 2014.

Endo Pharmaceuticals Inc.

The Company entered into an agreement with Endo Pharmaceuticals Inc. (“Endo”) and Teikoku Seiyaku Co., Ltd to settle all outstanding patent litigation related to the Company’s generic version of Lidoderm®. Per the terms of the agreement, on September 15, 2013, the Company launched its generic version of Lidoderm® (lidocaine topical patch 5%) to customers in the U.S. more than two years before the product’s patents expire. Under applicable Hatch Waxman rules, the Company believes it is entitled to 180 days of marketing exclusivity. Lidoderm® is a local anesthetic indicated to relieve post-shingles pain. Additionally, under the terms of the agreement, the Company has received and distributed branded Lidoderm® prior to the launch of the generic version of Lidoderm®.

Palau Pharma, S.A.

On August 1, 2013, the Company entered into a purchase agreement with Palau Pharma S.A. (“Palau”) to acquire worldwide product rights to develop and commercialize albaconazole for the treatment of candidiasis. The Company simultaneously entered into a manufacturing and supply agreement with Palau for the supply of clinical and commercial quantities of the products. In connection with the execution of the agreements, the Company paid an upfront non-refundable payment of €10.0 million, or $13.4 million to Palau, which was recorded as R&D expense in the year ended December 31, 2013. The agreement also provides for certain future milestone payments up to €18.0 million in aggregate upon the successful completion of Phase III trials of the products, and regulatory approvals.

Metronidazole 1.3% Vaginal Gel and Zovirax Ointment and Cream

On May 1, 2013, the Company entered into an agreement to acquire the worldwide rights to Valeant Pharmaceuticals International, Inc. (“Valeant”) metronidazole 1.3% vaginal gel antibiotic development product, a topical antibiotic for the treatment of bacterial vaginosis. Under the terms of the agreement, the Company will acquire the product upon FDA approval for approximately $57.0 million which includes upfront ($1.0 million) and certain milestone payments ($11.0 million), and guaranteed royalties for the first three years of commercialization. Upon FDA approval or receipt of product launch quantity, the Company will account for this transaction using the acquisition method of accounting. In the event of generic competition on metronidazole 1.3% and should the Company choose to launch an authorized generic product, the Company would share the gross profits of the authorized generic with Valeant.

On April 5, 2013, the Company and Valeant entered into an agreement for the Company to be the exclusive marketer and distributor of the authorized generic version of Valeant’s Zovirax® ointment (acyclovir 5%) product. Under the terms of the agreement, Valeant will supply the Company with a generic version of Valeant’s Zovirax® ointment product and the Company will market and distribute the product in the U.S. Additionally, Valeant granted the Company the exclusive right to co-promote Zovirax® cream (acyclovir 5%) to obstetricians and gynecologists in the U.S. and the Company granted Valeant the exclusive right to co-promote Actavis’ Cordran® Tape (flurandrenolide) product in the U.S. Under terms of the agreement related to the co-promotion of Zovirax® cream, the Company will utilize its existing sales and marketing structure to promote the product and will receive a co-promotion fee from sales generated by prescriptions written by its defined targeted physician group. The fees earned by the Company under the Zovirax cream co-promotion arrangement will be recognized in other revenues in the period earned. Under the terms of the Cordran® Tape co-promotion agreement, Valeant will utilize its existing Dermatology sales and marketing structure to promote the product, and will receive a co-promotion fee on sales. The fees paid by the Company under the Cordran Tape arrangement will be recognized in the period incurred as selling and marketing expenses.

Sale of Equity Interest in Moksha8 Pharmaceuticals, Inc.

On October 22, 2012, we sold our investment in Moksha8 Pharmaceuticals, Inc. (“Moksha8”) for $46.6 million (the “Moksha8 Sale”). Simultaneously, we expanded our ongoing sales and marketing collaboration with Moksha8 by granting a license to Moksha8 for five new branded generic products to be developed for the Brazilian and Mexican markets in exchange for defined milestones and sales royalties. We retained generic marketing rights in each market for all products licensed to Moksha8. As a result of the sale, the Company recorded a gain of $28.8 million in other income (expense) in the year ended December 31, 2012. During the year ended December 31, 2013, the Company terminated the agreement with Moksha8 resulting in a loss of $4.0 million.

Rugby OTC Business

On October 29, 2012, the Company sold our Rugby Group, Inc. (“Rugby”) OTC pharmaceutical products and trademarks to The Harvard Drug Group, L.L.C. (“Harvard”) for $116.6 million (the “Rugby Sale”). Under the terms of the agreement, Harvard acquired the Rugby trademark and all rights to market, sell and distribute OTC products and nicotine gum products sold under the trademark. We retained all rights to manufacture, sell and distribute all store-branded OTC and nicotine gum products, as well as other non-Rugby OTC products in our portfolio. We retained ownership of our nicotine gum Abbreviated New Drug Applications (“ANDAs”), as well as nicotine gum manufacturing facilities. Also, as part of the transaction, we entered into a supply and license agreement with Harvard under which we manufacture and supply nicotine gum products sold under the Rugby and Major labels. Major is Harvard’s existing private label brand. In connection with the sale of the Rugby assets, the Company recorded a gain of $88.7 million in other income (expense) in the year ended December 31, 2012.

Other Business Development

The Company’s two most significant products in 2013 were the authorized generic versions of Concerta® (methylphenidate ER) and Lipitor® (atorvastatin), which on a combined basis comprised approximately 16% of the Company’s North American Generics and International revenues. These products were sold pursuant to exclusive marketing arrangements.

In November 2010, the Company entered into an exclusive agreement with Ortho-McNeil-Janssen Pharmaceuticals, Inc. (“OMJPI”) to market the authorized generic version of Concerta® (methylphenidate). Under the terms of the agreement, OMJPI supplies the Company with product. The Company launched its authorized generic of Concerta® on May 1, 2011.

Under the terms of its agreement with OMJPI, the Company pays a royalty to OMJPI based on the gross profit of product revenues as defined in the agreement. During 2012, the royalty payable to OMJPI ranged from 50% to 55% of sales. In 2013, the Company’s royalty payable on sales of methylphenidate ER declined to 30% when a third party competitor launched a competing bioequivalent product. The change in royalty was a one-time event and was applied on a strength-by-strength basis following the launch of the first third-party generic competitor. This royalty includes the cost of the product supplied by OMJPI. The agreement with OMJPI expires on December 31, 2014 and is subject to normal and customary early termination provisions. The agreement with OMJPI has been accounted for as a distribution arrangement. Accordingly, the Company has recorded the net sales of the authorized generic product in the period earned and reflected the cost of product sold and the royalty payments to OMJPI in costs of goods sold in the period incurred.

During 2011 and 2012, Atorvastatin was sold pursuant to an exclusive agreement with Pfizer, Inc. (“Pfizer”). The Company launched its authorized generic of Lipitor® on November 30, 2011. Due to the significant decline in the market for this product, the Company agreed to terminate this agreement effective January 1, 2013. In exchange, the Company is entitled to receive a royalty on future sales of the product by Pfizer through 2015.

Biosimilars Collaborations

On December 19, 2011, the Company entered into a collaboration agreement with Amgen, Inc. (“Amgen”) to develop and commercialize, on a worldwide basis, several oncology antibody biosimilar medicines (the “Amgen Collaboration Agreement”). Under the terms of the agreement, Amgen assumed primary responsibility for developing, manufacturing and initially commercializing the oncology antibody products. The Company agreed to contribute up to $400.0 million in co-development costs over the course of development, including the provision of development support, and will share product development risks. As of December 31, 2013, the Company has outstanding commitments of up to $312.4 million under the agreement. In addition, the Company will contribute its significant expertise in the commercialization and marketing of products in highly competitive specialty and generic markets, including helping effectively manage the lifecycle of the biosimilar products. The collaboration products are expected to be sold under a joint Amgen/Actavis label. The Company will initially receive royalties and sales milestones from product revenues. The collaboration will not pursue biosimilars of Amgen’s proprietary products.

On July 13, 2012, the Company entered into a global license agreement with Synthon, obtaining an exclusive license to its trastuzumab molecule, which is being developed as a biosimilar to Herceptin®. The Company subsequently assigned the agreement to Amgen, and contributed the product to the Company’s biosimilars collaboration with Amgen. Under the terms of the Synthon agreement, Amgen and the Company will assume all responsibility for worldwide development and commercialization of biosimilar trastuzumab, including Phase III clinical trials and global manufacturing. The agreement entitles Synthon to an initial payment and the opportunity to receive a milestone payment and royalties on net sales. Synthon will also receive compensation for transitional support activities provided under the agreement.

NOTE 5 — Share-Based Compensation

The Company recognizes compensation expense for all share-based compensation awards made to employees and directors based on the fair value of the awards on the date of grant. A summary of the Company’s share-based compensation plans is presented below.

Equity Award Plans

The Company has adopted several equity award plans, all of which have been approved by the Company’s shareholders, which authorize the granting of options, restricted shares, restricted stock units and other forms of equity awards of the Company’s ordinary shares, subject to certain conditions. At December 31, 2013, the Company had reserved 10.2 million of its ordinary shares for issuance of share-based compensation awards under the Company’s equity award plans, which includes 1.3 million shares reserved under the Warner Chilcott plan.

Option award plans require options to be granted at the fair value of the shares underlying the options at the date of the grant and generally become exercisable over periods ranging from three to five years. Each option granted expires ten years from the date of grant. During the year ended December 31, 2013, the Company issued 225,000 stock options with an aggregate fair value of $4.9 million. The grant date fair value of options is based on a Black-Scholes grant date fair value of $21.63 per share. There were no option grants during the years ended December 31, 2012 and 2011. The Compensation Committee of the Board of Directors authorized and issued restricted stock and restricted stock units to the Company’s employees, including its executive officers and certain non-employee directors (the “Participants”) under the Company’s equity compensation plans. Restricted stock awards are grants that entitle the holder to shares of Ordinary Shares, subject to certain terms. Restricted stock unit awards are grants that entitle the holder the right to receive an Ordinary Share, subject to certain terms. Restricted stock and restricted stock unit awards (both time-based vesting and performance-based vesting) generally have restrictions eliminated over a one to four year vesting period. Restrictions generally lapse for non-employee directors after one year. Certain restricted stock units are performance-based awards issued at a target number with the actual number of restricted shares issued ranging based on achievement of the performance criteria.

During the year-ended December 31, 2013, the Company incurred $45.4 million of stock-based compensation relating to the Warner Chilcott Acquisition. These costs included the immediate vesting of outstanding equity for certain employees on October 1, 2013, as well as the recognition of compensation over the remaining vesting period for severed employees.

Fair Value Assumptions

The Company has granted equity-based incentives to its employees comprised of restricted stock and restricted stock units. All restricted stock and restricted stock units (whether time-based vesting or performance-based vesting), are granted and expensed, using the closing market price per share on the applicable grant date, over the applicable vesting period. Non-qualified options to purchase ordinary shares were granted to employees at exercise prices per share equal to the closing market price per share on the date of grant. The fair value of non-qualified options was determined on the applicable grant dates using the Black-Scholes method of valuation and that amount was recognized as an expense over the four year vesting period.

Share-Based Compensation Expense

Share-based compensation expense recognized in the Company’s results of operations for the years ended December 31, 2013, 2012 and 2011 was $133.6 million (including $1.5 million of non-equity settled awards), $48.8 million (including $0.7 million of non-equity settled awards) and $39.8 million, respectively (related tax benefits were $44.4 million, $17.7 million and $14.4 million, respectively). Unrecognized future stock-based compensation expense was $75.3 million as of December 31, 2013. This amount will be recognized as an expense over a remaining weighted average period of 1.9 years. Stock-based compensation is being amortized and charged to operations over the same period as the restrictions are eliminated for the Participants, which is generally on a straight-line basis.

Share Activity

The following is a summary of equity award activity for unvested restricted stock and stock units in the period from December 31, 2012 through December 31, 2013:

(in millions, except per share data)	Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)	Aggregate Grant Date Fair Value
Restricted shares outstanding at December 31, 2012	2.6	$52.88	1.4	$137.5
Assumed in the Warner Chilcott Acquisition	0.4	144.00		57.6
Granted	0.9	84.48		76.0
Vested	(1.8)	(58.71)		(105.7)
Cancelled	(0.2)	(66.06)		(13.2)

Restricted shares outstanding at December 31, 2013	1.9	$80.12	1.4	$152.2

The following is a summary of equity award activity for non-qualified options to purchase ordinary shares in the period from December 31, 2012 through December 31, 2013:

(in millions, except per share data)	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2012	1.1	$31.50
Assumed in the Warner Chilcott Acquisition	0.2	63.11
Granted	0.2	86.86
Exercised	(1.0)	44.78
Cancelled	(0.1)	39.72

Outstanding, December 31, 2013	0.4	$43.50	3.4	$54.5

Vested and expected to vest at December 31, 2013	0.4	$40.35	3.1	$52.5

In addition to the awards discussed above, the Company also grants deminimis awards to be settled in cash due to local statutory requirements.

NOTE 6 — Pension and Other Postretirement Benefit Plans

Employee Benefit Plan Obligations

As part of the Warner Chilcott Acquisition, on October 1, 2013, the Company assumed defined benefit pension plans (the “WC Plan”) covering certain employees in Western Europe. In connection with the Actavis Group Acquisition on October 31, 2012, the Company assumed all of the Actavis Group’s defined benefit obligations and assets for its qualified and non-qualified pension plans and postretirement plans. Prior to these acquisitions the Company did not have any material defined benefit plans. Retirement benefits are generally based on an employee’s years of service and compensation. Funding requirements are determined on an individual country and plan basis and are subject to local country practices and market circumstances.

Net periodic benefit cost of the defined benefit plans was deminimis in the year ended December 31, 2012. The net periodic benefit cost of the defined benefit plans for the year ended December 31, 2013 was as follows:

Defined Benefit Year Ended December 31,
2013(1)
Service cost	$7.0
Interest cost	6.0
Other investments	(1.3)
Expected return on plan assets	(4.8)
Settlement loss	0.2

Net periodic benefit cost	$7.1

(1)	Includes net periodic benefit cost from the WC Plan following the Warner Chilcott Acquisition on October 1, 2013.

Obligations and Funded Status

Employee benefit plans are an exception to the recognition and fair value measurement principles in business combinations. Employee benefit plan obligations are recognized and measured in accordance with the existing authoritative literature for accounting for benefit plans rather than at fair value. Accordingly, the Company remeasured the benefit plans acquired as part of its acquisitions and recognized an asset or liability for the funded status of these plans as of the respective acquisition dates.

Benefit obligation and asset data for the defined benefit plans, were as follows:

	Year Ended December 31,
(in millions)	2013(2)	2012(1)
Change in Plan Assets
Fair value of plan assets at beginning of year	$67.2	$66.5
Fair value of plan assets assumed in the Warner Chilcott Acquistion	79.1	—
Other acquisition related activity	18.2	—
Reclassification to assets held for sale	(4.9)	—
Other contributions	1.9	—
Actuarial gain	4.5	—
Employer contribution	8.4	—
Return on plan assets	7.1	0.5
Benefits paid	(4.4)	(0.2)
Effects of exchange rate changes	2.2	0.4

Fair value of plan assets at end of year	$179.3	$67.2

Change in Benefit Obligation
Benefit obligation at beginning of year	$90.9	$89.9
Benefit obligation assumed in the Warner Chilcott Acquistion	97.5	—
Reclassification to assets held for sale	(10.4)	—
Other acquisition related activity	40.6	—

	Year Ended December 31,
(in millions)	2013(2)	2012(1)
Contributions	2.0	—
Service cost	7.0	—
Interest cost	6.0	0.6
Actuarial (gain)	(1.1)	—
Benefit paid	(5.5)	(0.2)
Effects of exchange rate changes	4.2	0.6

Benefit obligation at end of year	$231.2	$90.9

Funded status at end of year	$(51.9)	$(23.7)

(1)	The year ended December 31, 2012 represents the period from October 31, 2012 to December 31, 2012.
(2)	The year ended December 31, 2013 includes benefit obligation and asset data from the WC Plan following the Warner Chilcott Acquisition on October 1, 2013.

The following table outlines the funded actuarial amounts recognized:

	As of December 31,
(in millions)	2013	2012
Current liabilities	$(0.1)	$(3.5)
Noncurrent liabilities	(51.8)	(20.2)

	$(51.9)	$(23.7)

The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the United States. In certain countries, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations. In these instances, benefit payments are typically paid directly by the Company as they become due.

Plan Assets

Companies are required to use a fair value hierarchy as defined in ASC Topic 820 “Fair Value Measurement,” (“ASC 820”) which maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. There are three levels of inputs used to measure fair value with Level 1 having the highest priority and Level 3 having the lowest:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity. The Level 3 assets are those whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques with significant unobservable inputs, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The fair values of the Company’s pension plan assets at December 31, 2013 by asset category are as follows:

(in millions)	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Investment funds
U.S. large cap equities	$—	$—	$—	$—
Non-U.S. developed markets equities	70.3	—	—	70.3
Fixed income obligations	83.6	—	—	83.6
Other investments
Other	—	25.4	—	25.4

Total Assets	$153.9	$25.4	$—	$179.3

The fair values of the Company’s pension plan assets at December 31, 2012 by asset category are as follows:

(in millions)	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets
Investment funds
U.S. large cap equities	$5.4	$—	$—	$5.4
Non-U.S. developed markets equities	28.2	—	—	28.2
Corporate obligations	27.8	—	—	27.8
Other investments
Other	5.8	—	—	5.8

Total Assets	$67.2	$—	$—	$67.2

The assets of the pension plan are held in separately administered trusts. The investment guidelines for the Company’s pension plans is to create an asset allocation that is expected to deliver a rate of return sufficient to meet the long-term obligation of the plan, given an acceptable level of risk. The target investment portfolio of the Company’s pension plans is allocated as follows:

	Actual Asset Allocations As of December 31,
	2013(1)	2012
Bonds	47%	40%
Equity securities	39%	50%
Other investments	14%	10%

(1)	Includes the asset allocation of the WC Plan following the Warner Chilcott Acquisition on October 1, 2013.

Expected Contributions

Employer contributions to the pension plan during the year ending December 31, 2014 are expected to be $10.0 million.

Expected Benefit Payments

Total expected benefit payments for the Company’s pension plans are as follows (in millions):

2014	$7.4
2015	6.8
2016	7.1
2017	8.1
2018	8.5
Thereafter	193.3

Total Liability	$231.2

Expected benefit payments are based on the same assumptions used to measure the benefit obligations and include estimated future employee service. The majority of the payments will be paid from plan assets and not Company assets.

Amounts Recognized in Other Comprehensive Income (Loss)

Net loss amounts reflect experience differentials primarily relating to differences between expected and actual returns on plan assets as well as the effects of changes in actuarial assumptions. Net loss amounts in excess of certain thresholds are amortized into net pension cost over the average remaining service life of employees. Balances recognized within accumulated other comprehensive income (loss) that have not been recognized as components of net periodic benefit costs are as follows (in million):

Defined Benefit
Balance as of December 31, 2012	$—
Net actuarial loss(1)	5.6

Balance as of December 31, 2013	$5.6

(1)	Includes net accrual loss associated with the WC Plan following the Warner Chilcott Acquisition on October 1, 2013.

The Company does not expect to amortize amounts from accumulated other comprehensive income to net periodic benefit costs during 2014.

Information for defined benefit plans with an accumulated benefit obligation in excess of plan assets is presented below (in millions):

	Defined Benefit As of December 31,
	2013	2012
Projected benefit obligations	$231.2	$90.9
Accumulated benefit obligations	$214.4	$90.9
Plan assets	$179.3	$67.2

Actuarial Assumptions

The weighted average assumptions used to calculate the projected benefit obligations of the Company’s defined benefit plans are as follows:

	As of December 31,
	2013	2012
Discount rate	3.9%	4.5%
Salary growth rate	3.8%	4.6%

The weighted average assumptions used to calculate the net periodic benefit cost of the Company’s defined benefit plans are as follows:

	As of December 31,
	2013	2012
Discount rate	3.8%	4.5%
Expected rate of return on plan assets	3.3%	5.1%
Salary growth rate	2.5%	4.6%

In order to select a discount rate for purposes of valuing the plan obligations the Company uses returns of long-term investment grade bonds and adjusts them as needed to fit the estimated duration of the plan liabilities.

The expected rate of return represents the average rate of return to be earned on plan assets over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, long-term historical returns data are considered as well as actual returns on the plan assets and other capital markets experience. Using this reference information, the long-term return expectations for each asset category and a weighted average expected return was developed, according to the allocation among those investment categories.

Savings Plans

The Company also maintains certain defined contribution savings plans covering substantially all U.S.-based employees. The Company contributes to the plans based upon the employee contributions. The Company’s contributions to these retirement plans were $46.9 million, $25.8 million and $15.7 million in the years ended December 31, 2013, 2012 and 2011, respectively.

NOTE 7 — Other Income (Expense)

Other income (expense) consisted of the following (in millions):

	Years Ended December 31,
	2013	2012	2011
Gain on sale of products	$4.3	$88.7	$—
Gain on sale of investments	—	28.8	0.8
Gain on sale of divested products	—	24.0	—
Gain on sale of business	2.3	—	—
Loss on extinguishment of debt	(18.5)	—	—
Loss on foreign exchange derivative	—	(70.4)	—
Bridge loan expenses	—	(37.1)	—
Earnings (losses) on equity method investments	6.0	1.3	(4.5)
Other income	25.7	3.2	3.2

Other income (expense)	$19.8	$38.5	$(0.5)

Gain on Sale of Products

As a result of the sale of select rights to Taro Pharmaceuticals North America, Inc., we recorded a gain of $4.3 million in other income (expense), in the year ended December 31, 2013. As a result of the Rugby Sale, the Company recorded a gain of $88.7 million in other income (expense), in the year ended December 31, 2012.

Gain on Sale of Investments

As a result of the Moksha8 Sale, the Company recorded a gain of $28.8 million in other income (expense) in the year ended December 31, 2012.

Gain on Sale of Divested Products

In order to obtain regulatory clearance under Hart-Scott-Rodino, in connection with the Warner Chilcott Acquisition, we were required to divest certain assets. On October 1, 2013, four generic pharmaceutical products were sold to Amneal Pharmaceuticals for consideration of $10.0 million, subject to certain refunds of purchase price provisions, which resulted in a deminimis impact on net income. The divested products consisted of both commercial and development stage products in both oral contraceptive and osteoporosis treatment. Net sales of divested products were $2.5 million, $4.6 million and $0.7 million for the years ended December 31, 2013, 2012 and 2011, respectively.

In order to obtain regulatory approval under Hart-Scott-Rodino, in connection with the Actavis Group Acquisition, the Company was required to divest certain assets. On October 31, 2012, a total of 22 generic pharmaceutical products owned by either Actavis Group or Watson Pharmaceuticals, Inc. were sold to Par Pharmaceuticals Companies, Inc. and Sandoz, Inc., which resulted in a gain of $24.0 million in the year ended December 31, 2012. The divested products consisted of both commercial and development stage products in a number of therapeutic categories where the two companies owned overlapping products. Watson Pharmaceuticals, Inc.’s net sales of divested products were $18.5 million and $7.3 million for the years ended December 31, 2012 and 2011, respectively. Actavis Group’s net sales of divested products were $60.8 million and $90.2 million for the years ended December 31, 2012 and 2011, respectively. The sale of the Actavis Group divested products did not have an impact on our net revenues as these amounts were not included in the results of operations of the Company for the respective periods. For the years ended December 31, 2012 and 2011, no one product accounted for more than one percent of the Company’s consolidated net revenues. For additional information refer to “NOTE — 4 “Acquisitions and Other Agreements.”

Gain on Sale of Business

On November 27, 2013, the Company sold its Changzhou Watson Pharmaceuticals Co., Ltd (“Changzhou”) business to Great Harmony Enterprises Limited, a Hong Kong Company. As a result of the sale, we recorded a gain of $2.3 million in other income (expense) in the year ended December 31, 2013.

Loss on Extinguishment of Debt

As a result of the extinguishment of our $450.0 million senior secured notes (Refer to “Note 13 — Long Term Debt”), the Company recorded a loss of $17.1 million in other income (expense) in the year ended December 31, 2013. In addition, the Company incurred a $1.5 million non-cash write-off of deferred loan costs in connection with the optional prepayment of term loan indebtedness.

Loss on Foreign Exchange Derivative

Included in the year ended December 31, 2012 is approximately $70.4 million of realized losses for the derivative instruments entered into in order to mitigate the exposure resulting from movements of the U.S. dollar against the Euro in connection with the Actavis Group Acquisition.

Bridge Loan Expenses

Included in the year ended December 31, 2012 is approximately $37.1 million for the expenses of the bridge loan entered into to fund the Actavis Group Acquisition.

Other Income (loss)

Other income for the year ended December 31, 2013 includes a gain from the release of funds held in an escrow account established in connection with the Arrow Acquisition ($15.0 million), a gain on foreign currency derivative transactions ($14.1 million), and a gain on the sale of securities ($1.1 million), offset in part by the release of an indemnification receivable established in connection with an acquisition ($8.8 million).

Included in other income for the year ended December 31, 2012 is a $3.0 million contract termination settlement received by an equity method investee and a $0.8 million gain related to the revaluation of securities issued by an equity method investee.

NOTE 8 — Inventories

Inventories consist of finished goods held for sale and distribution, raw materials and work-in-process. Included in inventory at December 31, 2013 and December 31, 2012 is approximately $16.4 million and $49.7 million, respectively, of inventory that is pending approval by the FDA, by other regulatory agencies or has not been launched due to contractual restrictions. The decrease was primarily due to lidocaine inventories. This inventory consists of generic pharmaceutical products that are capitalized only when the bioequivalence of the product is demonstrated or the product has already received regulatory approval and is awaiting a contractual triggering event to enter the marketplace.

Inventories consisted of the following as of December 31, 2013 and 2012:

	December 31,
	2013	2012
Raw materials	$522.0	$426.9
Work-in-process	168.9	126.2
Finished goods	1,250.3	1,104.6

	1,941.2	1,657.7
Less: inventory reserves	154.9	111.2

Inventories, net	$1,786.3	$1,546.5

Included in finished goods inventory as of December 31, 2013 was $235.1 million relating to the fair value step-up associated with the Warner Chilcott Acquisition.

NOTE 9 — Accounts payable and accrued expenses

Trade accounts payable was $493.3 million and $598.6 million as of December 31, 2013 and 2012, respectively.

Accrued expenses consisted of the following (in millions):

	December 31,
	2013	2012
Accrued expenses:
Accrued third-party rebates	$615.8	$551.1
Litigation-related reserves and legal fees	265.7	183.8
Accrued payroll and related benefits	240.2	260.1
Royalties and sales agent payables	119.1	86.2
Accrued indirect returns	103.2	83.3
Accrued severence, retention and other shutdown costs	89.3	65.1
Interest payable	68.9	49.5
Accrued R&D expenditures	46.6	17.7
Accrued non-provision taxes	43.7	13.5
Accrued selling and marketing expenditures	38.1	11.1
Current portion of contingent consideration obligations	33.8	351.9
Accrued professional fees	22.6	13.1
Accrued co-promotion liabilities	14.8	—
Other accrued expenses	148.1	182.9

Total accrued expenses	$1,849.9	$1,869.3

NOTE 10 — Property, plant and equipment, net

Property, plant and equipment, net consisted of the following (in millions):

	Land and land improvements	Machinery and equipment	Research and laboratory equipment	Other	Transportation	Buildings and leasehold improvements	Construction in progress	Total
Cost
At December 31, 2012	$62.7	$805.1	$112.4	$296.7	$30.2	$808.7	$114.7	$2,230.5
Additions	4.0	79.1	3.5	36.9	4.8	30.2	19.3	177.8
Additions due to the Warner Chilcott Acquisition	20.7	62.1	—	34.9	32.5	51.1	18.7	220.0
Disposals / transfers / impairments	(19.2)	(48.0)	(1.4)	(4.2)	(5.7)	(25.5)	(1.0)	(105.0)
Transfer to assets held for sale	—	(8.0)	—	(1.3)	—	(3.6)	—	(12.9)
Currency translation	0.2	11.4	0.1	0.3	—	5.3	1.2	18.5

At December 31, 2013	$68.4	$901.7	$114.6	$363.3	$61.8	$866.2	$152.9	$2,528.9

Accumulated depreciation
At December 31, 2012	$—	$299.9	$80.9	$214.7	$5.4	$144.6	$—	$745.5
Additions	—	97.3	8.9	32.3	6.4	57.1	—	202.0
Disposals / transfers / impairments	—	(25.0)	(0.9)	(1.1)	(3.8)	(5.4)	—	(36.2)
Transfer to assets held for sale	—	(0.5)	—	(0.8)	—	(0.7)	—	(2.0)
Currency translation	—	2.6	(0.1)	—	—	0.3	—	2.8

At December 31, 2013	$—	$374.3	$88.8	$245.1	$8.0	$195.9	$—	$912.1

Net book value
At December 31, 2012	$62.7	505.2	31.5	82.0	24.8	664.1	114.7	$1,485.0

At December 31, 2013	$68.4	527.4	25.8	118.2	53.8	670.3	152.9	$1,616.8

Depreciation expense was $202.0 million, $97.5 million and $93.6 million in the years ended December 31, 2013, 2012 and 2011, respectively.

NOTE 11 — Investments in Marketable Securities and Other Investments

Investments in marketable securities and other investments consisted of the following (in millions):

	December 31,
	2013	2012
Marketable securities:
U.S. Treasury and agency securities — maturing within one year	$2.5	$6.5
U.S. Treasury and agency securities — maturing within two years	—	2.5

Total marketable securities	$2.5	$9.0

Investments and other assets:
Equity method investments	$12.3	$9.6
Cost method and other long-term investments	1.0	1.0
Taxes receivable	57.7	—
Other assets	66.5	80.6

Total investments and other assets	$137.5	$91.2

The Company’s marketable securities and other long-term investments are classified as available-for-sale and are recorded at fair value based on quoted market prices using the specific identification method. These investments are classified as either current or non-current, as appropriate, in the Company’s consolidated balance sheets.

The following table provides a summary of the fair value and unrealized gains (losses) related to the Company’s available-for-sale securities classified as current assets (in millions):

At December 31, 2013	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. treasury and agency securities	$2.5	$—	$—	$2.5

Total	$2.5	$—	$—	$2.5

At December 31, 2012	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale:
U.S. treasury and agency securities	$9.0	$—	$—	$9.0

Total	$9.0	$—	$—	$9.0

Current Investments

The Company invests in U.S. treasury and agency securities. These investments are included in marketable securities on the Company’s consolidated balance sheets at December 31, 2013 and 2012. Current investments are classified as available-for-sale and are recorded at fair value based on quoted market prices.

Investment in Equity Method Investments

The Company’s equity method investments at December 31, 2013 consist of various equity method investments in privately held companies.

Cost Method Investments

The Company’s cost method investments consist primarily of investments in common shares of a number of private and public companies where its ownership interest is less than 20% or where it does not have the ability to exercise significant influence.

The movements in long-term investments were as follows (in millions):

	Equity Method	Cost Method
Balance at December 31, 2012	$9.6	$1.0

Additions	5.6	—
Distributions	(3.3)	—
Impairment	—	—
Foreign currency	0.4	—

Balance at December 31, 2013	$12.3	$1.0

Other Assets

Other assets include security and equipment deposits and deferred financing fees, net of amortization.

NOTE 12 — Goodwill, Product Rights and Other Intangible Assets

Goodwill for the Company’s reporting segments consisted of the following (in millions):

	North American Brands	North American Generics and International	Anda Distribution	Total
Balance at December 31, 2012	$474.7	$4,293.2	$86.3	$4,854.2

Additions through acquisitions and adjustments to acquisition accounting	3,894.5	124.8	—	4,019.3
Measurement period adjustments and other	3.3	(38.8)		(35.5)
Impairment losses		(647.5)		(647.5)
Foreign exchange and other adjustments	(0.6)	7.7		7.1

Balance at December 31, 2013	4,371.9	3,739.4	86.3	8,197.6

During the year ended December 31, 2013, the following key items impacted goodwill:

•	The increase in North American Brands segment goodwill in 2013 is primarily due to goodwill of $3,894.5 million recognized in connection with the Warner Chilcott Acquisition;;

•	The increase in North American Generics and International segment goodwill in 2013 is primarily due to the goodwill of $98.4 million recognized in connection with the Warner Chilcott Acquisition and the goodwill recognized in connection with the Uteron Acquisition of $26.4 million;

•	The decrease in the North American Generics and International segment goodwill in 2013, as described below, is primarily due to the impairment of the North American Generics and International segment’s European reporting unit of $647.5 million, representing primarily all the goodwill allocated to this reporting unit.

During the 2013 integration of the Actavis Group with the Watson business, the Company reorganized its organizational structure and management performance reporting, this was further reorganized in January of 2014 and the third quarter of 2014. Previously, the reporting units within our North American Generics and International operating segment were organized as follows: Americas (The United States of America (“U.S.”), Canada, Latin America), Europe (Europe, Russia, Commonwealth of Independent States (“CIS”), and Turkey), and MEAAP (Middle East, Africa, Australia, and Asia Pacific). These reporting units combined the Watson and Actavis Group businesses. The combination of the Watson and the Actavis Group business and net assets in the European reporting unit, combined with other market factors, led to the impairment of the goodwill associated with the Europe reporting unit.

During the second quarter of 2013, concurrent with the availability of discrete financial information for our then new reporting units, the Company completed an extensive review of its operating businesses, including exploring options for addressing overall profitability of seven Western European commercial operations consisting of, among other things, restructuring their operations, refocusing their activities on specific sub-markets, as well as potential divestitures of such businesses to other third parties. The potential impact of these conditions were considered in the Company’s projections when determining the indicated fair value of its reporting units for the impairment tests that were performed during the second quarter of this year. Upon completion of step one of the impairment analysis for each of the Company’s reporting units, it was concluded the fair value of the Actavis Pharma — Europe reporting unit was below its carrying value including goodwill. This was primarily related to the integration of our Arrow Group (acquired on December 2, 2009, in exchange for cash consideration of $1.05 billion, approximately 16.9 million shares of the Company’s Restricted Ordinary Shares and 200,000 shares of the Company’s Mandatorily Redeemable Preferred Stock and certain contingent consideration (the “Arrow Group Acquisition”)) with the Actavis Group in Europe. The fair value of the Company’s reporting units was estimated based on a discounted cash flow model using management’s business plans and projections as the basis for expected future cash flows for approximately five years and residual growth rates ranging from 2% to 4% thereafter. Management believes that the assumptions it used for the impairment tests performed are consistent with those that would be utilized by a market participant in performing similar valuations of its reporting units. A separate discount rate was utilized for each reporting unit that was derived from published sources and, on a weighted average basis, a discount rate of 8% was utilized using the Company’s weighted average cost of capital, which considered the overall inherent risk of the reporting unit and the rate of return a market participant would expect. As a result of completing step two of the Company’s impairment analysis, the Company recorded an impairment of the Actavis Pharma — Europe reporting unit of $647.5 million, representing primarily all the goodwill allocated to this reporting unit, in the year ended December 31, 2013.

During the second quarter of 2013, the Company tested its reporting units, in addition to Actavis Pharma — Europe, for impairment, none of which yielded an impairment in step one of the test. The Company will continue to monitor the carrying value of goodwill, particularly with respect to our Actavis Pharma — MEAAP and Actavis Pharma — Third Party reporting units. As of June 30, 2013, Actavis Pharma — Third Party had $125.0 million of goodwill and Actavis Pharma — MEAAP had $178.0 million of goodwill. As of the annual impairment test, these two reporting units had fair values that exceeded carrying values by at least 23%. However, because some of the inherent assumptions and estimates used in determining fair value of these reporting units are outside the control of management, including interest rates, the cost of capital and tax rates, changes in these underlying assumptions can also adversely impact the business units’ fair value. The amount of any impairment is dependent on all these factors, which cannot be predicted with certainty, and may result in impairment for a portion or all of the goodwill amounts noted previously. Holding all other assumptions constant at the test date, a 100 basis point increase in the discount rate would reduce the fair values that exceeded carrying values from the 23% to as low as 6%. If economic and market conditions deteriorate or do not perform as forecasted in these reporting units, this could increase the likelihood of future non-cash impairment charges related to our goodwill. The Company also reconciled the fair value of its aggregated reporting units to its market capitalization as of June 30, 2013 with a reasonable implied control premium.

During the second quarter of 2012, the Company performed its annual impairment assessment of goodwill, IPR&D and trade name intangibles assets with indefinite-lives. The Company determined there was no impairment associated with goodwill or trade name intangible assets.

Product rights and other intangible assets consisted of the following (in millions):

Cost basis	Balance as of December 31, 2012	Acquisitions	Impairments	Other	CTA	Balance as of December 31, 2013
Intangibles with definite lives:
Product rights and other related intangibles	$5,117.6	$3,150.2	$(98.7)	$231.1	$19.3	$8,419.5
Core technology	92.2	—	—	—	0.9	93.1
Customer relationships	169.0	—	—	(13.6)	1.8	157.2

Total definite-lived intangible assets	$5,378.8	$3,150.2	$(98.7)	$217.5	$22.0	$8,669.8

Intangibles with indefinite lives:
IPR&D	384.6	2,149.7	(4.9)	(204.3)	9.5	2,334.6
Trade Name	76.2	—	—	—	—	76.2

Total indefinite-lived intangible assets	460.8	2,149.7	(4.9)	(204.3)	9.5	2,410.8

Total product rights and related intangibles	$5,839.6	$5,299.9	$(103.6)	$13.2	$31.5	$11,080.6

Accumulated Amortization	Balance as of December 31, 2012	Amortization	Impairments	Other	CTA	Balance as of December 31, 2013
Intangibles with definite lives:
Product rights and other related intangibles	$(2,000.3)	$(823.8)	$42.4	$—	$9.5	$(2,772.2)
Core technology	(27.9)	(7.1)	—	—	—	(35.0)
Customer relationships	(27.1)	(11.8)	—	—	—	(38.9)

Total definite-lived intangible assets	$(2,055.3)	$(842.7)	$42.4	$—	$9.5	$(2,846.1)

Total indefinite-lived intangible assets	—	—	—	—	—	—

Total product rights and related intangibles	$(2,055.3)	$(842.7)	$42.4	$—	$9.5	$(2,846.1)

Net Product Rights and Other Intangibles	$3,784.3					$8,234.5

On October 1, 2013, the Company acquired intangible assets in connection with the Warner Chilcott Acquisition of $4,729.0 million, including $3,021.0 million relating to product rights and other related intangibles. In addition the Company acquired IPR&D of $1,708.0 million. In the fourth quarter of 2013, the Company entered into the Sanofi Amendment, resulting in an addition to intangible assets of $125.0 million.

In January 2013, in connection with the Uteron Acquisition, the Company acquired IPR&D of $250.0 million.

In June 2013, in connection with the acquisition of Medicines360, the Company recorded IPR&D of $191.7 million.

During the year ended December 31, 2013, we recorded an impairment charge associated with Gabapentin of $10.8 million, acquired as part of the Actavis Group Acquisition, a $4.4 million impairment charge associated with the Arrow Group Acquisition, an impairment of a product right intangible asset in connection with the Specifar Acquisition for $13.9 million and charges associated with fair value adjustments relating to our assets held for sale.

In October 2012, the Company acquired intangible assets in connection with the Actavis Group Acquisition of $1,697.6 million relating to CMP, $272.9 relating to IPR&D, $38.9 relating to core technology, $427.8 million relating to trademarks and $103.7 relating to customer relationships. CMP intangibles have been included in product rights and other related intangibles and will be amortized over a weighted average useful life of 10.8 years.

In January 2012, the Company acquired product rights, contractual rights and trade name intangible assets in connection with the Ascent Acquisition of $192.6 million. These intangibles have been included in product rights and other related intangibles and will be amortized over a weighted average useful life.

During the second quarter of 2012, the Company recorded an impairment charge of $101.0 million related to certain IPR&D assets acquired as part of the Specifar Acquisition resulting in the decrease of IPR&D assets at December 31, 2012. The charge was related to three products in development as a result of various factors occurring during the same period mainly related to delays in expected launch dates, competitive factors resulting in realization of lower pricing and incremental costs related to manufacturing efforts. During the fourth quarter of 2012, the Company recorded an impairment charge of $16.8 million related to esomeprazole product rights following the Company decision to discontinue selling the product as a result of products acquired in connection with the Actavis Group acquisition.

The Company re-evaluates the carrying value of identifiable intangible and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company continually evaluates the appropriateness of useful lives assigned to long-lived assets, including product rights.

Due to changes in market conditions in certain international locations and forecasted performance of certain products not yet launched, the Company performed off-cycle impairment reviews in 2011 and recorded impairment charges of $102.8 million related to certain acquired IPR&D assets during 2011. The impairment charges in 2011 include $75.8 million related to IPR&D intangibles acquired in the Company’s acquisition of the progesterone gel business from Columbia and $27.0 million of IPR&D intangibles acquired in the Arrow Acquisition. These impairment charges result from the Company’s then current estimates of the fair value of these IPR&D assets, based on updated forecasts, compared to their assigned fair values on the acquisition date. The fair value of acquired identifiable intangible assets generally is determined using an income approach, based on a forecast of all expected future net cash flows related to the asset which are adjusted to present value using appropriate discount rates. Forecasts used to determine fair values of IPR&D assets are based on assumptions which include, among other factors, the impact of changes to the development programs, the current competitive environment, the regulatory timeframes impacting future product launch dates and the risk associated with these assets.

Assuming no additions, disposals or adjustments are made to the carrying values and/or useful lives of the intangible assets, annual amortization expense on product rights over the next five years is estimated to be as follows (in millions):

Amount
2014	$1,667.0
2015	$1,243.0
2016	$767.0
2017	$609.0
2018	$496.0

The above amortization expense is an estimate. Actual amounts may change from such estimated amounts due to fluctuations in foreign currency exchange rates, additional intangible asset acquisitions, finalization of preliminary fair value estimate, potential impairments, accelerated amortization or other events.

NOTE 13 — Long-Term Debt

Debt consisted of the following (in millions):

	December 31, 2013	December 31, 2012
WC Term Loan Agreement	$1,832.8	$—
Amended and Restated ACT Term Loan	1,310.0	1,700.0
Revolving Credit Facility	265.0	—
Senior Notes:
$450.0 million 5.00% notes	—	450.0
$1,200.0 million 1.875% notes due October 1, 2017	1,200.0	1,200.0
$1,250.0 million 7.75% notes due September 15, 2018	1,250.0	—
$400.0 million 6.125% notes due August 14, 2019	400.0	400.0
$1,700.0 million 3.250% notes due October 1, 2022	1,700.0	1,700.0
$1,000.0 million 4.625% notes due October 1, 2042	1,000.0	1,000.0
Plus: Unamortized premium	103.9	—
Less: Unamortized discount	(31.9)	(35.1)

Senior Notes, net	5,622.0	4,714.9
Capital leases	22.2	18.4

Total debt	9,052.0	6,433.3
Less: Current portion	534.6	176.2

Total long-term debt and capital leases	$8,517.4	$6,257.1

Credit Facility Indebtedness

2013 Term Loan

WC Term Loan Agreement

On October 1, 2013 (the “Closing Date”), Warner Chilcott Corporation (“WC Corporation”), WC Luxco S.à r.l. (“WC Luxco”), WCCL (“WC Company” and, together with WC Corporation and WC Luxco, the “WC Borrowers”), as borrowers, and Warner Chilcott Finance LLC, as a subsidiary guarantor, became parties to that certain Warner Chilcott Term Loan Credit and Guaranty Agreement (the “WC Term Loan Agreement”), dated as of August 1, 2013, by and among the Company, as parent guarantor, Bank of America (“BofA”), as administrative agent thereunder and a syndicate of banks participating as lenders. Pursuant to the WC Term Loan Agreement, on the Closing Date, the lenders party thereto provided term loans to the WC Borrowers in a total aggregate principal amount of $2.0 billion, comprised of (i) a $1.0 billion tranche that will mature on October 1, 2016 (the “Three Year Tranche”) and (ii) a $1.0 billion tranche that will mature on October 1, 2018 (the “Five Year Tranche”). The proceeds of borrowings under the WC Term Loan Agreement, together with $41.0 million of cash on hand, were used to finance, the repayment in full of all amounts outstanding under Warner Chilcott’s then-existing Credit Agreement, dated as of March 17, 2011, as amended by Amendment No. 1 on August 20, 2012, among the WC Borrowers, BofA, as administrative agent and a syndicate of banks participating as lenders.

Borrowings under the WC Term Loan Agreement bear interest at the applicable WC Borrower’s choice of a per annum rate equal to either (i) a base rate plus an applicable margin per annum varying from (x) 0.00% per annum to 0.75% per annum under the Three Year Tranche and (y) 0.125% per annum to 0.875% per annum under the Five Year Tranche, depending on the publicly announced debt ratings for non-credit-enhanced, senior unsecured long-term indebtedness of Parent (such applicable debt rating the “Debt Rating”) or (b) a Eurodollar rate, plus an applicable margin varying from (x) 1.00% per annum to 1.75% per annum under the Three Year Tranche and (y) 1.125% per annum to 1.875% per annum under the Five Year Tranche, depending on the Debt Rating.

The outstanding principal amount of loans under the Three Year Tranche is not subject to quarterly amortization and shall be payable in full on the three year anniversary of the Closing Date. The outstanding principal amount of loans under the Five Year Tranche is payable in equal quarterly amounts of 2.50% per quarter prior to the fifth anniversary of the Closing Date, with the remaining balance payable on the fifth year anniversary of the Closing Date.

The WC Term Loan Agreement provides that all obligations thereunder are jointly and severally guaranteed by (i) the Company, (ii) each subsidiary of the Company (other than any WC Borrower) that is a primary obligor or a guarantor under the 7.75% senior notes due 2018 issued by the Puerto Rico Borrower and Warner Chilcott Finance LLC and (iii) any subsidiary (other than any WC Borrower) that becomes a guarantor of third party indebtedness of a WC Borrower in an aggregate principal amount exceeding $200.0 million (unless, in the case of a foreign subsidiary, such guarantee would give rise to adverse tax consequences as reasonably determined by Parent).

The New Term Loan Agreement contains representations and warranties, financial reporting covenants and other affirmative covenants, negative covenants, a financial covenant and events of default that are substantially similar to those in the Amended and Restated Credit Facilities.

During the year ended December 31, 2013, the Company made optional prepayments totaling $75.0 million of its indebtedness under the Three Year Tranche and $67.3 million of its indebtedness under the Five Year Tranche. As of December 31, 2013, the outstanding indebtedness under the Three Year Tranche and the Five Year Tranche was $925.0 million and $907.8 million, respectively. The book value of the outstanding indebtedness approximates fair value as the debt is at variable interest rates and re-prices frequently.

Amended and Restated Actavis, Inc. Credit and Guaranty Agreements

Amended and Restated ACT Term Loan

On the Closing Date and pursuant to that certain Term Loan Amendment Agreement (the “Term Amendment Agreement”), by and among Actavis, Inc., a wholly owned subsidiary of the Company, BofA, as administrative agent thereunder, and the lenders party thereto, dated as of August 1, 2013, the Company, as parent guarantor, Actavis WC Holding S.à r.l. (the “ACT Borrower”), as borrower, Actavis, Inc., as a subsidiary guarantor, and BofA, as administrative agent, entered into that certain Amended and Restated Actavis Term Loan Credit and Guaranty Agreement (the “ACT Term Loan Agreement”), dated as of October 1, 2013. The ACT Term Loan Agreement amended and restated Actavis, Inc.’s $1,800.0 million senior unsecured term loan credit facility, dated as of June 22, 2012. At closing, an aggregate principal amount of $1,572.5 million was outstanding under the ACT Term Loan Agreement.

The Amended and Restated Term Loan provides that loans thereunder will bear interest, at the Company’s choice, of a per annum rate equal to either (a) a base rate, plus an applicable margin per annum varying from 0.00% per annum to 1.00% per annum depending on the Debt Rating or (b) a Eurodollar rate, plus an applicable margin varying from 1.00% per annum to 2.00% per annum depending on the Debt Rating.

The Amended and Restated Term Loan matures on October 31, 2017 (or if such day is not a business day, the next preceding business day). The outstanding principal amount is payable in equal quarterly installments of 2.50% per quarter, with the remaining balance payable on the maturity date.

The ACT Term Loan Agreement contains covenants that are substantially similar to those in the Company’s Amended and Restated Revolver (defined below). The ACT Term Loan Agreement contains standard events of default (the occurrence of which may trigger an acceleration of amounts outstanding under the ACT Term Loan Agreement). The ACT Term Loan Agreement became effective in accordance with its terms on October 1, 2013.

The Company is subject to, and, at December 31, 2013, was in compliance with, all financial and operational covenants under the terms of the ACT Term Loan Agreement. During the year ended December 31, 2013, the Company made optional prepayments of $220.0 million of indebtedness under the ACT Term Loan Agreement. The outstanding balance of the Term Loan at December 31, 2013 was $1,310.0 million. The book value of the outstanding indebtedness approximates fair value as the debt is at variable interest rates and re-prices frequently.

Revolving Credit Facility

On the Closing Date and pursuant to that certain Revolver Loan Amendment Agreement (the “Revolver Amendment Agreement” and, together with the Term Amendment Agreement, the “Amendment Agreements”), by and among Actavis, Inc., as subsidiary guarantor, BofA, as administrative agent thereunder, and the lenders party thereto, dated as of August 1, 2013, the Company, as parent guarantor, the ACT Borrower, as borrower, Actavis, Inc., as a subsidiary guarantor, and BofA, as administrative agent, entered into that certain Amended and Restated Actavis Revolving Credit and Guaranty Agreement (the “ACT Revolving Credit Agreement” and, together with the ACT Term Loan Agreement, the “Amended and Restated Credit Agreements”), dated as of October 1, 2013. The ACT Revolving Credit Agreement amended and restated Actavis, Inc.’s $750.0 million senior unsecured revolving credit facility dated as of September 16, 2011, as amended by that certain Amendment No. 1 to the credit agreement and joinder agreement, dated as of May 21, 2012. At closing, $9.4 million of letters of credit were outstanding under the ACT Revolving Credit Agreement. At closing, no loans were outstanding under the ACT Revolving Credit Agreement.

The ACT Revolving Credit Agreement provides that loans thereunder will bear interest, at the Company’s choice, of a per annum rate equal to either (a) a base rate, plus an applicable margin per annum varying from 0.00% per annum to 0.75% per annum depending on the Debt Rating or (b) a Eurodollar rate, plus an applicable margin varying from 0.875% per annum to 1.75% per annum depending on the Debt Rating. Additionally, to maintain availability of funds, the Company pays an unused commitment fee, which according to the pricing grid is set at 0.15% of the unused portion of the revolver.

Subject to certain limitations, borrowings under the ACT Revolving Credit Agreement may be made in alternative currencies, including Euros, British Pounds Sterling and other currencies. The ACT Revolving Credit Agreement contains sublimits on letters of credit and swingline loans in the amount of $100.0 million and $50.0 million, respectively. The issuance of letters of credit and borrowings of swingline loans reduces the amount available to be borrowed under the ACT Revolving Credit Agreement on a dollar-for-dollar basis. Amounts borrowed under the ACT Revolving Credit Agreement may be used to finance working capital and other general corporate purposes.

The ACT Revolving Credit Agreement imposes certain customary restrictions including, but not limited to, limits on the incurrence of debt or liens upon the assets of the Company or its subsidiaries, investments and restricted payments. The ACT Revolving Credit Agreement includes a consolidated leverage ratio covenant, as defined, whereby the Company is permitted to have a maximum consolidated leverage ratio as of the last day of any period of four consecutive fiscal quarters of the Company of up to (i) with respect to the four consecutive fiscal quarters from the Acquisition Date through December 31, 2013, 4.25 to 1.00; (ii) with respect to the four consecutive fiscal quarters from January 1, 2014 through December 31, 2014, 4.00 to 1.00; and (iii) with respect to the period of four consecutive fiscal quarters ending from January 1, 2015 and thereafter, 3.50 to 1.00.

The Company is subject to, and, as of December 31, 2013, was in compliance with, all financial and operational covenants under the terms of the Revolving Credit Facility. At December 31, 2013, loans and letters of credit outstanding were $265.0 million and $9.4 million, respectively. The net availability under the Revolving Credit Facility was $475.6 million. As of the date of this report, the Company repaid the full amount of its indebtedness under the Revolving Credit Facility.

Senior Notes Indebtedness

Actavis, Inc. Supplemental Indenture

On October 1, 2013, the Company, Actavis, Inc., a wholly owned subsidiary of the Company, and Wells Fargo Bank, National Association, as trustee, entered into a fourth supplemental indenture (the “Fourth Supplemental Indenture”) to the indenture, dated as of August 24, 2009 (the “Base Indenture” and, together with the First Supplemental Indenture, the Second Supplemental Indenture and the Third Supplemental Indenture (each as defined below), the “Indenture”), as supplemented by the first supplemental indenture, dated as of August 24, 2009 (the “First Supplemental Indenture”), the second supplemental indenture, dated as of May 7, 2010 (the “Second Supplemental Indenture”), and the third supplemental indenture, dated as of October 2, 2012 (the “Third Supplemental Indenture”). Pursuant to the Fourth Supplemental Indenture, the Company has provided a full and unconditional guarantee of Actavis, Inc.’s obligations under its $450.0 million 5.000% senior notes due August 15, 2014, (the “2014 Notes”), its $400.0 million 6.125% senior notes due August 15, 2019 (the “2019 Notes”), its $1,200.0 million 1.875% senior notes due October 1, 2017 (the “2017 Notes”), its $1,700.0 million 3.250% senior notes due October 1, 2022 (the “2022 Notes”) and its $1,000.0 million 4.625% Senior Notes due 2042 (the “2042 Notes”, and together with the 2014 Notes, the 2019 Notes, the 2017 Notes and the 2022 Notes, the “Notes”).

On October 18, 2013, Actavis, Inc., a wholly-owned subsidiary of the Company, instructed Wells Fargo Bank, National Association, as trustee (the “Trustee”), pursuant to the Indenture governing its 2014 Notes, to issue a notice from Actavis, Inc. to the holders of the 2014 Notes that Actavis, Inc. has elected to redeem in full the entire aggregate principal amount of the 2014 Notes on November 5, 2013 (the “Redemption Date”). The 2014 Notes, which had an outstanding principal balance of $450.0 million and which were fully and unconditionally guaranteed by the Company, were redeemed on November 5, 2013 at a redemption price equal to $465.6 million, which resulted in a cash expense of $15.6 million.

WC Supplemental Indenture

On October 1, 2013, the Company, WCCL, Warner Chilcott Finance LLC (the “Co-Issuer” and together with WC Company, the “Issuers”) and Wells Fargo Bank, National Association, as trustee (the “WC Trustee”), entered into a third supplemental indenture (the “Supplemental Indenture”) to the indenture, dated as of August 20, 2010 (the “WC Indenture”), among the Issuers, the guarantors party thereto and the WC Trustee, with respect to the Issuers’ 7.75% senior notes due 2018 (the “WC Notes”). Pursuant to the Supplemental Indenture, the Company has provided a full and unconditional guarantee of the Issuers’ obligations under the WC Notes and the WC Indenture.

On October 1, 2013, the Issuers and the Trustee entered into a release of guarantees of certain guarantors (the “Release of Guarantees”), pursuant to which Warner Chilcott’s guarantee of the WC Notes was released in accordance with Section 11.05(f) of the WC Indenture and the guarantees of certain other guarantors were released in accordance with Section 11.05(c) or 11.05(e) of the WC Indenture.

The WC Notes are unsecured senior obligations of the Issuers, guaranteed on a senior basis by the Company and are, subject to certain exceptions. The WC Notes will mature on September 15, 2018. Interest on the WC Notes is payable on March 15 and September 15 of each year.

The WC Indenture contains restrictive covenants that limit, among other things, the ability to incur additional indebtedness, pay dividends and make distributions on common and preferred stock, repurchase subordinated debt and common and preferred stock, make other restricted payments, make investments, sell certain assets, incur liens, consolidate, merge, sell or otherwise dispose of all or substantially all of its assets and enter into certain transactions with affiliates. Certain of these restrictive covenants will be suspended at any time when the WC Notes are rated Investment Grade by each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services and no Default has occurred and is continuing, in each case as described and defined in the WC Indenture. The WC Indenture also contains customary events of default which would permit the holders of the WC Notes to declare those WC Notes to be immediately due and payable if not cured within applicable grace periods, including the failure to make timely payments on the WC Notes or other material indebtedness, the failure to comply with covenants, and specified events of bankruptcy and insolvency.

The Company may redeem the WC Notes on or after September 15, 2014, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 103.875% of the principal amount of notes to be redeemed plus accrued and unpaid interest, if any. The Company may redeem the WC Notes on or after September 15, 2015, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 101.938% of the principal amount of notes to be redeemed plus accrued and unpaid interest, if any. The Company may redeem the WC Notes on or after September 15, 2016, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of notes to be redeemed plus accrued and unpaid interest, if any.

The fair value of the Company’s outstanding WC Notes ($1,250.0 million book value), as determined in accordance with ASC 820 under Level 2 based upon quoted prices for similar items in active markets, was $1,357.4 million as of December 31, 2013.

2012 Notes Issuance

On October 2, 2012, Actavis, Inc., a wholly owned subsidiary of the Company, issued the 2017 Notes, the 2022 Notes, and the 2042 Notes (collectively the “2012 Senior Notes”). Interest payments are due on the 2012 Senior Notes semi-annually in arrears on April 1 and October 1 beginning April 1, 2013.

Actavis, Inc. may redeem the 2012 Senior Notes, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater of 100% of the principal amount of notes to be redeemed and the sum of the present values of the remaining scheduled payments of principal and interest in respect of the 2012 Senior Notes being redeemed discounted on a semi-annual basis at the treasury rate plus 20 basis points in the case of the 2017 Notes, 25 basis points in the case of the 2022 Notes and 30 basis points in the case of the 2042 Notes plus in each case accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In addition, Actavis, Inc. may redeem the 2022 Notes on or after July 1, 2022 (three months prior to their maturity date), and the 2042 Notes on or after April 1, 2042 (six months prior to their maturity date) in each case, in whole at any time or in part from time to time, at the Issuer’s option at a redemption price equal to 100% of the aggregate principal amount of the 2012 Senior Notes being redeemed, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Upon a change of control triggering event and a downgrade of the 2012 Senior Notes below an investment grade rating by each of Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services, the Issuer will be required to make an offer to purchase each of the 2012 Senior Notes at a price equal to 101% of the principal amount of the 2012 Senior Notes to be repurchased, plus any accrued and unpaid interest, if any, to, but excluding, the date of repurchase.

Net proceeds from the offering of the 2012 Senior Notes were used for the Actavis Group Acquisition. The fair value of the Company’s outstanding 2012 Senior Notes ($3,900.0 million book value), as determined in accordance with ASC 820 under Level 2 based upon quoted prices for similar items in active markets, was $3,683.2 million as of December 31, 2013.

2009 Notes Issuance

On August 24, 2009, Actavis, Inc. issued the 2014 Notes and the 2019 Notes (collectively the “2009 Senior Notes”). Interest payments are due on the 2009 Senior Notes semi-annually in arrears on February 15 and August 15, respectively, beginning February 15, 2010.

Actavis, Inc. may redeem the 2019 Notes in whole at any time or in part from time to time, at the Issuer’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed, discounted on a semi-annual basis at the treasury rate plus 40 basis points, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Upon a change of control triggering event, as defined by the Base Indenture, Actavis, Inc. is required to make an offer to repurchase the 2019 Notes for cash at a repurchase price equal to 101% of the principal amount of the 2019 Notes to be repurchased plus accrued and unpaid interest to the date of purchase.

Net proceeds from the offering of 2009 Senior Notes were used to repay certain debt with the remaining net proceeds being used to fund a portion of the cash consideration for the Arrow Acquisition. The fair value of the Company’s outstanding 2009 Senior Notes ($400.0 million book value), as determined in accordance with ASC 820 under Level 2 based upon quoted prices for similar items in active markets, was $460.9 million as of December 31, 2013.

Annual Debt Maturities

As of December 31, 2013, annual debt maturities were as follows (in millions):

Total Payments
2014	$241.3
2015	241.3
2016	1,166.3
2017	2,159.3
2018	1,784.6
2019 and after	3,100.0

8,692.8

Total Payments
Capital Leases	22.2
Revolving Credit Facility	265.0
Unamortized Premium	103.9
Unamortized Discount	(31.9)

Total Indebtedness	$9,052.0

Amounts represent total anticipated cash payments assuming scheduled repayments under the WC Term Loan Agreement, the ACT Term Loan Agreement and maturities of the Company’s existing notes.

Lease Commitments

The Company has operating leases for certain facilities and equipment. The terms of the operating leases for the Company’s facility leases require the Company to pay property taxes, normal maintenance expense and maintain minimum insurance coverage. Total rental expense for operating leases for December 31, 2013, 2012, and 2011 was $48.1 million, $33.1 million, and $32.4 million, respectively. The Company also has capital leases for certain facilities and equipment, as addressed below. The future minimum lease payments under both capital and operating leases that have remaining terms in excess of one year are:

	Capital	Operating
2014	9.7	50.8
2015	3.9	41.1
2016	3.6	30.4
2017	2.0	22.0
2018	1.0	16.4
Thereafter	3.9	47.9

Total minimum lease payments	24.1	$208.6

Less: amount representing interest	(1.9)

Present value of net minimum lease payments	$22.2

The assets capitalized under capital leases as of December 31, 2013 and 2012 are:

	December 31,
	2013	2012
Machinery & Equipment	$1.3	$7.9
Other	4.5	0.8
Building & Improvements	6.8	0.5
Transportation	15.9	—
Land	6.6	6.5
Computer software / hardware	1.0	—

Total	$36.1	$15.7

NOTE 14 — Other Long-Term Liabilities

Other long-term liabilities consisted of the following (in millions):

	December 31,
	2013	2012
Acquisition related contingent consideration liabilities	$180.9	$11.2
Long-term pension liability	48.5	44.3
Long-term severance liabilities	27.4	5.9
Litigation-related reserves	24.3	65.9
Other long-term liabilities	45.1	35.3

Total other long-term liabilities	$326.2	$162.6

The Company determines the acquisition date fair value of contingent consideration obligations based on a probability-weighted income approach derived from revenue estimates and a probability assessment with respect to the likelihood of achieving contingent obligations including contingent payments such as milestone obligations, royalty obligations and contract earn-out criteria, where applicable. The fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in ASC 820. The resultant probability-weighted cash flows are discounted using an appropriate effective annual interest rate to reflect the internal rate of return and incremental commercial uncertainty, major risks and uncertainties associated with the successful completion of the projects triggering the contingent obligation. At each reporting date, the Company revalues the contingent consideration obligation to estimated fair value and records changes in fair value as income or expense in our consolidated statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent consideration obligations. Accretion expense related to the increase in the net present value of the contingent liability is included in operating income for the period.

NOTE 15 — Income Taxes

The Company’s income before provision for income taxes was generated from the U.S. and non-U.S. operations as follows (in millions):

	Years Ended December 31,
	2013	2012	2011
Income before income taxes:
U.S.	$637.2	$730.6	$731.4
Non-U.S.	(1,275.6)	(485.5)	(275.4)

Income before income taxes	$(638.4)	$245.1	$456.0

The Company’s provision for income taxes consisted of the following (in millions):

	Years Ended December 31,
	2013	2012	2011
Current provision:
U.S. federal	$318.1	$328.5	$301.2
U.S. state	9.0	18.0	10.8
Non-U.S.	60.6	21.3	11.8

Total current provision	387.7	367.8	323.8

Deferred (benefit) provision:
U.S. federal	(101.7)	(75.5)	(53.2)
U.S. state	1.2	5.6	(3.9)
Non-U.S.	(174.5)	(151.1)	(69.8)

Total deferred (benefit) provision	(275.0)	(221.0)	(126.9)

Total provision for income taxes	$112.7	$146.8	$196.9

The exercise of certain stock options resulted in a tax benefit and has been reflected as a reduction of income taxes payable and an increase to additional paid-in capital. Such benefits recorded were $69.0 million, $13.7 million and $14.6 million for the years ended December 31, 2013, 2012, and 2011, respectively.

The reconciliation between the statutory Irish income tax rate and the Company’s effective income tax rate was as follows:

Year Ended December 31,
2013
Income tax at the Irish federal statutory rate	12.5%
Taxes on earnings subject to the US federal and state tax rates	(37.7)%
Taxes on earnings subject to rates different than the Irish statutory rate	13.5%
Intangible amortization	8.4%
Loss on currency hedge	0.0%
Impact of acquisitions and reorganizations	0.8%
Impairments	(13.2)%
Tax audit outcomes	(1.1)%
Non-deductible expenses	(3.5)%
R&D credits and U.S. manufacturing deduction	5.7%
Rate changes	(0.3)%
Valuation allowance	(0.6)%
Other	(2.2)%

Effective income tax rate	(17.7)%

Reconciliations between the statutory U.S. federal income tax rate and the Company’s effective income tax rate were as follows:

	Years Ended December 31,
	2012	2011
U.S. federal income tax at statutory rates	35.0%	35.0%
U.S. state income taxes, net of U.S. federal benefit	5.5%	2.4%
Non-U.S. rate differential	(3.7)%	1.9%
Non-U.S. intangible amortization	18.7%	6.1%
Loss on non-U.S. currency hedge	10.1%	—%
Impact of acquisitions and reorganizations	(15.0)%	—%
Non-U.S. impairments	8.4%	0.6%
Tax audit outcomes	(7.0)%	(1.4)%
Non-deductible expenses	8.6%	2.7%
R&D credits and U.S. manufacturing deduction	(4.5)%	(3.7)%
Rate changes	2.8%	(1.2)%
Valuation allowance	(1.6)%	1.4%
Other	2.6%	(0.6)%

Effective income tax rate	59.9%	43.2%

For the year ended December 31, 2013, the impact of acquisitions and reorganizations above includes a tax benefit for a capital loss.

In December 2009, the Commonwealth of Puerto Rico Department of Economic Development and Commerce granted a tax ruling to the Company on behalf of its Puerto Rican subsidiary for industrial development income derived from its manufacturing, servicing and licensing activities subject to a reduced 2% income tax rate. Continued qualification for the tax ruling is subject to certain requirements. The tax ruling is effective through 2024.

Deferred tax assets and liabilities are measured based on the difference between the financial statement and tax basis of assets and liabilities at the applicable tax rates. The significant components of the Company’s net deferred tax assets (liabilities) consisted of the following (in millions):

	December 31,
	2013	2012
Benefits from net operating and capital losses and tax credit carryforwards	$1,121.2	$248.1
Differences in financial statement and tax accounting for:
Inventories, receivables and accruals	473.7	397.7
Deferred revenue	16.7	(0.1)
Share-based compensation	33.1	24.0
Other	47.2	51.2

Total deferred tax asset, gross	1,691.9	720.9
Less: Valuation allowance	(900.7)	(103.0)

	December 31,
	2013	2012
Total deferred tax asset, net	$791.2	$617.9

Differences in financial statement and tax accounting for:
Property, equipment and intangible assets	(961.8)	(923.9)
Basis difference in debt	(281.7)	(265.6)
Deferred interest expense	(69.1)	(76.3)

Total deferred tax liabilities	$(1,312.6)	$(1,265.8)

Total deferred taxes	$(521.4)	$(647.9)

The total net deferred tax liability increased by $123.1 million due to current year acquisitions. For the year ended December 31, 2012, the deferred taxes reported on the consolidated balance sheet include $6.4 million related to long-term taxes receivable.

The Company had the following carryforward tax attributes at December 31, 2013:

•	$2,162.9 million U.S. capital loss which will expire in 2018

•	$47.8 million U.S. state tax net operating losses (“NOL”) which begin to expire in 2014;

•	$940.2 million non-U.S. tax NOLs which begin to expire in 2014; and $474.2 million non-U.S. tax NOLs which are not subject to expiration.

•	$26.0 million of tax credits in non-U.S. jurisdictions which begin to expire in 2014 and $69.4 million of tax credits in non-U.S. jurisdictions which are not subject to expiration.

A valuation allowance has been established due to the uncertainty of realizing a capital loss carryforward ($757.0 million), certain net operating losses ($106.8 million), some non-U.S. deferred tax assets ($32.3 million) and deferred tax assets relating to some impaired investments ($4.6 million).

Deferred income taxes have not been provided on the undistributed earnings of certain of the Company’s non-Irish subsidiaries of approximately $1,258.4 million as of December 31, 2013, as these amounts are intended to be indefinitely reinvested in non-Irish operations. It is not practicable to calculate the deferred taxes associated with these earnings because of the variability of multiple factors that would need to be assessed at the time of any assumed repatriation. In making this assertion, the Company evaluates, among other factors, the profitability of its Irish and non-Irish operations and the need for cash within and outside Ireland, including cash requirements for capital improvement, acquisitions and market expansion. Additionally, the Company has accrued withholding taxes of approximately $6.9 million for certain pre-acquisition earnings for some acquired subsidiaries. The Company expects that future earnings in these subsidiaries will be indefinitely reinvested.

Accounting for Uncertainty in Income Taxes

At December 31, 2013, 2012 and 2011, the liability for income tax associated with uncertain tax positions was $232.8 million, $103.7 million and $71.2 million, respectively. As of December 31, 2013, the Company estimates that this liability would be reduced by $58.4 million from offsetting tax benefits associated with the correlative effects of state income taxes and net operating losses with valuation allowances. The net amount of $174.4 million, if recognized, would favorably affect the Company’s effective tax rate. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

	December 31,
	2013	2012	2011
Balance at the beginning of the year	$103.7	$71.2	$68.0
Increases for current year tax positions	54.3	4.3	8.5
Increases for prior year tax positions	53.0	6.7	11.0
Increases due to acquisitions	85.9	41.9	—
Decreases for prior year tax positions	(17.8)	(10.4)	(14.9)
Settlements	(42.7)	(9.3)	(1.2)
Lapse of applicable statue of limitations	(5.3)	(1.3)	(0.2)
Foreign Exchange	1.7	0.6	—

Balance at the end of the year	$232.8	$103.7	$71.2

The Company’s continuing practice is to recognize interest and penalties related to uncertain tax positions in tax expense. During the years ended December 31, 2013, 2012 and 2011, the company recognized approximately $2.1 million, $1.3 million and $2.2 million in interest and penalties, respectively. At December 31, 2013, 2012 and 2011 the Company had accrued $9.9 million (net of tax benefit of $4.3 million), $9.5 million (net of tax benefit of $4.4 million) and $4.2 million (net of tax benefit of $2.6 million) of interest and penalties related to uncertain tax positions, respectively. Although the company cannot determine the impact with certainty, it is reasonably possible that the unrecognized tax benefits may change by up to $11.0 million within the next twelve months.

The Company conducts business globally and, as a result, it files federal, state and foreign tax returns. The Company strives to resolve open matters with each tax authority at the examination level and could reach agreement with a tax authority at any time. While the Company has accrued for amounts it believes are the probable outcomes, the final outcome with a tax authority may result in a tax liability that is more or less than that reflected in the condensed consolidated financial statements. Furthermore, the Company may later decide to challenge any assessments, if made, and may exercise its right to appeal. The uncertain tax positions are reviewed quarterly and adjusted as events occur that affect potential liabilities for additional taxes, such as lapsing of applicable statutes of limitations, proposed assessments by tax authorities, negotiations between tax authorities, identification of new issues and issuance of new legislation, regulations or case law. Management believes that adequate amounts of tax and related penalty and interest have been provided for any adjustments that may result from these uncertain tax positions.

With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before 2008. In the first quarter of 2013, the Company resolved the 2007-2009 examination for Arrow’s U.S. business, resulting in a reduction of the uncertain tax positions by $3.9 million with no impact on the effective tax rate. For the Company’s 2008-2009 tax years, the IRS has agreed on all issues except the timing of the deductibility of certain litigation costs. The IRS is examining the 2009-2011 tax returns for Actavis’ pre-acquisition U.S. business. Additionally, the IRS has begun the examination of the Company’s 2010-2011 tax years in the second quarter of 2013.

The Company’s acquired Warner Chilcott U.S. business is currently under audit by the IRS for the 2008-2009 tax years. Although the Company believes that this audit is near completion, the IRS is still assessing whether there may be proposed adjustments. Further, the IRS has indicated that it will commence an audit of the 2010-2011 tax years upon completion of the audit of the 2008-2009 tax years, both of which the IRS expects will occur in 2014. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, the Company has accrued for amounts it believes are the likely outcomes at this time.

The Warner Chilcott U.S. operating entities entered into an Advanced Pricing Agreement (“APA”) with the IRS that specifies the agreed upon terms under which the Warner Chilcott U.S. entities are compensated for distribution and service transactions between the Warner Chilcott U.S. entities and the Warner Chilcott non-U.S. entities, effective for 2011 through 2017. On December 17, 2013, Warner Chilcott UK Limited signed an APA with the United Kingdom tax authorities that specifies the agreed upon terms under which Warner Chilcott UK Limited is compensated for the purchase of certain finished pharmaceutical products by Warner Chilcott U.K. from various Warner Chilcott non-U.K. entities related to the distribution of these products in the U.K. for calendar years 2013 through 2017 with a rollback covering 2010 through 2012. These APAs provide the Company with greater certainty with respect to the mix of its pretax income in certain of the tax jurisdictions in which the Company operates and is applicable to the Company’s Warner Chilcott U.S. and U.K. operations. The Company believes that its transfer pricing arrangements comply with existing U.S. and non-U.S. tax rules.

NOTE 16 — Stockholders’ Equity

Preferred stock

In 1992, the Company authorized 2.5 million shares of no par preferred shares. The board of directors has the authority to fix the rights, preferences, privileges and restrictions, including but not limited to, dividend rates, conversion and voting rights, terms and prices of redemptions and liquidation preferences without vote or action by the stockholders. On December 2, 2009 the Company issued 200,000 shares of Mandatorily Redeemable Preferred Shares in connection with Arrow Acquisition. The Mandatorily Redeemable Preferred Stock was redeemed for cash of $200.0 million on December 2, 2012. As of December 31, 2013 there were no outstanding preferred shares.

Share Repurchases

During the years ended December 31, 2013 and 2012, the Company repurchased approximately 1.2 million and 0.3 million of its Ordinary Shares surrendered to the Company to satisfy tax withholding obligations in connection with the exercise and sale of stock options or vesting of restricted stock issued to employees for total consideration of $170.0 million and $16.1 million, respectively.

Accumulated Other Comprehensive Income (Loss)

For most of the Company’s international operations, the local currency has been determined to be the functional currency. The results of its non-U.S. dollar based operations are translated to U.S. dollars at the average exchange rates during the period. Assets and liabilities are translated at the rate of exchange prevailing on the balance sheet date. Equity is translated at the prevailing rate of exchange at the date of the equity transaction. Translation adjustments are reflected in stockholders’ equity and are included as a component of other comprehensive income / (loss). The effects of converting non-functional currency assets and liabilities into the functional currency are recorded as general and administrative expenses in the consolidated statements of operations.

The movements in accumulated other comprehensive (loss) were as follows (in millions):

	Foreign Currency Translation Items	Unrealized gains/(losses) net of tax	Total Accumulated Other Comprehensive (Loss) Income
Balance as of December 31, 2011	$(76.6)	$0.1	$(76.5)
Other comprehensive (loss)/income before reclassifications into general and administrative	113.3		113.3
Amounts reclassified from accumulated other comprehensive (loss) into general and administrative	—		—

Total other comprehensive (loss)/income	113.3	—	113.3

Balance as of December 31, 2012	$36.7	$0.1	$36.8

Other comprehensive (loss)/income before reclassifications into general and administrative	48.4	5.3	53.7
Amounts reclassified from accumulated other comprehensive (loss) into general and administrative	—	—	—

Total other comprehensive (loss)/income	48.4	5.3	53.7

Balance as of December 31, 2013	$85.1	$5.4	$90.5

NOTE 17 — Segments

The Company operated and managed its business as of December 31, 2013 as three distinct operating segments: Actavis Pharma, Actavis Specialty Brands and Anda Distribution. In January 2014, the Company organized its business into two operating segments: Actavis Pharma and Anda Distribution. In the third quarter of 2014, as a result of the Forest Acquisition the Company again realigned its organizational structure. Under the new organizational structure, the Company has organized its business into three operating segments: North American Brands, North American Generics and International and Anda Distribution.

The North American Brands segment includes patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products within North America. The North American Generics and International segment includes certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products within North America. Also included in this segment are international revenues, which include patent-protected and off-patent products that the Company sells and markets as brand pharmaceutical products, certain trademarked off-patent products that the Company sells and markets as off-patent pharmaceutical products that are therapeutically equivalent to proprietary products, over the counter products and revenues from our third party Medis business. The Anda Distribution segment distributes generic and brand pharmaceutical products manufactured by third parties, as well as by the Company, primarily to independent pharmacies, pharmacy chains, pharmacy buying groups and physicians’ offices. The Anda Distribution segment operating results exclude sales of products developed, acquired, or licensed by the North American Brands and North American Generics and International segments. The Company has revised its previously filed financial statements for this change. These revisions do not impact the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of comprehensive (loss)/income, the consolidated statement of cash flows or the consolidated statement of stockholders’ equity.

The accounting policies of the operating segments are the same as those described in “NOTE 3 — Summary of Significant Accounting Policies.” The Company evaluates segment performance based on segment contribution. Segment contribution for North American Brands, North American Generics and International, and Anda Distribution represents segment net revenues less cost of sales (excluding amortization and impairment of acquired intangibles including product rights), selling and marketing expenses and general and administrative expenses. The Company does not report total assets, capital expenditures, R&D expenses, amortization, goodwill impairments, loss on assets held for sale and loss on asset sales, impairments and contingent consideration adjustment, net by segment as not all such information has been accounted for at the segment level, nor has such information been used by all segments. R&D expenses were $616.9 million, $402.5 million and $306.6 million in the years ended December 31, 2013, 2012 and 2011, respectively.

Segment net revenues, segment operating expenses and segment contribution information for the Company’s North American Brands, North American Generics and International and Anda Distribution segments consisted of the following for the year ended December 31, 2013 (in millions):

	Year Ended December 31, 2013
	North America Brands	North America Generics and International	Anda Distribution	Total

Product sales	$995.0	$6,299.9	$1,196.9	$8,491.8
Other revenue	67.5	118.3	—	185.8

Net revenues	1,062.5	6,418.2	1,196.9	8,677.6

Operating expenses:
Cost of sales(1)	343.6	3,322.6	1,024.5	4,690.7
Selling and marketing	264.8	663.4	92.1	1,020.3
General and administrative	237.9	756.9	32.7	1,027.5

Contribution	$216.2	$1,675.3	$47.6	$1,939.1

Contribution margin	20.3%	26.1%	4.0%	22.3%
Research and Development				616.9
Amortization				842.7
Goodwill impairment				647.5
Loss on asset held for sale				42.7
Loss on asset sales, impairments and contingent consideration adjustment, net				212.5

Operating income				$(423.2)

Operating margin				(4.9)%

(1)	Excludes amortization and impairment of acquired intangibles including product rights.

Segment net revenues, segment operating expenses and segment contribution information for the Company’s North American Brands, North American Generics and International and Anda Distribution segments consisted of the following for the year ended December 31, 2012 (in millions):

	Year Ended December 31, 2012
	North America Brands	North America Generics and International	Anda Distribution	Total

Product sales	$407.8	$4,389.0	$986.4	$5,783.2
Other revenue	70.4	61.3	—	131.7

Net revenues	478.2	4,450.3	986.4	5,914.9

Operating expenses:
Cost of sales(1)	116.2	2,431.5	846.6	3,394.3
Selling and marketing	175.3	297.6	73.6	546.5
General and administrative	27.5	559.9	37.9	625.3

Contribution	$159.2	$1,161.3	$28.3	$1,348.8

Contribution margin	33.3%	26.1%	2.9%	22.8%
Research and Development				402.5
Amortization				481.1
Goodwill impairment				—
Loss on asset held for sale				—
Loss on asset sales, impairments and contingent consideration adjustment, net				149.5

Operating income				$315.7

Operating margin				5.3%

(1)	Excludes amortization and impairment of acquired intangibles including product rights.

Segment net revenues, segment operating expenses and segment contribution information for the Company’s Actavis Pharma and Anda Distribution segments consisted of the following for the year ended December 31, 2011 (in millions):

	Year Ended December 31, 2011
	North America Brands	North America Generics and International	Anda Distribution	Total

Product sales	$359.4	$3,325.7	$776.2	$4,461.3
Other revenue	72.7	50.4	—	123.1

Net revenues	432.1	3,376.1	776.2	4,584.4

Operating expenses:
Cost of sales(1)	94.4	1,819.4	652.7	2,566.5
Selling and marketing	168.2	172.6	61.0	401.8
General and administrative	25.3	302.7	25.1	353.1

Contribution	$144.2	$1,081.4	$37.4	$1,263.0

Contribution margin	33.4%	32.0%	4.8%	27.5%
Research and Development				306.6
Amortization				354.3
Goodwill impairment				—
Loss on asset held for sale				—
Loss on asset sales, impairments and contingent consideration adjustment, net				78.7

Operating income				$523.4

Operating margin				11.4%

(1)	Excludes amortization and impairment of acquired intangibles including product rights.

The following table presents net revenues for the North American Generics and International reporting units for the years ended December 31, 2013, 2012 and 2011 (in millions):

	Year Ended December 31,
	2013	2012	2011
North American Generics	3,915.7	3,472.2	2,945.6
International	2,502.5	978.1	430.5

Net Revenues	$6,418.2	$4,450.3	$3,376.1

The following table presents net revenues for the North American Brands segment for the years ended December 31, 2013, 2012 and 2011 (in millions):

	Years Ended December 31,
	2013	2012	2011
North American Brands
Gastroenterology
Delzicol®/Asacol® HD	150.2	—	—

Total Gastroenterology	150.2	—	—
Women’s Health
Lo Loestrin® Fe	63.3	—	—
Minastrin® 24 Fe	55.7	—	—
Estrace® Cream	60.7	—	—
Other Women’s Health	113.1	61.9	32.5

Total Women’s Health	292.8	61.9	32.5
Urology	258.6	217.7	209.0
Dermatology/Established Brands	360.9	198.6	190.6

Total North American Brands	$1,062.5	$478.2	$432.1

North American Brand revenues are monitored based on the current mix of promoted products within Women’s Health, Urology, Gastroenterology and Dermatology / Established Brands. Movement of products between categories may occur from time to time based on changes in promotional activities.

Period-over-period movements include the impact and timing of acquisitions from the date the assets / businesses were acquired. Most notably:

•	the fiscal year ended December 31, 2013 includes the revenue impact of the Warner Chilcott Acquisition. The revenues recognized from the Warner Chilcott brands are primarily reflected in the North American Brands reporting unit with a portion of their revenues being recognized in the International reporting unit; and

•	the fiscal years ended December 31, 2013 and 2012, include the revenue impact of the Actavis Group Acquisition. The revenues recognized from the Actavis Group products are primarily reflected in the North American Generics and International reporting units.

The Company’s net product sales are represented by the sale of products in the following geographic areas for the years ended December 31, 2013, 2012 and 2011 (in millions):

	Year Ended December 31,
	2013	2012	2011
Americas	$6,051.4	$4,867.3	$4,089.9
Europe	2,003.8	677.7	288.8
MEAAP	436.6	238.2	82.6

	$8,491.8	$5,783.2	$4,461.3

The Company’s net product sales are represented by the sale of products in the following therapeutic categories for the years ended December 31, 2013, 2012 and 2011 (in millions):

	Year Ended December 31,
	2013	2012	2011
Central nervous system	$2,465.6	$1,964.0	$1,517.4
Cardiovascular	1,692.6	1,298.5	977.2
Hormones and synthetic substitutes	1,181.0	868.5	724.7
Anti-infective agents	469.1	267.9	197.9
Dermatologicals	375.0	78.7	55.3
Gastrointestinal	303.5	160.0	95.5
Alimentary tract and metabolism	246.1	47.5	—
Urology	161.7	174.0	140.5
Musculo-skeletal system	153.5	—	—
Women’s healthcare	120.0	—	—
Other	1,323.7	924.1	752.8

	$8,491.8	$5,783.2	$4,461.3

NOTE 18 — Business Restructuring Charges

During the year ended December 31, 2013 activity related to our business restructuring and facility rationalization activities primarily related to the cost optimization initiatives in conjunction with the Warner Chilcott and Actavis Acquisitions as well as optimization of our operating cost structure through our global supply chain initiative (“GSCI”). Restructuring activities for the year ended December 31, 2013 as follows (in millions):

	Accrual Balance at December 31, 2012	Assumed Liability Warner Chilcott	Charged to Expense	Cash Payments	Non-cash Adjustments	Accrual Balance at December 31, 2013
Cost of sales
Severance and retention	$14.9	$—	$14.5	$(5.4)	$0.9	$24.9
Product transfer costs	0.5	—	15.5	(13.1)	(2.5)	0.4
Facility decommission costs	7.3	—	7.2	(9.2)	—	5.3
Accelerated depreciation	—	—	28.1	—	(28.1)	—

	22.7	—	65.3	(27.7)	(29.7)	30.6

Operating expenses
R&D	3.4	—	12.8	(5.2)	(9.6)	1.4
Accelerated depreciation — R & D	—	—	3.6	—	(3.6)	—
Selling, general and administrative	39.0	18.1	90.2	(59.7)	(2.9)	84.7
Share-based compensation restructuring related to Warner Chilcott Acquisition	—	—	45.4	—	(45.4)	—
Accelerated depreciation — SG&A	—	—	4.3	—	(4.3)	—

	$42.4	$18.1	$156.3	$(64.9)	$(65.8)	$86.1

Total	$65.1	$18.1	$221.6	$(92.6)	$(95.5)	$116.7

During 2012 activity related to our business restructuring and facility rationalization activities primarily related to the cost optimization initiatives in conjunction with the Actavis Group Acquisition and our GSCI. Restructuring activities involved facilities and operations in Corona, California; Morristown, New Jersey; and Zug, Switzerland. For the year ended December 31, 2012, restructuring activities were as follows (in millions):

	Accrual Balance at December 31, 2011	Assumed Liability Actavis Group	Charged to Expense	Cash Payments	Non-cash Adjustments	Accrual Balance at December 31, 2012
Cost of sales
Severance and retention	$7.9	$1.0	$7.9	$(0.6)	$(1.3)	$14.9
Product transfer costs	0.3	—	4.7	(4.5)	—	0.5
Facility decommission costs	1.2	6.2	0.8	(0.7)	(0.2)	7.3
Accelerated depreciation	—	—	0.3	—	(0.3)	—

	9.4	7.2	13.7	(5.8)	(1.8)	22.7

Operating expenses
Research and development	3.8	1.4	1.1	(2.9)	—	3.4
Accelerated — R & D	—	—	0.2	—	(0.2)	—
Selling, general and administrative	0.9	12.0	32.3	(6.5)	0.3	39.0

	$4.7	$13.4	$33.6	$(9.4)	$0.1	$42.4

Total	$14.1	$20.6	$47.3	$(15.2)	$(1.7)	$65.1

During the year ended December 31, 2013, 2012 and 2011, the Company recognized restructuring charges of $221.6 million, $47.3 million and $16.1 million, respectively.

NOTE 19 — Derivative Instruments and Hedging Activities

The Company’s revenue, earnings, cash flows and fair value of its assets and liabilities can be impacted by fluctuations in foreign exchange risks and interest rates, as applicable. The Company manages the impact of foreign exchange risk and interest rate movements through operational means and through the use of various financial instruments, including derivative instruments such as foreign currency contracts.

Foreign Currency Forward Contracts

As a result of the Actavis Group Acquisition, the Company’s exposure to foreign exchange fluctuations has increased. The Company has entered into foreign currency forward contracts to mitigate volatility in anticipated foreign currency cash flows resulting from changes in foreign currency exchange rates, primarily associated with non-functional currency denominated revenues and expenses of foreign subsidiaries. The foreign currency forward contracts outstanding at December 31, 2013 have settlement dates within one month. The effect of the derivative contracts was a gain of $0.3 million and a loss of $70.4 million for the years ended December 31, 2013 and 2012, respectively, and was recognized in other income (expense). The forward contracts are classified in the consolidated balance sheet in prepaid expenses and other assets or accounts payable and accrued expenses, as applicable. In 2012, the Company entered into foreign currency exchange options and forward contracts to hedge its agreed upon purchase of Actavis of €4.25 billion. The foreign currency options had a net premium payable of $156.8 million, which was settled and paid on October 9, 2012. These transactions were entered into to mitigate exposure resulting from movements of the U.S. dollar against the Euro in connection with the Actavis Acquisition, and resulted in a (loss) being reflected in other income and expense of $70.4 million during the year ended December 31, 2012.

The foreign currency forward contracts to buy Euros and US dollars and sell New Zealand dollars at December 31, 2013 were as follows:

	Notional Amount
Foreign Currency	Buy	Sell
New Zealand Dollar	€—	€0.3

	€—	€0.3

	Notional Amount
Foreign Currency	Buy	Sell
New Zealand Dollar	$—	$1.1

	$—	$1.1

NOTE 20 — Fair Value Measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants. Fair values determined based on Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined based on Level 2 inputs utilize observable quoted prices for similar assets and liabilities in active markets and observable quoted prices for identical or similar assets in markets that are not very active. Fair values determined based on Level 3 inputs utilize unobservable inputs and include valuations of assets or liabilities for which there is little, if any, market activity. A financial asset or liability’s classification within the above hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Assets and liabilities measured at fair value or disclosed at fair value on a recurring basis as of December 31, 2013 and 2012 consisted of the following (in millions):

	Fair Value Measurements as at December 31, 2013 Using:
	Total	Level 1	Level 2	Level 3
Assets:
Marketable securities	$2.5	$2.5	$—	$—
Foreign exchange forward contracts	0.3	—	0.3	—

Total assets	2.8	2.5	0.3	—

Liabilities:
Contingent consideration	214.7	6.9	—	207.8

Total liabilities	$214.7	$6.9	$—	$207.8

	Fair Value Measurements as at December 31, 2012 Using:
	Total	Level 1	Level 2	Level 3
Assets
Marketable securities	$9.0	$9.0	$—	$—

Total assets	9.0	9.0	—	—

Liabilities:
Contingent consideration	363.1	—	—	363.1

Total liabilities	$363.1	$—	$—	$363.1

Marketable securities and investments consist of available-for-sale investments in U.S. treasury and agency securities and publicly traded equity securities for which market prices are readily available. Unrealized gains or losses on marketable securities and investments are recorded in accumulated other comprehensive (loss) income.

The fair value measurement of the contingent consideration obligations is determined using Level 3 inputs. The fair value of contingent consideration obligations is based on a probability-weighted income approach. The measurement is based upon unobservable inputs supported by little or no market activity based on our own assumptions. Changes in the fair value of the contingent consideration obligations are recorded in our consolidated statement of operations. For the year ended December 31, 2013, charges of $7.2 million, $1.4 million, and $1.1 million have been included in cost of sales, general and administrative, and R&D, respectively. For the year ended December 31, 2012, charges (credits) of $4.9 million, $0.7 million, $0.6 million and ($27.5) million have been included in cost of sales, R&D, general and administrative and loss on asset sales and impairments, respectively, in the accompanying consolidated statement of operations.

The table below provides a summary of the changes in fair value, including net transfers in and/or out, of all financial assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2013 and 2012 (in millions):

	Balance at December 31, 2012	Net transfers in to (out of) Level 3	Purchases and settlements, net	Net accretion and fair value adjustments	Foreign currency translation	Balance at December 31, 2013
Liabilities:
Contingent consideration obligations	$363.1	$(342.7)	$176.9	$9.7	$0.8	$207.8

	Balance at December 31, 2011	Net transfers in to (out of) Level 3	Purchases and settlements, net	Net accretion and fair value adjustments	Foreign currency translation	Balance at December 31, 2012
Liabilities:
Contingent consideration obligations	$181.6	$—	$197.3	$(21.3)	$5.5	$363.1

During the year ended December 31, 2013, the Company transferred to level 1 the contingent obligation for the Actavis Group earn-out ($335.8 million) and the Specifar Acquisition ($6.9 million). The Company recorded additional contingent consideration of $43.4 million and $146.1 million in connection with the Uteron Acquisition and the license agreement entered into with Medicines360, respectively, offset in part by contingent payments made to the Arrow Group selling shareholders based on the after-tax gross profits sales of atorvastatin. During the year ended December 31, 2012, the Company recorded contingent payments made to the Arrow Group selling shareholders based on the after-tax gross profits on sales of atorvastatin within the U.S. of $127.0 million. The Company recorded additional contingent consideration of $329.1 million in connection with Actavis Acquisition.

NOTE 21 — Commitments and Contingencies

Legal Matters

The Company and its affiliates are involved in various disputes, governmental and/or regulatory inspections, inquires, investigations and proceedings, and litigation matters that arise from time to time in the ordinary course of business. The process of resolving matters through litigation or other means is inherently uncertain and it is possible that an unfavorable resolution of these matters will adversely affect the Company, its results of operations, financial condition and cash flows. The Company’s general practice is to expense legal fees as services are rendered in connection with legal matters, and to accrue for liabilities when losses are probable and reasonably estimable.

The Company evaluates, on a quarterly basis, developments in legal proceedings and other matters that could cause an increase or decrease in the amount of the liability that is accrued. As of December 31, 2013, the Company’s consolidated balance sheet includes accrued loss contingencies of approximately $260.0 million.

The Company’s legal proceedings range from cases brought by a single plaintiff to mass tort actions and class actions with thousands of putative class members. These legal proceedings, as well as other matters, involve various aspects of the Company’s business and a variety of claims (including, but not limited to, qui tam actions, antitrust, product liability, breach of contract, securities, patent infringement and trade practices), some of which present novel factual allegations and/or unique legal theories. In addition, a number of the matters pending against the Company are at very early stages of the legal process (which in complex proceedings of the sort faced by us often extend for several years). As a result, some matters have not yet progressed sufficiently through discovery and/or development of important factual information and legal issues to enable the Company to estimate a range of possible loss. In those proceedings in which plaintiffs do request publicly quantified amounts of relief, the Company does not believe that the quantified amounts are meaningful because they are merely stated jurisdictional limits, exaggerated and/or unsupported by the evidence or applicable burdens of proof.

Antitrust Litigation

Actos® Litigation. On December 31, 2013 two putative class actions were filed in the federal district court (United Food and Commercial Workers Local 1776 & Participating Employers Health and Welfare Fund v. Takeda Pharmaceutical Co. Ltc. Et al., S.D.N.Y. Civ. No. 13-9244 and Crosby Tugs LLC v. Takeda Pharmaceuticals Co. Ltd., et al., S.D.N.Y. Civ. No. 13-9250) against Actavis plc and certain of its affiliates alleging that Watson’s 2010 patent lawsuit settlement with Takeda Pharmaceutical, Co. Ltd. related to Actos® (pioglitazone hydrochloride and metformin “Actos®”) is unlawful. One additional complaint has been filed (Fraternal Order of Police, Fort Lauderdale Lodge 31, Insurance Trust Fund v. Takeda Pharmaceutical Co. Ltd., et al., S.D.N.Y. Civ. No. 14-0116). The complaints, each asserted on behalf of putative classes of direct purchaser plaintiffs, generally allege an overall scheme that included Watson improperly delaying the launch of its generic version of Actos® in exchange for substantial payments from Takeda in violation of federal and state antitrust and consumer protection laws. The complaint seeks declaratory and injunctive relief and unspecified damages.

The Company believes that it has substantial meritorious defenses to the claims alleged. However, these actions, if successful, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Androgel® Litigation. On January 29, 2009, the U.S. Federal Trade Commission and the State of California filed a lawsuit in the United States District Court for the Central District of California (Federal Trade Commission, et. al. v. Watson Pharmaceuticals, Inc., et. al., USDC Case No. CV 09-00598) alleging that the September 2006 patent lawsuit settlement between Watson Pharmaceuticals, Inc. (“Watson” now known as Actavis, Inc.) and Solvay Pharmaceuticals, Inc. (“Solvay”), related to AndroGel® 1% (testosterone gel) CIII is unlawful. The complaint generally alleged that Watson improperly delayed its launch of a generic version of Androgel® in exchange for Solvay’s agreement to permit Watson to co-promote Androgel® for consideration in excess of the fair value of the services provided by Watson, in violation of federal and state antitrust and consumer protection laws. The complaint sought equitable relief and civil penalties. On February 2 and 3, 2009, three separate lawsuits alleging similar claims were filed in the United States District Court for the Central District of California by various private plaintiffs purporting to represent certain classes of similarly situated claimants (Meijer, Inc., et. al., v. Unimed Pharmaceuticals, Inc., et. al., USDC Case No. EDCV 09-0215); (Rochester Drug Co-Operative, Inc. v. Unimed Pharmaceuticals Inc., et. al., Case No. EDCV 09-0226); (Louisiana Wholesale Drug Co. Inc. v. Unimed Pharmaceuticals Inc., et. al, Case No. EDCV 09-0228). On April 8, 2009, the Court transferred the government and private cases to the United States District Court for the Northern District of Georgia. On April 21, 2009 the State of California voluntarily dismissed its lawsuit against Watson without prejudice. The Federal Trade Commission and the private plaintiffs in the Northern District of Georgia filed amended complaints on May 28, 2009. The private plaintiffs amended their complaints to include allegations concerning conduct before the U.S. Patent and Trademark Office, conduct in connection with the listing of Solvay’s patent in the FDA “Orange Book,” and sham litigation. Additional actions alleging similar claims have been filed in various courts by other private plaintiffs purporting to represent certain classes of similarly situated direct or indirect purchasers of Androgel® (Stephen L. LaFrance Pharm., Inc. d/b/a SAJ Dist. v. Unimed Pharms., Inc., et al., D. NJ Civ. No. 09-1507); (Fraternal Order of Police, Fort Lauderdale Lodge 31, Insurance Trust Fund v. Unimed Pharms. Inc., et al., D. NJ Civ. No. 09-1856); (Scurto v. Unimed Pharms., Inc., et al., D. NJ Civ. No. 09-1900); (United Food and Commercial Workers Unions and Employers Midwest Health Benefits Fund v. Unimed Pharms., Inc., et al., D. MN Civ. No. 09-1168); (Rite Aid Corp. et al. v. Unimed Pharms., Inc. et al., M.D. PA Civ. No. 09-1153); (Walgreen Co., et al. v. Unimed Pharms., LLC, et al., MD. PA Civ. No. 09-1240); (Supervalu, Inc. v. Unimed Pharms., LLC, et al, ND. GA Civ. No. 10-1024); (LeGrand v. Unimed Pharms., Inc., et al., ND. GA Civ. No. 10-2883); (Jabo’s Pharmacy Inc. v. Solvay Pharmaceuticals, Inc., et al., Cocke County, TN Circuit Court Case No. 31,837). On April 20, 2009, Watson was dismissed without prejudice from the Stephen L. LaFrance action pending in the District of New Jersey. On October 5, 2009, the Judicial Panel on Multidistrict Litigation transferred all actions then pending outside of the United States District Court for the Northern District of Georgia to that district for consolidated pre-trial proceedings (In re: AndroGel® Antitrust Litigation (No. II), MDL Docket No. 2084), and all currently-pending related actions are presently before that court. On February 22, 2010, the judge presiding over all the consolidated litigations related to Androgel® then pending in the United States District Court for the Northern District of Georgia granted Watson’s motions to dismiss the complaints, except the portion of the private plaintiffs’ complaints that include allegations concerning sham litigation. Final judgment in favor of the defendants was entered in the Federal Trade Commission’s action on April 21, 2010. On April 25, 2012, the Court of Appeals affirmed the dismissal. On June 17, 2013, the Supreme Court issued a decision, holding that the settlements between brand and generic drug companies which include a payment from the brand company to the generic competitor must be evaluated under a “rule of reason” standard of review and ordered the case remanded (the “Supreme Court Androgel Decision”). On July 20, 2010, the plaintiff in the Fraternal Order of Police action filed an amended complaint adding allegations concerning conduct before the U.S. Patent and Trademark Office, conduct in connection with the listing of Solvay’s patent in the FDA’s “Orange Book,” and sham litigation similar to the claims raised in the direct purchaser actions. On October 28, 2010, the judge presiding over MDL 2084 entered an order pursuant to which the LeGrand action, filed on September 10, 2010, was consolidated for pretrial purposes with the other indirect purchaser class action as part of MDL 2084 and made subject to the Court’s February 22, 2010 order on the motion to dismiss. In February 2012, the direct and indirect purchaser plaintiffs and the defendants filed cross-motions for summary judgment, and on June 22, 2012, the indirect purchaser plaintiffs, including Fraternal Order of Police, LeGrand and HealthNet, filed a motion for leave to amend and consolidate their complaints. On September 28, 2012, the district court granted summary judgment in favor of the defendants on all outstanding claims. The plaintiffs then appealed. On September 12 and 13, 2013, respectively, the indirect purchaser plaintiffs and direct purchaser plaintiffs filed motions with the district court, asking the court for an indicative ruling that it would vacate its final order on the parties’ summary judgment motions and conduct further proceedings in light of the Supreme Court Androgel Decision, should the Court of Appeals remand the case to the district court. On October 23, 2013, the district court granted the motions. The court of appeals recently decided to remand the case back to the district court, which has already indicated it will grant plaintiffs relief under Rule 60(b) of the Federal Rules of Civil Procedure, vacating the ruling from which plaintiffs appealed.

The Company believes it has substantial meritorious defenses and intends to defend itself vigorously. However, these actions, if successful, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Cipro® Litigation. Beginning in July 2000, a number of suits were filed against Watson and certain Company affiliates including The Rugby Group, Inc. (“Rugby”) in various state and federal courts alleging claims under various federal and state competition and consumer protection laws. Several plaintiffs have filed amended complaints and motions seeking class certification. Approximately 42 cases were filed against Watson, Rugby and other Company entities. Many of these actions have been dismissed. Actions remain pending in various state courts, including California, Kansas, Tennessee, and Florida. The actions generally allege that the defendants engaged in unlawful, anticompetitive conduct in connection with alleged agreements, entered into prior to Watson’s acquisition of Rugby from Sanofi Aventis (“Sanofi”), related to the development, manufacture and sale of the drug substance ciprofloxacin hydrochloride, the generic version of Bayer’s brand drug, Cipro®. The actions generally seek declaratory judgment, damages, injunctive relief, restitution and other relief on behalf of certain purported classes of individuals and other entities. The action pending in Kansas, which the court previously terminated administratively, has been reopened. Plaintiffs’ motion for class certification in the Kansas case is due on February 21, 2014. There has been no action in the cases pending in Florida and Tennessee since 2003. In the action pending in the California Superior Court for the County of San Diego (In re: Cipro Cases I & II, JCCP Proceeding Nos. 4154 & 4220 ), on July 21, 2004, the California Court of Appeal ruled that the majority of the plaintiffs would be permitted to pursue their claims as a class. On August 31, 2009, the California Superior Court granted defendants’ motion for summary judgment, and final judgment was entered on September 24, 2009. On October 31, 2011, the California Court of Appeal affirmed the Superior Court’s judgment. On December 13, 2011, the plaintiffs filed a petition for review in the California Supreme Court. On February 15, 2012, the California Supreme Court granted review. On September 12, 2012, the California Supreme Court entered a stay of all proceedings in the case pending a decision from the United States Supreme Court in the Federal Trade Commission v. Actavis matter involving Androgel, described above. The California Supreme Court lifted the stay on June 26, 2013 following the ruling by the United States Supreme Court. Plaintiffs and Bayer recently announced that they have reached an agreement to settle the claims pending against Bayer. Plaintiffs are continuing to pursue claims against the generic defendants, including Watson and Rugby. The remaining parties submitted letter briefs to the court regarding the impact of the Supreme Court Androgel Decision. Response briefs are due on February 14, 2014.

In addition to the pending actions, the Company understands that various state and federal agencies are investigating the allegations made in these actions. Sanofi has agreed to defend and indemnify Watson and its affiliates in connection with the claims and investigations arising from the conduct and agreements allegedly undertaken by Rugby and its affiliates prior to Watson’s acquisition of Rugby, and is currently controlling the defense of these actions.

Doryx Litigation. In July 2012, Mylan Pharmaceuticals Inc. (“Mylan”) filed a complaint against Warner Chilcott and Mayne Pharma International Pty. Ltd. (“Mayne”) in the U.S. District Court for the Eastern District of Pennsylvania alleging that Warner Chilcott and Mayne prevented or delayed Mylan’s generic competition to Warner Chilcott’s Doryx® products in violation of U.S. federal antitrust laws and tortiously interfered with Mylan’s prospective economic relationships under Pennsylvania state law. (Mylan Pharmaceuticals Inc. v. Warner Chilcott Public Limited Co., et al., E.D.Pa. No. 12-cv-03824). In the complaint, Mylan seeks unspecified treble and punitive damages and attorneys’ fees.

Following the filing of Mylan’s complaint, three putative class actions were filed against Warner Chilcott and Mayne by purported direct purchasers, and one putative class action was filed against Warner Chilcott and Mayne by purported indirect purchasers, each in the same court. On December 5, 2013 an additional complaint was filed by the International Union of Operating Engineers Local 132 Health and Welfare Fund on behalf of another group of purported indirect purchasers. Warner has moved to dismiss this new complaint. In each case the plaintiffs allege that they paid higher prices for Warner Chilcott’s Doryx® products as a result of Warner Chilcott’s and Mayne’s alleged actions preventing or delaying generic competition in violation of U.S. federal antitrust laws and/or state laws. Plaintiffs seek unspecified injunctive relief, treble damages and/or attorneys’ fees. The court consolidated the purported class actions and the action filed by Mylan and ordered that all the pending cases proceed on the same schedule.

On February 5, 2013, four retailers, including HEB Grocery, Safeway, Inc., Supervalu, Inc. and Walgreen Co., filed in the same court a civil antitrust complaint in their individual capacities against Warner Chilcott and Mayne regarding Doryx®. (Walgreen Co., Safeway, Inc., Supervalu, Inc. and HEB Grocery Co, LP. v. Warner Chilcott Public Limited Co., et al., E.D.Pa. No. 13-cv-00658). On March 28, 2013, another retailer, Rite Aid, filed a similar complaint in the same court. (Rite Aid Corp. v. Warner Chilcott Public Limited Co., et al., E.D.Pa. No. 13-cv-01644). Both retailer complaints recite similar facts and assert similar legal claims for relief to those asserted in the related cases described above. Both retailer complaints have been consolidated with the cases described above.

Warner Chilcott and Mayne moved to dismiss the claims of Mylan, the direct purchasers, the indirect purchasers and the retailers. On November 21, 2012, the Federal Trade Commission filed with the court an amicus curiae brief supporting the plaintiffs’

theory of relief. On June 12, 2013, the court entered a denial, without prejudice, of Warner Chilcott and Mayne’s motions to dismiss. Discovery is ongoing in the consolidated cases. On November 13, 2013, Warner Chilcott and Mayne reached an agreement in principle to settle the claims of the Direct Purchaser Plaintiff class representatives for $15 million. On February 18, 2014 the court preliminarily approved the settlement and set a hearing for final approval on June 9, 2014. Indirect Purchasers Plaintiffs’ motion for class certification remains pending before the court, with no class having yet been certified.

The Company intends to vigorously defend its rights in the litigations. However, it is impossible to predict with certainty the outcome of any litigation, and the Company can offer no assurance as to when the lawsuits will be decided, whether the Company will be successful in its defense and whether any additional similar suits will be filed. The plaintiffs collectively seek approximately $1.2 billion in compensatory damages, which includes approximately $650 million in purported damages of the Direct Purchaser Plaintiffs with whom the company has a settlement in principle. The Company believes these amounts are unfounded and without merit. However, any award of compensatory damages could be subject to trebling. If these claims are successful such claims could adversely affect the Company and could have a material adverse effect on the Company’s business, financial condition, results of operation and cash flows.

Lidoderm® Litigation. On November 8, 2013, a putative class action was filed in the federal district court (Drogueria Betances, Inc. v. Endo Pharmaceuticals, Inc., et al., E.D.Pa. Civ. No. 13-06542) against Actavis, Inc. and certain of its affiliates alleging that Watson’s 2012 patent lawsuit settlement with Endo Pharmaceuticals, Inc. related to Lidoderm® (lidocaine transdermal patches, “Lidoderm®”) is unlawful. The complaint, asserted on behalf of putative classes of direct purchaser plaintiffs, generally alleges that Watson improperly delayed launching generic versions of Lidoderm® in exchange for substantial payments from Endo Pharmaceuticals in violation of federal and state antitrust and consumer protection laws. The complaint seeks declaratory and injunctive relief and damages. Additional lawsuits contain similar allegations have followed on behalf of putative classes of direct purchasers (Rochester Drug Cooperative, Inc. v. Endo Pharmaceuticals, Inc., et al., E.D.Pa. Civ. No. 13-7217; American Sales Co. LLC, v. Endo Pharmaceuticals, Inc., et al., M.D.Tenn. Civ. No. 14-0022) and suits filed on behalf of a putative class of end-payer plaintiffs (United Food and Commercial Workers Local 1776 & Participating Employers Health and Welfare Fund v.Teikoku Pharma USA, Inc., et al., N.D.Cal. Civ. No. 13-5257; Fraternal Order of Police, Fort Lauderdale Lodge 31, Insurance Trust Fund v. Teikoku Pharma USA, Inc., et al., N.D.Cal. Civ. No. 13-5280; City of Providence v. Teikoku Pharma USA, Inc., et al., D.R.I. Civ. No. 13-771; Greater Metropolitan Hotel Employers — Employees Health and Welfare Fund v. Endo Pharmaceuticals, Inc., et al., D.Minn. Civ. No. 13-3399; Pirelli Armstrong Retiree Medical Benefits Trust v. Teikoku Pharma USA, Inc., et al., M.D.Tenn. Civ. No. 13-1378; Plumbers and Pipefitters Local 178 Health and Welfare Trust Fund v. Teikoku Pharma USA, Inc., et al., N.D.Cal. Civ. No. 13-5938; Philadelphia Federation of Teachers Health and Welfare Fund v. Endo Pharmaceuticals, Inc., et al., E.D.Pa. Civ. No. 14-0057; International Association of Fire Fighters Local 22 Health & Welfare Fund v. Endo Pharmaceuticals, Inc., et al., E.D.Pa. Civ. No. 14-0092; Painters District Council No. 30 Health and Welfare Fund v. Teikoku Pharma USA, Inc., et al., C.D.Cal. Civ. No. 14-0289; Local 17 Hospitality Benefit Fund v. Endo Pharmaceuticals, Inc., et al., N.D.Cal. Civ. No. 14-0503; Teamsters Local Union 115 Health and Welfare Fund v. Endo Pharmaceuticals, Inc., et al., E.D.Pa. Civ. No. 14-0772). On December 23, 2013, plaintiffs in the United Food and Commercial Workers action filed a motion with the JPML to have all the Lidoderm® antitrust cases consolidated in the Northern District of California. Plaintiffs in several of the other actions filed objections and argued for consolidation in districts where their suits were filed. A hearing with the JPML has not yet been scheduled.

The Company believes it has substantial meritorious defenses and intends to defend itself vigorously. However, these actions, if successful, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Loestrin® 24 Litigation. On April 5, 2013, two putative class actions were filed in the federal district court (New York Hotel Trades Council & Hotel Assoc. of New York City, Inc. Health Benefits Fund v. Warner Chilcott Pub. Ltd. Co., et al., D.N.J., Civ. No. 13-02178, and United Food and Commercial Workers Local 1776 & Participating Employers Health and Welfare Fund v. Warner Chilcott (US), LLC, et al., E.D.Pa., No. 13-01807) against Actavis, Inc. and certain affiliates alleging that Watson’s 2009 patent lawsuit settlement with Warner Chilcott related to Loestrin® 24 Fe (norethindrone acetate/ethinyl estradiol tablets and ferrous fumarate tablets, “Loestrin® 24”) is unlawful. The complaints, both asserted on behalf of putative classes of end-payors, generally allege that Watson and another generic manufacturer improperly delayed launching generic versions of Loestrin® 24 in exchange for substantial payments from Warner Chilcott, which at the time was an unrelated company, in violation of federal and state antitrust and consumer protection laws. The complaints each seek declaratory and injunctive relief and damages. On April 15, 2013, the plaintiff in New York Hotel Trades withdrew its complaint and, on April 16, 2013, refiled it in the federal court for the Eastern District of Pennsylvania (New York Hotel Trades Council & Hotel Assoc. of New York City, Inc. Health Benefits Fund v. Warner Chilcott Public Ltd. Co., et al., E.D.Pa., Civ. No. 13-02000). Additional complaints have been filed by different plaintiffs seeking to represent the same putative class of end-payors (A.F. of L. — A.G.C. Building Trades Welfare Plan v. Warner Chilcott, et al., D.N.J. 13-02456, Fraternal Order of Police, Fort Lauderdale Lodge 31, Insurance Trust Fund v. Warner Chilcott Public Ltd. Co., et al., E.D.Pa. Civ. No. 13-02014). Electrical Workers 242 and 294 Health & Welfare Fund v. Warner Chilcott Public Ltd. Co., et al., E.D.Pa. Civ. No. 13-2862 and City of Providence v. Warner Chilcott Public Ltd. Co., et al., D.R.I. Civ. No. 13-307). In addition to the end-payor suits, two lawsuits have been filed on behalf of a class of direct payors (American Sales Company, LLC v. Warner Chilcott Public Ltd., Co. et al., D.R.I. Civ. No. 12-347 and Rochester Drug Co-Operative Inc., v. Warner Chilcott (US), LLC, et al., E.D.Pa. Civ. No. 13-133476). On June 18, 2013, defendants filed a motion with the Judicial Panel on Multidistrict Litigation (“JPML”) to consolidate these cases in one federal district court. After a hearing on September 26, 2013, the JPML issued an order conditionally transferring all related Loestrin® 24 cases to the federal court for the District of Rhode Island. A preliminary hearing was held on November 4, 2013 after which an amended, consolidated complaint was filed on December 6, 2013. On February 6, 2014, the Company filed a motion to dismiss plaintiffs’ complaints. The consolidated case is still in its early stages and discovery has not yet begun on either the class allegations or merits. The Company anticipates additional claims or lawsuits based on the same or similar allegations.

The Company believes it has substantial meritorious defenses and intends to defend both its brand and generic defendant entities vigorously. However, these actions, if successful, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Paroxetine Investigation. On April 19, 2013, the Office of Fair Trading issued a Statement of Objections against GlaxoSmithKline (“GSK”) and various generic drug companies, including Actavis UK Limited, formerly known as Alpharma Limited, now a subsidiary of the Company, alleging that GSK’s settlements with such generic drug companies improperly delayed generic entry of paroxetine, in violation of the United Kingdom’s competition laws. The Company has not yet responded to the Statement of Objections but believes it has substantial meritorious defenses to the allegations. However, an adverse determination in the matter could have an adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Commercial Litigation

Columbia Laboratories, Inc. Securities Litigation. On June 8, 2012, Watson and certain of its officers were named as defendants in a consolidated amended class action complaint filed in the United States District Court for the District of New Jersey (In re: Columbia Laboratories, Inc. Securities Litigation, Case No. CV 12-614) by a putative class of Columbia Laboratories’ stock purchasers. The amended complaint generally alleges that between December 6, 2010 and January 20, 2012, Watson and certain of its officers, as well as Columbia Laboratories and certain of its officers, made false and misleading statements regarding the likelihood of Columbia Laboratories obtaining FDA approval of Prochieve® progesterone gel, Columbia Laboratories’ developmental drug for prevention of preterm birth. Watson licensed the rights to Prochieve® from Columbia Laboratories in July 2010. The amended complaint further alleges that the defendants failed to disclose material information concerning the statistical analysis of the clinical studies performed by Columbia Laboratories in connection with its pursuit of FDA approval of Prochieve®. The complaint seeks unspecified damages. On August 14, 2012, the defendants filed a motion to dismiss all of the claims in the amended complaint, which the court granted on June 11, 2013. Plaintiffs filed a second amended complaint on July 11, 2013. Defendants filed motions to dismiss the second amended complaint on August 9, 2013. On October 21, 2013, the court granted the motion to dismiss the second amended complaint. In ruling on the motion to dismiss, the court also ruled that if the plaintiffs seek to further amend the complaint, they must file a motion within thirty days seeking permission to do so. On December 20, 2013, plaintiffs filed a notice of appeal on the district court’s motion to dismiss ruling. The Company believes it has substantial meritorious defenses and it intends to defend itself vigorously. Additionally, the Company maintains insurance to provide coverage for the claims alleged in the action. However, litigation is inherently uncertain and the Company cannot predict the outcome of this litigation. The action, if successful, or if insurance does not provide sufficient coverage against such claims, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Fax Litigation — Medical West Ballas Pharmacy, LTD, et al. v. Anda, Inc., (Circuit Court of the County of St. Louis, State of Missouri, Case No. 08SL-CC00257). In January 2008, Medical West Ballas Pharmacy, LTD, filed a putative class action complaint against Anda, Inc. (“Anda”), a subsidiary of the Company, alleging conversion and alleged violations of the Telephone Consumer Protection Act (“TCPA”) and Missouri Consumer Fraud and Deceptive Business Practices Act. In April 2008, plaintiff filed an amended complaint substituting Anda as the defendant. The amended complaint alleges that by sending unsolicited facsimile advertisements, Anda misappropriated the class members’ paper, toner, ink and employee time when they received the alleged unsolicited faxes, and that the alleged unsolicited facsimile advertisements were sent to the plaintiff in violation of the TCPA and Missouri Consumer Fraud and Deceptive Business Practices Act. The TCPA allows recovery of minimum statutory damages of $500 per violation, which can be trebled if the violations are found to be willful. The complaint seeks to assert class action claims on behalf of the plaintiff and other similarly situated third parties. In April 2008, Anda filed an answer to the amended complaint, denying the allegations. In November 2009, the court granted plaintiff’s motion to expand the proposed class of plaintiffs from individuals for which Anda lacked evidence of express permission or an established business relationship to “All persons who on or after four years prior to the filing of this action, were sent telephone facsimile messages advertising pharmaceutical drugs and products by or on behalf of Defendant.” In November 2010, the plaintiff filed a second amended complaint further expanding the definition and scope of the proposed class of plaintiffs. On December 2, 2010, Anda filed a motion to dismiss claims the plaintiff is seeking to assert on behalf of putative class members who expressly consented or agreed to receive faxes from Defendant, or in the alternative, to stay the court proceedings pending resolution of Anda’s petition to the Federal Communications Commission (“FCC”) (discussed below). On April 11, 2011, the court denied the motion. On May 19, 2011, the plaintiff’s filed their motion seeking certification of a class of entities with Missouri telephone numbers who were sent Anda faxes for the period January 2004 through January 2008. The motion has been briefed. However, the court granted Anda’s motion to vacate the class certification hearing until similar issues are resolved in either or both the pending Nack litigation or with the FCC Petition, both of which are described in more detail below. No trial date has been set in the matter.

On May 1, 2012, an additional action under the TCPA was filed by Physicians Healthsource, Inc., purportedly on behalf of the “end users of the fax numbers in the United States but outside Missouri to which faxes advertising pharmaceutical products for sale by Anda were sent.” (Physicians Healthsource Inc. v. Anda Inc. S.D. Fla., Civ, No. 12-60798). On July 10, 2012, Anda filed its answer and affirmative defenses. The parties have filed a joint motion to stay the action pending the resolution of the FCC Petition and the FCC’s recently filed Public Notice, described below.

Several issues raised in plaintiff’s motion for class certification in the Medical West matter were addressed by the Eighth Circuit Court of Appeals in an unrelated case to which Anda is not a party, Nack v. Walburg, No. 11-1460. Nack concerned whether there is a private right of action for failing to include any opt-out notice on faxes sent with express permission, contrary to a FCC regulation that requires such notice on fax advertisements. The Eighth Circuit granted Anda leave to file an amicus brief and to participate during oral argument in the matter, which was held on September 19, 2012. In its ruling, issued May 21, 2013, the Eighth Circuit held that Walburg’s arguments on appeal amounted to challenges to the FCC’s regulation and that the court lacked jurisdiction to entertain such challenges pursuant to the Hobbs Act and it would otherwise not decide any similar challenges without the benefit of full participation by the FCC. The defendant in Nack has filed a petition for certiorari with the United States Supreme Court.

In a related matter, on November 30, 2010, Anda filed a petition with the FCC, asking the FCC to clarify the statutory basis for its regulation requiring “opt-out” language on faxes sent with express permission of the recipient (the “FCC Petition”). On May 2, 2012, the Consumer & Governmental Affairs Bureau of the FCC dismissed the FCC Petition. On May 14, 2012, Anda filed an application for review of the Bureau’s dismissal by the full Commission, requesting the FCC to vacate the dismissal and grant the relief sought in the FCC Petition. The FCC has not ruled on the application for review. On January 31, 2014, the FCC issued a Public Notice seeking comment on several more recently-filed petitions, all similar to the one Anda filed in 2010. Anda believes it has substantial meritorious defenses to the putative class actions brought under the TCPA, and intends to defend the actions vigorously. However, these actions, if successful, could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

West Virginia Prescription Drug Abuse Litigation. On June 26, 2012, the State of West Virginia filed a lawsuit against multiple distributors of prescription drugs, including Anda, Inc., a subsidiary of the Company (State of West Virginia v. Amerisourcebergen Drug Corporation, et. al., Boone County Circuit Court Civil Case No. 12-C-141). The complaint generally alleges that the defendants distributed prescription drugs in West Virginia in violation of state statutes, regulation and common law. The complaint seeks injunctive relief and unspecified damages and penalties. On July 26, 2012, a co-defendant removed the case to the federal court for the Southern District of West Virginia. On March 27, 2013, the court granted plaintiff’s motion to remand the case to state court. On January 3, 2014, plaintiff filed an amended complaint to which defendants’ must respond by February 14, 2014. The case is in its preliminary stages and the Company believes it has substantial meritorious defenses to the claims alleged. However, an adverse determination in the case could have an adverse effect on the Company’s business, results of operations, financial condition and cash flows.

FDA Litigation

In May 2002, Company subsidiary Watson Laboratories, Inc. reached an agreement with the FDA on the terms of a consent decree with respect to its Corona, California manufacturing facility. The court approved the consent decree on May 13, 2002 (United States of America v. Watson Laboratories, Inc., et. al., United States District Court for the Central District of California, EDCV-02-412-VAP). The consent decree applies only to the Company’s Corona, California facility and not other manufacturing sites. The decree requires that the Corona, California facility complies with the FDA’s current Good Manufacturing Practices (“cGMP”) regulations.

Pursuant to the agreement, the Company hired an independent expert to conduct inspections of the Corona facility at least once each year. In each year from 2002 through 2012, the independent expert has reported its opinion to the FDA that, based on the findings of the audit of the facility, the FDA’s applicable cGMP requirements, applicable FDA regulatory guidance, and the collective knowledge, education, qualifications and experience of the expert’s auditors and reviewers, the systems at the Corona facility audited and evaluated by the expert are in compliance with the FDA’s cGMP regulations. However, the FDA is not required to accept or agree with the independent expert’s opinion. The FDA has conducted periodic inspections of the Corona facility since the entry of the consent decree, and concluded its most recent general cGMP inspection in November 2012. At the conclusion of the inspection, the FDA inspectors issued a Form 483 to the facility identifying certain observations concerning the instances where the facility failed to follow cGMP regulations. The facility has responded to the Form 483 observations and has provided the FDA with a corrective action plan to address the observations noted in the Form 483. In September 2013, the FDA requested an update on the actions taken by the Company to correct the violations noted at the conclusion of the November 2012 inspection. The Company has responded to the FDA and has provided the requested information. In February 2014 the independent expert concluded its most recent inspection of the Corona facility. At the conclusion of the inspection, the independent expert reported its opinion to the FDA that, based on the findings of the audit of the facility, the FDA’s applicable cGMP requirements, applicable FDA regulatory guidance, and the collective knowledge, education, qualifications and experience of the expert’s auditors and reviewers, the systems at the Corona facility audited and evaluated by the expert are in compliance with the FDA’s cGMP regulations. If in the future, the FDA determines that, with respect to its Corona facility, the Company has failed to comply with the consent decree or FDA regulations, including cGMPs, or has failed to adequately address the FDA’s inspectional observations, the consent decree allows the FDA to order a variety of actions to remedy the deficiencies. These actions could include ceasing manufacturing and related operations at the Corona facility, and recalling affected products. Such actions, if taken by the FDA, could have a material adverse effect on the Company, its results of operations, financial position and cash flows.

Patent Litigation

Patent Enforcement Matters

Actonel Once-a-Month. In August 2008, December 2008 and January 2009, Procter & Gamble’s global branded pharmaceutical business (“PGP”) and Hoffman-La Roche Inc. (“Roche”) received Paragraph IV certification notice letters from Teva Pharmaceutical Industries, Ltd. (together with its subsidiaries “Teva”), Sun Pharma Global, Inc. (“Sun”) and Apotex Inc. and Apotex Corp. (together “Apotex”), indicating that each such company had submitted to the FDA an Abbreviated New Drug Application (“ANDA”) seeking approval to manufacture and sell generic versions of the Actonel® 150 mg product (“Actonel® OaM”). The notice letters contended that Roche’s U.S. Patent No. 7,192,938 (the “‘938 Patent”), a method patent expiring in November 2023 (including a 6-month pediatric extension of regulatory exclusivity) which Roche licensed to PGP with respect to Actonel® OaM, was invalid, unenforceable or not infringed. PGP and Roche filed patent infringement suits against Teva in September 2008 (Procter & Gamble Co. et al. v. Teva Pharms. USA, Inc., Case No. 08-cv-627), Sun in January 2009 (Procter & Gamble Co. et al. v. Sun Pharma Global, Inc., Case No. 09-cv-061) and Apotex in March 2009 (Procter & Gamble Co. et al. v. Apotex Inc. et al., Case No. 09-cv-143) in the U.S. District Court for the District of Delaware charging each with infringement of the ‘938 Patent. The lawsuits resulted in a stay of FDA approval of each defendant’s ANDA for 30 months from the date of PGP’s and Roche’s receipt of notice, subject to the prior resolution of the matters before the court. The stay of approval of each of Teva’s, Sun’s and Apotex’s ANDAs has expired, and the FDA has tentatively approved Teva’s ANDA with respect to Actonel® OaM. However, none of the defendants challenged the validity of the underlying U.S. Patent No. 5,583,122 (the “‘122 Patent”), which covers all of the Actonel® products, including Actonel® OaM, and does not expire until June 2014 (including a 6-month pediatric extension of regulatory exclusivity). As a result, the Company does not believe that any of the defendants will be permitted to market their proposed generic versions of Actonel® OaM prior to June 2014.

On February 24, 2010, Warner Chilcott and Roche received a Paragraph IV certification notice letter from Mylan indicating that it had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of Actonel® OaM. The notice letter contends that the ‘938 Patent, which expires in November 2023 and covers Actonel® OaM, is invalid and/or will not be infringed. Warner Chilcott and Roche filed a patent suit against Mylan in April 2010 in the U.S. District Court for the District of Delaware charging Mylan with infringement of the ‘938 Patent based on its proposed generic version of Actonel® OaM (Procter & Gamble Co. et al. v. Mylan Pharms. Inc., Case No. 10-cv-285). The lawsuit resulted in a stay of FDA approval of Mylan’s ANDA for 30 months from the date of Warner Chilcott’s and Roche’s receipt of notice, subject to prior resolution of the matter before the court. The stay of approval of Mylan’s ANDA has now expired. Since Mylan did not challenge the validity of the underlying ‘122 Patent, which expires in June 2014 (including a 6-month pediatric extension of regulatory exclusivity) and covers all of the Actonel® products, the Company does not believe that Mylan will be permitted to market its proposed ANDA product prior to the June 2014 expiration of the ‘122 Patent (including a 6-month pediatric extension of regulatory exclusivity).

In October, November and December 2010 and February 2011, Warner Chilcott and Roche received Paragraph IV certification notice letters from Sun, Apotex, Teva and Mylan, respectively, indicating that each such company had amended its existing ANDA covering generic versions of Actonel® OaM to include a Paragraph IV certification with respect to Roche’s U.S. Patent No. 7,718,634 (the “‘634 Patent”). The notice letters contended that the ‘634 Patent, a method patent expiring in November 2023 (including a 6-month pediatric extension of regulatory exclusivity) which Roche licensed to Warner Chilcott with respect to Actonel® OaM, was invalid, unenforceable or not infringed. Warner Chilcott and Roche filed patent infringement suits against Sun and Apotex in December 2010, against Teva in January 2011 and against Mylan in March 2011 in the U.S. District Court for the District of Delaware charging each with infringement of the ‘634 Patent. The Company believes that no additional 30-month stay is available in these matters because the ‘634 Patent was listed in the FDA’s Orange Book subsequent to the date on which Sun, Apotex, Teva and Mylan filed their respective ANDAs with respect to Actonel® OaM. However, the underlying ‘122 Patent, which covers all of the Actonel® products, including Actonel® OaM, does not expire until June 2014 (including a 6-month pediatric extension of regulatory exclusivity).

Warner Chilcott and Roche’s actions against Teva, Apotex, Sun and Mylan for infringement of the ‘938 Patent and the ‘634 Patent arising from each such party’s proposed generic version of Actonel® OaM were consolidated for all pretrial purposes (in Case No. 08-cv-627), and a consolidated trial for those suits was previously expected to be held in July 2012. Following an adverse ruling in Roche’s separate ongoing patent infringement suit before the U.S. District Court for the District of New Jersey relating to its Boniva® product, in which the court held that claims of the ‘634 Patent covering a monthly dosing regimen using ibandronate were invalid as obvious, Teva, Apotex, Sun and Mylan filed a motion for summary judgment in Warner Chilcott’s Actonel® OaM patent infringement litigation. In the motion, the defendants have sought to invalidate the asserted claims of the ‘938 Patent and ‘634 Patent, which cover a monthly dosing regimen using risedronate, on similar grounds. The previously scheduled trial has been postponed pending resolution of the new summary judgment motion. A hearing on Teva, Apotex, Sun and Mylan’s motions for summary judgment of invalidity and a separate motion by Warner Chilcott and Roche for summary judgment of infringement took place on December 14, 2012.

To the extent that any ANDA filer also submitted a Paragraph IV certification with respect to U.S. Patent No. 6,165,513 covering Actonel® OaM, Warner Chilcott has determined not to pursue an infringement action with respect to this patent. While Warner Chilcott and Roche intend to vigorously defend the ‘938 Patent and the ‘634 Patent and protect their legal rights, the Company can offer no assurance as to when the lawsuits will be decided, whether the lawsuits will be successful or that a generic equivalent of Actonel® OaM will not be approved and enter the market prior to the expiration of the ‘938 Patent and the ‘634 Patent in 2023 (including, in each case, a 6-month pediatric extension of regulatory exclusivity).

Asacol HD. In September 2011, Warner Chilcott received a Paragraph IV certification notice letter from Zydus Pharmaceuticals USA, Inc. (together with its affiliates, “Zydus”) indicating that Zydus had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of Warner Chilcott’s Asacol® 800 mg product (“ASACOL HD”). Zydus contends that Warner Chilcott’s U.S. Patent No. 6,893,662, expiring in November 2021 (the “‘662 Patent”), is invalid and/or not infringed. In addition, Zydus indicated that it had submitted a Paragraph III certification with respect to Medeva Pharma Suisse AG’s (“Medeva”) U.S. Patent No. 5,541,170 (the “‘170 Patent”) and U.S. Patent No. 5,541,171 (the “‘171 Patent”), formulation and method patents which the Company exclusively licenses from Medeva covering Warner Chilcott’s ASACOL products, consenting to the delay of FDA approval of the ANDA product until the ‘170 Patent and the ‘171 Patent expire in July 2013. In November 2011, Warner Chilcott filed a lawsuit against Zydus in the U.S. District Court for the District of Delaware charging Zydus with infringement of the ‘662 Patent (Warner Chilcott Co., LLC v. Zydus Pharms. (USA) Inc. et al., Case No. 1:2011cv01105). The lawsuit results in a stay of FDA approval of Zydus’ ANDA for 30 months from the date of Warner Chilcott’s receipt of the Zydus notice letter, subject to prior resolution of the matter before the court. While the Company intends to vigorously defend the ‘662 Patent and pursue its legal rights, the Company can offer no assurance as to when the pending litigation will be decided, whether the lawsuit will be successful or that a generic equivalent of ASACOL HD will not be approved and enter the market prior to the expiration of the ‘662 Patent in 2021. In January 2014 the parties reached an agreement in principle to settle the case. Under the terms of the settlement, Zydus can launch its ANDA product in November 2015, or can launch an authorized generic version of Asacol HD in July 2016 if it fails to obtain FDA approval of its ANDA by such time. The settlement is subject to execution of definitive documentation.

Atelvia. In August and October 2011 and March 2012, Warner Chilcott received Paragraph IV certification notice letters from Watson Laboratories, Inc. — Florida (together with Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.) and its subsidiaries, “Actavis”), Teva and Ranbaxy Laboratories Ltd. (together with its affiliates, “Ranbaxy”) indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of Atelvia® 35 mg tablets (“Atelvia®”). The notice letters contend that Warner Chilcott’s U.S. Patent Nos. 7,645,459 (the “‘459 Patent”) and 7,645,460 (the “‘460 Patent”), two formulation and method patents expiring in January 2028, are invalid, unenforceable and/or not infringed. Warner Chilcott filed a lawsuit against Actavis in October 2011 (Warner Chilcott Co., LLC et al. v. Watson Pharms., Inc. et al., Case No. 11-cv-5989), against Teva in November 2011 (Warner Chilcott Co., LLC et al. v. Teva Pharms. USA, Inc. et al., Case No. 11-cv-6936) and against Ranbaxy in April 2012 (Warner Chilcott Co., LLC et al. v.Ranbaxy, Inc. et al., Case No. 12-cv-2474) in the U.S. District Court for the District of New Jersey charging each with infringement of the ‘459 Patent and ‘460 Patent. On August 21, 2012, the United States Patent and Trademark Office issued to the Company U.S. Patent No. 8,246,989 (the “‘989 Patent”), a formulation patent expiring in January 2026. The Company listed the ‘989 Patent in the FDA’s Orange Book, each of Actavis, Teva and Ranbaxy amended its Paragraph IV certification notice letter to contend that the ‘989 Patent is invalid and/or not infringed, and Warner Chilcott amended its complaints against Actavis, Teva and Ranbaxy to assert the ‘989 Patent. The lawsuits result in a stay of FDA approval of each defendant’s ANDA for 30 months from the date of Warner Chilcott’s receipt of such defendant’s original notice letter, subject to prior resolution of the matter before the court. The Company does not believe that the amendment of its complaints against Actavis, Teva and Ranbaxy to assert the ‘989 Patent will result in any additional 30-month stay. In addition, none of the ANDA filers certified against the ‘122 Patent, which covers all of the Actonel® and Atelvia® products and expires in June 2014 (including a 6-month pediatric extension of regulatory exclusivity). On October 2, 2013, Actavis divested its ANDA to Amneal Pharmaceuticals. No trial date has been set.

While the Company intends to vigorously defend the ‘459 Patent, the ‘460 Patent and the ‘989 Patent and pursue its legal rights, the Company can offer no assurance as to when the lawsuits will be decided, whether such lawsuits will be successful or that a generic equivalent of Atelvia® will not be approved and enter the market prior to the expiration of the ‘989 Patent in 2026 and/or the ‘459 Patent and the ‘460 Patent in 2028.

Enablex®. On December 18, 2013, Warner Chilcott Company LLC and Warner Chilcott (US) LLC sued Torrent Pharmaceuticals Ltd. and Torrent Pharma Inc. (together “Torrent”) in the United States District Court for the District of Delaware, alleging that sales of Torrent’s darifenacin tablets, a generic version of Warner Chilcott’s Enablex®, would infringe U.S. Patent No. 6,106,864 (the ‘864 patent) (Warner Chilcott Company LLC et al. v. Torrent Pharms. Ltd, et al., Case No. 13cv02039). The complaint seeks injunctive relief. Pursuant to the provisions of the Hatch-Waxman Act, the FDA is precluded from granting final approval to Torrent until the earlier of thirty months after the generic applicant provided Warner Chilcott with notice of its ANDA filing or the generic applicant prevails in the pending litigation, subject to any other exclusivities, such as a first filer 180 day market exclusivity. Under the settlement agreements entered into in the third quarter of 2010 to resolve outstanding patent litigation, each of Teva, Anchen Pharmaceuticals, Inc. and Watson agreed not to launch a generic version of Enablex® until the earlier of March 15, 2016 (or June 15, 2016, if a 6-month pediatric extension of regulatory exclusivity is granted) or, among other circumstances, (i) the effective date of any license granted to a third party for a generic Enablex product or (ii) in the event a third party launches a generic Enablex® product “at risk” and injunctive relief is not sought or granted.

The Company believes it has meritorious claims to prevent Torrent from launching a generic version of Enablex. However, if Torrent prevails in the pending litigation or launches a generic version of Enablex® before the pending litigation is finally resolved, it could have an adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Generess® Fe. On November 22, 2011, Warner Chilcott Company sued Mylan Inc., Mylan Pharmaceuticals Inc. and Famy Care Ltd. in the United States District Court for the District of New Jersey, alleging that sales of norethindrone and ethinyl estradiol and ferrous fumarate tablets, a generic version of Warner Chilcott’s Generess® Fe tablets (which is exclusively licensed by Warner Chilcott), would infringe U.S. Patent No. 6,667,050 (the ‘050 patent) (Warner Chilcott Company LLC v. Mylan Inc., et al., Case No. 11cv6844). The complaint seeks injunctive relief. On December 12, 2011 Warner Chilcott sued Lupin Ltd. and Lupin Pharmaceuticals, Inc. in the United States District Court for the District of New Jersey, alleging that sales of Lupin’s generic version of Generess® Fe would infringe the ‘050 patent. (Warner Chilcott Company LLC v. Lupin Ltd., et al., Case No. 11cv7228). The complaint seeks injunctive relief. Warner Chilcott’s lawsuits against Mylan and Lupin have been consolidated and remain pending. Pursuant to the provisions of the Hatch-Waxman Act, the FDA is precluded from granting final approval to the generic applicants until the earlier of thirty months after the generic applicant provided Warner Chilcott with notice of its abbreviated new drug application filing or the generic applicant prevails in the pending litigation. The trial began on January 13, 2014, and the court has not yet issued its decision. The Company believes Warner Chilcott has meritorious claims to prevent the generic applicants from launching a generic version of Generess® Fe. However, if a generic applicant prevails in the pending litigation or launches a generic version of Generess® Fe before the pending litigation is finally resolved, it could have an adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Lo Loestrin® FE. In July 2011 and April 2012, Warner Chilcott received Paragraph IV certification notice letters from Lupin and Actavis indicating that each had submitted to the FDA an ANDA seeking approval to manufacture and sell a generic version of Warner Chilcott’s oral contraceptive, Lo Loestrin® Fe. The notice letters contend that the ‘394 Patent and Warner Chilcott’s U.S. Patent No. 7,704,984 (the “‘984 Patent”), which cover Lo Loestrin® Fe and expire in 2014 and 2029, respectively, are invalid and/or not infringed. Warner Chilcott filed a lawsuit against Lupin in September 2011 (Warner Chilcott Co., LLC v. Lupin Ltd. et al., Case No. 11-cv-5048) and against Actavis in May 2012 (Warner Chilcott Co., LLC v. Watson Labs., Inc. et al., Case No. 12-cv-2928) in the U.S. District Court for the District of New Jersey charging each with infringement of the ‘394 Patent and the ‘984 Patent. Warner Chilcott granted Lupin and Actavis covenants not to sue on the ‘394 Patent with regard to their ANDAs seeking approval for a generic version of Lo Loestrin® Fe, and the court dismissed all claims concerning the ‘394 Patent in the Lupin and the Actavis litigations in December 2012 and February 2013, respectively. The lawsuits result in a stay of FDA approval of each defendant’s ANDA for 30 months from the date of Warner Chilcott’s receipt of such defendant’s notice letter, subject to the prior resolution of the matter before the court. On October 2, 2013, Actavis divested its ANDA to Amneal Pharmaceuticals. On October 4, 2013, Amneal Pharmaceuticals was substituted for Actavis as a defendant. A joint trial began on October 7, 2013 and concluded on October 17, 2013. On January 17, 2014, the district court issued its decision that the ‘984 Patent is valid and infringed by Lupin’s and Amneal’s respective ANDAs. On January 21, 2014, Lupin filed a notice of appeal to the United States Court of Appeals for the Federal Circuit (Appeal No. CAFC 14-1262). The appeal is currently pending.

While the Company intends to vigorously defend the ‘984 Patent and pursue its legal rights, it can offer no assurance as to when the lawsuits will be decided, whether such lawsuits will be successful or that a generic equivalent of Lo Loestrin® Fe will not be approved and enter the market prior to the expiration of the ‘984 Patent in 2029.

Rapaflo®. On June 17, 2013, Actavis, Inc., Watson Laboratories, Inc., and Kissei Pharmaceutical Co., Ltd. sued Hetero USA Inc., Hetero Labs Limited, and Hetero Labs Limited, Unit 3 (collectively, “Hetero”) in the United States District Court for the District

of Delaware, alleging that sales of silodosin tablets, a generic version of Actavis’ Rapaflo® tablets, would infringe U.S. Patent No. 5,387,603 (the ‘603 patent) (Kissei Pharm. Co., Ltd. et al v. Hetero USA Inc. et al., Case No.13cv01091). The complaint seeks injunctive relief. On June 17, 2013 Actavis, Inc., Watson Laboratories, Inc., and Kissei Pharmaceutical Co., Ltd. sued Sandoz Inc. in the United States District Court for the District of Delaware, alleging that sales of Sandoz’s generic version of Rapaflo® would infringe the ‘603 patent. (Kissei Pharm. Co., Ltd. et al v. Sandoz, Inc., Case No.13cv01092). The complaint seeks injunctive relief. Actavis and Kissei’s lawsuits against Hetero and Sandoz have been consolidated and remain pending. Pursuant to the provisions of the Hatch-Waxman Act, the FDA is precluded from granting final approval to the generic applicants prior to April 8, 2016. The Company believes it has meritorious claims to prevent the generic applicants from launching a generic version of Rapaflo. However, if a generic applicant prevails in the pending litigation or launches a generic version of Rapaflo before the pending litigation is finally resolved, it could have an adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Patent Defense Matters

Bayer Patent Litigation. In August 2012, Bayer Pharma AG (together with its affiliates, “Bayer”) filed a complaint against Warner Chilcott in the U.S. District Court for the District of Delaware alleging that Warner Chilcott’s manufacture, use, offer for sale, and/or sale of its Lo Loestrin® Fe oral contraceptive product infringes Bayer’s U.S. Patent No. 5,980,940 (Bayer Intellectual Property GMBH et al. v. Warner Chilcott Co., LLC et al., Case No. 12-cv-1032). In the complaint, Bayer seeks injunctive relief and unspecified monetary damages for the alleged infringement. In December 2012, Bayer amended the complaint to add a patent interference claim seeking to invalidate the Company’s ‘984 Patent, which covers the Lo Loestrin® Fe product.

Although it is impossible to predict with certainty the outcome of any litigation, the Company believes that it has a number of strong defenses to the allegations in the complaints and intends to vigorously defend the litigations. These cases are in the early stages of litigation, and an estimate of the potential loss, or range of loss, if any, to the Company relating to these proceedings is not possible at this time.

Ibandronate Tablets (Generic version of Boniva®). On September 21, 2007, Hoffmann-La Roche Inc. sued Cobalt Laboratories, Inc. and Cobalt Pharmaceuticals Inc. (both of which were subsequently acquired by Watson in 2009) in the United States District Court for the District of New Jersey, alleging that sales of Ibandronate Tablets, a generic version of Hoffmann-La Roche’s Boniva® tablets, would infringe U.S. Patent Nos. 4,927,814 (the ‘814 Patent); 6,294,196 (the ‘196 Patent); and 7,192,938 (the ‘938 Patent) (Hoffmann-La Roche Inc. v. Cobalt Pharmaceuticals Inc., et. al., Case No. 07cv4540). The complaint sought damages and injunctive relief. Thereafter, Hoffmann-La Roche asserted additional claims, alleging infringement of U.S. Patent Nos. 7,410,957 (the ‘957 Patent) and 7,718,634 (the ‘634 patent) against Cobalt, and the parties entered into stipulations to dismiss Hoffman-La Roche’s claims related to the ‘196 and the ‘938 Patent. On August 24, 2010, the District Court granted Hoffmann-La Roche’s motion for summary judgment that Cobalt would infringe at least one claim of the ‘814 patent. On March 17, 2012, the ‘814 patent expired, leaving the ‘957 and ‘634 patents as the only patents in suit. On May 7, 2012, the District Court granted the Company’s motion for summary judgment that certain claims of the ‘634 patent are invalid. On October 1, 2012, the District Court granted Cobalt’s motion for summary judgment that certain claims of the ‘957 patent are invalid. On January 25, 2013 the District Court denied Plaintiffs’ motion for reconsideration of the summary judgment decisions finding the ‘634 patent and ‘957 patent claims invalid. The plaintiff has appealed. The Court of Appeals heard oral arguments on the appeal on December 6, 2013. In June 2012, the Company began selling its generic version of Boniva®. The Company believes it has substantial meritorious defenses to the case. However, the Company has sold and is continuing to sell its generic version of Boniva®. Therefore, an adverse final appellate determination that one of the patents in suit is valid and infringed could have an adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Oxymorphone Extended-Release Tablets (Generic version of Opana® ER). On December 11, 2012, Endo Pharmaceuticals Inc. (“Endo”) sued Actavis and certain of its affiliates in the United States District Court for the Southern District of New York, alleging that sales of the Company’s 7.5 mg and 15 mg oxymorphone extended-release tablets, generic versions of Endo’s Opana® ER, infringe U.S. Patent Nos. 7,851,482; 8,309,122; and 8,329,216, which the USPTO recently issued or Endo recently acquired (Endo Pharms. Inc. v. Actavis Inc. et al., Case No. 12-cv-8985). On July 11, 2013, the FDA approved Actavis’ 5 mg, 10 mg, 20 mg, 30 mg, and 40 mg oxymorphone extended-release tablets. On August 6, 2013, Endo filed a motion for a preliminary injunction seeking to prevent Actavis from selling its 5 mg, 10 mg, 20 mg, 30 mg, and 40 mg oxymorphone extended-release tablets. On September 12, 2013, the Court denied Endo’s motion for a preliminary injunction and Actavis began selling its generic versions of Opana® ER. On September 17, 2013, Endo filed a motion for an injunction pending appeal, which the Federal Court of Appeals for the Federal Circuit denied on November 21, 2013. On January 9, 2014, the Federal Circuit heard oral arguments on Endo’s appeal of the district court’s denial of the motion for a preliminary injunction. No decision on the appeal has been issued. The Company believes it has substantial meritorious defenses to the case. However, Actavis has sold and is continuing to sell its generic versions of Opana® ER, 5mg, 7.5 mg, 10 mg, 15 mg, 20 mg, 30 mg and 40 mg. Therefore, an adverse final determination that one of the patents in suit is valid and infringed could have an adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Tranexamic Acid Tablets (Generic version of Lysteda®). On July 7, 2011, Ferring B.V. sued Watson in the United States District Court for the District of Nevada, alleging that sales of the Company’s tranexamic acid tablets, a generic version of Ferring’s Lysteda® tablets, would infringe U.S. Patent No. 7,947,739 (“the ‘739 patent”) (Ferring B.V. v. Watson Pharmaceuticals, Inc., et. al., Case No. 3:11-cv-00481). On November 25, 2011, Ferring filed a second complaint in the District of Nevada alleging that sales of Actavis’ tranexamic acid tablets would infringe U.S. Patent No. 8,022,106 (“the ‘106 patent”). (Ferring B.V. v. Watson Pharmaceuticals, Inc., et. al., Case No. 3:11-cv-00853). On November 9, 2012, Ferring filed a third complaint in the District of Nevada alleging that sales of Actavis’ tranexamic acid tablets would infringe U.S. Patent No. 8,273,795 (“the ‘795 patent”) (Ferring B.V. v. Watson Pharmaceuticals, Inc., et. al., Case No. 2:12-cv-01935). The cases are still pending. The District Court has consolidated all three cases. On January 3, 2013, Actavis began selling its generic version of Lysteda®. On September 6, 2013, Ferring filed a fourth complaint in the District of Nevada alleging that sales of Actavis’ tranexamic acid tablets would infringe U.S. Patent No. 8,487,055 (“the ‘795 patent”) (Ferring B.V. v. Actavis, Inc., et. al., Case No. 3:13-cv-00477). The fourth complaint also seeks damages for the alleged infringement of the ‘739, ‘106, ‘759, and ‘055 patents by Actavis’ sales of its generic version of Lysteda®. The fourth case has not been consolidated with the first three cases. Trial regarding the ‘739, ‘106 and ‘759 patents began on January 21, 2014, and on January 30, 2014, the Judge tentatively ruled that the ‘739, ‘106 and ‘759 patents are valid and infringed by Watson’s ANDA product. As of February 12, 2014, the court had not issued a final order or ruling. The Company believes it has substantial meritorious defenses to the case. However, Actavis has sold and is continuing to sell its generic version of Lysteda®. Therefore, an adverse final determination that one of the patents in suit is valid and infringed could have an adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Product Liability Litigation

Actonel Litigation. Warner Chilcott is a defendant in approximately 275 cases and a potential defendant with respect to approximately 382 unfiled claims involving a total of approximately 665 plaintiffs and potential plaintiffs relating to the Warner Chilcott’s bisphosphonate prescription drug Actonel®. The claimants allege, among other things, that Actonel® caused them to suffer osteonecrosis of the jaw (“ONJ”), a rare but serious condition that involves severe loss or destruction of the jawbone, and/or atypical fractures of the femur (“AFF”). All of the cases have been filed in either federal or state courts in the United States. Warner Chilcott is in the initial stages of discovery in these litigations. The 382 unfiled claims involve potential plaintiffs that have agreed, pursuant to a tolling agreement, to postpone the filing of their claims against Warner Chilcott in exchange for Warner Chilcott’s agreement to suspend the statutes of limitations relating to their potential claims. In addition, Warner Chilcott is aware of four purported product liability class actions that were brought against Warner Chilcott in provincial courts in Canada alleging, among other things, that Actonel® caused the plaintiffs and the proposed class members who ingested Actonel® to suffer atypical fractures or other side effects. It is expected that these plaintiffs will seek class certification. Of the approximately 669 total Actonel®-related claims, approximately 137 include ONJ-related claims, approximately 514 include AFF-related claims and approximately four include both ONJ and AFF-related claims. Warner Chilcott is reviewing these lawsuits and potential claims and intends to defend these claims vigorously.

Sanofi-Aventis U.S. LLC (“Sanofi”), which co-promoted Actonel® with Warner Chilcott in the United States through the end of 2013 pursuant to a collaboration agreement, is a defendant in many of Warner Chilcott’s Actonel® product liability cases. Sanofi and Warner Chilcott continue to co-promote Actonel® in other countries pursuant to the collaboration agreement. In some of the cases, manufacturers of other bisphosphonate products are also named as defendants. Plaintiffs have typically asked for unspecified monetary and injunctive relief, as well as attorneys’ fees. Under the collaboration agreement, Sanofi has agreed to indemnify Warner Chilcott, subject to certain limitations, for 50% of the losses from any product liability claims in Canada relating to Actonel® and for 50% of the losses from any product liability claims in the United States and Puerto Rico relating to Actonel® brought prior to April 1, 2010, which would include approximately 90 claims relating to ONJ and other alleged injuries that were pending as of March 31, 2010 and not subsequently dismissed. Pursuant to the April 2010 amendment to the collaboration agreement, Warner Chilcott will be fully responsible for any product liability claims in the United States and Puerto Rico relating to Actonel® brought on or after April 1, 2010. Warner Chilcott may be liable for product liability, warranty or similar claims in relation to products acquired from The Procter & Gamble Company (“P&G”) in October 2009 in connection with Warner Chilcott’s acquisition (the “PGP Acquisition”) of P&G’s global branded pharmaceutical’s business (“PGP”), including ONJ-related claims that were pending as of the closing of the PGP Acquisition. Warner Chilcott’s agreement with P&G provides that P&G will indemnify Warner Chilcott, subject to certain limits, for 50% of Warner Chilcott’s losses from any such claims, including approximately 88 claims relating to ONJ and other alleged injuries, pending as of October 30, 2009 and not subsequently dismissed.

In May 2013, Warner Chilcott entered into a settlement agreement in respect of up to 74 ONJ-related claims, subject to the acceptance thereof by the individual respective claimants. Warner Chilcott recorded a charge in the six months ended June 30, 2013 in the amount of $2 million in accordance with ASC Topic 450 “Contingencies” in connection with Warner Chilcott’s entry into the settlement agreement. This charge represents Warner Chilcott’s current estimate of the aggregate amount that is probable to be paid by Warner Chilcott in connection with the settlement agreement. In September 2013, Warner Chilcott entered into a separate settlement agreement in respect of up to 53 additional ONJ-related claims, subject to the acceptance thereof by the individual respective claimants. Assuming that all of the relevant claimants accept the settlement agreements, approximately 562 Actonel®-related claims would remain outstanding, of which approximately 30 include ONJ-related claims, approximately 514 include AFF-related claims and approximately four include both ONJ and AFF-related claims. However, it is impossible to predict with certainty (i) the number of such individual claimants that will accept the settlement agreement or (ii) the outcome of any litigation with claimants rejecting the settlement or other plaintiffs and potential plaintiffs with ONJ, AFF or other Actonel®-related claims, and the Company can offer no assurance as to the likelihood of an unfavorable outcome in any of these matters. An estimate of the potential loss, or range of loss, if any, to the Company relating to proceedings with (i) claimants rejecting the settlement or (ii) other plaintiffs and potential plaintiffs with ONJ, AFF or other Actonel®-related claims is not possible at this time. The Company believes it has substantial meritorious defenses to these cases and Warner Chilcott maintains product liability insurance against such cases. However, litigation is inherently uncertain and the Company cannot predict the outcome of this litigation. These actions, if successful, or if insurance does not provide sufficient coverage against such claims, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Alendronate Litigation. Beginning in 2010, a number of product liability suits were filed against Watson and certain of its affiliates, as well as other manufacturers and distributors of alendronate, for personal injuries including femur fractures and ONJ allegedly arising out of the use of alendronate. Approximately 282 cases are pending against Watson and/or its affiliates in various state and federal courts, representing claims by approximately 362 plaintiffs. These cases are generally at their preliminary stages. Watson believes that it will be defended in, and indemnified for, the majority of these claims by Merck & Co., the New Drug Application holder and manufacturer of the product sold by Watson during most of 2008. In addition, there are 85 lawsuits that name as a defendant Cobalt Laboratories, which Watson acquired in 2009 as part of its acquisition of the Arrow Group, in connection with Cobalt’s manufacture and sale of alendronate. Twenty of the cases naming Watson and/or Cobalt were consolidated for pre-trial proceedings as part of a multi-district litigation (MDL) matter pending in the United States District Court for the District of New Jersey (In re: Fosamax (Alendronate Sodium) Products Liability Litigation, MDL No. 2243). In 2012, the United States District Court for the District of New Jersey granted Watson’s motion to dismiss all of the cases then pending against Watson and its affiliates in the New Jersey MDL matter. Several of the plaintiffs appealed the dismissal to the United States Court of Appeals for the Third Circuit and that appeal remains pending. Any cases filed against Watson or its affiliates in the District of New Jersey MDL after the Court’s January 2012 dismissal are subject to a case management order that calls for their dismissal unless plaintiffs can establish that their claims should be exempted from the 2012 dismissal order. To date, no plaintiff with a post-January 2012 complaint in the District of New Jersey against Watson or its affiliates has moved for such exemption have been or are expected to be dismissed. Eleven other cases were part of an MDL in the United States District Court for the Southern District of New York, where Watson has filed a similar motion to dismiss. The Court granted, in part, a motion to dismiss, which has resulted in the dismissal of eight cases. Watson and/or Cobalt have also been served with nine cases that are part of consolidated litigation in the California Superior Court (Orange County). The Orange County Court partially granted a similar motion to dismiss, but the Company has not yet been able to determine how that will affect the cases filed against and served on Watson and its affiliates. All cases pending in the state court of Missouri have been discontinued against Watson. The remaining 269 active cases are part of a mass tort coordinated proceeding in the Superior Court of New Jersey, Atlantic County. In that state court proceeding, the Court recently granted, in part, a motion to dismiss. As a result, the Company has obtained the stipulated dismissal of 144 cases and has the stipulated dismissal of 51 more pending. Additionally, the Company has moved for dismissal of 15 cases and will soon file a similar motion to dismiss seeking dismissal of 141 more cases. The Company believes that it has substantial meritorious defenses to these cases and maintains product liability insurance against such cases. However, litigation is inherently uncertain and the Company cannot predict the outcome of this litigation. These actions, if successful, or if our indemnification arrangements or insurance do not provide sufficient coverage against such claims, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Fentanyl Transdermal System Litigation. Beginning in 2009, a number of product liability suits were filed against Watson and other Company affiliates, as well as other manufacturers and distributors of fentanyl transdermal system products, for personal injuries or deaths allegedly arising out of the use of the fentanyl transdermal system products. Watson settled the majority of these cases in November 2012. Since that time, additional cases have been resolved individually. There are approximately 5 cases that remain pending against Watson and/or its affiliates in state and federal courts that have not been resolved, representing claims by approximately 10 plaintiffs. Discovery is ongoing. The Company believes it has substantial meritorious defenses to these cases and maintains product liability insurance against such cases. However, litigation is inherently uncertain and the Company cannot predict the outcome of this litigation. These actions, if successful, or if insurance does not provide sufficient coverage against such claims, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Metoclopramide Litigation. Beginning in 2009, a number of product liability suits were filed against certain Company affiliates, including legacy Actavis and Watson companies, as well as other manufacturers and distributors of metoclopramide, for personal injuries allegedly arising out of the use of metoclopramide. Approximately 1,190 cases are pending against Actavis, Watson and/or its affiliates in state and federal courts, representing claims by multiple plaintiffs. These cases are generally in their preliminary stages and discovery is ongoing. The Company believes that, with respect to the majority of the cases against the legacy Watson companies, it will be defended in and indemnified by Pliva, Inc., an affiliate of Teva, from whom the Company purchased its metoclopramide product line in late 2008. With respect to the cases pending against the legacy Actavis companies, the Company is actively defending them. The Company believes that it has substantial meritorious defenses to these cases and maintains product liability insurance against such cases. However, litigation is inherently uncertain and the Company cannot predict the outcome of this litigation. These actions, if successful, or if our indemnification arrangements or insurance do not provide sufficient coverage against such claims, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Propoxyphene Litigation. Beginning in 2011, a number of product liability suits were filed against Watson and certain of its affiliates, as well as other manufacturers and distributors of propoxyphene, for personal injuries including adverse cardiovascular events or deaths allegedly arising out of the use of propoxyphene. Cases are pending against Watson and/or its affiliates in various state and federal courts, representing claims by approximately 1,385 plaintiffs. Approximately 77 of the cases naming Watson were consolidated for pre-trial proceedings as part of a multi-district litigation (MDL) matter pending in the United States District Court for the Eastern District of Kentucky (In re: Darvocet, Darvon, and Propoxyphene Products Liability Litigation, MDL No. 2226). Four of the MDL cases were voluntarily dismissed by plaintiffs with prejudice. On June 22, 2012, the court hearing the MDL cases granted the generic defendants’ joint motion to dismiss the remaining MDL cases. Approximately 34 of the dismissed cases were appealed by the plaintiffs to the United States Court of Appeals for the Sixth Circuit. Briefing on the appeal is now complete but oral argument has not yet been scheduled. Approximately 35 of the cases naming Watson or its affiliates have been consolidated in a state court proceeding pending in the Superior Court of California in Los Angeles. These cases are at their preliminary stages and Watson intends to file demurrers and/or motions to dismiss. The Company believes that it has substantial meritorious defenses to these cases and maintains product liability insurance against such cases. However, litigation is inherently uncertain and the Company cannot predict the outcome of this litigation. These actions, if successful, or if insurance does not provide sufficient coverage against such claims, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Qui Tam and Related Litigation

Governmental Investigation and False Claims Act Litigation. Beginning in February 2012, Warner Chilcott, along with several of its current and former employees in its sales organization and certain third parties, received subpoenas from the United States Attorney for the District of Massachusetts. The subpoena received by Warner Chilcott seeks information and documentation relating to a wide range of matters, including sales and marketing activities, payments to people who are in a position to recommend drugs, medical education, consultancies, prior authorization processes, clinical trials, off-label use and employee training (including with respect to laws and regulations concerning off-label information and physician remuneration), in each case relating to all of Warner Chilcott’s current key products. The Company is cooperating in responding to the subpoena but cannot predict or determine the impact of this inquiry on its future financial condition or results of operations.

The Company is aware of two qui tam complaints filed by former Warner Chilcott sales representatives and unsealed in February and March 2013 (United States ex rel. Lisa A. Alexander and James P. Goan. v. Warner Chilcott PLC, et al., D. Mass. No. 11-10545 and United States et al. ex rel. Chris Wible, v. Warner Chilcott PLC, et al., D. Mass. No. 11-11143). The unsealed qui tam complaints allege that Warner Chilcott violated Federal and state false claims acts through the promotion of all of Warner Chilcott’s current key products by, among other things, making improper claims concerning the products, providing kickbacks to physicians and engaging in improper conduct concerning prior authorizations. The complaints seek, among other things, treble damages, civil penalties of up to eleven thousand dollars for each alleged false claim and attorneys’ fees and costs. Other similar complaints may exist under seal. The United States of America has elected not to intervene at this time in each of the unsealed qui tam actions, stating at the times of the relevant seal expirations that its investigation of the allegations raised in the relevant complaint was continuing and, as such, it was not able to decide at such time whether to intervene in the action. The United States of America may later seek to intervene, and its election does not prevent the plaintiffs/relators from litigating the actions. The government has, however, successfully moved the court in the Alexander and Goan litigation to stay that proceeding until March 5, 2014. On December 2, 2013, plaintiff in the Wible action filed a notice of voluntary dismissal with respect to all of its claims except his for retaliation and claims under CA and IL state law. Warner Chilcott moved to dismiss the remaining cause of action in this Wible complaint on December 20, 2013 and that motion is still pending. Warner Chilcott intends to vigorously defend itself in the litigations. However, these cases are in the early stages of litigation, it is impossible to predict with certainty the outcome of any litigation, and the Company can offer no assurance as to when the lawsuits will be decided, whether Warner Chilcott will be successful in its defense and whether any additional similar suits will be filed. If these claims are successful such claims could adversely affect the Company and could have a material adverse effect on the Company’s business, financial condition, results of operation and cash flows.

Governmental Reimbursement Investigations and Drug Pricing Litigation. In November 1999, Schein Pharmaceutical, Inc., now known as Actavis Pharma, Inc. was informed by the U.S. Department of Justice that it, along with numerous other pharmaceutical companies, is a defendant in a qui tam action brought in 1995 under the U.S. False Claims Act currently pending in the U.S. District

Court for the Southern District of Florida (the “Florida Qui Tam Action”). The Company has not been served in the qui tam action. A qui tam action is a civil lawsuit brought by an individual or a company (the “qui tam relator”) for an alleged violation of a federal statute, in which the U.S. Department of Justice has the right to intervene and take over the prosecution of the lawsuit at its option. Pursuant to applicable federal law, the qui tam action is under seal as to Actavis, Inc. The Company believes that the qui tam action relates to whether allegedly improper price reporting by pharmaceutical manufacturers led to increased payments by Medicare and/or Medicaid. The Company believes that the Florida Qui Tam Action against the Company was dismissed without prejudice while still sealed as to the Company. Subsequently, the Company also received and responded to notices or subpoenas from the Attorneys General of various states, including Florida, Nevada, New York, California and Texas, relating to pharmaceutical pricing issues and whether allegedly improper actions by pharmaceutical manufacturers led to excessive payments by Medicare and/or Medicaid. On June 26, 2003, the Company received a request for records and information from the U.S. House Committee on Energy and Commerce in connection with that committee’s investigation into pharmaceutical reimbursements and rebates under Medicaid. The Company produced documents in response to the request. Other state and federal inquiries regarding pricing and reimbursement issues are anticipated.

The Company and certain of its subsidiaries also are named as defendants in various lawsuits filed by numerous states and qui tam relators, including Wisconsin, Kentucky, Illinois, Mississippi, Missouri, South Carolina, Utah, Kansas and Louisiana captioned as follows: State of Wisconsin v. Abbott Laboratories, et al., Case No. 04-cv-1709, Wisconsin Circuit Court for Dane County; State of Wisconsin, ex rel., et al. v. Actavis Mid Atlantic LLC, et al., Case No. 11-cv-5544, Wisconsin Circuit Court for Dane County; Commonwealth of Kentucky v. Alpharma, Inc., et al., Case Number 04-CI-1487, Kentucky Circuit Court for Franklin County; State of Illinois v. Abbott Laboratories, Inc. et al., Civil Action No. 05-CH-02474, Illinois Circuit Court for Cook County; State of Mississippi v. Abbott Laboratories, Inc. et al., Civil Action No. G2005-2021 S/2, Mississippi Chancery Court of Hinds County; State of Missouri ex rel. Jeremiah W. (Jay) Nixon v. Mylan Laboratories, et al, Case No. 054-2486, Missouri Circuit Court of St. Louis; State of South Carolina and Henry D. McMaster v. Watson Pharmaceuticals (New Jersey), Inc., In the Court of Common Pleas for the Fifth Judicial Circuit, State of South Carolina, County of Richland, C.A. No. 2006-CP-40-7152; State of South Carolina and Henry D. McMaster v. Watson Pharmaceuticals (New Jersey), Inc., In the Court of Common Pleas for the Fifth Judicial Circuit, State of South Carolina, County of Richland, C.A. No. 2006-CP-40-7155; State of Utah v. Actavis U.S., Inc., et al., In the Third Judicial District Court of Salt Lake County, Civil No. 07-0913719; State of Kansas ex rel. Steve Six v. Watson Pharmaceuticals, Inc. and Watson Pharma, Inc., Case Number: 08CV2228, District Court of Wyandotte County, Kansas, Civil Court Department; and State of Louisiana V. Abbott Laboratories, Inc., et al., Case No. 596144, Parish of East Baton Rouge, 19th Judicial District.

In 2011, Watson settled certain claims made against it by a relator in a qui tam action brought against the Company on behalf of the United States. The settlement of that qui tam action resolved all claims on behalf of the United States asserted in that action except for claims relating to the federal share of Medicaid payments made by the States of Alabama, Alaska, Kentucky, Idaho, Illinois, South Carolina and Wisconsin. The Company subsequently settled all claims, including the claims on behalf of the United States, brought by Alabama. In addition, the Company has reached settlements with the states of the Louisiana, and Missouri, and has agreements in principle with the states of South Carolina and Kansas though the parties have yet to reach definitive agreements with these two states. The case against Watson on behalf of Kentucky was tried in November 2011. The jury reached a verdict in Watson’s favor on each of Kentucky’s claims against Watson. An agreed form of judgment has been entered and the case now has been dismissed with prejudice. The case against Watson on behalf of Mississippi was tried from November 2012 through April 2013. On August 28, 2013, the court issued a ruling in favor of the state and awarded the state $12.4 million in compensatory damages and civil penalties. A hearing will be scheduled on the state’s request for the imposition of punitive damages against Watson.

With regard to the remaining drug pricing actions, the Company believes that it has meritorious defenses and intends to vigorously defend itself in those actions. The Company continually monitors the status of these actions and may settle or otherwise resolve some or all of these matters on terms that the Company deems to be in its best interests. However, the Company can give no assurance that it will be able to settle the remaining actions on terms it deems reasonable, or that such settlements or adverse judgments in the remaining actions, if entered, will not exceed the amounts of the liability reserves. Additional actions by other states, cities and/or counties are anticipated. These actions and/or the actions described above, if successful, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Medicaid Drug Reimbursement Litigation. In December 2009, the Company learned that numerous pharmaceutical companies, including certain subsidiaries of the Company, were named as defendants in a qui tam action pending in the United States District Court for the District of Massachusetts (United States of America ex rel. Constance A. Conrad v. Abbott Laboratories, Inc. et. al., USDC Case No. 02-CV-11738-NG). The seventh amended complaint, which was served on certain of the Company’s subsidiaries in December 2009, alleges that the defendants falsely reported to the United States that certain pharmaceutical products were eligible for Medicaid reimbursement and thereby allegedly caused false claims for payment to be made through the Medicaid program. In July 2011, the plaintiff served a tenth amended complaint that unseals the action in its entirety and continues to allege the previously asserted claims against certain subsidiaries of the Company. The Company’s subsidiaries named in the action together with all other named defendants filed a Joint Motion to Dismiss the Tenth Amended Complaint on December 9, 2011. On February 25, 2013, the court granted the motion to dismiss as to all defendants. The plaintiff may appeal. On September 11, 2013, a new action was filed against certain Company subsidiaries as well as Warner Chilcott and numerous other pharmaceutical company defendants by the State of Louisiana based on the same core set of allegations as asserted in the Conrad qui tam action. Additional actions alleging similar claims could be asserted. The Company believes that it has meritorious defenses to the claims and intends to vigorously defend itself against such allegations. However, these actions or similar actions, if successful, could adversely affect the Company and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

The Company and its affiliates are involved in various other disputes, governmental and/or regulatory inspections, inquires, investigations and proceedings that could result in litigation, and other litigation matters that arise from time to time. The process of resolving matters through litigation or other means is inherently uncertain and it is possible that an unfavorable resolution of these matters will adversely affect the Company, its results of operations, financial condition and cash flows.

NOTE 22 — Compensation

The following table represents compensation costs for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012
Wages and salaries	$887.2	$553.1
Stock-based compensation	133.6	48.8
Pensions	53.9	25.8
Social welfare	62.4	29.4
Other benefits	287.7	168.2

Total	1,424.8	825.3

NOTE 23 — Subsequent Events

On November 17, 2014, Actavis plc and Allergan, Inc. (“Allergan”) announced that they have entered into a definitive agreement under which Actavis will acquire Allergan for a combination of $129.22 in cash and 0.3683 Actavis shares for each share of Allergan common stock. Based on the closing price of Actavis ordinary shares on November 14, 2014, the transaction is valued at approximately $66.0 billion. The acquisition of Allergan is anticipated to close in 2015. The addition of Allergan’s therapeutic franchises in Ophthalmology, Neurosciences and Medical Aesthetics/Dermatology/Plastic Surgery will complement Actavis’ existing Central Nervous System, Gastroenterology, Women’s Health and Urology franchises. The combined company will also benefit significantly from Allergan’s global brand equity and consumer awareness of key products, including BOTOX® and RESTASIS®. The transaction also expands our presence, market and product reach across 100 International markets, with strengthened commercial positions across Canada, Europe, Southeast Asia and other high-value growth markets, including China, India, the Middle East and Latin America.

On November 17, 2014, the Company acquired all of the outstanding shares of Durata Therapeutics, Inc. for $23.00 per share in cash, or approximately $675.0 million in the aggregate, and contingent value rights (“CVR”s) entitling the holder to receive additional cash payments of up to $5.00 per share if certain regulatory or commercial milestones related to Durata’s lead product DALVANCE™ are achieved.

On October 22, 2014, the Company entered into a definitive agreement with the exclusive option to acquire Rhythm Health, Inc., and have worldwide rights to RM-131 (relamorelin), a peptide ghrelin agonist being developed by Rhythm Health for the treatment of diabetic gastroparesis and other GI functional disorders. Under the terms of the agreement, the Company will provide an upfront payment of $40.0 million, which will be used principally to conduct the Phase 2b study. Following the completion of the Phase 2b study, the Company will have the option as early as 2016 to acquire the company and the worldwide rights to relamorelin.

On July 2, 2014, the Company completed an agreement to acquire Furiex Pharmaceuticals, Inc. (“Furiex”) in an all-cash transaction (the “Furiex Acquisition”) valued at $1,156.2 million (including the assumption of debt) and up to approximately $360.0 million in a CVR that may be payable based on the designation of eluxadoline, Furiex’s lead product, as a controlled drug following approval, if any, which had an acquisition accounting fair value of $88.0 million on the date of acquisition (included in the value of $1,156.2 million).

Eluxadoline is a first-in-class, locally-acting mu opioid receptor agonist and delta opioid receptor antagonist for treating symptoms of diarrhea-predominant irritable bowel syndrome (IBS-d), a condition that affects approximately 28 million patients in the United States and Europe. The CVR payment is based on the status of eluxadoline, Furiex’s lead product, as a controlled drug following approval, if any, as follows:

•	If eluxadoline is determined to be a schedule III (C-III) drug, there will be no additional consideration for the CVR.

•	If eluxadoline is determined to be a schedule IV (C-IV) drug, CVR holders are entitled to $10 in cash for each CVR held.

•	If eluxadoline is determined to be a schedule V (C-V) drug, CVR holders are entitled to $20 in cash for each CVR held.

•	If eluxadoline is determined to not be subject to DEA scheduling, CVR holders are entitled to $30 in cash for each CVR held.

In connection with the close of the Furiex Acquisition, the Company further announced that it has closed the transaction related to the sale of Furiex’s royalties on Alogliptin and Priligy to Royalty Pharma for $408.6 million in cash consideration.

On July 1, 2014, the Company acquired Forest Laboratories, Inc. (“Forest”) for $30.9 billion including outstanding indebtedness assumed of $3.3 billion, equity consideration of $20.6 billion, which includes outstanding equity awards, and cash consideration of $7.1 billion (the “Forest Acquisition”). Under the terms of the transaction, Forest shareholders received 89.8 million Actavis plc ordinary shares, 6.1 million Actavis plc non-qualified stock options and 1.1 million Actavis plc share units. Forest was a leading, fully integrated, specialty pharmaceutical company largely focused on the United States market. Forest marketed a portfolio of branded drug products and developed new medicines to treat patients suffering from diseases principally in the following therapeutic areas: central nervous system, cardiovascular, gastrointestinal, respiratory, anti-infective, and cystic fibrosis.

Schedule II

Actavis plc

Valuation and Qualifying Accounts

Years Ended December 31, 2013, 2012 and 2011

(in millions)

	Balance at beginning of period	Charged to costs and expenses	Deductions/ Write-offs	Other*	Balance at end of period
Allowance for doubtful accounts:
Year ended December 31, 2013	$47.9	$1.6	$(11.7)	$0.8	$38.6
Year ended December 31, 2012	$6.8	$3.6	$(1.9)	$39.4	$47.9
Year ended December 31, 2011	$12.5	$2.3	$(8.3)	$0.3	$6.8
Tax valuation allowance:
Year ended December 31, 2013	$101.6	$763.2	$(3.6)	$39.5	$900.7
Year ended December 31, 2012	$37.8	$15.1	$1.8	$46.9	$101.6
Year ended December 31, 2011	$29.7	$9.1	$(1.6)	$0.6	$37.8

*	Represents opening balances of businesses acquired in the period.